Filed pursuant to Rule 424(b)(3)
Registration Number 333-176702
PROSPECTUS

Satélites Mexicanos, S.A. de C.V.

Offer to Exchange
Up to $325,000,000 Aggregate Principal Amount of
9.50% Senior Secured Notes due 2017
For a Like Principal Amount of
New 9.50% Senior Secured Notes due 2017

Unconditionally guaranteed by Alterna’TV Corporation and
Alterna’TV International Corporation

•	We are offering to exchange, commencing on September 28, 2011, the 9.50% Senior Secured Notes due 2017 we previously issued in a private placement (the “Original Notes”) for new registered exchange notes due 2017 (the “Exchange Notes”).

•	The terms of the Exchange Notes are identical in all material respects to the terms of the Original Notes, including the guarantees endorsed thereon, except for references to series and restrictive legends relating to the Original Notes.

•	We will exchange all Original Notes that are validly tendered and not validly withdrawn.

•	The exchange offer will expire at 5:00 p.m., New York City time, on October 28, 2011 unless we extend it.

•	You may withdraw tenders of Original Notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	We will pay the expenses of the exchange offer.

•	No dealer-manager is being used in connection with the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	Our wholly-owned subsidiaries Alterna’TV Corporation, a corporation organized and existing under the laws of the State of Delaware (“Alterna’TV Corporation”), and Alterna’TV International Corporation, a corporation organized and existing under the laws of the State of Delaware (“Alterna’TV International Corporation” and, together with Alterna’TV Corporation, the “Guarantors”), have irrevocably and unconditionally agreed to guarantee the payment of principal, premium, if any, interest and all other amounts in respect of the Exchange Notes.

•	No public market currently exists for the Exchange Notes, and we do not intend to apply for listing on any securities exchange or to arrange for them to be quoted on any quotation system.

You should consider carefully the “Risk Factors” beginning on page 11 of this prospectus before you make a decision as to whether to tender your existing notes and consent to the proposed amendments.

Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resales of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for such period as this prospectus must be delivered by such persons under the prospectus delivery requirements of the Securities Act, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 28, 2011.

We are responsible for the information contained and incorporated by reference in this prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

We are not making the exchange offer in places where it is not permitted.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

As used in this prospectus, “Satmex,” “we,” “our” and “us” refer to Satélites Mexicanos, S.A. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for the Exchange Notes, including exhibits, that we have filed with the Securities and Exchange Commission, or the SEC, on Form F-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file or furnish annual, quarterly and current reports and other information with the SEC as a foreign private issuer on Forms 20-F and 6-K. These filings or furnishings are available to the public on the Internet on the SEC’s website located at http://www.sec.gov. You may read and copy any of such documents at the SEC public reference room, 100F Street, N.E., Room 1580, Washington D.C. 20549. Call the SEC at (800) 732-0330 for more information about the public reference room and how to request documents. We also make available on or through our website press releases and certain corporate governance documents as well as other information about us. Information contained in the website is not a part of and shall not be deemed incorporated by reference in this Form F-4.

Under the terms of the indenture governing the Exchange Notes, we agree that, whether or not we are required to do so by the rules and regulations of the SEC, and for so long as any of the Exchange Notes remain outstanding, we will furnish to the trustees and the holders of the Exchange Notes (the “Noteholders”), or (a) file or furnish with the SEC for public availability on Forms 20-F and 6-K annual and quarterly reports and, with respect to the annual report on Form 20-F only, a report thereon by our independent registered public accounting firm and (b) promptly furnish all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, unless the SEC will not accept such filings or furnishings. In addition, for so long as any of the Exchange Notes remain outstanding, at any time we are not required to file reports with the SEC, we have agreed to make available to any holder of the Exchange Notes, securities analysts and prospective investors, at their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Exchange Notes are not freely transferable under the Securities Act.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Satmex and its subsidiaries (except for the Guarantors and Satmex do Brasil Ltda.), are either organized under the laws of Mexico or headquartered, managed and operated outside of the U.S. Most of our directors and officers reside in Mexico. A substantial portion of our assets and the assets of most of our directors and officers are located outside of the U.S. (principally in Mexico). As a result, it may not be possible for Noteholders to effect service of process outside of Mexico (including within the U.S.) upon Satmex or such persons, or to enforce a judgment obtained in the U.S. against Satmex or such persons outside of Mexico or in the U.S. courts that is based on the civil liability provisions under laws of jurisdictions other than Mexico, including the federal and state securities laws or other laws of the U.S.

We have been advised by our special Mexican counsel, Cervantes Sainz, S.C., that no treaty is in effect between the U.S. and Mexico calling for the mutual recognition and enforcement of their respective judgments. The recognition by Mexican courts of a judgment rendered in the U.S. is usually done under the principle of reciprocity, which means that Mexican courts would reexamine judgments rendered in the U.S. if such foreign country would reexamine Mexican judgments. Under the applicable provisions of the Mexican Federal Code of Civil Procedure and the Mexican Commerce Code, Mexican courts may enforce judgments rendered in the U.S. through a homologation procedure consisting of the review by such Mexican courts of the foreign judgment to ascertain whether certain requirements of due process, reciprocity and public policy have been complied with, without further reviewing the merits of the subject matter of the case. A judgment rendered in the U.S. may or need not be recognized if, among others:

•	the foreign court did not have jurisdiction over the subject matter in a manner that is compatible with or analogous to Mexican laws or the subject matter is within the exclusive jurisdiction of Mexican courts;

•	the judgment was rendered under a system that does not provide procedures compatible with Mexican due process requirements;

•	the enforcement of the judgment would be contrary to Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

•	the defendant did not receive adequate personal notice (served personally on the defendant or a duly empowered attorney-in-fact acting as process agent in the legal domicile of the defendant or the domicile designated by the defendant for such purposes) in sufficient time to defend itself;

•	the judgment is not final in the rendering state or it was not obtained in compliance with the legal requirements of the jurisdiction of the foreign court rending such foreign judgment;

•	the judgment conflicts with another final judgment;

•	the action in respect of which such judgment is rendered is the subject matter of a pending lawsuit or a final, non-appealable judgment among the same parties before a Mexican court;

•	the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including issuance of a letter rogatory by a competent authority of such foreign jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) was not observed; or

•	the court of the rendering state would not enforce Mexican judgments as a matter of reciprocity.

Furthermore, there is doubt as to the enforceability, in actions originated in Mexico, of liabilities based in whole or in part on the U.S. federal or state securities laws and as to the enforceability of judgments obtained in the U.S. in actions based in whole or in part on the civil liability provisions of U.S. federal or state securities laws.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. They can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words, or by discussion of strategy that involves risks and uncertainties. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements are only predictions. Actual events or results could differ materially from those projected or suggested in any forward-looking statement as a result of a wide variety of factors and conditions, including, but not limited to, the factors summarized below. We undertake no obligation to update any forward-looking statement.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth in the sections “Summary” and “Risk Factors.” The factors that could affect our actual results include the following:

•	our history of significant net operating losses;

•	our ability to pay the Exchange Notes in full at maturity;

•	our high degree of leverage and significant debt service obligations;

•	our inability to finance, build and successfully launch our Satmex 8 satellite and our currently intended Satmex 7 satellite;

•	our in-orbit satellites are vulnerable to failure;

•	our small number of customers accounts for a large portion of our revenue;

•	competition;

•	our ability to incur more debt;

•	restrictions and limitations imposed on us by the agreements and instruments governing the Exchange Notes;

•	our ability to maintain satellites in the orbital slots we currently use;

•	our government concessions may be revoked under certain circumstances;

•	the effects of changes to the current Mexican telecommunications laws and regulations;

•	Mexican social, political and economic developments; and

•	foreign currency exchange fluctuations relative to the U.S. dollar or the Mexican peso.

The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our future results. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

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MARKET AND INDUSTRY DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys, including the following: Projection Model Satmex 2020; 17th Satellite Communications & Broadcasting Markets Survey Forecasts to 2010, by Euroconsult; Convergencia Latina Map 2010; Via Satellite’s 2010 Industry Directory; Company Profiles, Analysis of FSS Operators, dated March 2010, by Euroconsult; Company Profiles, Analysis of FSS Operators, dated June 2010, by Euroconsult; Price Assumptions in C-bands, dated December 2010, by Satmex; Satmex Industry Analysis; Executive Summary of Satmex 8 Market Validation, dated January 2010, by Euroconsult; Satmex 8 Market Study, dated October 2010, by Northern Sky Research; Satmex 8 Market Validation, dated October 2010, by Euroconsult; Executive Summary of Satmex 8 Market Study, dated December 2009, by Northern Sky Research; Satmex 8 Market Study, dated December 2009, by Northern Sky Research; and Satmex 8 Market Validation, dated December 2009, by Euroconsult. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. We do not make any representation as to the accuracy of information contained in this prospectus based upon such market and industry data and forecasts. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the risk factors and financial statements. As a result of the transactions described below under the heading “Recapitalization Transactions”, our operational results are divided between a predecessor entity through May 25, 2011 and a successor entity thereafter. For the purposes of this prospectus, other than the financial statements, we have combined the results of the predecessor and successor entities for the six months ended June 30, 2011. See “Selected Financial Statements and Other Data” for further detail of the results of operations of the predecessor and successor entity.

Our Company

Satmex is a significant provider of fixed satellite services (“FSS”) in the Americas, with coverage of more than 90% of the population of the region across more than 45 nations and territories. As one of only two privately-managed FSS providers based in Latin America, we have designed, procured, launched and operated three generations of satellites during a period of over 25 years. Our current fleet is comprised of three satellites in highly attractive, contiguous orbital slots that enable our customers to effectively serve our entire coverage footprint utilizing a single satellite connection. We believe that our attractive orbital locations, long operating history, extensive customer relationships and experienced management team have resulted in high utilization rates, strong customer retention, significant Adjusted EBITDA margins and substantial backlog. For the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see “Summary Historical and Pro Forma Consolidated Financial and Operating Data.”

Our business provides mission-critical communication services to a diverse range of high-quality customers, including large telecommunications companies, private and state-owned broadcasting networks, cable and direct-to-home satellite (“DTH”) television operators, and public and private telecommunications networks operated by financial, industrial, transportation, tourism, educational and media companies as well as governmental entities. Some of our significant customers include: Hughes Network Systems, LLC, Telmex Perú, Teléfonos de México, S.A.B. de C.V., Hunter Communications, Inc., Newcom International, Inc. and Telefónica del Perú, S.A.A. Our top 10 customers had an average remaining contract life of over 20.1 months as of June 30, 2011, and our contract renewal rate for 2010 measured on a capacity basis (i.e., the total amount of MHz expiring annually) was nearly 100%.

We have experienced substantial growth in our revenue and Adjusted EBITDA over the last three years. Our revenue increased from $102.2 million for 2007 to $128.8 million for 2010, a cumulative annual growth rate, or CAGR, of 8.0%. Our Adjusted EBITDA grew from $56.1 million to $89.4 million over the same period, a CAGR of 16.7%. For 2010, our Adjusted EBITDA margin was 69.4% and we maintained an average combined capacity utilization rate for our Satmex 5 and Satmex 6 satellites in excess of 96%. For the six months ended June 30, 2011, our revenue was $64.5 million, our Adjusted EBITDA was $45.9 million and our Adjusted EBITDA margin was 71.2%. For the same period, we maintained an average combined capacity utilization rate for our Satmex 5 and Satmex 6 satellites in excess of 95%. The stability of our revenue is supported by multi-year contracts with our non-governmental customers, which are typically three to five years in duration and denominated in U.S. dollars. Our revenue backlog, which is our expected future revenue under existing customer contracts, was approximately $203.4 million as of June 30, 2011.

Our FSS business serves a diverse group of customers in terms of the nature of their content, their ownership structure and their geographic location. We provide our services primarily to three types of customers who we believe will demand increasing transponder capacity and drive the expansion of the FSS industry in the Americas over the next decade:

•	Data and voice-over IP networks — Our data and voice-over IP networks services include voice and data backhaul for telecommunication companies as well as the sale of satellite transmission capacity to broadband Internet service providers, public communications carriers, government agencies and multinational corporations. Approximately 71.6% of our FSS revenue for the six months ended June 30, 2011 was attributed to our data and voice-over IP network services.

•	Video — Our video distribution services include providing FSS to television broadcast networks, cable and DTH television operators and broadcasters of special events. The increased transmission of high-definition television, or HDTV, signals requires greater transmission capacity than standard television signals. We also expect continued demand for bandwidth as a result of increased offerings of television services by non-traditional providers offering bundled services (i.e., “triple play”), such as telecommunication companies. A third source of video demand growth is the trend towards a greater number of television channel offerings, driven by consumer demands for more diverse and specialized content. Approximately 21.7% of our FSS revenue for the six months ended June 30, 2011 was attributed to our video services.

•	Government — Our government services include providing data and voice-over IP services to the public sector, the sale of satellite transmission capacity to national security networks and government-sponsored connectivity programs to provide broadband Internet access to rural and often remote geographic areas. Governments have experienced an increased need for commercial satellite communications services driven, in part, by expanded services for voice-over IP networks, disaster recovery, military, counterterrorism, anti-drug efforts and social programs. There has also been a trend of increased outsourcing of broadband services from government-owned to commercial satellite fleets. Approximately 6.7% of our FSS revenue for the six months ended June 30, 2011 was attributed to our government services.

Recapitalization Transaction

In order to address future liquidity needs and enhance our long-term growth and competitive position, a series of agreements have been entered into pursuant to which the following actions have been taken or will be taken (which we refer to in this prospectus, collectively, as the “Transactions”):

•	the voluntary filing by Satmex and the Guarantors for protection under Chapter 11 of the U.S. Bankruptcy Code and confirmation of the plan of reorganization (the “Plan”), which occurred on May 11, 2011;

•	the consummation of the Plan, which occurred on May 26, 2011 (the “Plan Effective Date”);

•	the conversion of our then existing Second Priority Senior Secured Notes due 2013 (the “Second Priority Old Notes”) into direct or indirect equity interests in reorganized Satmex, which occurred on May 26, 2011;

•	the offering to holders of the Second Priority Old Notes of rights to purchase direct or indirect equity interests in reorganized Satmex (the “Rights Offering”), which closed on May 26, 2011;

•	the offering and sale of the Original Notes, which were initially offered on May 2, 2011 to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside of the U.S. in compliance with Regulation S of the Securities Act, and which notes we are offering to exchange for the Exchange Notes registered under the Securities Act hereby;

•	the release of the net proceeds from the offering and sale of the Original Notes with Satmex becoming a co-obligor for the obligations for the Original Notes through the execution of a supplemental indenture, which occurred on May 26, 2011;

•	the payment of distributions and reserves for distributions under the Plan, including the repayment of our then outstanding First Priority Senior Secured Notes due 2011 (the “First Priority Old Notes” and together with the Second Priority Old Notes, the “Old Notes”), which occurred on May 26, 2011; and

•	the payment of fees and expenses related to the foregoing.

The Original Notes were issued under an indenture (the “Original Notes Indenture”), dated as of May 5, 2011, among Satmex Escrow, S.A. de C.V. (which we refer to as Satmex Escrow), the Guarantors and Wilmington Trust FSB, as Trustee. Satmex assumed the obligations of Satmex Escrow, pursuant to an assumption indenture, dated May 26, 2011 (the “Assumption Indenture”). In addition, Satmex Escrow was merged into Satmex on May 26, 2011 with Satmex as the surviving entity. The Original Notes Indenture and the Assumption Indenture are together referred to herein as the “Indenture.” The Exchange Notes will also be issued under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or TIA.

The consummation of the Transactions discussed above has significantly de-leveraged our balance sheet as of June 30, 2011 and will reduce our interest expense and help fund the Satmex 8 program.

Our Structure After the Transactions

After giving effect to the Transactions, Satmex is owned principally by Holdsat México, S.A.P.I. de C.V., a sociedad anónima promotora de inversión de capital variable organized and existing under the laws of Mexico (“Holdsat México”), and Satmex International B.V., a limited liability company organized under the laws of The Netherlands (“Investment Holdings BV”). Investment Holdings BV equity interests are owned indirectly by Satmex Investment Holdings L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Investment Holdings LP”), which owns 99.99% of such equity interests, and Satmex Investment Holdings GP Ltd., an exempted limited company organized under the laws of the Cayman Islands (“Investment Holdings GP” and together with Investment Holdings LP, “Investment Holdings”), which is the general partner of Investment Holdings LP and owns 0.01% of such equity interests. Eligible former holders of the Second Priority Old Notes own 100.00% of the interests in Investment Holdings. Holders that are not eligible to hold their interests through Investment Holdings (if any) may hold shares of reorganized Satmex directly.

After giving effect to the Transactions, Satmex is authorized to issue three types of shares: Series A shares; Series B shares; and Series N shares.

•	Series A shares entitle holders thereof to 51.0% of Satmex’s voting rights and 5.1% of its economic rights of all shares. The Series A shares may only be owned by Mexican individuals, Mexican entities that are only owned by Mexican individuals or entities or Mexican entities in which 51.0% of the capital is owned by Mexican individuals or entities (if entities, only if 51.0% of the capital of such entities is also owned by Mexican individuals or entities). All Series A shares of reorganized Satmex are owned by Holdsat México.

•	Series B shares entitle the holders thereof to 49.0% of Satmex’s voting rights and 4.9% of the economic rights of all shares. The Series B shares may be owned by any person including foreign investors. All Series B shares of reorganized Satmex are owned by Investment Holdings BV (except that to the extent any holders of the Second Priority Old Notes were not eligible to invest through Investment Holdings, such ineligible holders hold their proportionate shares of Series B shares directly).

•	Series N shares entitle holders of such Series N shares to 90.0% of the economic rights of all shares and limited voting rights. The holders of Series N shares may only vote on the following matters: (i) extension of Satmex’s corporate existence; (ii) dissolution; (iii) change of corporate purpose; (iv) change of nationality; (v) transformation of Satmex from one type of entity to another; and (vi) merger of Satmex with and into another entity. The Series N shares may be owned by any person, including foreign investors. Under Mexican law, foreign investment in Satmex’s capital, represented by full voting rights shares, may not exceed 49.0%. The Series N shares, however, are not taken into account in determining the level of foreign investment. All Series N shares are owned by Investment Holdings BV (except that to the extent any holders of the Second Priority Old Notes were not eligible to invest through Investment Holdings; such ineligible holders hold their proportionate shares of Series N shares directly).

Summary of the Exchange Offer

Background	On May 5, 2011, Satmex Escrow, our wholly-owned subsidiary with which we merged on May 26, 2011, issued $325,000,000 aggregate principal amount of 9.50% Senior Secured Notes due 2017 in a private placement. On May 26, 2011, we and the Guarantors entered into an Assumption Indenture under which we assumed all of the obligations of Satmex Escrow under the Original Notes and the Original Notes Indenture pursuant to which they were issued. In connection with that issuance, Satmex Escrow entered into a registration rights agreement in which we agreed, among other things, to complete this exchange offer. Under the terms of the exchange offer, you are entitled to exchange the Original Notes for Exchange Notes evidencing the same indebtedness and with substantially similar terms, except for restrictive legends relating to the Original Notes. The exchange offer is intended to satisfy our, Satmex Escrow’s and the Guarantors’ obligations under the registration rights agreement. If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the Original Notes. You should read the discussion under the heading “Description of the Exchange Notes” for further information regarding the Exchange Notes.

Exchange offer	We are offering to exchange up to $325,000,000 aggregate principal amount of the Exchange Notes that have been registered under the Securities Act for the Original Notes that were issued on May 5, 2011 in a private placement. To participate in the exchange offer, you must follow the automatic tender offer program, or “ATOP,” procedures established by The Depository Trust Company, or “DTC,” for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your Original Notes; and

• you agree to be bound by the terms of the letter of transmittal.

For more details, please read “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Procedures for Tendering.” Any holder electing to have Original Notes exchanged pursuant to this exchange offer must properly tender your Original Notes prior to the close of business on the expiration date. All Original Notes validly tendered and not properly withdrawn will be accepted for exchange. Original Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Resales	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you are not one of our “affiliates” as defined in Rule 405 under the Securities Act;

• you are acquiring the Exchange Notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business, you will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender Original Notes in the exchange offer and, in the absence of any exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

Our belief that transfers of Exchange Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you must represent to us that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

Consequences of failure to exchange	If we complete the exchange offer and you do not participate in it, then:

• your Original Notes will continue to be subject to the existing restrictions upon their transfer;

• we and the Guarantors will have no further obligation to provide for the registration under the Securities Act of those Original Notes except under certain limited circumstances; and

• the liquidity of the market for your Original Notes could be adversely affected.

Expiration date	This exchange offer will remain open for at least 20 full business days (as defined by Rule 14d-1(g)(3) of Securities Exchange Act of 1934) and will expire at 5:00 p.m., New York City time, on October 28, 2011, or such later date and time to which we extend it (the “expiration date”).

Withdrawal of tenders	You may withdraw your tender of Original Notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer — Withdrawal of Tenders.”

Conditions	The exchange offer is subject to certain customary conditions. See “The Exchange Offer — Conditions.”

Certain income tax considerations	This exchange will not be a taxable exchange for U.S. federal income tax purposes.

Accounting treatment	We will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer.

Use of proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in this exchange offer.

Exchange agent	Wilmington Trust, National Association is serving as exchange agent in connection with the exchange offer.

Summary of the Terms of the Exchange Notes

The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes, except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be subject to registration rights or the related provisions for increased interest if we default under the registration rights agreement. The following summary contains basic information about the Exchange Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Exchange Notes, please refer to the section of this prospectus entitled “Description of the Exchange Notes.”

Issuer	Satélites Mexicanos, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

Notes offered	$325,000,000 aggregate principal amount of 9.50% Senior Secured Notes due 2017.

Maturity date	May 5, 2017.

Interest	9.50% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2011. Interest will accrue from the issue date.

Guarantees	The Exchange Notes are fully and unconditionally guaranteed, jointly and severally, on a first priority senior secured basis by all of our existing U.S. subsidiaries and all of our future material subsidiaries (excluding any such subsidiary formed after the issue date and solely to design, construct, launch and own one or more satellites, including Satmex 7). Under certain circumstances, guarantors may be released from their guarantees without the consent of the Noteholders. See “Description of the Exchange Notes — Note Guarantees.”

Security	The Exchange Notes and the guarantees are secured, equally and ratably with all of our and the guarantors’ other first lien obligations, by a first priority lien on substantially all of our and the Guarantors’ assets, including the pledge of 100% of all outstanding equity interests of each of our subsidiaries owned by Satmex or any Guarantor, subject to certain exceptions and permitted liens. Upon the successful launch of Satmex 7 and its placement in the orbital slot currently occupied by Solidaridad 2, the lien on the concession for such orbital slot shall be released. See “Description of the Exchange Notes — Security.”

Ranking	The Exchange Notes are:

• our general obligations;

• effectively junior to all of our other indebtedness that is secured by liens on our other assets that do not constitute collateral to the extent of the value of those other assets;

• pari passu in right of payment with all of our existing and future senior indebtedness and effectively senior to any of our future senior unsecured obligations or junior lien obligations to the extent of the value of the collateral;

• structurally subordinated to any existing and future indebtedness and other liabilities of our non-guarantor subsidiaries; and

• senior in right of payment to any of our future subordinated indebtedness.

Each guarantee of the Exchange Notes is:

• a general obligation of that guarantor;

• pari passu in right of payment with all existing and future senior indebtedness of the guarantor and effectively senior to any future senior unsecured obligations or junior lien obligations of that guarantor to the extent of the value of the collateral; and

• senior in right of payment to any future subordinated indebtedness of that guarantor.

For the six months ended June 30, 2011 and for the year ended December 31, 2010 (after intercompany eliminations), our non-guarantor subsidiaries accounted for approximately 10.0% and 10.0% of our consolidated revenue 1.8% and 3.3% of our Adjusted EBITDA, respectively, and for approximately 1.1% and 4.7% of our total assets as of such dates, respectively.

Optional redemption	Prior to May 15, 2014, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes at the premium set forth in this prospectus, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. Prior to May 15, 2014, we may redeem some or all of the Exchange Notes at a “make-whole” premium set forth in this prospectus, plus accrued and unpaid interest. On or after May 15, 2014, we may redeem some or all of the Exchange Notes at a premium that will decrease over time as set forth in this prospectus, plus accrued and unpaid interest. See “Description of the Exchange Notes — Optional Redemption.”

Additional amounts	Subject to certain exceptions, we will pay additional amounts (as defined under “Description of the Exchange Notes — Additional Amounts”) so that the net amount received by each Noteholder after the payment of certain withholding taxes will be equal to the amount that would have been received by each such holder if no such withholding tax had been payable. Under current Mexican Income Tax Law, payment to a Foreign Holder (as defined in “Taxation — Certain Mexican Tax Considerations”) will be subject to a Mexican withholding tax of 4.9% if certain conditions are met.

Redemption for tax reasons	Under certain circumstances, we may redeem the Exchange Notes in whole but not in part upon not less than 30 and no more than 60 days prior notice at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption plus any additional amounts in respect of the Exchange Notes then due and that will become due on the redemption date as a result of the redemption or otherwise. See “Description of the Exchange Notes — Redemption for Changes in Withholding Taxes.”

Change of control	Upon occurrence of a change of control (as defined in “Description of the Exchange Notes — Repurchase at the option of Noteholders — Change of Control”), we will be required to commence and consummate an offer to purchase all of the Exchange Notes then outstanding at a purchase price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds available at the time of a change of control to repurchase the Exchange Notes.

See “Risk Factors — We may not be able to make the change of control offer required by the Indenture” See “Description of the Exchange Notes — Repurchase at the Option of Noteholders — Change of Control.”

Asset disposition offer	Upon certain asset dispositions as defined in “Description of the Exchange Notes — Repurchase at the option of Noteholders — Asset Dispositions” (which includes the sale of the interests of Satmex in a subsidiary), we may be required to use the proceeds of the asset disposition to purchase some of the Exchange Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Subject to certain exceptions, if we or our restricted subsidiaries (as of the date of this prospectus all of our subsidiaries are restricted subsidiaries) receive insurance proceeds as a result of an event of loss with respect to Satmex 6 or Satmex 8, we may be required to use those proceeds to make an offer to purchase the Exchange Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes — Repurchase at the Option of Noteholders — Asset Dispositions.”

Certain covenants	The Indenture limits our ability and the ability of our restricted subsidiaries to, among other things:

• incur or guarantee additional indebtedness or issue certain preferred equity;

• pay dividends on and make certain distributions in respect of capital stock or make other restricted payments;

• create or incur certain liens;

• make certain investments;

• sell certain assets;

• enter into certain transactions with affiliates;

• agree to certain restrictions on the ability of restricted subsidiaries to make payments to us;

• merge, consolidate, sell all or otherwise dispose of all or substantially all of our assets; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of the Exchange Notes — Certain Covenants.”

The Indenture will also require that we and our restricted subsidiaries, among other things, keep in effect in-orbit insurance and launch insurance, as applicable, in specified amounts described under “Description of the Exchange Notes — Insurance.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. See “Use of Proceeds.”

Form and denomination	The Exchange Notes will be issued only in registered form without coupons and in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Except in limited circumstances, the Exchange Notes will be issued in the form of global notes. See “Form of Notes, Clearing and Settlement.”

Trustee, registrar, principal paying agent and transfer agent	Wilmington Trust, National Association.

Governing law	The Indenture and the Exchange Notes and guarantees will be governed by the laws of the State of New York.

Risk factors	Before investing in the Exchange Notes, you should carefully consider all of the information set forth in this prospectus and, in particular, the specific risks set forth under “Risk Factors” beginning on page 11.

RISK FACTORS

Investing in the Exchange Notes involves risks. You should carefully consider the following information about these risks before investing in the Exchange Notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the value of the Exchange Notes could decline, and you may lose all or part of the money you paid to buy the Exchange Notes.

Risks Relating to the Exchange Notes and the Exchange Offer

There may not be a liquid trading market for the Exchange Notes.

The Exchange Notes are being offered to the holders of the Original Notes. No active trading market for the Exchange Notes may develop. If a market for any of the Exchange Notes does develop, the price of such Exchange Notes may fluctuate and liquidity may be limited. If a market for any of the Exchange Notes does not develop, Noteholders may be unable to resell such Exchange Notes for an extended period of time, if at all.

Your failure to tender Original Notes in the exchange offer may affect their marketability.

If you do not exchange your Original Notes for Exchange Notes in the exchange offer, you will continue to be subject to the existing restrictions on transfers of the Original Notes. If the exchange offer is completed, we, the Escrow Issuer and the Guarantors will have no further obligation to provide for registration of Original Notes except under limited circumstances described under “The Exchange Offer-Issuances of Exchange Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer” and those Original Notes will bear interest at the same rate as the Exchange Notes.

Consequently, after we complete the exchange offer, if you continue to hold Original Notes and you seek to liquidate your investment, you will have to rely on an exemption from the registration requirements under applicable securities laws, including the Securities Act, regarding any sale or other disposition of Original Notes. Further, to the extent that Original Notes are tendered and accepted in the exchange offer, that trading market, if any, for the Original Notes could be adversely affected.

The Exchange Notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the Exchange Notes.

The Exchange Notes will be guaranteed by each of our existing U.S. subsidiaries, our subsequently acquired or organized U.S. subsidiaries (other than any such subsidiary formed after the issue date and solely to design, construct, launch and own one or more satellites, including Satmex 7), our subsequently acquired or organized material non-U.S. subsidiaries (other than such subsidiaries existing solely for payroll purposes), or our subsidiaries that, in the future, guarantee our indebtedness or indebtedness of another guarantor. Our subsidiaries that do not guarantee the Exchange Notes, including all of our existing non-U.S. subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Accordingly, the Exchange Notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, concurso mercantil, quiebra, liquidation, reorganization, dissolution or other winding up of any non-guarantor subsidiary, all of that subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment. In addition, the Indenture, subject to some limitations, permits these non-guarantor subsidiaries to incur substantial additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. For the six months ended June 30, 2011 and the year ended December 31, 2010, our non-guarantor subsidiaries represented approximately 10% and 10% of our consolidated revenue, respectively, and 1.8% and 3.3% of our Adjusted EBITDA (after intercompany eliminations), respectively, and as of June 30, 2011 and December 31, 2010, our non-guarantor subsidiaries, excluding intercompany balances, represented approximately 1.1% and 4.7%, respectively, of our total assets and had $8.8 million and $5.5 million of our total liabilities, respectively. In addition, our subsidiaries that provide, or will provide, guarantees of the Exchange Notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Exchange Notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the Exchange Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any Noteholders. See “Description of the Exchange Notes — Note Guarantees.”

The agreements and instruments governing the Exchange Notes contain restrictions and limitations that, together with the high level of indebtedness that we may incur in the future, could significantly affect our ability to operate our business, as well as significantly affect our liquidity.

The Indenture contains a number of significant covenants that could adversely affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations. These covenants restrict, among other things, our ability to:

•	repurchase or redeem equity interests and debt;

•	issue preferred equity;

•	incur additional debt (except non-recourse debt with respect to assets of any subsidiary formed after the issue date and solely to design, construct, launch and own one or more satellites, including Satmex 7) or amend the terms of existing debt;

•	grant liens and pledge assets (except with respect to any subsidiary formed after the issue date and solely to design, construct, launch and own one or more satellites, including Satmex 7);

•	merge or consolidate with any other person or enter into a change of control transaction;

•	sell, assign, transfer, lease or otherwise convey certain of our assets;

•	spend proceeds of asset dispositions or insurance proceeds;

•	make certain investments, loans, guarantees or acquisitions;

•	pay dividends or make other distributions;

•	enter into agreements that restrict dividends or other distributions from restricted subsidiaries;

•	enter into related party transactions; and

•	enter into new lines of business.

Our ability to comply with these covenants may be affected by events beyond our control and we may need to refinance existing debt in the future. A breach of any of these covenants together with the expiration of any cure period, if applicable, could result in a default under the Exchange Notes. If any such default occurs, the Noteholders may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. In addition, following a default under the Exchange Notes, the Noteholders will have the right to foreclose on the collateral. If the obligations under the Exchange Notes were to be accelerated, our financial resources may be insufficient to repay the Exchange Notes in full.

Our substantial indebtedness could adversely affect our growth and financial health and prevent us from fulfilling our obligations under the Exchange Notes.

We have a significant amount of debt and, subject to applicable restrictions in our debt instruments, may incur additional debt in the future. As of June 30, 2011, we had approximately $325.0 million of total consolidated debt.

A high level of indebtedness may have important consequences. Among others, it could:

•	limit cash flow available for capital expenditures, acquisitions, working capital and other general corporate purposes as a result of dedicating a substantial portion of our cash flow from operations to servicing our debt;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to competitive and other changes in our business and the industries in which we operate;

•	place us at a relative disadvantage to our competitors that have less debt and greater operating and financing flexibility than we do;

•	require that we make financial concessions in order to pursue our business strategy;

•	expose us to increased interest expense to the extent we refinance existing debt with higher cost debt;

•	limit, through covenants in our indebtedness, our ability to borrow additional funds;

•	adversely affect our relationship with customers and suppliers; and

•	limit future increases or cause a decline in the value of our equity, which could limit our ability to raise additional capital by issuing equity.

Any default under our debt could adversely affect our growth, our financial condition, our results of operations, and our ability to make payments on our debt, and could force us to seek the protection of the bankruptcy laws. We may incur significant additional debt in the future, including the financing of Satmex 7; if so, the related risks that we now face may intensify.

U.S. bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral trustee to repossess and dispose of the collateral securing the Exchange Notes and guarantees is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us. Even if the repossession and disposition has occurred, a subsequent bankruptcy proceeding could give rise to causes of action against the collateral trustee and the Noteholders. Following the commencement of a case under the Bankruptcy Code, a secured creditor such as the collateral trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without prior bankruptcy court approval, which may not be obtained. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments so long as the secured creditor is given “adequate protection.” A bankruptcy court may also determine that a secured creditor is not entitled to any compensation or other protection in respect of the diminution in the value of its collateral if the value of the collateral exceeds the amount of the debt it secures.

The meaning of the term “adequate protection” varies according to circumstances, and may include, among other things, cash payments or the granting of additional security, but it is intended generally to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and is granted in the bankruptcy court’s sole discretion.

Given the uncertainty as to the value of the collateral securing the Exchange Notes at the time any bankruptcy case may be commenced, and in view of the fact that the granting of “adequate protection” varies on a case-by-case basis and remains within the broad discretionary power of the bankruptcy court, it is impossible to predict:

•	how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of any collateral; and

•	whether or to what extent the Noteholders would be compensated for any delay in payment or loss of value of the collateral through any grant of “adequate protection.”

The rights of Noteholders in the collateral may be adversely affected by a future concurso mercantil.

The collateral documents and the applicable remedies, including foreclosure, are perfected and governed by Mexican law. Such remedies may vary materially to the rights and remedies commonly available to secured Noteholders in the U.S.

Although the Exchange Notes are secured, in the event of a future Mexican concurso mercantil, a secured creditor (such as the indenture trustee for the Exchange Notes) is prohibited from repossessing collateral from a debtor, or from disposing of collateral repossessed from a debtor, without court approval. Moreover, in the event of a future concurso mercantil, during its reorganization phase, Mexican law would permit the debtor to continue to retain and use collateral, and the proceeds, products, rents, or profits of such collateral, even though the debtor is in default under the applicable debt instruments. In such an event, the secured creditor would be granted protection from the court through certain measures, including the appointment of a conciliador by the SCT. During such reorganization phase, the court would have broad discretionary powers to provide protection to creditors and may prohibit the debtor from making overdue payments; order the suspension of any foreclosure proceeding; prohibit any disposal, sale or transfer of any asset of the debtor; secure assets; order the judicial administration of the business; prohibit the transfer of assets or securities for the benefit of third parties or order any other measure that the court may deem necessary to protect the creditors’ interests.

On October 23, 1997, the Mexican government granted us three concessions related to our use of certain associated C- and Ku-frequency bands at the orbital slots occupied by our satellites (the “Orbital Concessions”). Under Mexican law, the assignment of the rights and obligations deriving from the Orbital Concessions to a buyer in a foreclosure sale would require the consent and approval of the SCT.

We anticipate granting the Orbital Concessions as collateral for the Exchange Notes. In the event the Orbital Concessions are granted as collateral and they are foreclosed upon, the assignee would need to comply with the requirements provided in the Ley de Inversión Extranjera (the Foreign Investment Law of Mexico) and the Telecommunications Law, and would also need to obtain the prior approval of the assignment from SCT.

It may be difficult to realize the value of the collateral securing the Exchange Notes.

The collateral securing the Exchange Notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted from time to time by the collateral trustee and any other creditors that also have the benefit of first priority liens on the collateral securing the Exchange Notes, whether on or after the date the Exchange Notes are issued. The existence of any such exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the collateral securing the Exchange Notes as well as the ability of the collateral trustee to realize or foreclose on such collateral.

The security interest of the collateral trustee is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in a contract, and the collateral trustee may be unable to obtain any such consent. We also cannot assure you that the consents of any third parties will be given if required to facilitate a foreclosure on any particular assets. Accordingly, the collateral trustee may not have the ability to foreclose upon such assets and the value of the collateral may significantly decrease.

The collateral is subject to casualty risks.

We may insure certain collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance and there are some losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, the insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may not be sufficient to repay the Exchange Notes. In the event of a total or partial loss of any of the pledged assets, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

The value of the collateral securing the Exchange Notes may not be sufficient to satisfy our obligations under the Exchange Notes.

The Exchange Notes are secured by liens on the collateral. The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the condition of the collateral and the satellite industry, the ability to sell the collateral in an orderly sale, the condition of the international, national, and local economies, the availability of buyers and other similar factors. No appraisal of the fair market value of the collateral has been prepared in connection with this offering. You should not rely upon the book value of the collateral as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses. Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or have significant value.

There may not be sufficient proceeds of collateral to pay off all amounts due under the Exchange Notes and any other debt that we may issue that would be secured on the same basis as the Exchange Notes. In addition, to the extent that third parties hold liens (including statutory liens), whether or not permitted by the Indenture, such third parties may have rights and remedies with respect to the collateral securing the Exchange Notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the Exchange Notes. Consequently, foreclosing on the collateral securing the Exchange Notes may not result in proceeds in an amount sufficient to pay all amounts due under the Exchange Notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured claim against our remaining assets.

It is possible that the guarantees by our Guarantors may not be enforceable.

The guarantees being given by the U.S. Subsidiary guarantors provide a basis for a direct claim against the U.S. Subsidiary guarantors. However, it is possible that such guarantees may not be enforceable. In the event that such a U.S. Subsidiary guarantor is declared insolvent or bankrupt, the guarantee may be deemed to have been a fraudulent transfer and declared void if such U.S. Subsidiary guarantor failed to receive fair consideration or reasonably equivalent value in exchange for such guarantee. In addition, under the Bankruptcy Code, if we are judicially declared insolvent or bankrupt, our secured obligations under the Exchange Notes will rank pari passu with other secured claims and will be subordinated to certain statutorily preferred creditors, such as those holding labor, tax and social security related claims, which will have preference over any other claims, including claims by any investor in respect of the Exchange Notes or such guarantees. Furthermore, the validity of each guarantee is subject to the existence and validity of the primary obligation being guaranteed. As a consequence thereof, its enforcement is not independent or irrespective of such primary obligation being guaranteed. Furthermore, a U.S. Subsidiary guarantor may be released from its obligations under the guarantee if (i) the holders of the Exchange Note give us an extension for payment under the Exchange Notes without the express consent of such U.S. Subsidiary guarantor or (ii) Satmex waives any cause that would otherwise release Satmex of its obligations under the Exchange Notes, including expirations or statute of limitation provisions, without the express consent of such U.S. Subsidiary guarantor.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced, including to zero, depending upon the amount of assets and other obligations of such guarantor. Further, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor.

The claim of a holder of Exchange Notes in bankruptcy may be less than the face amount of the Exchange Notes.

In the event of a bankruptcy proceeding involving us, your claim as a creditor of ours may not equal the face amount of the Exchange Notes received by you in this exchange offer. The difference between the purchase price of the Original Notes in the private placement and the face amount of the Exchange Notes received in exchange for those Original Notes may be considered to be “unmatured interest” for purposes of the Bankruptcy Code, which could not be an allowable claim in a bankruptcy proceeding involving us. Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the subsidiary guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Our ability to obtain additional financing and to refinance the Exchange Notes in the future may be limited.

In the future, we are likely to require additional financing to service or refinance the Exchange Notes, fund our operations and/or invest in the growth of our business. The Indenture severely restricts our ability to incur additional debt. Among other things, we will need to seek financing in connection with the construction of Satmex 7. We may not be able to access financing for Satmex 7 on terms acceptable to us and permitted by the Indenture, if at all. In addition, we are highly leveraged, so our ability to satisfy our obligations will depend upon our future performance, which will be subject to prevailing economic conditions in Mexico and the other countries where our customers are located, the state of the global telecommunications industry and by financial, business, regulatory and other factors. Many of these factors are largely beyond our control.

We may not be able to make the change of control offer required by the Indenture.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for the purchases of the Exchange Notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. Sufficient funds from such sources may not be available at the time of any change of control to make required repurchases of Exchange Notes tendered. Our future indebtedness agreements may limit our ability to repurchase your Exchange Notes and/or provide that certain change of control events will constitute an event of default thereunder. See “Description of the Exchange Notes — Repurchase at the Option of Noteholders — Change of Control” for additional information.

Noteholders may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the Indenture includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a Noteholder to require us to repurchase its Exchange Notes as a result of a sale of less than all our assets to another person may be uncertain.

Ratings of the Exchange Notes may cause their trading price to fall and affect the marketability of the Exchange Notes.

We currently expect that the Exchange Notes will be rated by both rating agencies and that the Exchange Notes will receive the same rating as the Original Notes. A rating agency’s rating of the Exchange Notes is not a recommendation to purchase, sell or hold any particular security, including the Exchange Notes. Such ratings are limited in scope and do not comment as to material risks relating to an investment in the Exchange Notes. An explanation of the significance of such ratings may be obtained from such rating agencies. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time. The rating agencies also may lower, suspend or withdraw ratings on the Exchange Notes or our other debt in the future. Noteholders will have no recourse against us or any other parties in the event of a change in, or suspension or withdrawal of, such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Exchange Notes.

Fraudulent transfer statutes may limit your rights as a Noteholder.

Federal and state fraudulent transfer laws of the U.S. as previously interpreted by various courts permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to the Noteholders;

•	subordinate our obligations to the Noteholders to our other existing and future creditors, entitling such creditors to be paid in full before any payment is made on the Exchange Notes; and

•	take other action detrimental to the Noteholders, including invalidating the Exchange Notes.

In the event of a future bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, you may not be repaid. There is also no assurance that amounts previously paid to you pursuant to the Exchange Notes or guarantees would not be subject to return.

Under U.S. federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that we or the guarantors received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Exchange Notes and at the time the Exchange Notes were issued we:

•	were insolvent or were rendered insolvent by reason of the issuance of the Exchange Notes;

•	were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small; or

•	intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures.

A court may also void the issuance of the Exchange Notes, a guarantee or grant of security without regard to the above factors if the court found that we issued the Exchange Notes or the guarantors entered into their respective guaranty or security agreements with actual intent to hinder, delay or defraud current or future creditors.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the Exchange Notes.

In addition, the guarantees of the Exchange Notes may also be subject to review under various laws for the protection of creditors. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Exchange Notes or the guarantees and security agreements, respectively, if we or a guarantor did not substantially benefit, directly or indirectly, from the issuance of the Exchange Notes. If a court were to void the issuance of the Exchange Notes, the guarantees or the related security documents, you would no longer have a claim against us or the guarantors or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the Exchange Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the Exchange Notes, any guarantee or the collateral. Also, any payment by us pursuant to the Exchange Notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days to any outside party and would give the creditors more than such creditors would have received in a liquidation under the Bankruptcy Code.

The value of the collateral securing the Exchange Notes may not be sufficient to entitle Noteholders to payment of post-petition interest, and Noteholders may be deemed to have an unsecured claim to the extent that our obligations in respect of the Exchange Notes exceed the fair market value of the collateral securing the Exchange Notes.

In the event of a future bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the Noteholders will be entitled to only post-petition interest under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Noteholders that have a security interest in collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the Exchange Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Exchange Notes and other obligations secured by that collateral. Upon a finding by a bankruptcy court that the Exchange Notes and other obligations are under-collateralized, the claims in the bankruptcy proceeding with respect to the Exchange Notes and other obligations would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. The consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of Noteholders to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Exchange Notes to receive other “adequate protection” under the Bankruptcy Code. In addition, if any payments of post-petition interest were made at the time of such a finding of under collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Exchange Notes. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we cannot assure you that the value of the Noteholders’ interest in the collateral securing the Exchange Notes equals or exceeds the principal amount of the Exchange Notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of, or security interest or lien granted on, collateral in favor of the collateral trustee might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Exchange Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Certain assets will be excluded from the collateral securing the Exchange Notes.

Certain assets are excluded from the collateral securing the Exchange Notes as described under “Description of the Exchange Notes — Security,” including, among other things, any assets held by certain unrestricted subsidiaries unless such unrestricted subsidiary is required to become a guarantor under the Indenture, any assets related solely to any subsidiary formed after the issue date and solely to design, construct, launch and own one or more satellites, including Satmex 7 and other typical exclusions. See “Description of the Exchange Notes — Security.”

Your rights in the collateral securing the Exchange Notes may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as rights in real property, can only be perfected at the time such property and rights are acquired and identified. Likewise, any rights acquired in a pending, unpublished intellectual property application may be unrecordable until after the application, or resulting registration, is published. There can be no assurance that the trustee or the collateral trustee will monitor, or that we will inform the trustee or the collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral trustee for the Exchange Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Exchange Notes against third parties. Failure to perfect any such security interest could result in the loss of such security interest or the priority of the security interest in favor of the Exchange Notes against third parties.

The laws of New York may not be recognized in a judicial proceeding in Mexico.

Although the choice of the laws of New York governing the Exchange Notes would be recognized by the competent courts of Mexico, in the case of a dispute before a Mexican court, the Mexican court would only recognize the substantive laws of New York and would apply the laws of Mexico with respect to procedural matters. The application of any foreign law in Mexico is subject to Mexican procedural rules of evidence. Further, a Mexican court may refuse to apply and/or to enforce provisions governed by the laws of New York if the respective provision is contrary to the public policy (orden público) of Mexico.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of the Exchange Notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires Exchange Notes in the exchange offer for its own account in exchange for Original Notes that it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Risks Related to Our Business

We have a history of significant net operating losses and may continue to suffer net operating losses in the future.

We incurred consolidated net losses attributable to Satmex of approximately $31.0 million for the six months ended June 30, 2011, and $13.9 million, $19.7 million and $35.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. Improving our operating performance and attaining profitability depends on our ability to maintain operating discipline, improve our cost structure, encourage organic growth within our operating groups, capitalize on licensing and sublicensing opportunities, refinance our existing debt and construct, launch and operate Satmex 8 and Satmex 7. Our failure to achieve any one or more of the foregoing could further adversely affect our operating performance and increase our net operating losses. If we cannot improve our operating performance and become profitable, our financial condition will deteriorate and we may be unable to achieve our business objectives or make payments on our debt obligations.

We may not have enough financial resources to pay the Exchange Notes in full at maturity and finance Satmex 7.

The Exchange Notes mature in 2017. We will need to raise funds to pay the Exchange Notes at maturity and finance the Satmex 7 satellite program. This cash requirement significantly exceeds our available cash and cash equivalents, which were $150.8 million as of June 30, 2011.

We do not anticipate generating sufficient cash from operations to meet the funding requirements for Satmex 7, and we expect that we will need to raise capital for its construction, launch and insurance through issuing equity or debt, undergoing a corporate restructuring and/or restructuring the Exchange Notes. The global financial markets continue to be uncertain and there may be limited access to funding. This risk has been exacerbated by concerns over the levels of public debt and weakness of the economies in Italy, the Republic of Ireland, Greece, Portugal and Spain, in particular. It is uncertain how long the effects of the global financial markets will persist and how much impact this will have on the global economy in general. If access to credit tightens further and borrowing costs rise, we may not be able to raise funds to pay the Exchange Notes at maturity and finance Satmex 7.

If we are unable to finance, build and successfully launch our proposed Satmex 8 and Satmex 7 satellites, our ability to grow our business will be materially and adversely affected.

In order to retain our Satmex 5 customer base, we must replace Satmex 5 before the end of its useful life. If Satmex 5 reaches the end of its life and Satmex 8 is not in place, we will not be able to continue offering services to the vast majority of our Satmex 5 customers because Satmex 6 is nearly fully contracted. Moreover, if our customers believe there will be a gap between the end of Satmex 5’s useful life and Satmex 8’s operation, they may prematurely discontinue their use of our services. In addition, because the capacity on Satmex 5 and Satmex 6 is nearly fully contracted, in order for us to increase our fixed satellite services (“FSS”) revenue, we will need to either increase the fees we charge our customers upon the renewal of existing contracts or obtain additional satellite capacity through the launch and operation of Satmex 8 and Satmex 7.

We expect to spend approximately $331.6 million through 2012 to construct, launch and insure Satmex 8. We anticipate that the net proceeds from the Transactions which became effective on May 26, 2011, together with funds generated from our operations, will be sufficient to pay for the remaining costs to construct, launch and insure Satmex 8. We will also need additional funding to construct, launch an insure Satmex 7. No assurance can be given that we will be able to generate sufficient funds from operations or obtain third-party financing sufficient to meet our cash requirements for Satmex 8 or Satmex 7. If we are unable to construct, launch and operate Satmex 8 and Satmex 7, on a timely basis or at all, our results of operations, business prospects, financial condition and cash flow will be materially adversely affected.

On October 23, 1997, the Mexican government granted us the Orbital Concessions. The fourth concession was granted on October 15, 1997 and relates to our use of the land and buildings on which our satellite control centers are located and allows us to base our ground station equipment within telecommunication facilities that belong to the Mexican government (the “Property Concession” and, together with the Orbital Concessions, the “Concessions”).

If we are unable to utilize the orbital slots occupied by Satmex 6, Satmex 5 and Solidaridad 2, the Mexican government may initiate legal action alleging non-compliance with some terms and conditions of the Orbital Concessions for purposes of commencing a procedure to revoke our Concessions and assessing fines. Additionally, we could lose our right to use such orbital slots under Mexican law and the International Telecommunication Union’s (“ITU”) Radio Regulations, which could materially and adversely affect our results of operations, business prospects, financial condition and cash flow. See “Risk Factors — Risks Related to Our Regulatory Environment.”

New or proposed satellites are subject to construction and launch failures (including a failure to reach their intended orbit) and delays, the occurrence of which can materially and adversely affect our results of operations, business prospects, financial condition and cash flow.

Although we have entered into agreements for the construction, which has been initiated, and launch of Satmex 8, there may still be delays in it becoming operational. Delays in satellite deployment can result from delays in the construction of satellites, procurement of requisite components, launch vehicles, the limited availability of appropriate launch windows, possible delays in obtaining regulatory approvals and launch failures. Failure to meet a satellite’s construction schedule could result in a significant delay in the future delivery of a satellite. Even after a satellite has been delivered and is ready for launch, an appropriate launch date may not be available for several months. These delays could adversely affect our marketing strategy for the satellite, as well as our results of operations and cash flow during the period of delay.

There are a limited number of companies that we are able to use to launch Satmex 8 and a limited number of commercial satellite launch opportunities available in any given time period. Adverse events with respect to ILS International Launch Services, Inc. (“ILS”), our launch service provider, such as satellite launch failures, could result in increased delays in the launch of Satmex 8. In the event that Loral is unable to fulfill its obligations, we may have difficulty procuring alternative services in a timely manner and may incur significant additional expenses as a result. Any such increased costs and delays could have a material adverse effect on our business, operating results and financial condition.

Launch vehicles may fail. Launch failures result in significant delays in the deployment of satellites because of the need to construct replacement satellites, which typically take up to 30 months or longer, and obtain another launch vehicle. Launch vehicles may also underperform, in which case the satellite may be lost or unable to be placed into the desired orbital location. Such significant delays could have a material adverse effect on our results of operations, business prospects, financial condition and cash flow. Our contracts with customers who purchase or reserve satellite capacity may allow the customers to terminate their contracts in the event of delays, and in some cases, to impose on us certain penalties, termination fees or indemnification obligations.

Satellites have limited useful lives and are vulnerable to premature failure. The actual useful life may be shorter than we anticipate.

Satellites have limited useful lives. We estimate a satellite’s useful life, or its expected useful life, using a complex calculation involving an estimate of remaining propellant and the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. A number of factors could adversely affect or result in damage to or loss of a satellite before the end of its expected useful life, including:

•	the amount of propellant used in maintaining the satellite’s orbital location or relocating the satellite to a new orbital location (and, for newly-launched satellites, the amount of propellant used during orbit raising following launch);

•	the performance, malfunction or failure of their components;

•	conditions in space such as solar flares, space debris and solar and other astronomical events;

•	the orbit in which the satellite is placed;

•	operational considerations, including operational failures and other anomalies; and

•	changes in technology that may make all or a portion of our satellite fleet obsolete.

It is not feasible to repair a satellite in space. As a result, each satellite may not remain in operation for its expected useful life. We expect the performance of any satellite to decline gradually near the end of its expected useful life. If our satellites do not remain in operation for their expected useful life, our results of operations, business prospects, financial condition and cash flow could be adversely affected.

In 2000, we lost Solidaridad 1 in orbit. On January 27, 2010, we lost the primary xenon ion propulsion system, or XIPS, on Satmex 5. XIPS is the electric propulsion system that maintains the satellite’s in-orbit position. The secondary XIPS on Satmex 5 previously failed and is no longer available. Consequently, Satmex 5 is currently operating on its backup bi-propellant propulsion system. As of June 30, 2011, this backup system will provide up to approximately 1.43 years of remaining life. If the bi-propellant propulsion system on Satmex 5 fails, the satellite would be entirely lost.

In March 2008, Solidaridad 2 was placed in inclined orbit to conserve propellant. Since then, it has primarily provided L-band service to the Mexican Government for national security and social services and makes no material contribution to our operating income. It concluded its depreciation period based upon its original estimated design life at the end of 2009. As of December 31, 2010, we estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011 we began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, we received the results of an independent study and based on such study we have decided to de-orbit the satellite which we plan to commence in October 2011. We intend to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, we anticipate transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit.

In addition, Satmex 5 and Satmex 6 have experienced temporary anomalies and, in certain cases, are currently operating using back-up components or systems because of the failure of their primary components or systems. If the back-up components or systems fail, however, and we are unable to restore redundancy, these satellites could lose capacity or be total losses. Any single anomaly or series of anomalies or other failure could cause our revenues, cash flows and backlog to decline materially or require us to recognize an impairment loss or replace one or more of our satellites, each of which could materially affect our profitability and significantly increase our financing needs. Any such anomaly or failure could also result in a customer terminating its contract for service on the affected satellite and could require us to repay prepayments made by customers of the affected satellite. If the affected satellite serves one of our major customers, there could be a material adverse effect on our results of operations, business prospects, financial condition and cash flow. In addition, if any of our in-orbit satellites should fail and, as a result, cause damage or harmful interference to third parties, we may incur liability.

Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.

Satmex 5 and Satmex 6 are currently insured. Our current insurance policy for Satmex 5 excludes coverage for any loss relating to a failure or usage of the XIPS subsystem and any loss relating to the Channel 1C Satmex 5 anomaly detected on October 22, 2004. In addition, the satellite insurance policy for both Satmex 5 and Satmex 6 contain customary exclusions that could preclude recovery for certain types of loss, damage or failure, including (i) war, invasion, hostile or warlike action in time of peace or war, (ii) any anti-satellite device or device employing atomic or nuclear fission and/or fusion, or device employing laser of directed energy beams, (iii) insurrection, labor disturbance, strikes, revolution or any governmental action combating or defending against such action, (iv) confiscation, seizure or similar action by any government or government agent, (v) nuclear reaction, nuclear radiation or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment, (vi) electromagnetic or radio frequency interference, except for physical damage to the satellite directly resulting from such interference, (vii) willful or intentional acts of Satmex designed to cause loss or failure of the satellite, (viii) any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional and (ix) any unlawful seizure or wrongful exercise of control of the satellite made by any person or person action for political or terrorist purposes. Our future insurance policies, to the extent we are able to renew our insurance, may also contain similar exclusions because the cost of insurance without such exclusions may be economically impractical. A partial or complete failure of a revenue-producing satellite, whether insured or not, could have a material adverse effect on our business, financial condition, cash flow and results of operations.

On January 27, 2010, the primary XIPS on Satmex 5 experienced an unexpected shutdown and we do not expect to be able to restart the system. Because the secondary XIPS on Satmex 5 previously failed, the satellite is currently operating on its backup bi-propellant propulsion system. Any losses we experience due to the Satmex 5 XIPS failures are not insured under our current satellite insurance polices due to a coverage exclusion for such failures that is common in our industry. Satmex 6 does not have an XIPS system.

Since the end of Solidaridad 2’s useful life was expected to expire in 2008, we determined not to renew its in-orbit insurance in 2006. In December 2010, we renewed our in-orbit insurance on Satmex 5 and Satmex 6 for a period of one year, expiring on December 5, 2011, based on prevailing market terms and conditions. There can be no assurance that we will be able to renew these policies on satisfactory terms or at all. An uninsured loss of Satmex 5 or Satmex 6 would have a material adverse effect on our business, results of operations, cash flow and financial condition.

Our revenues and profitability may be adversely affected by the global financial downturn and negative global economic conditions may have a material adverse effect on our customers and suppliers.

Worldwide economic conditions have deteriorated and have caused, among other things:

•	significant reductions in available capital and liquidity from banks and other providers of credit;

•	substantial reductions in equity and currency values in financial markets;

•	extreme volatility in credit, equity and fixed income markets; and

•	general economic uncertainty.

As our business is dependent on economic growth, continuing adverse global economic conditions may have a material adverse effect on us due to the potential insolvency of suppliers and customers and our inability to finance our operations. Furthermore, as many of our customers finance their growth through cash flow from operations, the incurrence of debt or the issuance of equity, a reduction in cash flow and the limited availability of debt or equity financing could adversely affect their growth and ours. We cannot predict the potential effects of the current financial situation on our suppliers and customers, our operations or our business prospects.

A small number of customers accounts for a large portion of our revenues. The loss of one or more of these significant customers would adversely affect our revenues.

Our 10 largest customers for the six months ended June 30, 2011 and for the year ended December 31, 2010 represented approximately 49% and 50%, respectively, of our total revenues. In addition, approximately 53% and 54% of our FSS revenues for such periods were derived from our 10 principal customers. Our largest customer is Hughes Network Systems, LLC, or HNS. Revenue from HNS represented 20%, 17% and 15% of our total revenue in 2009, 2010 and the six months ended June 30, 2011, respectively. HNS’ contracted capacity of Satmex 5 and Satmex 6 was modified and reduced in 2010 resulting in a total decrease of 15.7% in total revenue from 2009. HNS is in the process of constructing its own satellites. Once completed, HNS’s use of those satellites could decrease its demand for our services. Other significant customers include Teléfonos de México, S.A.B. de C.V., Hunter Communications, Inc., and Telmex Perú, S.A. The loss of any one of these customers could have a material adverse effect on our business, operating results and cash flow.

We operate in a competitive environment.

We continue to face competition from satellite operators in markets such as the U.S., Mexico and Latin America. As of June 30, 2011, there were more than 65 satellites offering services similar to ours to the Americas. Intelsat, Ltd. (including its wholly-owned subsidiary PanAmSat Corporation) has more than 50 satellites, of which more than 30 totally or partially serve the Americas market. SES, S.A. has a fleet of 40 satellites, of which more than 20 totally or partially serve the Americas. The Mexican government has initiated the Mexsat satellite system project, which contemplates one satellite (Mexsat-3) with 12 active extended C- and Ku-band transponders. Mexsat-3 will provide communications services to Mexico and its surrounding waters from the 114.9° W.L. orbital slot. Other competitors include Telesat Canada, Grupo Hispasat, S.A., Hispamar Satélites S.A., and Star One, S.A. (owned by Empresa Brasileira de Telecomunicações S.A., an affiliate of América Movil). We believe that an additional 377 36 MHz transponder equivalents in the C- and Ku-bands, including one satellite to be launched by the Mexican government (Mexsat-3), will be launched in the period between 2011 through 2014 in our market. In addition, these or other operators could make use of newly-available spectrum in the Ka-band to provide service to the Americas. For example, ViaSat, Inc., HNS and Hispasat already have announced plans to launch service using such frequencies.

We also face competition from land-based telecommunications services. Fiber optic service providers can generally provide services at a lower cost than we can for point-to-point applications.

“Alterna’TV” and Enlaces also operate in highly competitive environments. “Alterna’TV” faces competition from large media companies such as News Corporation, Discovery Communications, Inc., Viacom, Inc., NBC Universal, Inc. and Univision Communications, Inc., as well as niche channels that target very specific Hispanic communities in the U.S., such as Sur Corporation. Enlaces faces competition from government business such as Libros Foráneos, S.A. de C.V. (d.b.a. “Globalsat”) and Pegaso Telecomunicaciones S.A. de C.V., which are in partnership with Intelsat for the provision of satellite capacity. During 2009, the Mexican government (through its telecommunications regulator, the Comisión Federal de Telecomunicaciones (the Federal Telecommunications Commission of Mexico), or COFETEL, released new concessions to Red52, S.A. de C.V. and Elara Networks, S.A. de C.V., generating more competition in the market for Enlaces. In the corporate market, Enlaces faces competition from terrestrial network services providers such as Teléfonos de México, S.A.B. de C.V., Axtel, S.A.B. de C.V. and Servicios Alestra, S.A. de C.V. (d.b.a. “AT&T”) and, to a lesser extent, from companies such as British Telecom (formally Comsat), Pegaso and Globalsat, which offer similar services but focus primarily on small office/home office, or SOHO, markets. Teléfonos de México, S.A.B. de C.V. and Comsat both lease satellite capacity from Satmex. Enlaces also faces competition from terrestrial connectivity technologies, including Telmex’s Infinitum Internet access (ADSL), 3G and GPRS products.

Most of our competitors have larger fleets and significantly greater financial resources than we do. Moreover, if our competitors launch the eight new satellites discussed above with coverage over the regions that we serve, we may experience significant pricing pressure. This in turn could adversely affect our revenue and profitability and further impact our ability to service our debt obligations.

If we are not able to replace Satmex 5 before its end of life or before the successful launch of Satmex 8, there is the risk that Satmex 5’s customers will migrate their services to competitors’ satellites.

Our affiliation agreement with DirecTV, Inc. (“DirecTV”) to provide “Canal 22” to subscribers is terminable at will. If such agreement is terminated, it could have a material adverse effect on our results of operations and profitability.

We entered into an affiliation agreement, dated as of February 4, 2004, with DirecTV by which we granted to DirecTV the non-exclusive right to distribute “Canal 22” in the U.S., its territories and possessions (including Puerto Rico) as well as Canada in exchange for a monthly license fee of $0.15 per system subscriber, subject to volume discounts. The monthly license fee is equal to approximately $120,000. The affiliation agreement expired on April 4, 2009. However, pursuant to a letter agreement, dated January 29, 2009, the parties agreed to reinstate the terms of the affiliation agreement except that the agreement would be terminable at will by either party upon giving not less than 30 days’ prior written notice. Since the expiration of the affiliation agreement, we have been negotiating its renewal, but have not reached an agreement with DirecTV. During the negotiations, the parties have continued to act and provide those services on the terms and conditions set forth therein. In the event that the affiliation agreement cannot be extended for a longer term or is terminated, we would no longer receive the monthly license fee, which could have a material adverse effect on our results of operations, profitability and cash flow.

Enlaces requires capacity on Ku-band frequencies in order to grow its business and such capacity may not be available on commercially reasonable terms.

Enlaces currently purchases all of its capacity in the Ku-band frequency from us at commercial market rates. As Satmex 5 and Satmex 6 are nearly fully contracted, we have very limited additional Ku-band capacity to sell to Enlaces. Therefore, in order to continue to grow, Enlaces may be required to purchase additional Ku-band capacity from other satellite operators, including our direct competitors. Such capacity may not be available on commercially reasonable terms. Also, in order to obtain additional Ku-band capacity from other satellite operators, Enlaces would need to build another antenna and a new teleport. As a result, Enlaces’ capacity for growth could be limited by scarcity of Ku-band capacity and/or related operational costs.

Enlaces operates from one facility and without a back-up location. A natural disaster or antenna failure could significantly disrupt its business.

Enlaces’ teleport operates from one facility, without a back-up. In 2010, Enlaces’ revenues represented 10% of our total revenues. A natural disaster, such as an earthquake, could seriously disrupt its operations. To date, Enlaces has suffered approximately one to two hub operations disruptions per year. These disruptions have not materially adversely affected Enlaces’ operations. In addition, Enlaces operates only one antenna with no back-up antenna in place. Damage to this antenna could seriously disrupt Enlaces’ operations.

Our future success depends on our ability to maintain a strong management team, retain our key employees and adapt to technological changes.

We are dependent on the services of our senior management team, our technical and commercial experts and specialists to remain competitive in the satellite service industry. Any losses of key members of our management team would have an adverse effect on us until qualified replacements are found. We may not be able to replace such individuals with persons of equal experience and capabilities quickly or at all. In the satellite industry, commercial, financial, regulatory, legal and technical expertise depends, to a significant extent, on the work of highly qualified employees. The market for experienced satellite services company managers is competitive. Demand for executive, managerial and skilled personnel in our industry is intense and properly qualified human resources are scarce.

Technological advances may require us to make significant expenditures to maintain and improve the competitiveness of our service offerings, and our ability to make such expenditures may be limited by our lack of funds.

The telecommunications industry is continuously subject to rapid and significant changes in technology and introduction of new products and services. We cannot predict the effect of technological changes on our business. New services and technological advances may offer additional opportunities for other service providers to compete with us on cost, quality or functionality bases. Responding to such changes may require us to devote substantial capital to the development, procurement or implementation of new technologies, and may depend upon the final cost of technology and our ability to obtain additional financing. We may not have sufficient funds or it may not be practical or cost-effective for us to replace or upgrade our technologies in response to competitors’ actions. In addition, the Indenture significantly limits our capital expenditures. We cannot assure you that technological change will not have a material adverse effect on our business and results of operations.

Certain corporate action of Satmex will require the approval of a small group of holders.

As a result of the Transactions, our Series A shares, which encompass 51% of the voting rights in Satmex, are indirectly held by a small group of holders. Actions related to the exercise of the Satmex voting rights will require the supermajority approval of such holders. The failure to obtain such approval may result in deadlock or impasse, which may prevent Satmex from taking any corporate actions that may be necessary or required to operate or comply with its obligations under the Exchange Notes.

Mexican local ownership requirements could limit our ability to increase our capital

Under the applicable foreign investment laws of Mexico and authorizations granted to us by the Mexican Ministry of Economy (Secretaría de Economía), in order for us to increase our equity capital, Mexican investors must subscribe and pay for at least 51% of any new full voting shares. Failure to obtain such required Mexican capital would prevent foreign investors from contributing additional equity capital.

Our ability to report our U.S. GAAP financial results accurately on a timely basis depends on maintenance of the corrective measures that we implemented in 2009 and 2008 and on our ability to achieve and maintain an effective system of internal controls.

In connection with the preparation of our financial statements for the fiscal year 2007, we identified a material weakness in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, we did not have adequate controls and procedures with respect to accrual of expenses related to service fees and labor obligations in accordance with U.S. GAAP. As a result of this material weakness, errors existed in our interim financial statements.

During 2009 and 2008, we took the following actions to enhance our internal controls to correct the material weakness: formalized the review and monitoring process related to expense accruals and labor obligations and implemented additional controls to ensure all significant reviews in these areas are performed timely and accurately. If we are unable to maintain the corrective measures taken to remedy this material weakness, the material weakness could recur and could result in misstatements to our financial statements in the future.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to furnish a report by our management on our internal control over financial reporting. This report contains, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of the fiscal year, including a statement as to whether or not our internal controls over financial reporting are effective. We may not be able to implement controls and procedures effectively and timely that adequately respond to Section 404 of the Sarbanes-Oxley Act or other increased regulatory compliance and reporting requirements applicable to us. We cannot assure you that we will not discover further weaknesses or deficiencies as we continue to develop these procedures. Any failure to implement and maintain effective controls over our financial reporting, or difficulties encountered in the implementation of these controls, could result in a material misstatement in the annual or interim financial statements that could require that we restate financial statements for the period affected or cause us to fail to meet our reporting obligations under applicable securities laws.

Risks Related to Our Regulatory Environment

Our business is regulated, causing uncertainty and additional costs.

Our business is regulated by the Mexican government. In addition, the services we provide in countries outside of Mexico are governed by regulations in those countries. We are required to obtain landing rights in the countries where we seek to operate and our customers may need to obtain governmental consents in connection with the operation of their business in such countries. Regulatory authorities in the various jurisdictions in which we operate may alter the generally applicable regulations and policies that govern our operations, or can modify, withdraw or impose conditions upon the licenses and other authorizations that we require, thereby increasing our cost of doing business.

Our Concessions and other authorizations typically are granted for a fixed term or duration. Consequently, we are required to periodically renew the Concessions and other authorizations in order to maintain them in good standing. Typically, such renewals are granted, although we cannot assure you that this will continue to be the case. We filed for extensions of the Orbital Concessions from the Mexican government, which were granted in May 2011 for an additional term until 2037, with the same conditions for continuing exclusive use of C and Ku bands now used by us, but eliminating the explicit right to request the future use of “planned or extended” C and Ku bands. We have initiated a process with the SCT either to recover such right to request or to replace it with the right to use a Ka band in certain conditions. We cannot assure you that such request will be resolved favorably to us.

Our Orbital Concessions, granted by the Mexican government, require that we reserve 362.88 MHz in the aggregate in the C- and Ku- bands of our satellites for use by the Mexican government free of charge. Consequently, approximately 6% of Satmex 5 and Satmex 6’s transponders are currently utilized by the Mexican government. In the case of any future satellites utilizing the orbital slots provided for under the Orbital Concessions, the capacity reserved to the Mexican government will be defined by the Secretaría de Comunicaciones y Transportes (The Ministry of Communications and Transportation or the “SCT”) according to the law, regulations and the corresponding Concessions. Moreover, our Concessions are subject to government regulations, which may modify the content of, or impose limitations on, our operations. If the Mexican government determines that we are a dominant carrier in our segment, it could impose informational, service, and pricing requirements on us, which would adversely affect our results of operations and financial condition.

Pursuant to the Orbital Concessions, any sale, refinancing or restructuring that would result in a subscription of shares that represent 10% or more of our capital stock with full voting rights, requires prior notice to be given to the Mexican government, which may consent to it or object to it in its role as a regulator. The Transactions required the approval of the SCT in order to be consummated, which were obtained.

In connection with providing satellite capacity, ground network uplinks, downlinks and other value-added services to our customers, we need to maintain regulatory approvals, and from time to time obtain new regulatory approvals from various countries. Obtaining and maintaining these approvals can involve significant time and expense, and we cannot assure you that we will be able to obtain and maintain such approvals.

Our operations may be limited or precluded by ITU rules or processes, and we are required to coordinate our operations with those of other satellite operators. Other operators may not comply with ITU rules requiring coordination of operations and failure of such other operators to comply could cause harmful interference to the signals that we or our customers transmit.

The ITU facilitates the allocation of orbital locations, and associated radio frequencies, to different national administrations for use by geostationary satellites. The ITU also has established the Radio Regulations, which contain rules governing how a national administration may establish its priority, for ITU purposes, with respect to the use of a given orbital location and/or radio frequency assignment, and coordinate such use with other administrations.

The Mexican government has coordinated the operations of our current satellites with other administrations pursuant to the ITU’s established procedures. However, in the future we could be required to engage in additional coordinations with respect to our existing or new satellites. For example, we may be required to coordinate our operations of Satmex 7 at 114.9° W.L. with those of Mexsat 3, which we anticipate will operate at the same orbital location. Although we believe that Mexsat 3 will operate on different frequencies, such that the potential for interference between the Satmex 7 and Mexsat 3 systems will be low, we can provide no assurance that this will be the case. This and other coordinations could require lengthy and costly negotiations with other operators. The failure to reach an appropriate arrangement with such satellite operators may result in substantial restrictions on the use and operation of our satellite at its orbital location. The coordination process may require us to modify our proposed coverage areas, or satellite design or transmission plans, in order to eliminate or minimize interference with other satellites or ground-based facilities. Those modifications may mean that our use of a particular orbital location is restricted, possibly to the extent that it may not be commercially desirable to place a new satellite in that location.

In certain countries, a failure to resolve coordination issues may be used by regulators as a justification to limit or condition market access by foreign satellite operators. While the ITU’s Radio Regulations require the operators of later-filed systems to coordinate their operations with us, we cannot guarantee that they will do so, or limit their operations so as to avoid transmitting any signals that would cause harmful interference to the signals that we, or our customers, transmit. This interference could require us to take steps, or pay or refund amounts to our customers that could have a material adverse effect on our results of operations, business prospects and financial condition. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement regulations and neither the ITU specifically, nor international law generally, provides clear remedies if the ITU coordination process fails. Failure to coordinate our satellites’ frequencies successfully or to resolve other required regulatory approvals could have an adverse effect on our financial condition, as well as on the value of our business. See “Regulation — U.S. Regulation and ITU Requirements” for additional information regarding ITU and coordination.

The ITU Radio Regulations are periodically reviewed and revised at World Radio Communication conferences, which typically take place every three to four years. As a result, we cannot guarantee that the ITU will not change its allocation decisions and rules in the future in a way that could limit or preclude our use of some or all of our existing or future orbital locations or spectrum.

If we do not maintain satellites in the orbital slots we currently use, those orbital locations may become available for other satellite operators to use.

If we are unable to maintain satellites in the orbital slots that we currently use in a manner that satisfies the ITU or the Mexican government, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. Each Orbital Concession requires us to make continuous use of our orbital slot and to provide continuous services, but is silent as to termination if such orbital slot is vacant. The ITU’s Radio Regulations allow a national administration to “suspend” its use of a given orbital slot for up to two years, at which point the ITU or another administration could attempt to cancel Mexico’s ITU filings for that slot. Even if a gap in usage or failure to provide continuous services should occur, it is not certain that our rights at the ITU or with the Mexican government would be cancelled or revoked.

In March 2008, Solidaridad 2 was placed in inclined orbit to conserve propellant. Since then, it has primarily provided L-band service to the Mexican Government for national security and social services and makes no material contribution to our operating income. It concluded its depreciation period based upon its original estimated design life at the end of 2009. As of December 31, 2010, we estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011 we began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, we received the results of an independent study and based on such study we have decided to de-orbit the satellite which we plan to commence in October 2011. We intend to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, we anticipate transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit. If we are unsuccessful in constructing and launching Satmex 7 or unable to timely place Satmex 5 or another satellite in the orbital slot occupied by Solidaridad 2, we could lose the right to use the 114.9° W.L. orbital slot for the reasons described in the previous paragraph. Additionally, the expected remaining life of Satmex 5 has been reduced as a result of the failure of its XIPS system on January 27, 2010. If we are unable to timely replace Satmex 5 with Satmex 8 or another satellite, we could lose the right to use the 116.8° W.L. orbital slot for the reasons described in the previous paragraph. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place our satellites, and the loss of one or more of our orbital locations could adversely affect our plans and our ability to implement our business strategy.

Our government concessions may be revoked under certain circumstances.

Our satellites are located in orbital slots allocated to Mexico, such that our business is subject to the oversight and regulation of the Mexican government. The Mexican government has granted to us four concessions, three Orbital Concessions (See “Business — Our Satellites”) and one Property Concession (See “Business — Satellite Control Centers and Property Concession”). Our Concessions are subject to termination prior to the expiration of their terms upon the occurrence of certain events. Under the Ley Federal de

Telecomunicaciones (the “Federal Telecommunications Law” or the “Telecommunications Law”), an Orbital Concession will terminate if:

•	the term of any such Orbital Concession expires;

•	we resign our rights under any such Orbital Concession;

•	the SCT revokes such Orbital Concession;

•	the Mexican government (through the SCT) terminates such Orbital Concession through a proceeding called “Rescate;” or

•	we become subject to liquidation or bankruptcy (quiebra).

The SCT may revoke any of the Orbital Concessions upon the occurrence of certain events, among which are the following:

•	unjustified or unauthorized interruption of our operations or the services that may be provided under such Orbital Concession, whether in whole or in part;

•	taking any action or refraining from taking any action that affects the rights of other licensees or concessionaires;

•	our failure to satisfy the terms or conditions set forth in the Orbital Concessions (including failure to deliver the free satellite capacity reserved for the Mexican government);

•	our unjustified failure to interconnect other concessionaires or licensees that have the right to provide telecommunications services;

•	change of our nationality; or

•	the assignment, transfer or encumbrance of rights granted under the Orbital Concessions in contravention of the terms of applicable Mexican law.

In the event any of the Orbital Concessions is revoked by the SCT, no compensation shall be paid to us. Also, in this case, we would not be eligible to receive new telecommunication concessions or permits for a five-year period as of the date that the resolution of revocation becomes final and non-appealable.

The SCT also has the right to terminate any of our Orbital Concessions for reasons of public interest or national security pursuant to a “Rescate,” and we would be entitled to receive compensation pursuant to article 19 of the Ley General de Bienes Nacionales (the “General Law on National Assets”). As of the date of any such Rescate, the orbital slots and the assets used in connection with the Orbital Concessions would be subject to the ownership and operation of the Mexican government. In case of a Rescate, we would be entitled to keep our assets, equipment and installations used in connection with the Orbital Concessions only to the extent such assets, equipment and installations are not useful to the Mexican government. However, the value of such assets will not be included in any compensation we receive.

Pursuant to the terms of the Orbital Concessions, upon their termination, the orbital slots revert to the Mexican government. In addition, pursuant to the Telecommunications Law, the Mexican government would have a preemptive right to purchase the facilities, equipment and other assets directly used by us to provide services under the Orbital Concessions. Alternatively, the Mexican government may lease these assets for up to five years at a rate determined by expert appraisers appointed by us and the SCT, or by a third appraiser jointly appointed by these appraisers in the event of a discrepancy between their appraisals.

Pursuant to article 66 of the Telecommunications Law, the SCT may also effect a Requisa of the Orbital Concessions in the event of a natural disaster, war, substantial breach of the public peace and order, or imminent danger to national security, to internal peace or to the Mexican economy. In the past, the Mexican government has used this power in other industries to ensure continuity of service during labor disputes. Mexican law requires that the Mexican government must pay compensation to us if it effects a Requisa, except in the case of a temporary seizure due to war. If we were to become subject to a Requisa, the Mexican government would indemnify us in an amount equal to our damages and losses reflecting their real value. In the event of a dispute regarding such matters, losses would be determined by appraisers mutually appointed by us and the SCT and damages would be determined on the basis of the average net income generated by us in the year prior to the Requisa.

Under our Property Concession, we are required to use our Primary and Alternate Control Centers only to operate our satellites. Each of the Primary and Alternate Control Centers form part of a building complex that also houses equipment owned and used for the Mexican government’s teleport and mobile satellite services systems.

On May 14, 2010, the SCT issued an amendment to the Property Concession granted on October 15, 1997, according to which we may, with the prior authorization from the SCT, lease or give under a commodatum agreement, segments of the Primary and Alternate Control Centers to third parties, as long as such segments are used for activities related to the subject matter of the Property Concession. This amendment allowed us, among other things, to provide control and satellite operation services to other operators, with the prior authorization of the SCT.

The SCT and COFETEL are preparing the auction of additional segment capacity in the 3.4 — 3.7 GHz frequency band in Mexico and the use of this capacity could interfere with our satellite transmissions, which could affect our operations.

The ITU continues to consider additional frequency bands for use by International Mobile Telecommunications (or “IMT — Advanced”) services. Frequency bands under consideration for such use include the 3.4 — 3.7 GHz band segment, which is used for FSS worldwide. This band segment is adjacent to the 3.7 — 4.2 GHz band segment, known as the C-band, in which we operate under our Orbital Concessions.

The SCT and the Comisión Federal de Telecomunicaciones (the “Federal Telecommunications Commission of Mexico” or “COFETEL”) are preparing to auction spectrum in the 3.4 — 3.7 GHz frequency band for use in the provision of broadband wireless services. The use of this spectrum for terrestrial communications within our coverage area could cause harmful interference with our FSS operations, or limit our ability to expand the geographic scope or frequency ranges used by our satellites. It is possible that the Mexican government could require terrestrial operators to limit their operations or employ technical solutions so as to minimize the potential for harmful interference into adjacent FSS operations or at least to keep a 100 MHz guard band. However, we can provide no assurance that any potential harmful interference with our FSS operations will be limited or minimized, and the existence of harmful interference into our systems could adversely impact our ability to provide service to our customers.

If the SCT does not approve Enlaces’ teleport operation in the Primary Control Center, our financial performance could be materially and adversely affected.

Enlaces’ teleport is housed at the Primary Control Center. In June 2005 and March 2009, Enlaces requested an approval of such teleport’s location but no official response has been received as of the date hereof.

On May 14, 2010, the SCT issued an amendment to the Property Concession granted on October 15, 1997, under which we may, with prior authorization from the SCT, lease or give under a commodatum (i.e., a rent-free lease) agreement, segments of the Primary and Alternate Control Centers to third parties as long as such segments are used for activities related to the subject matter of the Property Concession. This amendment allows us, among other things, to provide control and satellite operation services to other operators, with the prior authorization of the SCT.

Pursuant to this amendment to the Property Concession, we filed a new authorization request for Enlaces’ teleport to be housed at Satmex’s Primary Control Center on May 17, 2010, but have yet to hear from the SCT.

The relocation of Enlaces’ facilities would require a significant amount of time (approximately 9 months) and would require an infrastructure investment of up to $6.8 million.

Decreases in market rates for telecommunication services could have a material adverse effect on our business, results of operation and our financial condition.

We expect the Mexican telecommunications market to continue to experience rate pressure, primarily as a result of:

•	increased competition and focus by our competitors on increasing market share; and

•	recent technological advances that permit substantial increases in the transmission capacity.

Continued rate pressure could have a material adverse effect on our business, financial condition and operating results if we are unable to generate sufficient traffic and increased revenues to offset the impact of the decreased rates on our operating margin.

We are subject to different corporate disclosure requirements than U.S. companies, which may limit the information available to our investors.

A principal objective of the securities laws of the U.S., Mexico and other countries is to promote full and fair disclosure of all material corporate information, including accounting information. However, there may be different or less publicly available information about issuers of securities in Mexico than is regularly made available by public companies in countries with highly developed capital markets, including the U.S.

As a foreign private issuer, we are not required to comply with the notice and disclosure requirements under the Exchange Act relating to the solicitation of proxies for shareholder meetings. Although we are subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the U.S. As a result, potential investors may not be able to ascertain the risks of our company as easily as they would if we were a U.S. company.

Risks Related to Mexico

Any change to the current Mexican telecommunications laws, rules, regulations and policies could have a material adverse effect on our business.

The Mexican president or the Mexican Congress may introduce new, or amend existing, laws, rules, regulations and policies applicable to the telecommunications industry and/or the application thereof. Any change to Mexican telecommunications rules, regulations and policies could have a material adverse effect on our business, financial condition and result of operations, as well as market conditions and prices for our securities.

Social and economic developments in Mexico may adversely affect our business.

Most of our operations and assets are located in Mexico. For the years ended December 31, 2010, 2009 and 2008 and the six months ended June 30, 2011, approximately 35%, 37%, 47% and 36%, respectively, of our total revenue was from billings to Mexican customers. As a result, our financial condition, results of operations and business may be affected by the general condition of the Mexican economy, the devaluation of the Mexican peso as compared to the U.S. dollar, Mexican inflation, interest rates, taxation and other economic developments in or affecting Mexico over which we have no control.

Mexico has historically experienced uneven periods of economic growth and inflation. As the Mexican economy is in recession or if inflation and interest rates increase significantly, our business, financial condition and results of operations may be adversely affected. In addition, Mexico has experienced high rates of crime recently which may increase in the future. Such conditions may have an adverse effect on our business, financial condition or results of operations.

In 2006, the Mexican gross domestic product, or GDP, grew by approximately 5.2% and inflation reached 4.1%. In 2007, GDP grew by approximately 3.3% and inflation declined to 3.8%. In 2008, GDP grew by approximately 1.5% and inflation reached 6.5%. Mexico entered into a recession beginning in the fourth quarter of 2008, and in 2009 GDP fell by approximately 6.1%, including a decline of approximately 3.6% in the fourth quarter of 2009. In 2010, GDP fell by approximately 5.5% and inflation reached 4.4%.

The Mexican government does not currently restrict the ability of Mexican companies or individuals to convert Mexican pesos into U.S. dollars (except for certain restrictions related with cash transactions involving a U.S. dollar payment to a Mexican bank) or other currencies and Mexico has not had a fixed exchange rate policy since 1982. The Mexican peso has been subject to significant devaluations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Severe devaluations or depreciations of the Mexican peso may result in governmental intervention to institute restrictive exchange control policies, as has occurred before in Mexico and other Latin American countries. Accordingly, fluctuations in the value of the Mexican peso against other currencies may have an adverse affect on us and our value.

If the economy of Mexico continues to experience a recession or the existing recession becomes more severe, if inflation or interest rates increase significantly or if the Mexican economy is otherwise adversely impacted, our business, financial condition or results of operations could be materially and adversely affected.

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican governmental actions concerning the economy and state-owned enterprises could have a significant effect on Mexican private sector entities in general, and us in particular, as well as on market conditions, prices and returns on Mexican securities, including our securities. In the past, economic and other reforms have not been enacted because of strong congressional opposition to the president.

High interest rates in Mexico could increase our financing and operating costs.

Mexico has, and is expected to continue to have, high real and nominal interest rates as compared to the U.S. The annualized interest rates on 28-day Certificados de la Tesorería de la Federación (Mexican Federal Treasury Certificates), or Cetes, averaged approximately 4.40%, 5.39%, 7.68%. 7.19% and 7.19% for 2010, 2009, 2008, 2007 and 2006, respectively. To the extent that we incur peso-denominated debt in the future, it could be at high interest rates.

High inflation rates in Mexico may decrease demand for our services while increasing our costs.

Mexico historically has experienced high levels of inflation, although the rates have been lower in recent years. The annual rate of inflation, as measured by changes in the Mexican National Consumer Price Index, or NCPI, was 4.4% in 2010, 3.6% in 2009 and 6.5% in 2008. An adverse change in the Mexican economy may have a negative impact on price stability and result in higher inflation than its main trading partners, including the U.S. High inflation rates can adversely affect our business and results of operations in the following ways:

•	inflation can adversely affect consumer purchasing power, thereby adversely affecting consumer and advertiser demand for our services and products; and

•	to the extent inflation exceeds our price increases, our prices and revenues will be adversely affected in “real” terms.

The Ley del Impuesto Empresarial a Tasa Única has increased our tax burden and could affect our operations.

On January 1, 2008, the Ley del Impuesto Empresarial a Tasa Única (Business Flat Tax), or IETU law went into effect. The IETU law amends various Mexican federal tax provisions relating to production and services (including the Value Added Tax Law), establishes a labor subsidy and introduces a flat tax that replaces Mexico’s asset tax and applies to taxpaying entities along with Mexico’s regular income tax. In general, Mexican companies are subject to paying the greater of the flat tax or the regular income tax. The flat tax is calculated at a rate of 17.5% on income as measured using our cash flow (although transitional rates of 17% and 16.5% were applicable to the tax years 2009 and 2008, respectively).

Although the flat tax is defined as a minimum tax, it has a wider taxable base, as many of the tax deductions allowed for income tax purposes are disallowed or are limited for purposes of the flat tax. Revenues, as well as deductions and certain tax credits, are determined based on cash flows generated beginning January 1, 2008.

Your ability to effect service of process on our directors and officers outside the U.S. and your ability to enforce U.S. judgments against us or our directors, officers, and assets outside the U.S. may be limited.

We are a Mexican company with most of our assets located outside the U.S. and most of our directors and officers residing in Mexico. As a result, it may not be possible for the Noteholders to effect service of process outside of Mexico or within the U.S. upon Satmex or such persons, or to enforce a judgment obtained in the U.S. against Satmex or such persons outside of Mexico or in the U.S. courts that is based on the civil liability provisions under laws of jurisdictions other than Mexico including the federal and state securities laws or other laws of the U.S. Rather, you may only be able to effect service of process on directors and officers who are present in the U.S. Additionally, it may be difficult to enforce any U.S. court judgments against us or our assets, our Mexican directors or our officers outside of the U.S. In order for a U.S. court judgment to be enforceable in Mexico, an order from a Mexican court would be required, and it is possible that a Mexican court would find a U.S. court judgment to be unenforceable against persons or assets in Mexico. Accordingly, the ability to pursue remedies against us, our assets, our directors and our officers may be limited compared to the ability to pursue remedies against a U.S. company and its assets, directors and officers.

Political instability in Mexico could affect our operations.

Political events in Mexico may result in disruptions to our operations and a decrease in our revenues.

The Mexican government exercises significant influence over many aspects of the Mexican economy and, in particular, over the telecommunications sector. The actions of the Mexican government concerning the economy and regulating certain industries could have a significant effect on Mexican private sector entities (including Satmex) and Mexican securities’ market conditions, prices and returns.

President Calderón and the Mexican congress may implement significant changes in laws, public policy and/or regulations that could affect Mexico’s political and economic situation, which could adversely affect our business. Social and political instability in Mexico or other adverse social or political developments in or affecting Mexico could affect us and our ability to obtain financing. It is also possible that political uncertainty may adversely affect Mexican financial markets.

The lack of political alignment between the Mexican president and the Mexican Congress could result in deadlock and prevent the timely implementation of political and economic reforms that, in turn, could have a material adverse effect on Mexican policy and our business.

We cannot provide any assurances that political developments in Mexico, including the presidential and congressional elections in 2012, over which we have no control, will not have an adverse effect on our business, financial condition or results of operations.

Mexico has experienced a period of increasing criminal violence and such activities could affect our operations.

Recently, Mexico has experienced a period of increasing criminal violence, primarily due to the activities of drug cartels and related organized crime. In response, the Mexican government has implemented various security measures and has strengthened its military and police forces. Despite these efforts, drug-related crime continues to exist in Mexico. These activities, their possible escalation and the violence associated with them, in an extreme case, may have a negative impact on our customers and, therefore, on our financial condition and results of operations.

Developments in other countries could adversely affect the Mexican economy, our business, financial condition or results of operations and the market value of our securities.

The Mexican economy, the business, financial condition or results of operations of Mexican companies and the market value of securities of Mexican companies may be, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in other countries may differ significantly from economic conditions in Mexico, investors’ reactions to adverse developments in other countries may have an adverse effect on the market value of securities of Mexican issuers. In recent years, economic conditions in Mexico have become increasingly correlated with economic conditions in the U.S. as a result of NAFTA and increased economic activity between the two countries. In the second half of 2008, the prices of both Mexican debt and equity securities decreased substantially as a result of the prolonged decrease in the U.S. securities markets. Adverse economic conditions in the U.S., the termination of NAFTA or other related events could have a material adverse effect on the Mexican economy. The Mexican debt and equities markets also have been adversely affected by ongoing developments in the global credit markets. We cannot assure you that events in other emerging market countries, in the U.S. or elsewhere will not materially adversely affect our business, financial condition or results of operations.

Currency devaluations may impair our ability to service our debt.

Mexico has had no exchange control system in place since the dual exchange control system was abolished on November 11, 1991. The Mexican peso has floated freely in foreign exchange markets since December 1994, when the Mexican Central Bank (Banco de México) abandoned its prior policy of having an official devaluation band. Since then, the peso has been subject to substantial fluctuations in value. The peso depreciated against the dollar by approximately 1.5% in 2006, appreciated against the dollar by approximately 0.09% in 2007, depreciated against the U.S. dollar by approximately 24.6% in 2008 and appreciated against the dollar by approximately 3.5% in 2009 and 5.4% in 2010. Changes in the value of the Mexican peso relative to the U.S. dollar could adversely affect our financial condition and results of operations or the rights of Noteholders in the event of a Mexican concurso mercantil.

We bill our customers in U.S. dollars. As a result, a substantial portion of our revenue is paid in U.S. dollars. Certain customers may pay us in Mexican pesos, pursuant to the terms of our agreement. Customers who pay in Mexican pesos must purchase U.S. dollars at the then prevailing exchange rate on the date of payment. To the extent we receive Mexican pesos, we convert such Mexican pesos into U.S. dollars. At the same time, all of our debt obligations are denominated and paid in U.S. dollars. Future devaluations of the Mexican peso relative to the U.S. dollar could adversely affect some of our customers’ ability to pay U.S. dollar-denominated obligations and could increase the cost to us of our U.S. dollar-denominated obligations.

In the event of a concurso mercantil, creditors of our U.S. dollar-denominated debt obligations (including the Noteholders) could be adversely affected by devaluations of the Mexican peso relative to the U.S. dollar because a Mexican court could determine that our debt obligations will be paid in Mexican pesos. In addition, to the extent that the collateral securing the Exchange Notes can only be realized by a sale of such collateral in accordance with a concurso mercantil, the proceeds of the sale of such collateral may be in Mexican pesos. Noteholders may then have to convert such Mexican pesos into U.S. dollars by purchasing U.S. dollars at the then prevailing exchange rate on the date of payment and a devaluation of the Mexican peso relative to the U.S. dollar may affect the amount of U.S. dollars a Noteholder would receive.

Exchange controls may impair our ability to pay interest and principal on the Exchange Notes.

The Mexican economy has in the past experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Mexican pesos to foreign currencies generally, and U.S. dollars in particular, it has done so in the past and no assurance can be given that the Mexican government will not institute a restrictive exchange control policy in the future. In addition, while all of our customer contracts are U.S. dollar-denominated, we require our Mexican customers that choose to pay us in Mexican pesos to deliver an amount of Mexican pesos equal to the current exchange rate for the purchase of U.S. dollars prevailing on the date of payment. If we were unable to exchange such Mexican pesos into U.S. dollars or were unable to obtain sufficient dollars, we would have difficulty meeting our U.S. dollar-denominated payment obligations. The effect of any such exchange control measures adopted by the Mexican government on the Mexican economy cannot be accurately predicted.

Payment of judgments against us would be in Mexican pesos.

In the event that proceedings are brought against us and result in a judgment against us in Mexico, we would not be required to discharge those obligations in a currency other than Mexican currency. Under the Ley Monetaria de los Estados Unidos Mexicanos (Monetary Law of Mexico), an obligation in a currency other than Mexican currency payable in Mexico may be satisfied in Mexican currency at the rate of exchange in effect on the date on which payment is made. Such rate is currently determined and published by Banco de México every business and banking day. Although we are contractually required to make payments of all amounts owed under the Exchange Notes in U.S. dollars, we are legally entitled to pay in pesos if payment on those obligations is sought in Mexico (through the enforcement of a non-Mexican judgment or otherwise). In the event that we pay in Mexican pesos, holders may experience a U.S. dollar shortfall when converting Mexican pesos to U.S. dollars.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the offering of the Original Notes. We will not receive cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes in exchange for Original Notes as described in this prospectus, we will receive Original Notes in like principal amount. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on a historical basis:

Pro Forma
	Six						Six
	Months						Months	Year
	Ended						Ended	Ended
	June 30,	Year Ended December 31,					June 30,	December
	2011	2010	2009	2008	2007	2006	2011	31, 2010

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—	—	—
Coverage deficiency(2)	$32,085	$16,107	$6,908	$28,998	$56,668	$63,316	$32,085	$16,106

(1)	The ratio of earnings to fixed charges has been computed on a consolidated basis. “Earnings” consists of losses from continuing operations before (a) income taxes and (b) fixed charges less (x) interest capitalized and (y) noncontrolling interest in pre-tax earnings of our subsidiary Enlaces. “Fixed charges” consists solely of the sum of (a) interest expensed and capitalized and (b) amortization of capitalized expenses relating to indebtedness, as we have not incurred other types of fixed charges. Our ratio was less than 1.0 for each of the periods presented.

(2)	Represents in thousands of U.S. dollars, the amount of additional earnings that we must generate to achieve a ratio of earnings to fixed charges of 1.0.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our total capitalization as of June 30, 2011.

You should read the unaudited information in the following table in conjunction with “Description of the Exchange Notes,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus.

Cash and cash equivalents	$150,815
Debt:
Exchange Notes	325,000

Total debt	325,000
Shareholders’ equity:
Total Satélites Mexicanos, S.A. de C.V. shareholders’ equity	321,962
Noncontrolling interest	3,595

Total shareholders’ equity	325,557

Total capitalization	$650,557

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Effective as of December 22, 2010, and as amended on March 29, 2011, Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria (“DBM”) and Nacional Financiera, S.N.C., Institución de Banca de Desarollo, Dirección Fiduciaria (“NF”), both our former shareholders and Holdsat México entered into a share purchase agreement for the acquisition of 100% of the outstanding equity interests of Satmex. Effective as of March 10, 2011, a portion of Holdsat México’s rights and obligations under the share purchase agreement was assigned to Investment Holdings BV.

The share purchase agreement was entered into as part of a series of reorganization transactions being carried out by Satmex at the time in order to address future liquidity needs and enhance Satmex’s long-term growth and competitive position. In addition to the share purchase agreement, the transactions contemplated, among other things:

•	the voluntary filing by Satmex for protection under Chapter 11 of the Bankruptcy Code, which was confirmed on May 11, 2011 and consummated on May 26, 2011;

•	the conversion of the then existing Second Priority Old Notes into direct or indirect equity interests in reorganized Satmex, which occurred on May 26, 2011;

•	the Rights Offering, which closed on May 26, 2011; and

•	the offering and sale of the notes in an amount equal to $325.0 million, which were initially offered to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside of the U.S. in compliance with Regulation S of the Securities Act on May 2, 2011, and which we are offering to exchange hereby for the Exchange Notes registered under the Securities Act.

The consummation of the share purchase agreement on May 26, 2011 resulted in a change in control of Satmex, such that it became wholly-owned by Holdsat México and Investment Holdings BV as of such date. Investment Holdings BV, organized by holders of the Second Priority Old Notes that supported the Plan, and Holdsat México, organized by Investment Holdings BV and certain Mexican nationals that also supported the Plan, collaborated in their acquisition of the shares of Satmex. Although consummation of the share purchase agreement took place concurrently with the other transactions, and was contemplated in the Plan, such agreement, which is governed by Mexican law, was a separate legal agreement apart from the Plan. The enforceability of such agreement and the change in control that occurred as a result of such agreement was not contingent on the confirmation of the Plan or the successful completion of the other Transactions. Accordingly, Satmex has applied push-down accounting as of May 26, 2011 to reflect its acquisition by Holdsat México and Investment Holdings BV, as a collaborative group, and to reflect the new basis for its assets and liabilities.

The following tables present the unaudited pro forma condensed consolidated statements of operations of Satmex for the year ended December 31, 2010 and for the six months ended June 30, 2011 to reflect the effects of the acquisition. These tables also present adjustments resulting from the offering and sale of the Original Notes in an amount equal to $325.0 million. The pro forma financial information assumes that these transactions took place on January 1, 2010. The effects of the capitalization of the Second Priority Old Notes into additional equity of Satmex and the Rights Offering, both of which became effective on May 26, 2011, are reflected in the unaudited condensed consolidated balance sheet of Satmex as of June 30, 2011, included within this registration statement. These two events did not affect Satmex’s consolidated statement of operations, and thus are not included in the accompanying unaudited pro forma condensed consolidated financial information.

Amounts included in the following unaudited pro forma condensed consolidated statements of operations are based on available information at the time of preparation of such statements, as well as certain estimates and assumptions as set forth in the notes to these statements, which Satmex believes are reasonable. All pro forma financial information included herein is unaudited. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes and may not be indicative of the results of operations that actually would have occurred had the transactions taken place during the periods presented, nor does such unaudited pro forma information purport to indicate future results. The information in the following tables should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed consolidated financial information is prepared in accordance with U.S. GAAP and all amounts are presented in thousands of U.S. dollars, unless otherwise indicated.

Purchase Accounting Adjustments

Based on the facts above and in conformity with Financial Accountings Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805-50-S99, New Basis of Accounting, Satmex is required to apply push-down accounting to its condensed consolidated financial statements as a result of becoming substantially wholly-owned. Acquisition accounting was applied as of May 26, 2011, whereby the value of the consideration paid was allocated to the fair value of identifiable tangible and intangible assets and liabilities of Satmex. The adjustments included in the accompanying unaudited pro forma condensed consolidated statements of operations include the effect of the aforementioned allocation on the depreciation and amortization of the assets and liabilities, as well as their related deferred income tax effects.

Fair values assigned to identifiable tangible and intangible assets and liabilities were determined based on preliminary projections specific to Satmex’s operations, reference to market rates and certain industry trends. Adjustments reflected in the unaudited pro forma condensed consolidated financial statements may be subject to significant revision and adjustments pending finalization of those valuation studies.

The total estimated consideration transferred, at fair value, for the acquisition of 100% of Satmex’s capital stock was as follows:

Unaudited

Cash paid	$1,000
Executive bonuses	6,303
Cash consideration upon completion of the share purchase agreement	5,250

Total estimated purchase price at fair value	12,553

The following table summarizes the preliminary estimates of the pro forma net assets acquired and subsequently pushed-down in order to be reflected in Satmex’s financial information, including the preliminary allocation of the consideration paid.

Unaudited

Fair value of net assets:
Satellite and equipment	$402,805
Intangibles	102,099
Concessions	44,709
Deferred financing cost	18,247
Financial assets — net	303,255
Deferred income taxes	(9,668)
Deferred revenue	(59,998)
New Debt	(325,000)
Second Priority Old Notes	(76,720)
First Priority Old Notes	(238,237)

Total fair value of net assets	161,492
Estimated purchase price at fair value	12,553

Bargain purchase	$148,939

Since Satmex is still in the process of finalizing fair value calculations and identifying all potential intangible assets as a result of the acquisition, the values set forth above are considered preliminary and such values, including the resulting bargain purchase amount, may fluctuate.

Capitalization Adjustments

As mentioned above, the Transactions also contemplated the offering and sale of the Original Notes in an amount equal to $325.0 million. The accompanying unaudited pro forma condensed consolidated statements of operations reflect the related interest expense on the Original Notes, amortization of debt issuance costs, the elimination of interest expense on the First Priority Old Notes as the proceeds received from the Original Notes will be used to repay the First Priority Old Notes, and the elimination of interest expense on the Second Priority Old Notes as they were converted into Satmex common stock on May 26, 2011.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2010

	Predecessor
						Pro Forma for
	Fiscal Year					Fiscal Year
	Ended	Purchase				Ended
	December 31,	Accounting		Capitalization		December 31,
	2010	Adjustments		Adjustments		2010
	(In thousands of U.S. dollars)

Revenues:
Satellite services	$105,781	$(108	)(a)	$—		$105,673
Broadband satellite services	12,910	—		—		12,910
Programming distribution services	10,071	—		—		10,071

	128,762	(108)		—		128,654
Cost of satellite services	11,405	—		—		11,405
Cost of broadband satellite services	2,821	—		—		2,821
Cost of programming distribution services	5,387	—		—		5,387
Selling and administrative expenses	17,040	—		—		17,040
Depreciation and amortization	43,402	294	(b)	—		43,696
Restructuring expenses	16,443	(16,443	)(c)	—		—

	96,498	(16,149)		—		80,349
Operating income (loss)	32,264	16,041		—		48,305
Interest expense, net and other	(45,373)	—		12,557	(e)	(32,816)

Loss before income tax	(13,109)	16,041		12,557		15,489
Income tax expense (benefit)	779	(121	)(d)	—		658

Net (loss) income	(13,888)	16,162		12,557		14,831

Less: Net income attributable to non-controlling interest	444	—		—		444

Net (loss) income attributable to Satélites Mexicanos, S.A. de C.V.	$(14,332)	$16,162		$12,557		$14,387

Purchase Accounting Adjustments:

(a)	Adjustment to recognize the additional amortization of deferred revenue, based on its fair value as a result of the application of acquisition-method accounting. Deferred revenue corresponds to the obligation of Satmex to provide the Mexican federal government, at no charge, approximately 362.88 MHz of its available transponder capacity for the duration of the Concessions. Deferred revenue is amortized over 40 years using the straight-line method.

(b)	Adjustment to recognize the additional depreciation and amortization of identified assets and liabilities at their new fair values, as a result of the application of push-down accounting. Depreciation is calculated using the straight-line method for satellites, related equipment and other owned assets over the estimated useful lives of the related assets (approximately 15 years for satellites, and between three and ten years for related equipment and other owned assets). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. The Orbital Concessions are amortized over 40 years using the straight-line method. The concession to operate a telecommunications public network is amortized over 23 years, which was the remaining useful life at the date of grant to Satmex. Other identifiable intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful lives of the assets, except for contract backlog and customer relationships, which are amortized based on the maturity of the related agreements, which varies between one to ten years.

Pro forma adjustments to this line item do not include amortization related to certain contracted backlog that will expire within twelve months following the acquisition date of Satmex. Upon acquisition of Satmex, intangible assets related to contracted backlog were identified and pushed-down to Satmex’s consolidated balance sheet as of May 26, 2011. This backlog consists of multiple contracts with varying maturity dates, several of which mature within twelve months from the acquisition date of Satmex. Satmex has considered the amortization of these specific contracts as nonrecurring charges resulting directly from its acquisition. Given that the amortization of these contracts will be included in Satmex’s actual results within the following twelve months or less, it has excluded such amortization from pro forma adjustments. Amortization related to these contracts, totaling $4,405 has been included in Satmex’s unaudited condensed consolidated statement of operations for the period from May 26, 2011 to June 30, 2011 (Successor Registrant), included within this registration statement.

(c)	Adjustment to reverse the restructuring expenses as they are considered material non-recurring charges. Restructuring expenses include legal, financial and regulatory expenses and fees in connection with various attempts made by Satmex to carry out a restructuring reorganization or sale transaction and/or recapitalization of its outstanding indebtedness.

(d)	Adjustment to recognize the deferred income tax effects of the adjustments in (a) and (b) above, determined based on temporary differences between the financial statement carrying amounts of the assets and liabilities and their respective income tax bases, measured using corresponding enacted tax rates.

Capitalization Adjustments:

(e)	Adjustment to recognize accrued interest on the Original Notes, amortization of debt issuance costs, the elimination of interest expense on the First Priority Old Notes as the proceeds received from the Original Notes will be used to repay the First Priority Old Notes, and the elimination of interest expense on the Second Priority Old Notes as they were converted into Satmex common stock on May 26, 2011.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Six Months Ended June 30, 2011

	Predecessor						Successor
						Pro Forma for
	Period from					Period from	Period from	Pro Forma
	January 1,					January 1	May 26, 2011	for the Six
	through	Purchase				through	through	Months Ended
	May 25,	Accounting		Capitalization		May 25,	June 30,	June 30,
	2011	Adjustments		Adjustments		2011	2011	2011
	(In thousands of U.S. dollars)

Revenues:
Satellite services	$43,734	$(45	)(a)	$—		$43,689	$8,555	$52,244
Programming distribution services	5,190	—		—		5,190	1,237	6,186
Broadband satellite services	4,786	—		—		4,786	996	6,023

	53,710	(45)		—		53,665	10,788	64,453
Cost of satellite services	4,401	—		—		4,401	776	5,177
Cost of programming distribution services	2,625	—		—		2,625	596	3,221
Cost of broadband satellite services	685	—		—		685	306	991
Selling and administrative expenses	7,716	—		—		7,716	2,087	9,803
Depreciation and amortization	17,078	125	(b)	—		17,203	7,598	24,801
Restructuring fees	28,766	(28,766	)(c)	—		—	3	3

	61,271	(28,641)		—		32,630	11,366	43,996
Operating income (loss)	(7,561)	28,596		—		21,035	(578)	20,457
Interest expense, net and other	(16,707)	—		6,116	(e)	(10,591)	(1,583)	(12,174)

(Loss) income before income tax	(24,268)	28,596		6,116		10,444	(2,161)	8,283
Income tax expense	2,199	(38	)(d)	—		2,161	2,390	4,551

Net (loss) income	(26,467)	28,634		6,116		8,283	(4,551)	$3,732
Less: Net income attributable to non-controlling interest	3	—		—		3	72	75

Net (loss) income attributable to Satélites Mexicanos, S.A. de C.V.	$(26,470)	$28,634		$6,116		$8,280	$(4,623)	$3,597

Purchase Accounting Adjustments:

(a)	Adjustment to recognize the additional amortization of deferred revenue, based on its fair value as a result of the application of acquisition-method accounting. Deferred revenue corresponds to the obligation of Satmex to provide the Mexican federal government, at no charge, approximately 362.88 MHz of its available transponder capacity for the duration of the Concessions. Deferred revenue is amortized over 40 years using the straight-line method.

(b)	Adjustment to recognize the additional depreciation and amortization of identified assets and liabilities at their new fair values, as a result of the application of push-down accounting. Depreciation is calculated using the straight-line method for satellites, related equipment and other owned assets over the estimated useful lives of the related assets (approximately 15 years for satellites, and between three and ten years for related equipment and other owned assets). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. The Orbital Concessions are amortized over 40 years using the straight-line method. The concession to operate a telecommunications public network is amortized over 23 years, which was the remaining useful life at the date of grant to Satmex.

Other identifiable intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful lives of the assets, except for contract backlog and customer relationships, which are amortized based on the maturity of the related agreements, which varies between one to ten years.

Pro forma adjustments to this line item do not include amortization related to certain contracted backlog that will expire within twelve months following the acquisition date of Satmex. Upon acquisition of Satmex, intangible assets related to contracted backlog were identified and pushed-down to Satmex’s consolidated balance sheet as of May 26, 2011. This backlog consists of multiple contracts with varying maturity dates, several of which mature within twelve months from the acquisition date of Satmex. Satmex has considered the amortization of these specific contracts as nonrecurring charges resulting directly from its acquisition. Given that the amortization of these contracts will be included, Satmex’s actual results within the following twelve months or less, it has excluded such amortization from pro forma adjustments. Amortization related to these contracts, totalling $4,405 has been included in Satmex’s unaudited condensed consolidated statement of operations for the period from May 26, 2011 to June 30, 2011 (Successor Registrant), included within this registration statement.

(c)	Adjustment to reverse the restructuring expenses as they are considered material non-recurring charges. Restructuring expenses include legal, financial and regulatory expenses and fees in connection with various attempts made by Satmex to carry out a restructuring reorganization or sale transaction and/or recapitalization of its outstanding indebtedness.

(d)	Adjustment to recognize the deferred income tax effects of the adjustments in (a) and (b) above, determined based on temporary difference between the financial statement carrying amounts of the assets and liabilities and their respective income tax bases, measured using corresponding enacted tax rates.

Capitalization Adjustments:

(e)	Adjustment to recognize accrued interest on the Original Notes, amortization of debt issuance costs, the elimination of interest expense on the First Priority Old Notes as the proceeds received from the Original Notes will be used to repay the First Priority Old Notes, and the elimination of interest expense on the Second Priority Old Notes as they were converted into Satmex common stock on May 26, 2011.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

We adopted fresh-start reporting (“fresh-start reporting”) pursuant to the FASB ASC Topic 852-10 (previously American Institute of Certified Public Accountants Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code), as of November 30, 2006. Accordingly, our consolidated financial information disclosed under the heading “Successor” for the years ended December 31, 2007, 2008, 2009 and 2010 and for the period from December 1 to December 31, 2006 is presented on a basis different from, and is therefore not comparable to, our financial information disclosed under the heading “Predecessor” for the period from January 1 to November 30, 2006.

As of May 26, 2011, we adopted push-down accounting pursuant to FASB ASC Topic 805-50-S99, New Basis of Accounting. Accordingly, our unaudited consolidated financial information disclosed under the heading “Successor” for the period from May 26, 2011 through June 30, 2011 is presented on a basis different from, and is therefore not comparable to, our financial information disclosed under the heading “Predecessor” for the period from January 1, 2011 through May 25, 2011.

The following selected consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and our audited consolidated financial statements (including the related notes) contained elsewhere in this prospectus. The consolidated statement of operations and statement of cash flow data for 2008, 2009 and 2010 and the consolidated balance sheet data for 2009 and 2010, have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP, included elsewhere in this prospectus. All financial data as of and prior to December 31, 2008 has been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP that are not included in this prospectus. Historical results are not necessarily indicative of the results to be expected for future periods.

	Six Months
	Successor
	Registrant	Predecessor Registrant		Successor					Predecessor
	Period from	Period from							Period
	May 26,	January 1,						Period from	from
	2011	2011	Six Months					December 1	January 1
	through	Through	Ended					through	through
	June 30,	May 25,	June 30,					December 31,	November 30,
	2011	2011	2010	2010	2009	2008	2007	2006	2006
	(In thousands of U.S. dollars)

Statement of Operations Data:
Revenues:
Satellite services	$8,555	$43,734	$53,056	$105,781	$102,061	$93,248	$80,250	$4,721	$82,323
Broadband satellite services	1,237	5,190	6,204	12,910	12,384	13,335	15,136	1,473	—
Programming distribution services	996	4,786	4,641	10,071	10,594	8,136	6,815	557	6,019
Total revenues	10,788	53,710	63,901	128,762	125,039	114,719	102,201	6,751	88,342
Costs and expenses:
Satellite services(1)	776	4,401	5,563	11,405	12,884	14,183	21,421	2,360	32,526
Broadband satellite services(1)	306	685	1,141	2,821	2,249	2,186	3,824	175	—
Programming distribution services(1)	596	2,625	2,475	5,387	5,331	4,162	3,223	213	2,592
Selling and administrative expenses(1)	2,087	7,716	7,579	17,040	16,893	21,223	26,509	1,687	12,048
Depreciation and amortization	7,598	17,078	21,414	43,402	47,657	59,807	53,106	6,266	51,780
Restructuring expenses(2)	3	28,766	9,057	16,443	3,324	4,424	—	—	33,447
Reversal of provision for orbital incentive	—	—	—	—	—	(6,989)	—	—	—
Gain on recovery from customer	—	—	—	—	—	(4,610)	—	—	—

Total cost and expenses	11,366	61,271	47,229	96,498	88,338	94,386	108,083	10,701	132,393
Operating (loss) income	(578)	(7,561)	16,672	32,264	36,701	20,333	(5,882)	(3,950)	(44,051)
Interest expense	(1,591)	(17,206)	(22,446)	(45,789)	(43,708)	(48,498)	(51,672)	(4,333)	(19,152)
Interest income	65	150	160	345	480	1,481	1,650	103	2,711
Net foreign exchange gain (loss)	(57)	349	6	71	12	(1,828)	145	(123)	5,690
Loss before income tax	(2,161)	(24,268)	(5,608)	(13,109)	(6,515)	(28,512)	(55,759)	(8,303)	(54,802)
Income tax expense	2,390	2,199	511	779	13,233	6,829	893	311	18,726
Net loss	$(4,551)	$(26,467)	$(6,119)	$(13,888)	$(19,748)	$(35,341)	$(56,652)	$(8,614)	$(73,528)
Net loss applicable to controlling shareholders	$(4,623)	$(26,470)	$(6,290)	$(14,332)	$(20,154)	$(35,626)	$(57,454)	$(8,754)	$(73,528)

(1)	Exclusive of depreciation and amortization shown separately.

(2)	Restructuring expenses consist of costs incurred by Satmex as part of its capital restructuring activities (including principally financial advisory, professional and regulatory fees).

	Six Months
	Successor	Predecessor
	Registrant	Registrant		Successor					Predecessor
	Period	Period
	from	from						Period	Period
	May 26,	January 1,						from	From
	2011	2011	Six Months	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	December 1	January 1
	through	through	Ended	Ended	Ended	Ended	Ended	through	through
	June 30,	May 25,	June 30,	December 31,	December, 31,	December,	December, 31,	December 31,	November 30,
	2011	2011	2010	2010	2009	31, 2008	2007	2006	2006
	(in thousands of U.S. dollars)

Statement of Cash Flows Data:
Net cash flows provided by (used in) operating activities	3,234	(18,011)	17,873	41,010	45,994	27,549	15,073	(2,608)	15,667
Net cash flows used in investing activities	(45,345)	(43,358)	(18,754)	(67,691)	(1,808)	(6,518)	(2,425)	(1,528)	(41,877)
Net cash flows provided by financing activities	(148,237)	176,763	—	—	—	—	—	—	—
Balance Sheet Data (End of Period):
Cash and cash equivalents	$150,815	$347,631	$101,512	$75,712	$102,393	$58,207	$37,176	$24,528	$26,657
Accounts receivable, net	16,384	19,612	17,346	13,126	9,543	17,281	8,181	6,892	6,483
Satellites and equipment	450,121	328,164	233,871	265,158	235,240	264,149	290,428	325,452	436,881
Concessions	44,565	37,597	38,890	38,185	39,597	41,007	42,419	43,831	400,071
Total assets	781,694	794,309	438,290	438,957	439,407	445,494	470,182	508,064	883,146
Deferred revenue	59,811	62,033	64,182	63,010	65,354	67,698	70,042	72,387	68,118
Total debt	325,000	526,893	428,184	436,110	420,615	406,297	393,171	378,237	652,016
Total liabilities	456,137	906,809	516,554	524,990	511,552	497,891	487,238	468,335	780,405
Total shareholders’ equity (deficit)	325,557	(112,500)	(78,264)	(86,033)	(72,145)	(52,397)	(17,056)	39,729	102,741
Controlling interest shareholders’ deficit	321,962	(116,026)	(81,514)	(89,556)	(75,224)	(55,070)	(19,444)	38,101	102,741
Other Financial Data:
Depreciation and amortization	$7,598	$17,078	$21,414	$43,402	$47,657	$59,807	$53,106	$6,266	$51,780
Maintenance capital expenditures(3)	(10)	627	2,708	$4,578	$1,808	$3,053	$2,034	$1,528	$585
Satellite capital expenditures(4)	45,357	42,731	16,046	63,113	—	3,465	391	—	45,299
EBITDA(5)	7,020	9,517	38,087	75,666	84,358	80,140	N/A	N/A	N/A
Adjusted EBITDA(5)	7,302	37,588	45,925	89,373	86,366	74,739	N/A	N/A	N/A

(3)	Maintenance capital expenditures include payments for the acquisition of electronic, data processing and other infrastructure type equipment and vehicles.

(4)	Satellite capital expenditures include construction in process payments related to Satmex 6 ($45.3 million in 2006), Satmex 7 ($391,000 in 2007, $3.5 million in 2008) and Satmex 8 ($63.1 million in 2010 and $88.7 million in 2011), capitalized interest, technical fees and expenses related to such construction.

(5)	We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our operating performance. EBITDA and Adjusted EBITDA are each one of the measures reported to our Chief Executive Officer on a monthly basis and are used by our management to evaluate operational performance both against internal targets and the performance of our competitors. Compensation decisions are also based in part on Adjusted EBITDA. We consider EBITDA and Adjusted EBITDA to be operating performance measures, and not liquidity measures, that provide measures of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. The adjustments made to EBITDA to calculate Adjusted EBITDA are adjustments for items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period.

EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP and, therefore, have limitations as analytical tools. Some of these limitations are:

• EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

• although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

• EBITDA and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

• other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Similarly, investors should not use EBITDA or Adjusted EBITDA as an alternative to cash flow from operating activities or as a measure of our liquidity.

EBITDA represents net loss excluding income tax expense, interest expense, interest income, foreign currency fluctuation effects and depreciation and amortization expense. Adjusted EBITDA represents EBITDA adjusted to exclude the effects of the orbital incentives settlement, restructuring expenses, state reserve amortization and other income and expenses, each as described below. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues for the applicable period. The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Fiscal Year Ended December 31,
	2010		2009		2008
		Percentage of		Percentage of		Percentage of
		Revenues		Revenues		Revenues
		(In thousands of U.S. dollars)

Net loss	$(13,888)	(10.8)	$(19,748)	(15.3)	$(35,341)	(30.8)
Income tax expense	779	0.6	13,233	10.6	6,829	6.0
Interest expense	45,789	35.6	43,708	35.0	48,498	42.3
Interest income	(345)	(0.3)	(480)	(0.3)	(1,481)	(1.3)
Net foreign exchange	(71)	—	(12)	—	1,828	1.6
Depreciation and amortization	43,402	33.7	47,657	38.1	59,807	52.1

EBITDA	75,666	58.8	84,358	6.5	80,140	69.9
Restructuring expenses(a)	16,477	12.8	3,388	2.7	8,542	7.4
Orbital incentives settlement(b)	—	—	—	—	(6,989)	(6.1)
State reserve amortization(c)	(2,344)	(1.8)	(2,344)	(1.9)	(2,344)	(2.0)
Other (expenses) income(d)	(426)	(0.3)	964	0.8	(4,610)	(4.0)

Adjusted EBITDA	$89,373	69.4	$86,366	69.1	$74,739	65.1

	Successor Registrant		Predecessor Registrant
	Period from May 26, 2011		Period from January 1, 2011		Six Months Ended June 30,
	through June 30, 2011		through May 25, 2011		2010
		Percent of Revenues		Percent of Revenues		Percent of Revenues
	(In thousands of U.S. dollars)

Net loss	$(4,551)	(42.2)	$(6,119)	(9.6)	$(26,467)	(48.3)
Income tax expense	2,390	22.2	511	0.8	2,199	4.1
Interest expense	1,591	10.8	22,446	35.1	17,206	32.0
Interest income	(65)	—	(160)	(0.2)	(150)	(0.3)
Net foreign exchange	57	65.1	(6)	—	(349)	(0.6)
Depreciation and amortization	7,598	70.4	21,415	33.5	17,078	31.8

EBITDA	7,020	65.1	38,087	59.6	9,517	17.7
Restructuring expenses(a)	3	—	9,057	14.2	28,766	53.6
State reserve amortization(c)	(189)	(0.2)	(1,172)	(1.8)	(977)	(1.8)
Other (expenses) income(d)	467	0.4	47	—	282	0.5

Adjusted EBITDA	$7,301	67.7	$45,925	71.9	$37,588	10.0

(a)	Restructuring expenses consist of costs incurred by Satmex as part of its activities to restructure its capital structure (including principally financial advisory, professional and regulatory fees) as well as operating restructuring activities (including principally employee indemnification claims and contract termination fees). Our management excludes these expenses when evaluating our ongoing performance and, therefore, our Adjusted EBITDA excludes these expenses.

(b)	In the event that a transponder is a successfully operating transponder at the end of the specific useful lifetime and we continue to use it for telecommunications purposes, we must make daily payments to the supplier calculated on a daily basis. The orbital incentive provision for 2006 and 2007 was reversed in 2008 in accordance with a confidential settlement agreement signed that same year. The reversal amount was $7.0 million, which had the effect of offsetting costs in 2008.

(c)	Amortization of deferred income related to transponders provided to the Mexican government free of charge. These transponders are provided without cost to Satmex and have been eliminated based upon our belief that such exclusion provides a better comparison to the results of operation of our peers.

(d)	Other income in 2008 represents a gain from the successful outcome of a lawsuit against a former customer, which occurred in the second quarter of 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in this section should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 and the related information included elsewhere in this prospectus. Our financial statements are published in U.S. dollars and prepared in conformity with accounting principles generally accepted in the United States of America, which we refer to as “U.S. GAAP.” We maintain our accounting books and records in both Mexican pesos and U.S. dollars. Our functional currency is the U.S. dollar. Monetary assets and liabilities denominated in Mexican pesos are translated into U.S. dollars using current exchange rates. The exchange gain or loss is reflected in results of operations as a component of net income. Non-monetary assets and liabilities originally denominated in Mexican pesos are translated into U.S. dollars using the historical exchange rate at the date of the transaction. Capital stock is translated at historical exchange rates in effect at the date of contribution or on the date of conversion to common stock. Certain amounts presented herein may not sum due to rounding.

Overview

Satmex is a significant provider of FSS in the Americas, with coverage of more than 90% of the population of the region across more than 45 nations and territories. As one of only two privately-managed FSS providers based in Latin America, we have designed, procured, launched and operated three generations of satellites during a period of over 25 years. Our current fleet is comprised of three satellites in highly attractive, contiguous orbital slots that enable our customers to effectively serve our entire coverage footprint utilizing a single satellite connection. We believe that our attractive orbital locations, long operating history, extensive customer relationships and experienced management team have resulted in high utilization rates, strong customer retention, significant Adjusted EBITDA margins and substantial backlog.

We hold orbital concessions to operate satellites on certain frequencies in the C- and Ku-band spectrum at three adjacent orbital slots. These orbital slots are located at 113.0° W, 114.9° W and 116.8°W. On March 1, 2008, Solidaridad 2 was placed in, and continues to be in, inclined orbit at 114.9° W.L. to conserve propellant. Since then, it has primarily provided L-band service to the Mexican Government for national security and social services and makes no material contribution to our operating income. It concluded its depreciation period based upon its original estimated design life at the end of 2009. As of December 31, 2010, we estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011 we began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, we received the results of an independent study and based on such study we have decided to de-orbit the satellite which we plan to commence in October 2011. We intend to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, we anticipate transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit. We entered into the Satmex 7 ATP on June 20, 2008. The Satmex 7 ATP is an interim step in the process to enter into a definitive agreement with Loral for the construction of Satmex 7, but does not create any obligations for us beyond $2.6 million already paid to Loral. On October 2, 2009, Satmex assigned the Satmex 7 ATP to Alterna’TV Corporation, but Satmex remains jointly and severally liable for Alterna’TV Corporation’s obligations. Satmex unconditionally guaranteed the due and punctual performance by Alterna’TV Corporation of all the present and future undertakings and obligations to Loral under the ATP Satmex 7. The term of the Satmex 7 ATP has been extended to December 31, 2011

In May 2010, we entered into a definitive construction agreement with Loral for the design, construction and delivery of Satmex 8, which will replace Satmex 5. We also entered into a launch services agreement with ILS in December 2010, which provides for a guaranteed launch window in the third quarter of 2012.

We identify our reportable segments as follows, based on the information used by our chief operating decision maker with respect to resource allocation and evaluation of performance: satellite services which corresponds to our FSS revenues; broadband satellite services; and programming distribution services. Satmex’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Substantially all of Satmex’s assets are located in Mexico and the U.S.

Our revenue is generated from our three reportable segments of which FSS was the most important, generating 82% of our consolidated revenues in 2010. Our FSS revenues are earned by providing data and voice- over IP network services using our satellite transponder capacity. Our customers generally obtain satellite capacity from us by placing an order under a master agreement, which agreement specifies, among other things, the transponder capacity to be provided by us, the terms of the service and whether the service will be pre-emptible. Revenues are recognized as capacity is provided under our service agreements. These service agreements are accounted for either as operating or sales-type leases. Revenues under operating leases are recognized on a straight-line basis over the term of the lease.

We also generate revenues from end-of-life leases for transponders. These revenues are usually collected in advance and are accounted for as sales-type leases with revenues and expenses recognized when the risks and rewards of the transponders are transferred to the customer in accordance with the applicable agreements. In addition, we generate revenues from sales of antennas and installation services which are generally recognized in the period in which risks and rewards are transferred to the customer, which generally coincides with the completion of installation and the customer accepting the equipment.

Enlaces, our 75%-owned subsidiary, generates revenues through the offering of broadband satellite services (public and private network signal services). These revenues are recognized as services are rendered. Revenue from purchasers of “Alterna’TV” programming distribution services is recognized based on an estimated number of subscribers by applying a contractual rate reconciled to actual numbers. See “— Critical Accounting Policies — Revenue Recognition — ‘Alterna’TV’ ”.

Our expenses are related to the costs associated with providing these services. The most significant costs relate to the provision of satellite services, which include the costs related to the operation and control of our satellites, our control center facilities, our communications network and our engineering support personnel. Selling and administrative expenses are also a significant component of our costs and include salaries and benefits for employees and professional fees as well as travel costs, office rental expenses and provisions for uncollectible accounts. In general, most of our costs, such as labor are relatively stable and we believe that we can increase revenue with relatively smaller increases in such expenses. A third part of our costs relate to restructuring expenses incurred in connection with our efforts to modify our financial arrangements.

Financial Restructurings

In June 2005, we filed a petition for a concurso mercantil, which is a Mexican reorganization proceeding. Competition had increased through the launch of a number of new satellites between 1997 and 2000. In addition, changes in the regulatory structure in Mexico permitted the receipt of signals from Mexico by other companies, ending our de facto exclusive concession. Fiber optic cable companies also improved their offerings. Demand decreased during this period partially due to the end of the “internet bubble”. These factors, combined with our post-privatization debt structure, resulted in an inability to service our debt. In 2006, we entered into a court-approved comprehensive restructuring agreement with the holders of a majority of our then outstanding debt and a pre-negotiated plan of reorganization voluntarily filed under Chapter 11 of the Bankruptcy Code. We successfully concluded our reorganization and emerged from our U.S. bankruptcy case on November 30, 2006. As part of that restructuring, we issued the Old Notes.

Our need to consummate the Transactions resulted from a combination of factors. First, the First Priority Old Notes matured in 2011 and the Second Priority Old Notes would have matured in 2013. The terms of these notes materially restricted our ability to borrow additional funds. Second, we expect to spend approximately $331.6 million through 2012 to construct, launch and insure our Satmex 8 satellite, which is planned to replace our existing Satmex 5 satellite that is currently operating on its back-up bi-propellant propulsion system as a result of the failure of its primary XIPS in January 2010. We also require additional funds to construct, launch and insure our currently anticipated Satmex 7 satellite, which is intended to replace Solidaridad 2. Despite our improved operating performance during the past few years, these cash requirements significantly exceed our available cash and cash equivalents.

The sale of all of our shares of capital stock as part of the Transactions resulted in a change in control of Satmex, such that it is now substantially wholly-owned by Holdsat México and Investment Holdings BV

(together the “investors”). Although the consummation of the related share purchase agreement took place concurrently with the other Transactions and was contemplated in the Plan, such agreement, which is governed by Mexican law, was a separate legal agreement apart from the Plan. The enforceability of such agreement and the change in control that occurred as a result of such agreement was not contingent on the confirmation of the Plan or the successful completion of the other Transactions. Accordingly, Satmex has applied acquisition accounting for the acquisition of us by the collaborative investors on May 26, 2011, on a push-down basis.

Results of Operations for the six months ended June 30, 2011 compared to June 30, 2010

Revenue

Revenue for the six months ended June 30, 2011 was $64.5 million, compared to $63.9 million for the same period in 2010, an increase of approximately $0.6 million, or 0.9%. The increase was due to an increase of $0.3 million in broadband satellite services provided by Enlaces and an increase of $1.1 million in programming distribution services partially offset by a decrease in fixed satellite services of $0.8 million.

	Six Months Ended
	June 30,
	2011	2010	Difference
	(In thousands of U.S. dollars)

Satellite services	$52,289	$53,056	$(767)
Broadband satellite services	6,427	6,204	223
Programming distribution services	5,782	4,641	1,141

Total revenue	$64,498	$63,901	$597

The decrease of $0.8 million in FSS was due to an increase of $0.9 million in new contracts, offset by a decrease of $0.7 million of net capacity contracted by existing customers and a decrease of $1.0 million in expired contracts.

The increase of $1.1 million in programming distribution services was due to an increase in new contracts of $0.8 million and an increase of $0.6 million in revenues from existing customers (i.e., Time Warner and Comcast), partially offset by a decrease of $0.3 million from DirecTV customers.

Operating Costs and Expenses

Operating costs and expenses increased $25.4 million to $72.6 million for the six months ended June 30, 2011 (113% of revenues), from $47.2 million for the same period in 2010 (74% of revenues). The table below sets forth the components of our operating expenses:

	Six Months Ended
	June 30,
	2011	2010	Difference
	(In thousands of U.S. dollars)

Operating costs	$9,389	$9,179	$210
Selling and administrative expenses	9,803	7,579	2,224
Restructuring expenses	28,769	9,057	19,712
Depreciation and amortization	24,676	21,414	3,262

Total operating expenses	$72,637	$47,229	$25,408

Operating Costs

Operating costs for the first six months of 2011 increased $210 to $9.3 million (15% of revenues) compared to $9.2 million in 2010 (14% of revenues). The table below sets forth the components of our operating costs:

	Six Months Ended
	June 30,
	2011	2010	Difference
	(In thousands of U.S. dollars)

Satellite services	$5,177	$5,563	$(386)
Broadband satellite services	991	1,141	(150)
Programming distribution services	3,221	2,475	746

Total operating costs	$9,389	$9,179	$210

Satellite services costs decreased due a reduction of $0.3 million in satellite insurance costs and other net expenses.

Broadband satellite services costs decreased due to the reduction in costs associated with installation of antennas and maintenance of teleport and antennas.

Programming distribution services costs increased $0.7 million due to costs of transmission and fiber optics costs.

Selling and Administrative Expenses

Selling and administrative expenses, which consist primarily of salaries and employee compensations, professional fees, and allowance for doubtful accounts, increased by $2.2 million to $9.8 million in 2011 (15% of revenues), as compared to $7.6 million in 2010 (12% of revenues). The components of these expenses are shown below:

	Six Months Ended
	June 30,
	2011	2010	Difference
	(In thousands of U.S. dollars)

Personnel cost	$5,724	$4,914	$810
Cancellation performance bonus and sales bonus reserve 2009	—	(407)	407
Allowance for doubtful accounts	743	91	652
Advertising	143	50	93
Travel and entertainment expenses	230	141	89
Other expenses	2,963	2,790	173

Total selling and administrative expenses	$9,803	$7,579	$2,224

The variance in personnel cost is primarily due to an increase of $1.2 million as a result of a reversal in 2010 of a performance bonus reserve of $0.4 million in Enlaces and service companies, and an increase of $0.8 million in salaries and fringe, wage taxes and other benefits at the FSS business and Enlaces.

The increase of $0.7 million in allowance for doubtful accounts in Enlaces was due to the application of our internal policy regarding the allowance for doubtful accounts related to a contract linked to a service provided to the Mexican Government.

Restructuring Expenses

Restructuring expenses consist primarily of fees paid to our financial and legal advisors involved in the restructuring process. Restructuring expenses increased $19.7 million to $28.8 million in 2011 from

$9.1 million in 2010. The increase relates to the costs associated with our attempt to modify our financial arrangements during 2011, including legal, professional and advisory fees.

Depreciation and Amortization

Depreciation and amortization expense increased $3.3 million to $24.7 million in 2011 (38% of revenues) compared to $21.4 million in 2010 (34% of revenues). The table below sets forth the components of our depreciation and amortization expense:

	Six Months Ended
	June 30,
	2011	2010	Difference
	(In thousands of U.S. dollars)

Contract backlog	$5,580	$2,695	$2,885
Satmex 6	7,532	7,265	267
Satmex 5	9,600	9,362	238
Concessions	730	706	24
Equipment for satellite, furniture and equipment and other	1,234	1,386	(152)

Total depreciation and amortization	$24,676	$21,414	$3,262

As of May 26, 2011, Satmex recognized, in connection with the adoption of push-down accounting treatment, an increase in intangible assets (contract backlog, customer relationship) reflecting the values that arose from the valuation and fair value of Satmex’s assets. The net increase in depreciation and amortization in 2011 is derived from the recognition of the new value of noncurrent assets starting May 26, 2011 as a consequence of this treatment.

Operating Income (Loss)

For the six months ended June 30, 2011 the operating loss was $8.1 million compared to operating income of $16.7 million in 2010 for the reasons discussed above.

Interest Expense

Total interest cost for the six months ended June 30, 2011 was $18.8 million, compared to $22.4 million in 2010. The table below set forth the components of our interest expense:

	Six Months Ended
	June 30,
	2011	2010	Difference
	(In thousands of U.S. dollars)

First Priority Old Notes interest	$12,275	$12,473	$(198)
Second Priority Old Notes interest	8,649	9,933	(1,284)
Original Notes interest	3,156	—	3,156
Interest capitalized in Satmex 8	(5,573)	—	(5,573)
Amortization of deferred financing costs	253	—	253
Other commissions	37	40	(3)

Total interest expense	$18,797	$22,446	$(3,649)

The decrease of $3.6 million was mainly due to the ability of Satmex to capitalize certain interest costs incurred in 2011 as a result of the commencement of construction of Satmex 8, partially offset by interest incurred on the Original Notes.

Net Foreign Exchange Gain (Loss)

We recorded a foreign exchange gain for the first six months of 2011 of $292, and $6 in the same period of 2010. Foreign exchange losses and gains are calculated based on outstanding balances of Mexican peso-dominated assets and liabilities relative to the prevailing U.S. dollar/Mexican peso exchange rate.

Income Tax

Satmex applied different income tax rates according to the estimated date of reversal of each of the temporary items due to rate differences for each year as a result of the laws enacted on December 31, 2009. Satmex and its subsidiaries pay both (i) the business flat tax known as Impuesto Empresarial a Tasa Única, or IETU, since 2008 and (ii) the income tax known as Impuesto sobre la Renta or ISR. Our future projections indicate that we will continue to pay both taxes during the life of the Concessions. Accordingly, deferred taxes are calculated based on a hybrid approach, which considers a mix of both tax regimens. For the six months ended June 30, 2011, we recorded income tax expense of $4.6 million on a loss before income taxes of $26.4 million, while for the same period of 2010 we recorded income tax expense of $0.5 million on a loss before income taxes of $5.6 million yielding a negative effective rate in both years. The negative effective rate principally arises from the fact that interest expense, depreciation and amortization are not deductible for IETU purposes, which results in taxable income for those entities that pay IETU. The IETU tax is computed on a cash basis (excluding interest expenses).

Net Loss Attributable to Satélites Mexicanos, S.A. de C.V.

As a result of the aforementioned factors, the net loss attributable to Satmex for the first six months of 2011 was $31.1 million, as compared to a loss of $6.3 million for the same period in 2010.

Results of Operations for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Revenue

Revenue for 2010 was $128.8 million, compared to $125.0 million for 2009, an increase of approximately $3.8 million, or 3%. The increase was due to an increase in FSS of approximately $3.8 million and an increase in broadband satellite services provided by Enlaces of $500,000, partially offset by a decrease in programming distribution services of $500,000.

	Year Ended December 31,
	2010	2009	Difference
	(In thousands of U.S. dollars)

Satellite services	$105,781	$102,061	$3,720
Broadband satellite services	12,910	12,384	526
Programming distribution services	10,071	10,594	(523)

Total revenue	$128,762	$125,039	$3,723

The increase of approximately $3.8 million in FSS was due to an increase of $1.4 million in new contracts, plus an increase of $4.3 million for additional net capacity contracted by existing customers, partially offset by approximately $2.1 million in expired contracts.

Operating Costs and Expenses

Operating costs and expenses increased $8.2 million to $96.5 million in 2010, or 75% of revenue, from $88.3 million in 2009, or 71% of revenue. The table below sets forth the components of our operating expenses:

	Year Ended December 31,
	2010	2009	Difference
	(In thousands of U.S. dollars)

Operating costs	$19,613	$20,464	$(851)
Selling and administrative expenses	17,040	16,893	147
Restructuring expenses	16,443	3,324	13,119
Depreciation and amortization	43,402	47,657	(4,255)

Total operating expenses	$96,498	$88,338	$8,160

Operating Costs

Operating costs for 2010 decreased $851,000 to $19.6 million, or 15% of revenue, compared to $20.4 million in 2009, or 16% of revenue. The table below sets forth the components of our operating costs:

	Year Ended December 31,
	2010	2009	Difference
	(In thousands of U.S. dollars)

Satellite services	$11,405	$12,884	$(1,479)
Broadband satellite services	2,821	2,249	572
Programming distribution services	5,387	5,331	56

Total operating costs	$19,613	$20,464	$(851)

Satellite services costs decreased $1.4 million. This improvement is mostly due to a reduction in satellite insurance cost of approximately $688,000. In addition, in 2009 approximately $780,000 of costs were incurred with respect to Satmex 7, which were expensed as they did not meet the applicable criteria for capitalization.

Broadband satellite services cost increased due to costs associated with installation of antennas and maintenance of teleport and antennas.

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of salaries and employee compensation, professional fees, allowance for doubtful accounts and other expenses. Selling and administrative expenses amounted to $17.0 million in 2010, or 13% of revenue, compared to $16.9 million in 2009, or 14% of revenue.

The minor increase in selling and administrative expenses was attributable to an increase in personnel costs offset by a decrease in professional fees and other expenses.

Restructuring Expenses

Restructuring expenses consist primarily of fees paid to our financial and legal advisors involved in the restructuring process. Restructuring expenses increased $13.1 million to $16.4 million in 2010, or 13% of revenue, compared to $3.3 million in 2009, or 3% of revenue. The increase relates to the costs associated with our attempt to modify our financial arrangements during 2010, including legal, professional and advisory fees.

Depreciation and Amortization

Depreciation and amortization expense decreased $4.3 million to $43.4 million in 2010, or 34% of revenue, compared to $47.7 million in 2009, or 38% of revenue. The table below sets forth the components of our depreciation and amortization expense:

	Year Ended December 31,
	2010	2009	Difference
	(In thousands of U.S. dollars)

Contract backlog	$5,391	$13,935	$(8,544)
Satmex 6	14,531	14,531	—
Satmex 5	19,375	13,537	5,838
Solidaridad 2	—	784	(784)
Concessions	1,412	1,412	—
Equipment for satellite, furniture and equipment and other	2,693	3,458	(765)

Total depreciation and amortization	$43,402	$47,657	$(4,255)

As of November 30, 2006, in connection with the adoption of fresh-start reporting, we recorded our intangible assets (contract backlog, customer relationships, internally developed software and landing rights) at their fair value. The remaining useful lives of such assets were also determined at the date of fresh-start accounting in 2006, based on estimated cash flows expected to be generated by the intangible assets during their useful life. The net decrease in amortization of contract backlog is due to the expiration of various contract terms to which the backlog related. The increase in the depreciation of Satmex 5 is due to the reduction of its expected useful life resulting from the XIPS failure described in this prospectus.

Operating Income

Our operating income decreased $4.4 million to $32.3 million in 2010, compared to $36.7 million in 2009, due to the reasons discussed above.

Interest Expense

Total interest cost increased $2.1 million to $45.8 million in 2010, compared to $43.7 million in 2009. The increase is primarily due to the increase in the interest rate payable on the First Priority Old Notes.

Net Foreign Exchange Gain (Loss)

We recorded a foreign exchange gain of $71,000 in 2010 and $12,000 in 2009. Foreign exchange gains (losses) are calculated based on outstanding balances of Mexican peso-dominated assets and liabilities relative to the prevailing U.S. dollar/Mexican peso exchange rate.

Income Tax

We applied different income tax rates according to the estimated date of reversal of each of the temporary items due to rate differences for each year as a result of the laws enacted on December 31, 2009. We and our subsidiaries pay both (i) the business flat tax known as Impuesto Empresial a Tasa Única, or IETU, since 2008 and (ii) the income tax known as Impuesto Sobre la Renta, or ISR. Our future projections indicate that we will continue to pay both taxes during the life of our Concessions. Accordingly, deferred taxes are calculated based on a hybrid approach, which considers a mix of both tax regimes. For 2010, we recorded income tax expense (including both ISR and IETU) of $779,000 on a loss before income taxes of $13.1 million, while for 2009 we recorded income tax expense of $13.2 million on a loss before income taxes of $6.5 million yielding a negative effective rate in both years. The negative effective rate principally arises from the fact that interest expense, depreciation and amortization are not deductible for IETU purposes, which results in taxable income for those entities that pay IETU. The IETU tax is computed on a cash basis (excluding interest expenses).

The decrease in IETU tax expense in 2010 as compared to 2009 was mainly due to Satmex 8’s costs of construction in 2010, which are deductible for flat tax purposes.

Net Loss Attributable to Satmex

According to the factors described above, our net loss decreased $5.9 million to $14.3 million in 2010, compared to a loss of $20.2 million in 2009.

Results of operations for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Revenue

Revenue for 2009 was $125.0 million, compared to $114.7 million during 2008, an increase of $10.3 million compared to previous year. The increase was due to an increase in FSS of $8.8 million and an increase of $2.5 million in programming distribution services, partially offset by a decrease of $900,000 in broadband satellite services provided by Enlaces.

	Year Ended December 31,
	2009	2008	Difference
	(In thousands of U.S. dollars)

Satellite services	$102,061	$93,248	$8,813
Broadband satellite services	12,384	13,335	(951)
Programming distribution services	10,594	8,136	2,458

Total revenue	$125,039	$114,719	$10,320

The increase of $8.8 million in FSS was due to an increase of $4.0 million in new contracts and an increase of $8.6 million for additional net capacity contracted by existing customers, partially offset by $3.8 million in expired contracts.

Operating Costs and Expenses

Operating costs and expenses decreased $6.1 million to $88.3 million in 2009, or 71% of revenue, from $94.4 million in 2008, or 82% of revenue. The table below sets forth the components of our operating costs and expenses:

	Year Ended December 31,
	2009	2008	Difference
	(In thousands of U.S. dollars)

Operating costs	$20,464	$20,531	$(67)
Selling and administrative expenses	16,893	21,223	(4,330)
Restructuring expenses	3,324	4,424	(1,100)
Depreciation and amortization	47,657	59,807	(12,150)
Reversal of provision for orbital incentive	—	(6,989)	6,989
Gain on recovery from customers	—	(4,610)	4,610

Total operating expenses	$88,338	$94,386	$(6,048)

Operating Costs

Operating costs decreased $67,000 to $20.46 million in 2009, or 16% of revenue, compared to $20.53 million in 2008, or 18% of revenue. The table below sets forth the components of our total operating costs:

	Year Ended December 31,
	2009	2008	Difference
	(In thousands of U.S. dollars)

Satellite services	$12,884	$14,183	$(1,299)
Programming distribution services	5,331	4,162	1,169
Broadband satellite services	2,249	2,186	63

Total operating costs	$20,464	$20,531	$(67)

Satellite services costs decreased $1.3 million in 2009 as compared to 2008. The decrease is due to lower satellite insurance costs of approximately $500,000 and a $1.2 million decrease in personnel costs due to provisions for severance for certain terminated employees, which were partially offset by an increase of $400,000 in other expenses.

Programming distribution agreements provide for revenue sharing with content producers. As a result of an increase in revenue from 2009 programming distribution services, our programming distribution services costs increased by $1.1 million.

Selling and Administrative Expenses

Selling and administrative expenses, which consist primarily of salaries and employee compensation, professional fees, allowance for doubtful accounts and other expenses, amounted to $16.9 million in 2009, or 14% of revenue, as compared to $21.2 million in 2008, or 18% of revenue.

The decrease in selling and administrative expenses was primarily due to a decrease in professional fees.

Restructuring Expenses

Restructuring expenses consist primarily of fees paid to our financial and legal advisors involved in the restructuring process. Restructuring expenses decreased $1.1 million to $3.3 million in 2009, or 3% of revenue, compared to $4.4 million in 2008, or 4% of revenue. Restructuring expenses decreased $1.1 million due to a decrease in activities related to restructuring.

Depreciation and Amortization

Depreciation and amortization expense was $47.7 million (38% of revenues), compared to $59.8 million in 2008 (52% of revenues), a decrease of $12.1 million. The table below sets forth the components of our depreciation and amortization expense:

	Year Ended
	December 31,
	2009	2008	Difference
	(In thousands of U.S. dollars)

Contract backlog	$13,935	$25,190	$(11,255)
Satmex 5	13,537	13,534	3
Satmex 6	14,531	14,531	—
Solidaridad 2	784	2,286	(1,502)
Concessions	1,412	1,412	—
Other expenses	3,458	2,854	604

Total depreciation and amortization	$47,657	$59,807	$(12,150)

Effective November 30, 2006, in connection with our adoption of fresh-start reporting, we recorded our intangible assets (contract backlog, customer relationships, internally developed software and landing rights) at their fair value. The remaining useful lives of such assets were also determined at the date of fresh-start accounting in 2006, based on estimated cash flows expected to be generated by the intangible assets during their useful life. The net decrease in amortization of the contract backlog amount is due to the expiration of various contracts related to the backlog. The net decrease in depreciation of Solidaridad 2 is due to the full depreciation of its remaining book value of $784,000 in 2009 as compared to 2008.

Orbital Incentive

Under the orbital incentive provision, in the event that a transponder is successfully operating at the end of its specific useful lifetime and we continue to use it for telecommunications purposes, then we must pay the supplier daily payments for each successfully operating transponder (C-, Ku- and L-bands). The orbital incentive provision for 2006 and 2007 was reversed in 2008 in accordance with a settlement agreement signed in 2008. The reversal resulted in an amount of $7.0 million, which had the effect of offsetting costs in 2008.

Gain on Recovery from Customers

Gain on recovery from customers of $4.6 million in 2008 represents a gain from the successful outcome of a lawsuit against a former customer, which occurred in the second quarter of 2008.

Operating Income

Our operating income increased $16.4 million to $36.7 million in 2009, compared to $20.3 million in 2008, due to the reasons mentioned above.

Interest Expense

Total interest cost decreased $4.8 million to $43.7 million in 2009, compared to $48.5 million in 2008, due to a decrease in average interest rates on the outstanding balances during 2009.

Net Foreign Exchange Loss/Gain

We recorded a foreign exchange gain of $12,000 in 2009 and $1.8 million of foreign exchange loss in 2008. Foreign exchange losses and gains are calculated based on outstanding balances of Mexican peso-dominated assets and liabilities, relative to the prevailing U.S. dollar/Mexican peso exchange rate. This fluctuation was due to our maintenance of a net monetary liability position in foreign currency which was benefitted by the appreciation in the Mexican peso against the U.S. dollar from 2008 to 2009, while the exchange rate significantly depreciated from 2007 to 2008, causing a loss in 2008.

Income Tax

For 2009, we recorded income tax expense (including both ISR and IETU) of $13.2 million on a loss before income taxes of $6.5 million. For 2008, we recorded income tax expense of $6.8 million on a loss before income taxes of $28.5 million, yielding a negative rate in both 2009 and 2008. The negative rate principally arises from the fact that interest expense, depreciation and amortization are not deductible for IETU purposes, thereby resulting in taxable income for those entities that pay IETU. The IETU tax is computed on a cash basis (excluding interest expenses). The variation in current taxes is the result of an increase of revenue, and a decrease of expenses in 2009 from 2008 as well as a significant investment in capital expenditures deducted for IETU tax purposes in 2008. The variation in deferred taxes is mainly due to the recognition of deferred taxes in 2008 based on a hybrid method (i.e., a mix of regular income tax and IETU) due to our projections that we will be subject to both tax regimes during the term of the Concessions.

Net Loss Attributable to Satmex

According to the factors described above, our net loss decreased $15.4 million to $20.2 million in 2009, as compared to a loss of $35.6 million for the same period in 2008.

Inflation and Foreign Exchange Fluctuations

During 2010, 2009 and 2008, the annual rates of inflation in Mexico, as measured by changes in the National Consumer Price Index as provided by Banco de México, were 4.40%, 3.57% and 6.53%, respectively. A portion of our expenditures, including capital expenses and satellite insurance, and our customer contracts are not directly affected by Mexican inflation because they are denominated in U.S. dollars. However, high inflation rates would affect Mexican peso-denominated expenses, such as payroll and rent. To the extent that the Mexican peso’s devaluation against the U.S. dollar is less than the inflation rate in Mexico, we will be adversely affected by the effect of inflation in Mexico with respect to our Mexican peso-denominated expenses. We do not use foreign currency hedges.

The Mexican peso appreciated against the U.S. dollar by approximately 3.5% in 2009 and 5.4% in 2010 and depreciated against the U.S. dollar by approximately 24.6% in 2008. Inflation for 2010, 2009 and 2008 was 4.4%, 3.6% and 6.5%, respectively. A substantial majority of our revenues are in U.S. dollars. As noted above, although many of our costs and expenses are also denominated in U.S. dollars, approximately 55% are in pesos. As a result, the appreciation of the peso against the U.S. dollar results in an increase in our expenses as reflected in dollars in our financial statements.

Backlog

The stability of our revenue and cash flows is supported by our multi-year contracts with non-governmental customers, which are typically three to five years in duration and U.S. dollar denominated. Our backlog represents our expected future revenues from existing contracts (without discounts for present value). The value of our backlog represents the full service charge for the duration of the contract and does not include any termination fees or assume that any contract will be renewed beyond its stated expiration date. For the six months ended June 30, 2011, our contracted FSS revenue backlog was approximately $203.4 million. For 2010, our contracted FSS revenue backlog was approximately $220.7 million, or a multiple of approximately 2.1 times our 2010 FSS revenue. Of the approximate $220.7 million of backlog, we anticipate realizing approximately $91.7 million during 2011, $67.3 million during 2012 and the remaining $61.7 million during 2013 and thereafter. Approximately 94% of this backlog relates to contracts that are non-cancelable and cancelable only upon payment of substantial termination. In addition to the foregoing, the backlog for Enlaces as of June 30, 2011 was approximately $8.0 million.

Liquidity and Capital Resources

Satmex’s cash balance as of June 30, 2011 was $150.8 million compared to $75.7 million on December 31, 2010, an increase of $75.1 million. At June 30, 2011, Satmex had total debt of $325.0 million. This amount represents the Original Notes issued on May 5, 2011.

We generally rely on cash generated from our operations, capital increases and long-term debt to fund our working capital needs, capital expenditures, interest payments and debt repayments. However, our business is very capital intensive and, prior to consummating the Transactions, we faced liquidity constraints principally because our existing indebtedness significantly restricted our ability to use our cash or incur new indebtedness. We may continue to face liquidity constraints as our capital expenditures increase in connection with the construction, launch and insurance of new satellites and the expansion and upgrade of our satellite network.

Substantially all of our capital expenditures are denominated in U.S. dollars. Our total capital expenditures were $129.4 million, $68.5 million, $4.2 million and $6.5 million for the six months ended June 30, 2011 and the years ended 2010, 2009 and 2008, respectively. Capital expenditures related to Satmex 8 were $63.1 million in 2010. Capital expenditures related to the construction of Satmex 7 were $3.5 million in 2008. During the six months ended June 30, 2011 and the years ended 2010, 2009 and 2008, we invested

$0.6 million, $4.6 million, $1.8 million and $3.0 million, respectively, in electronic, data and processing equipment, infrastructure and vehicles. The table below sets forth our capital expenditures for the periods indicated:

	Six Months
	Ended June 30,	Year Ended December 31,
	2011	2010	2009	2008
	(In millions of U.S. dollars)

Acquisition of property, furniture and equipment	$0.6	$5.4	$4.2	$3.0
Construction of Satmex 7	—	—	—	3.5
Construction of Satmex 8	128.8	63.1	—	—

Total	$129.4	$68.5	$4.2	$6.5

We expect the net proceeds from the Transactions and the cash flow generated from our operations to be sufficient to fund our working capital and capital expenditures needs for fiscal year 2011, including the payments to be made during the year in connection with the construction, launch and insurance of Satmex 8, which we estimate to be $177.3 million of the total cost of approximately $331.6 million. We anticipate funding any future capital expenditures, including the construction, launch and insurance of Satmex 7, from proceeds raised through one or more separate debt and/or equity offerings, as we do not anticipate generating sufficient cash from operations.

Sources and Uses of Cash

We generated positive cash flow of $75.1 million during the first six months of 2011 as compared to negative cash flow of $0.9 million in 2010.

Operating Activities

Notwithstanding our net loss, our operations for the six months ended June 30, 2011 generated $5.3 million in positive cash flow. Our net loss was partially offset by our non-cash expenses, including $24.7 million of depreciation and amortization and $4.0 million of accrued, capitalized interest. Changes in operating assets and liabilities during the first six months of 2011 also negatively affected our cash flow by $30.7 million principally as a result of slower collections of accounts receivable.

Our operations for 2010 generated $41.0 million in positive cash flow despite our net loss which was principally due to significant non-cash expenses, including $43.4 million of depreciation and amortization and $15.5 million of accrued and capitalized paid-in-kind interest. Changes in operating assets and liabilities during 2010 negatively affected our cash flow by $2.2 million principally as a result of slower collections of accounts receivable when compared to our revenue growth in 2010, as well as an IETU tax credit in excess of $3.2 million as a result of capital expenditures for Satmex 8 which has not yet been realized in cash.

Our operations for 2009 generated $46.0 million in positive cash flow despite our net loss which was principally due to significant non-cash expenses, including $47.7 million of depreciation and amortization and $14.3 million of accrued and capitalized paid-in-capital interest. Changes in operating assets and liabilities during 2009 positively affected our cash flow in excess of $4.2 million, primarily as a result of net collections of accounts receivable, which more than offset payments made against accounts payable, accrued expenses and income taxes and prepaid insurance.

Investing Activities

Our net cash used in investing activities for the six months ended June 30, 2011 primarily resulted from the payments associated with the construction of Satmex 8 and our investment in infrastructure, vehicles and electronic, data and processing equipment.

Our net cash used in investing activities for the year ended December 31, 2010 primarily resulted from the payment associated with the execution of an ATP for the future construction of Satmex 8 and our investment in infrastructure, vehicles and electronic, data and processing equipment. Our net cash used in investing activities for the years ended 2009 and 2008 resulted from similar equipment investments.

Financing Activities

Our net cash provided by financing activities for the six months ended June 30, 2011 was $158.5 million and reflects the shareholders’ capital contributions of $90.0 million, and the issuance of the Exchange Notes for $325.0 million net of repayment of $238.2 million of the First Priority Old Notes and payment of deferred financing costs of $18.2 million.

We did not experience cash inflow or outflow from financing activities during the years ended 2010, 2009 or 2008.

We believe that after the Transactions, our current sources of liquidity are sufficient to meet our operating requirements for 2011.

Financing Agreements

First Priority Old Notes

On November 30, 2006, we issued our First Priority Old Notes in an aggregate principal amount of approximately $238.2 million (the aggregate principal amount outstanding, was approximately $238.2 million through February 28, 2011). The First Priority Old Notes ranked senior in right of payment to all of our subordinated debt and pari passu in right of payment to all of our senior indebtedness, including the Second Priority Old Notes. The First Priority Old Notes were secured by a first priority lien on substantially all of our assets, which was senior to the lien securing our Second Priority Old Notes. The First Priority Old Notes were effectively senior to our unsecured indebtedness to the extent of the value of the collateral securing the First Priority Old Notes. To the extent the value of the collateral securing the First Priority Old Notes was less than the amounts owing thereunder, the rights of the holders thereof were pari passu with the rights of the holders of the Second Priority Old Notes and most of our other liabilities. The First Priority Old Notes had an interest rate of 12.0% per annum and were redeemable at our option for a redemption price equal to outstanding principal, plus accrued and unpaid interest, plus certain tax liabilities of Noteholders that we were obligated to reimburse, plus if redeemed in connection with a change in control, a change in control premium of 1.0% of the redeemed principal amount, plus certain indemnification amounts applicable if the First Priority Old Notes were redeemed on a day other than a scheduled interest payment date.

The First Priority Old Notes were repaid in connection with the consummation of the Transactions. Each Holder of an Allowed First Priority Old Note Claim, in full and complete settlement, release, and discharge of such claim, was paid in full in cash all outstanding principal and accrued but unpaid interest at the applicable non-default rate of 12% per annum under the First Priority Old Notes, without penalty or premium, as of May 26, 2011.

Second Priority Old Notes

On November 30, 2006, we issued the Second Priority Old Notes in an aggregate principal amount of $140 million (the aggregate principal amount outstanding was approximately $201.9 million through February 28, 2011). The interest rate on the Second Priority Old Notes was 10.125% per annum. We were required to make interest payments on the Second Priority Old Notes quarterly on the last day of February, May, August and November until maturity. Interest on the Second Priority Old Notes was payable in-kind in 2007. From February 2008 through November 2011, 2.000% of the 10.125% per annum interest on the Second Priority Old Notes was payable in cash and 8.125% was payable in-kind, after which time all interest on the Second Priority Old Notes was payable in cash. The Second Priority Old Notes were secured by a second priority lien on substantially all of our assets and are effectively senior to our unsecured indebtedness to the extent of the value of the second lien on the collateral securing the Second Priority Old Notes. The Second Priority Old Notes were redeemable at Satmex’s option for a redemption price equal to (a) outstanding principal, plus (b) accrued and unpaid interest, plus (c) certain tax liabilities of holders of the notes that

Satmex were obligated to reimburse, plus (d) certain indemnification amounts applicable if the Second Priority Old Notes were redeemed on a day other than a scheduled interest payment date. Satmex’s obligations under the Second Priority Note Indenture were guaranteed by Alterna’TV and Alterna’TV International.

The Second Priority Old Notes were cancelled and exchanged for direct or indirect, as the case may be, equity in Satmex, in connection with the consummation of the Transactions as of May 26, 2011.

Contractual Obligations

The following table shows our aggregate contractual obligations as of December 31, 2010:

	Payments Due By Period
		Less Than
	Total	1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands of U.S. dollars)

Contractual Obligations:
Debt and related interest accrued as of December 31, 2010(1)(2)	$547,458	$288,393	$259,065	$—	$—
Construction in-progress and launch of Satmex 8	221,057	177,257	43,800	—	—
Operating leases(3)	1,762	567	1,088	92	15
Other long-term obligations(4)	5,079	508	1,016	1,016	2,539
Other commercial commitments(5)	6,452	2,221	3,080	1,150	—

Total contractual cash obligations	$781,808	$468,946	$308,049	$2,258	$2,554

(1)	Interest on the First Priority Old Notes is calculated using a projected interest rate of approximately 12.000% over the remaining life of the notes. Interest on the Second Priority Old Notes is calculated using an annual fixed rate of 10.125%, taking into account capitalized interest (interest accrued to principal from 2007 until 2013).

(2)	As of May 26, 2011, after giving effect to the Transactions, we paid in full the aggregate outstanding principal amount of the First Priority Old Notes together with accrued but unpaid interest. Additionally, our Second Priority Old Notes were cancelled and converted into direct and indirect equity interests in reorganized Satmex. The Original Notes were also issued but are not reflected in this table.

(3)	Represents future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more.

(4)	Represents payments to the Mexican government under the Property Concession.

(5)	Represents future payments under services and maintenance contracts.

As a result of the Recapitalization Transactions that took place subsequent to December 31, 2010, our contractual obligations related to long-term debt changed significantly from that presented in the table above. On May 26, 2011, we repaid $238.2 million of the First Priority Old Notes and capitalized $78.6 million of Second Priority Old Notes into common stock of Satmex (Successor Registrant), which represented the fair value of such debt after the application of the push-down accounting adjustments on May 26, 2011. Accordingly, as of such date, we no longer have any obligations under either of the Old Notes. Furthermore, on May 5, 2011, we issued the Original Notes for $325 million, which accrue interest at 9.5% annually and are due in 2017.

There were no significant changes to the other contractual obligations presented in the table above.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet arrangements that have or that we believe are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates. Accounting policies that are critical to understanding our financial statements and that require significant judgment by management include the estimated useful lives of our satellites, the valuation of long-lived assets, goodwill, other intangible assets, the valuation allowance related to income tax, revenue recognition and the allowance for doubtful accounts.

We emerged from our reorganization process on November 26, 2006 and adopted fresh-start reporting as of November 30, 2006. Our reorganization enterprise value was allocated at that time to our assets and liabilities, which were stated at fair value in accordance with FASB ASC 805-10, Business Combinations (formerly SFAS No. 141). In addition, our accumulated deficit was eliminated and our new debt and equity were recorded in accordance with the distributions set forth in the 2006 Plan.

On May 26, 2011, the transactions contemplated by the Share Purchase Agreement, dated as of December 22, 2010 and as amended on March 29, 2011, by and among Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria, solely and exclusively as trustee in the Irrevocable Administration Trust Agreement No. F/589 dated November 28, 2006, and Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, Dirección Fiduciaria, solely and exclusively as trustee in the Irrevocable Administration Trust Agreement No. 80501 dated November 28, 2006, on the one hand, and Holdsat México and Investment Holdings BV, on the other hand, were consummated resulting in a change in control of Satmex, such that it became wholly-owned by Holdsat México and Investment Holdings BV as of such date. Based on such change in control, in conformity with FASB ASC Topic 805-50-S99, New Basis of Accounting, Satmex is required to apply push-down accounting. This resulted in the push-down to Satmex of the fair value of its net assets acquired by Holdsat México and Investment Holdings BV.

Fair Value of Assets and Liabilities in a Business Combination

As discussed above, on May 26, 2011, Satmex was acquired by Holdsat México and Investment Holdings BV. As a result of push-down accounting, Satmex recorded its net assets at fair value. Fair value was determined by management, taking into consideration appraised values principally based on discounted expected cash flows, replacement cost and the market approach. These fair value amounts are preliminary as Satmex is in the process of finalizing fair value estimates and the assignment of such values to its net assets acquired by the collaborative investors, including the identification of other intangible assets.

Design and Useful Lives of Satellites

Upon adoption of push-down accounting on May 26, 2011, our satellites were valued at fair value as discussed above. Estimated remaining useful lives were also adjusted as of such date.

As of December 31, 2010, our satellites and equipment were valued at their fair value as of November 30, 2006, the effective date of the previous reorganization of Satmex and on which date Satmex had applied fresh start reporting.

Depreciation expense is calculated using the straight-line method over the estimated useful lives of the satellites. The estimated useful life is based on the satellites’ design life.

The estimated design lives of our in-orbit satellites were:

Satellite	Design Life

Satmex 6	15.0 years
Satmex 5	15.0 years
Solidaridad 2	14.5 years

The estimated remaining useful lives of our in-orbit satellites, as of June 30, 2011, were:

Estimated
Remaining
Satellite	Useful Life

Satmex 6	11.69 years
Satmex 5	1.43 years
Solidaridad 2(1)	0.25 years

(1)	In March 2008, Solidaridad 2 was placed in inclined orbit to conserve propellant. Since then, it has primarily provided L-band service to the Mexican Government for national security and social services and makes no material contribution to our operating income. It concluded its depreciation period based upon its original estimated design life at the end of 2009. As of December 31, 2010, we estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011 we began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, we received the results of an independent study and based on such study we have decided to de-orbit the satellite, which we plan to commence in October 2011. We currently intend to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, we currently anticipate transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit.

Solidaridad 2, Satmex 5 and Satmex 6 are being depreciated over their estimated useful lives commencing on their in-orbit service dates of November 14, 1994, January 16, 1999 and July 1, 2006, respectively. On January 27, 2010, Satmex 5 experienced the total failure of its XIPS and consequently its expected useful life was reduced. The net effect of the Satmex 5 depreciation adjustment in 2010 was $6.4 million. Solidaridad 2 concluded its depreciation period based upon the expiration of its original estimated design life at the end of 2009. The satellite manufacturers provide the propellant mass and estimated lifetime when the satellites are handed over at the end of the orbit testing. To estimate the remaining fuel, the bookkeeping method is used, which consists of subtracting from the propellant mass the fuel used after each maneuver executed.

Costs incurred in connection with the construction and successful deployment of our satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, launch insurance, construction period interest and the estimated value of satellite incentive payments. All capitalized satellite costs are amortized over the estimated useful life of the related satellite. Losses from unsuccessful launches and in-orbit failures of our satellites, net of insurance proceeds, are recorded in the period in which they occur.

Valuation of Long-Lived Assets

The carrying value of the satellites, amortizable intangible assets and other long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the expected undiscounted future cash flows are less than the carrying value of the long-lived assets, an impairment charge is recorded based on such asset’s estimated fair value. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows from our satellites could be impacted by, among other things:

•	changes in estimates of the useful life of the satellite;

•	changes in estimates of our ability to operate the satellite at expected levels;

•	changes in the manner in which the satellite is to be used; and

•	the loss of one or several significant customer contracts on the satellite.

The significant assumptions we used in our undiscounted cash flow model with respect to our intangible Concession assets consider the operation of three satellites. In order for that to occur, we must successfully complete the construction, launch, operation and insurance of Satmex 8 as well as the construction, launch, operation and insurance of Satmex 7. Satmex 8 is intended to replace Satmex 5. Satmex 7 is currently anticipated to occupy the orbital slot of Solidaridad 2. Our analysis did not result in the impairment of any of our satellites or long-lived assets.

Goodwill and Other Intangible Assets

Goodwill resulting from our reorganization in 2006 was written-off on May 26, 2011 as a result of the adoption of push-down accounting stemming from the recapitalization transactions. As of December 31, 2010, goodwill represents the amount by which our reorganization equity value exceeded the fair value of our net assets (exclusive of debt obligations), as of November 30, 2006. Pursuant to the provisions FASB ASC 350-10, Intangibles — Goodwill and Other (formerly SFAS No. 142), goodwill is not amortized and is subject to an annual impairment test that we perform in the fourth quarter of each fiscal year. Goodwill was fully allocated to the satellite services segment reporting unit. FASB ASC 350-10 requires a two-step approach with respect to the goodwill impairment analysis. Step one requires us to compare the fair value of the reporting unit to its carrying amount on an annual basis or more frequently if circumstances indicate impairment may have occurred to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, a second step is performed in which the implied fair value of goodwill is calculated and an impairment loss is recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than its carrying value. Estimating the fair value of reporting unit is a subjective process that involves the use of estimates and judgments, particularly related to cash flows and the appropriate discount rates. The fair value of the reporting unit was determined using a combination of valuation techniques consistent with the income approach and the market approach and included the consideration of independent valuations. For purposes of the income approach, discounted cash flows were calculated by taking the net present value of estimated cash flows using a combination of historical results, estimated future cash flows and an appropriate price to earnings multiple. The significant assumptions we used in our undiscounted cash flow model with respect to goodwill rely on our operation of three satellites. In order for that to occur, we must successfully complete the construction, launch, operation and insurance of Satmex 8 as well as the construction, launch, operation and insurance of Satmex 7. Satmex 8 is intended to replace Satmex 5. Satmex 7 is currently intended to occupy the orbital slot of Solidaridad 2. We assumed a terminal value of a multiple of EBITDA and a discount rate consistent with industry standards. As a result, based on the foregoing analysis, our goodwill and other intangible assets were not impaired. We used a weighted average cost of capital discount rate for our analysis. We use our internal forecast to estimate future cash flows and actual results may differ for forecasted results. We utilized discount rates that we believe adequately reflected the risk and uncertainty in the financial markets generally and specifically in our internally developed forecasts.

We completed our annual goodwill impairment test in the fourth quarter of 2010 and determined that goodwill was not impaired. The carrying value of the satellite services reporting unit is negative. Therefore, its fair value exceeded its carrying value and thus passed step one of the goodwill impairment test, indicating that goodwill was not impaired. Although the carrying value of the reporting unit is negative, this negative position has generally resulted from the significant interest expense incurred on our debt agreements. We have, for the past three years, generated positive cash flows from operations. We believe that our historical operations and our current restructuring efforts, coupled with the construction of Satmex 8 and currently anticipated construction of Satmex 7 and the operations they are expected to generate provide evidence that despite the negative carrying value of the reporting unit to which goodwill is assigned, there is no impairment of its goodwill.

Intangible assets as of June 30, 2011 represents contracted backlog, the fair value of which was calculated using the discounted cash flow approach. These intangible assets are amortized in accordance with the various contract maturities. As of December 31, 2010, intangible assets consist primarily of customer relationships, landing rights, contract backlog and internally developed software and technology, all of which were recorded in connection with the adoption of fresh-start reporting. The fair values were calculated using several approaches that encompassed the use of excess earnings, relief from royalty and the build-up methods. The excess earnings, relief from royalty and build-up approaches are variations of the income approach. The income approach, more commonly known as the discounted cash flow approach, estimates fair value based on the cash flows that an asset can be expected to generate over its useful life. Identifiable intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful lives of the assets, except for contract backlog, which is amortized in accordance with the agreement’s maturity.

Income Tax

We recognize deferred income tax assets and liabilities for the future consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective income tax bases, measured using enacted rates. For statutory purposes, books and records are maintained in Mexican pesos, the Spanish language and Mexican Financial Reporting Standards. The enactment of IETU required our management to project the estimated taxable income applicable to future fiscal years in order to determine the appropriate tax rate to measure deferred tax assets and liabilities. Based on our projections, we determined that in certain fiscal years we will pay ISR, while in others, we will pay IETU. Accordingly, we scheduled the reversal of the temporary differences for both ISR and IETU purposes, determined by year whether the applicable temporary differences should be those under ISR or those under IETU, and applied the applicable rates. Such financial forecasts were based on our management’s best estimate of the taxable income of Satmex and its subsidiaries. The forecasts and projections are sensitive to operational and financial changes that Satmex and its subsidiaries might experience in the future. If, as a result of unforeseen circumstances during a certain period, Satmex or any of its subsidiaries incur a tax different than forecasted and such circumstances are considered temporary or circumstantial, we shall continue to recognize the deferred tax based only on its original forecast. The effects of changes in the statutory rates are accounted for in the period that includes the enactment date. Deferred income tax assets are also recognized for the estimated future effects of tax loss carry forwards and asset tax credit carry forwards. A valuation allowance is applied to reduce deferred income tax assets to the amount of future net benefits that are more likely than not to be realized, which is computed based on projected tax results. Based on our projections of anticipated tax liability, we estimate that the tax loss carry forwards will not be fully utilized before their expiration.

Revenue Recognition

“Alterna’TV”

To calculate the monthly revenue attributable to purchasers of “Alterna’TV” programming distribution services, we estimate, on a monthly basis, the number of “Alterna’TV” subscribers per purchaser according to the contractual value of each subscriber. Approximately 45 to 60 days after the end of each month, we receive a definitive report from each purchaser and reconcile the definitive revenue with the estimated amount, issuing an invoice to such purchaser based on the definitive report. Variations between the estimated and actual revenue amounts are not material and we believe our estimates of revenues are appropriate.

Sales of Antennas and Installation Services

Public and private net signal and value-added services are recognized when rendered. The sale of antennas and installation services are recognized in the period in which risk and rewards are transferred to the customers, which generally coincides with the completion of the installation of the antennas and acceptance by the customer.

Allowance for Doubtful Accounts

We evaluate our allowance for doubtful accounts receivable on a regular basis. Such analysis involves a review of the payment and credit history of specific accounts. Where we determine an allowance is required, such allowance is created in the period for which we believe that collection of the account has become doubtful. After an allowance is applied, the reversal of such allowance only occurs in the period of payment or in the period in which a change in circumstance has occurred that provides strong evidence to support the collectability of the receivable.

Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In January 2010, we adopted FASB Accounting Standards Update (“ASU”) 2010-02, Consolidation (Top 810) — Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification. This ASU clarifies the scope of the decrease in ownership provisions in the consolidation guidance. There was no impact from the adoption of this guidance on Satmex’s consolidated financial position or results of operations.

In 2010, we adopted ASU 2010-09, Subsequent Events (Top 855) — Amendments to Certain Recognition and Disclosure Requirements. This ASU removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820); Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires new and revised disclosures for recurring or non-recurring fair value measurements, specifically related to significant transfers into and out of Levels 1 and 2, and for purchases, sales, issuances, and settlements in the roll forward of activity for Level 3 fair value measurements. ASU 2010-06 also clarifies existing disclosures related to the level of disaggregation and the inputs and valuation techniques used for fair value measurements. The new disclosures and clarifications of existing disclosures about fair value measurements were adopted by us on January 1, 2010 and did not have an impact on the accompanying consolidated financial statements. The guidance regarding disclosures about activity in Level 3 fair value measurements will be effective for fiscal years beginning after December 15, 2010. We are currently evaluating the effects of adopting this guidance.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements — Consensus of the FASB Emerging Issues Task Force, which contains new guidance on accounting for revenue arrangements with multiple deliverables. When vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The guidance in the ASU will be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted. The adoption of this guidance is not expected to have an impact on our consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

On December 17, 2010, the FASB issued ASU 2010-28, Intangibles — Goodwill and Other (Topic 350) — When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires that they perform Step 2 of such test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors, indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples in FASB Accounting Standards Codification 350-20-35-30, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the ASU is effective for impairment tests performed during entities’ fiscal years that begin after December 15, 2010. Early application will not be permitted. We are currently determining the effects of adopting this new standard.

BUSINESS

Business

Satmex is a significant provider of FSS in the Americas, with coverage of more than 90% of the population of the region across more than 45 nations and territories. As one of only two privately-managed FSS providers based in Latin America, we have designed, procured, launched and operated three generations of satellites during a period of over 25 years. Our current fleet is comprised of three satellites in highly attractive, contiguous orbital slots that enable our customers to effectively serve our entire coverage footprint utilizing a single satellite connection. We believe that our attractive orbital locations, long operating history, extensive customer relationships and experienced management team have resulted in high utilization rates, strong customer retention, significant Adjusted EBITDA margins and substantial backlog.

Our business provides mission-critical communication services to a diverse range of high-quality customers, including large telecommunications companies, private and state-owned broadcasting networks, cable and DTH television operators, and public and private telecommunications networks operated by financial, industrial, transportation, tourism, educational and media companies as well as governmental entities. Some of our significant customers include: Hughes Network Systems, LLC, Telmex Perú, Teléfonos de México, S.A.B. de C.V., Hunter Communications, Inc., Newcom International, Inc. and Telefónica del Perú, S.A.A. Our top 10 customers had an average remaining contract life of 20.1 months as of June 30, 2011, and our contract renewal rate for 2010 measured on a capacity basis (i.e., the total amount of MHz expiring annually) was nearly 100%.

We have experienced substantial growth in our revenue and Adjusted EBITDA over the last three years. Our revenue increased from $102.2 million for 2007 to $128.8 million for 2010, a cumulative annual growth rate, or CAGR, of 8.0%. Our Adjusted EBITDA grew from $56.1 million to $89.4 million over the same period, a CAGR of 16.7%. For 2010, our Adjusted EBITDA margin was 69.4% and we maintained an average combined capacity utilization rate for our Satmex 5 and Satmex 6 satellites in excess of 96%. For the six months ended June 30, 2011, our revenue was $64.5 million, our Adjusted EBITDA was $45.9 million and our Adjusted EBITDA margin was 71.2%. For the same period, we maintained an average combined capacity utilization rate for our Satmex 5 and Satmex 6 satellites in excess of 95%. The stability of our revenue is supported by multi-year contracts with our non-governmental customers, which are typically three to five years in duration and denominated in U.S. dollars. Our revenue backlog, which is our expected future revenue under existing customer contracts, was approximately $203.4 million as of June 30, 2011.

Our FSS business serves a diverse group of customers in terms of the nature of their content, their ownership structure and their geographic location. We provide our services primarily to three types of customers who we believe will demand increasing transponder capacity and drive the expansion of the FSS industry in the Americas over the next decade:

•	Data and voice-over IP networks. Our data and voice-over IP networks services include voice and data backhaul for telecommunication companies as well as the sale of satellite transmission capacity to broadband Internet service providers, public communications carriers, government agencies and multinational corporations. Demand from private and public network providers in Latin America for broadband Internet services and cellular telephony backhaul is anticipated to be a strong source of future growth. Approximately 71.6% of our FSS revenue as of June 30, 2011 was attributed to our data and voice-over IP network services.

•	Video. Our video distribution services include providing FSS to television broadcast networks, cable and DTH television operators and broadcasters of special events. The increased transmission of high-definition television, or HDTV, signals requires greater transmission capacity than standard television signals. We also expect continued demand for bandwidth as a result of increased offerings of television services by non-traditional providers offering bundled services (i.e., “triple play”), such as telecommunication companies. A third source of video demand growth is the trend towards a greater number of television channel offerings, driven by consumer demands for more diverse and specialized content. Approximately 21.7% of our FSS revenue as of June 30, 2011 was attributed to our video services.

•	Government. Our government services include providing data and voice-over IP services to the public sector, the sale of satellite transmission capacity to national security networks and government-sponsored connectivity programs to provide broadband Internet access to rural and often remote geographic areas. Governments have experienced an increased need for commercial satellite communications services driven, in part, by expanded services for voice-over IP networks, disaster recovery, military, counterterrorism, anti-drug efforts and social programs. There has also been a trend of increased outsourcing of broadband services from government-owned to commercial satellite fleets. Approximately 6.7% of our FSS revenue as of June 30, 2011 was attributed to our government services.

We provide FSS through our fleet of three satellites: Satmex 6, Satmex 5 and Solidaridad 2.

We primarily provide commercial FSS through Satmex 6 and Satmex 5, which generate materially all of our FSS Adjusted EBITDA. Satmex 5 and Satmex 6 have a total of 108 C- and Ku-band 36 MHz transponder equivalents. As of June 30, 2011, we estimate the remaining useful life of Satmex 6 was approximately 11.69 years and Satmex 5 was approximately 1.43 years. At present, Satmex 6 and Satmex 5 are insured with coverage of $288.0 million and $90.0 million, respectively. We have started construction and entered into a launch services agreement for a new satellite, Satmex 8, which will replace Satmex 5. We anticipate that the construction of Satmex 8 will be completed by July 2012 and that Satmex 8 will be in-service by the end of 2012. Satmex 8 has a design life of 15 years and will provide approximately an additional 45% of commercial transponder capacity compared to that of Satmex 5.

In March 2008, Solidaridad 2 was placed in inclined orbit to conserve propellant. Since then, it has primarily provided L-band service to the Mexican Government for national security and social services and makes no material contribution to our operating income. It concluded its depreciation period based upon its original estimated design life at the end of 2009. As of December 31, 2010, we estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011 we began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, we received the results of an independent study and based on such study we have decided to de-orbit the satellite which we plan to commence in October 2011. We intend to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, we anticipate transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit.

We operate and monitor our satellite fleet from two specialized earth stations, or satellite control centers, located in Iztapalapa, Mexico, and Hermosillo, Mexico. The Mexican government granted us the Property Concession in order to use the land and buildings where our satellite control centers are located for an initial term expiring in October 2037, at which time the Property Concession may be renewed. The Property Concession also allows us to place our ground station equipment within telecommunications facilities that belong to the Mexican government. Operating two redundant satellite control centers in separate locations mitigates the risk of service interruptions.

We have a proven track record for operational and engineering reliability, built on over 25 years of experience in the FSS sector. Our Satmex 5 and Satmex 6 satellites have been highly reliable, delivering nearly 100% availability to our customers on such station-kept satellites in 2010.

In addition to our core FSS business, which we report as our “Satellite services” segment, we also offer broadband satellite services through our 75%-owned subsidiary “Enlaces Integra” and programming distribution services through our “Alterna’TV” digital distribution platform.

Enlaces offers private networks for voice, video and data, as well as other value-added satellite services to a number of leading retailers, financial institutions and other commercial, governmental, educational and nonprofit organizations, primarily throughout Mexico. In order to provide these services, on January 20, 2000, Enlaces was granted the Network Concession to install and operate a public telecommunications network and the Value-Added Services Certificate. The Networks Concession is for a term of 30 years, subject to renewal pursuant to the Telecommunications Law. Enlaces generated $6.4 million and $12.9 million of revenue for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, or 10% and 10%, respectively, of our total revenue.

Alterna’TV offers Latin American programming to the U.S. fast-growing Hispanic community via DTH satellite and cable TV systems. As part of the “Alterna’TV” platform, we hold exclusive distribution rights in the U.S. to a number of Spanish-language television channels from various Mexican and South American programmers. Our “Alterna’TV” operations generated $5.8 million and $10.1 million of revenue for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, or 9.0% and 7.8% of our total revenue.

We believe our desirable orbital locations, strong customer relationships and sizable backlog of contracted revenue underpin our established, predictable core business and position us to capitalize on the growing opportunities in the satellite industry.

Our Satellites

We currently hold the Orbital Concessions granted by the Mexican government to occupy three orbital slots, including 113.0° W.L., currently occupied by Satmex 6, 116.8° W.L., currently occupied by Satmex 5, and 114.9° W.L., currently occupied by Solidaridad 2.

Our satellites are in adjacent orbital locations with 1.9° of separation, which requires our clients’ infrastructure to comply with international regulations to avoid harmful interference among adjacent satellites and allow for the efficient operation of satellite networks. In May 2000, the governments of Mexico and Canada entered into a coordination agreement specifying the operational parameters for Mexican and Canadian satellites in the C- and Ku- frequency bands in the geostationary orbit between the 107.3° W.L. and 118.7° W.L. orbital positions. The purpose of the coordination agreement was to establish a standard of reference for acceptable adjacent satellite frequency spectrum interference and to ensure the efficient operation of satellite networks licensed by both Mexico and Canada.

We are required to provide certain transponder capacity on our three satellites to the Mexican government free of charge under our Concession Agreements. These agreements will require that we provide similar transponder capacity grants on Satmex 8 and Satmex 7. Set forth below are the current requirements by satellite and band.

Orbital Slot	Band	Total MHz

Orbital slot occupied by Satmex 6	C-	26.320
	Ku-	105.000
Orbital slot occupied by Satmex 5	C-	73.100
	Ku-	30.640
Orbital slot occupied by Solidaridad 2	C-	56.690
	Ku-	71.130
Total Satellite Capacity	C- and Ku-band	362.880

Satmex 6

Satmex 6 was launched on May 27, 2006 and initially placed into the 114.9° W.L. orbital location. On July 1, 2006, Satmex 6 completed its drift to its permanent orbital location at 113.0° W.L. Satmex 6 was manufactured by Loral and has a total of sixty 36 MHz transponder-equivalents, including 36 C-band and 24 Ku-band transponders. Satmex 6’s design life is 15 years. As of December 31, 2010, Satmex 6’s estimated remaining useful life was approximately 12.2 years, and as of June 1, 2011, was approximately 11.77 years.

Satmex 6 is designed to provide broader coverage and higher power levels than any other satellite in our current fleet with approximately 50% more power than Satmex 5. Satmex 6 has hemispherical coverage in both C- and Ku-bands and provides coverage to over 90% of the population of the Americas.

On September 9, 2006, Satmex 6 experienced an unexpected resetting of its Attitude Controls Electronics-1 (ACE-1) unit. The satellite is designed to tolerate such disruptions without any loss of service or operator intervention. However, in this instance, the spacecraft lost earth-pointing capability until corrective ground action was completed. The attitude of the satellite was corrected on the same day. An investigation determined that a software sequence timing problem caused the loss of earth-pointing capability. The satellite manufacturer developed and tested a software modification in an effort to prevent a recurrence of this problem, which was delivered to Satmex and uploaded to the spacecraft on April 3, 2007.

On January 1, 2007, one of Satmex 6’s Ku-band amplifiers experienced a spontaneous shut-down. Satmex followed manufacturer procedures and the affected channel was switched to a back-up amplifier to reestablish service. As a result, the redundancy in the Ku-1 region has decreased from 16 amplifiers for 12 channels to 15 amplifiers for 12 channels.

On December 1, 2007, Satmex 6 experienced a second unexpected reset of its Attitude Controls Electronics-2 (ACE-2) unit, similar to the one experienced on September 9, 2006. However, due to the software modification uploaded to the spacecraft on April 3, 2007, in this instance, the satellite successfully executed an auto-swap to the ACE-1 unit and the satellite did not lose earth-pointing capability. On December 6, 2007, the ACE-2 unit was tested and it was confirmed that this unit is healthy and functional. The ACE-1 unit is now being used as the primary attitude control electronics unit and is performing normally.

A helium gas leakage was detected on February 26, 2008. Further analysis confirmed an intermittent small leakage into the fuel tank since the satellite was launched. A series of re-pressurizations to the oxidizer and fuel tanks were performed on April 29, 2008, January 8, 2010 and April 22, 2010 to improve the mixture ratio and reduce the residuals of propellant at the end of life of the satellite. A new propellant budget dated November 1, 2010 was received from SS/L reflecting a reduction of 1.2 years in the propellant margin.

In connection with our 2006 Plan, we granted Loral Skynet a Mexican usufructo giving them the right to use two Ku-band and two C-band transponders on Satmex 6 through the end of Satmex 6’s remaining useful life. Due to the merger of Telesat and Loral on October 31, 2007, Telesat is now the beneficiary of this right.

Satmex 5

Satmex 5 was launched in December 1998 and occupies the 116.8° W.L. orbital location. Satmex 5, a BS 601 HP satellite, was manufactured by Boeing and has a total of forty-eight 36 MHz transponder-equivalents, including 24 C-band and 24 Ku-band transponders. As of December 31, 2010, Satmex 5’s estimated remaining useful life was approximately 1.9 years, and as of June 1, 2011, was approximately 1.52 years.

Satmex 5 has hemispherical coverage in both C- and Ku-bands and provides coverage to over 90% of the population of the Americas.

In connection with our 2006 Plan, we granted Loral Skynet a Mexican usufructo that gives them the right to use three Ku-band transponders on Satmex 5 until the end of Satmex 5’s remaining useful life. In addition, on September 18, 2007, Satmex and Loral Skynet entered into an operational agreement to establish the procedures for the use of the usufructo transponders. Since the merger of Telesat and Loral on October 31, 2007, Telesat has become the beneficiary of the usufructo rights granted to Loral Skynet. The usufructo will not continue on Satmex 8 after it replaces Satmex 5.

On October 13, 2004, Satmex 5 suffered a pointing anomaly, due to an automatic switching from the main on-board computer to the back-up computer, which caused a temporary interruption in some of the satellite’s services. Services were restored on the same day. On February 23, 2005, the main on-board computer was switched back online and since then the main on-board computer has been operating normally.

On October 29, 2007, Satmex 5 suffered a sudden outage of channels 18K, 20K, 22K, and 24K due to the failure of their corresponding Ku- band receiver. A spare receiver was used to reestablish service on these channels. As a result, the redundancy in the Ku- band receivers has decreased from 6 for 4 receivers to 5 for 4 receivers.

Our Satmex 5 satellite was launched with a primary and a secondary Xenon Ion Propulsion System (XIPS), each designed to perform station-keeping activities that maintain the satellite’s position in orbit during its design life. Satmex 5 is also equipped with a redundant, independent chemical propulsion system that provides station-keeping operations to maintain its position in orbit. Primary XIPS system was used beginning in May 2005 due to the failure of the secondary XIPS. Due to thermal restrictions some biprop inclination maneuvers were executed to supplement the inclination correction. On January 27, 2010, the primary XIPS on Satmex 5 experienced an unexpected shutdown. In coordination with the manufacturer a set of tests were applied to primary XIPS system and based on the test results, we concluded that the primary XIPS system was no longer available. On March 24, 2010, a process of Xenon gas expulsion was initiated to reduce the satellite weight. Satmex 5 is now using the independent chemical propulsion system.

In order to provide continuity of services following the end of the useful life of Satmex 5, we have entered into a satellite construction agreement with Loral, effective April 1, 2010, for the construction of the Satmex 8 satellite that will replace Satmex 5 before the end of its useful life. In addition, we have entered into a launch services agreement with ILS for the launch of Satmex 8. We currently anticipate launching Satmex 8 in the third quarter of 2012.

Solidaridad 2

Solidaridad 2 was launched on October 7, 1994 and occupies the 114.9° W.L. orbital location. Solidaridad 2 was manufactured by Boeing and has a total of forty-eight 36 MHz transponder-equivalents, including 24 C-band and 24 Ku-band. In addition, Solidaridad 2 has one L-band transponder, which provides capacity to an agency of the Mexican government free of charge.

During 2007, 38 customers were migrated from Solidaridad 2 to Satmex 6 and Satmex 5, leaving only three customers remaining under Solidaridad 2 by March 2008.

In March 2008, Solidaridad 2 was placed in inclined orbit to conserve propellant. Since then, it has primarily provided L-band service to the Mexican Government for national security and social services and makes no material contribution to our operating income. It concluded its depreciation period based upon its original estimated design life at the end of 2009. As of December 31, 2010, we estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011 we began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, we received the results of an independent study and based on such study we have decided to de-orbit the satellite which we plan to commence in October 2011. We intend to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, we anticipate transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit.

As part of our strategy to provide our customers with additional capacity and improved capabilities and services, we currently anticipate constructing a new satellite, Satmex 7, to occupy Solidaridad 2 orbital location. See “Business — Future Satellite (Satmex 7).” After Satmex 8 is launched, we currently anticipate transferring Satmex 5 to the orbital slot currently occupied by Solidaridad 2 until the end of Satmex 5’s remaining useful life in order to avoid suspension of the use of such orbital slot under ITU Radio Regulations.

Satellite Under Construction (Satmex 8)

On April 1, 2010, we initiated a program for the design and construction of a new satellite, to be named Satmex 8, by executing the Satmex 8 ATP with Loral. In connection with the Satmex 8 ATP, we paid Loral $2.0 million that is non-refundable and credited towards the cost of the design and construction of Satmex 8. Satmex 8 is a 64 C- and Ku-band transponder satellite, which will replace Satmex 5. We anticipate that the Satmex 8 program will cost approximately $331.6 million, including construction, launch and insurance. As of June 30, 2011, we had spent approximately $128.8 million in connection with the Satmex 8 program.

The design life of Satmex 8 is 15 years. The satellite is based on the Loral LS-1300 platform, a space-proven platform for a wide range of satellite services and an industry leader in power, performance and reliability. The 1300 series was first introduced in the mid-1980s and has been in constant evolutionary development to deliver increasingly higher power, greater flexibility and longer mission life. The LS-1300 platform has been used in over 60 satellites currently in orbit or under construction. Satmex 8 will be designed to provide comparable power levels and coverage over the Americas to those of our existing satellites, Satmex 6 and Satmex 5.

On May 7, 2010, we entered into the Satmex 8 Satellite Agreement with Loral retroactive to the Satmex 8 ATP execution date (i.e., April 1, 2010) for the design, construction and delivery of Satmex 8 ready for shipment to the launch site by July 1, 2012. As of June 30, 2011, construction of Satmex 8 was approximately two months ahead of schedule.

Because the payments required under the Satmex 8 Satellite Agreement would have exceeded the amount of capital expenditures allowed under the indentures governing the Old Notes, on May 7, 2010 we executed a waiver with the holders of the Old Notes in order to enter into the definitive construction agreement and a satellite launch agreement for Satmex 8. We intend to use a portion of the net proceeds of the Transactions and cash flow from our operations to fund the remaining costs of Satmex 8.

On December 23, 2010, we entered into a launch services agreement with ILS for the launch of Satmex 8, which requires that we pay in full for these services prior to launch date. Both parties have the right to adjust the launch date subject to certain payments. We anticipate that Satmex 8 will be fully operational and that substantially all of Satmex 5’s customers will have been transferred to Satmex 8 before the end of 2012.

Future Satellite (Satmex 7)

As part of our strategy to further expand our capacity to capitalize on growing demand we initiated a program for the design and construction of a new satellite, to be named Satmex 7. Satmex 7 is intended to occupy the orbital slot of Solidaridad 2 and offer commercial C- and Ku-band services. We formally initiated the Satmex 7 program by executing an Authorization to Proceed (“Satmex 7 ATP”) with Loral in June 2008. The Satmex 7 ATP is an interim step in the process to enter into a definitive agreement with Loral for the construction of Satmex 7, but does not create any obligations for us beyond $2.6 million already paid to Loral. We currently anticipate that construction of Satmex 7 will begin in two to three years; however, we have not entered into any definitive agreements related to the Satmex 7 program.

On October 2, 2009, Satmex assigned the Satmex 7 ATP to Alterna’TV Corporation, but Satmex remains jointly and severally liable for Alterna’TV Corporation’s obligations. Satmex unconditionally guaranteed the due and punctual performance by Alterna’TV Corporation of all the present and future undertakings and obligations to Loral under the ATP Satmex 7. The term of the Satmex 7 ATP has been extended to December 31, 2011.

Services

We provide satellite capacity for the following major applications:

Telecommunications Transmission Services

We provide satellite capacity to public telecommunications carriers. Satellite capacity is an efficient way to complement such carriers’ data and voice-over IP networks. In addition, satellite capacity allows certain telecommunications carriers to comply with their concession requirement to provide coverage over specific areas of a country, including remote and rural areas where extending coverage of terrestrial networks is cost-prohibitive. Satellite capacity also permits such carriers to deploy and expand mobile cellular backhaul services and satellite broadband connectivity.

We provide satellite capacity for domestic and international telecommunications transmission services to public networks (i.e., carrier networks), fixed and cellular telecommunications companies and private telecommunications networks (typically used for private corporate communications). We believe the demand for cellular data services and the increased demand for bandwidth related thereto will continue to increase given the expansion of third generation (3G) wireless technology and other technologies in Latin America. These networks belong to companies across the spectrum, including energy, finance, industrial, commercial operations, governmental, educational, transportation, tourism and media. Satellite transponders can be shared among several users so companies may lease channels, circuits or fractions of a transponder.

We provide satellite capacity to carriers that use the capacity as part of their communications network on a domestic and international basis. Our services include the provision of satellite capacity to carriers that provide public and private networks for data, voice and corporate video communications. Network users utilize satellites rather than ground-based transmission media because satellite systems provide cost savings for large, geographically dispersed networks, greater independence from telephone companies, predictability of costs over a long period, flexibility in changing or adding remote locations to a network, integrated network management and control of all remote locations, increased network availability and lower transmission error rates.

We also provide satellite capacity to domestic and regional communications centers in Latin America. Many businesses and organizations currently use satellite communications networks for certain of their communications needs. Retail chains use satellite business communications networks for rapid credit card authorization and inventory control. Banks use satellite networks to connect automated teller machines (ATMs) to processing computers. News agencies use satellite networks to distribute information continuously to numerous locations.

Integrators

We offer transponder capacity to integrators that offer end-to-end satellite services for two types of communications networks: (a) international digital service networks; and (b) very small aperture terminal (“VSAT”) networks. International digital service networks are used by customers that have bi-directional high speed and relatively steady flows of information to and/or from all of the points in the network. International digital service networks, however, require dedicated, permanent, and robust communications links to each site due to their large transmission requirements. VSAT networks, on the other hand, use very small antennas that often are placed on rooftops and which are utilized by customers that need to send short bursts of data over the network for relatively short intervals of time. VSAT networks use sophisticated signal protocols, such as Time Division Multiple Access technology, to maximize the use of available spectrum capacity.

Broadband Internet Service Providers

We provide satellite capacity to deliver high-speed satellite-based Internet connectivity, offering a variety of configurations, throughout most of the Americas. Our fleet provides an efficient means by which Internet Service Providers, service integrators, infrastructure enablers, universities, governments and other corporations may utilize Internet-related applications. The benefits of satellite transmission include faster network deployment and configuration, high data throughput, ubiquitous coverage, low cost and highly reliable service. We believe that these benefits, together with Latin America’s limited infrastructure, geographic dispersion and low population density indicate that demand for Internet connectivity via satellite, in both the consumer and corporate markets, will stimulate steady growth in the future.

Broadcasting and Video Distribution Services

Satellite capacity is utilized for broadcasting transmission services by various domestic and international networks for both point-to-point and point-to-multipoint distribution of television programs, video signals and other services (including distance learning, business television, special events and satellite news gathering). Customers include private and state-owned broadcasting networks, cable television programmers, content distributors and DTH operators.

Broadcasting customers use satellite capacity to transmit coverage of live scheduled special events, such as the World Cup, to programmers on an ad hoc basis. We also provide broadcasting transmission services to relay live news coverage, short duration video feeds and syndicated programming for broadcasters on a scheduled or ad hoc basis.

Broadcasting customers also use satellite capacity for “backhaul” operations, such as transporting programming from a broadcaster’s foreign news bureau to a broadcast center for simultaneous or later transmission. Our service in this area is focused on the transportation of video content and syndicated programming for broadcasters on a scheduled basis.

Video distribution is a natural application for satellite capacity, as it is a point-to-multipoint application. While the use of satellite DTH television systems is common, television channels also use satellites to distribute their content to cable operators that downlink their signals. In recent years, digital compression technology has optimized the efficiency of satellite capacity by compressing signals to operate within a smaller bandwidth. However, other recent developments have offset this impact, including services such as HDTV that require more bandwidth than regular television.

Enlaces (Broadband Satellite Services)

Enlaces was formed in 1998 as a joint venture between Naturalis, S.A. de C.V. (formerly Principia, S.A. de C.V.) and Loral to leverage our infrastructure and offer integrated communication solutions to clients. The Mexican government granted Enlaces the Network Concession in January 2000. In 2000, Enlaces’ shareholders invested $2.8 million and built a teleport in Mexico City. Subsequently, in November 2000, Enlaces obtained the Value-Added Services Certificate to utilize the public networks of Telmex, Enlaces, Avantel Infraestructura, S.A., Maxcom Telecomunicaciones, S.A. de C.V. and AT&T to provide Internet access services (including hybrid satellite/terrestrial services and direct satellite two-way services), e-mail and multimedia services (including content delivery, commercial kiosks and television private channels) using Web, IP Multicast and Digital Video Broadcasting (“DVB”) technologies, excluding in all cases real time delivery. The Value-Added Services Certificate was extended for an indefinite term in 2005.

In June 2001, Enlaces began commercial operations using HNS’ technology as its network platform, offering satellite broadband services through a Time Division Multiplexing/Time Division Multiplexing Access (“TDM/TDMA”) platform and VSAT. Enlaces’ Network Concession and Value-Added Services Certificate allow it to offer a series of value-added applications ranging from broadband Internet services to video, data and private network services, all with high-quality service levels and permanent point-to-multi-point primary and redundant connectivity. Enlaces currently has contracts covering more than 20,000 client nodes and, according to our estimates, is a major satellite broadband service provider for the enterprise market using VSAT technology in Mexico with approximately 29% market share. We believe that Enlaces constitutes an established and profitable platform for growth in the Latin American enterprise and government segments.

On November 30, 2006, as part of our comprehensive restructuring process, we capitalized $7.4 million owed to us by Enlaces and acquired 75% of all of its issued and outstanding capital stock. The remaining 25% of Enlaces’ outstanding capital stock is owned by two unaffiliated third parties. Enlaces’ revenue is derived from mainly two customers (Globalstar de México, S. de R.L. de C.V. and Grupo Wal-Mart, S.A. de C.V.) that amounted to approximately 47% and 52% of its revenues for the years ended 2010 and 2009, respectively.

In December 2007, the U.S. Federal Communications Commission, or the FCC, granted Enlaces a “blanket” license to operate up to 1,000 VSATs and authorized those VSATs to communicate with Satmex 6. Enlaces may use this license to provide VSAT services to Mexican companies with operations in the U.S.

During 2009, Enlaces obtained trademark and slogan registration from the Instituto Mexicano de la Propiedad Industrial (Mexican Institute of Industrial Property) for a term of 10 years beginning February 2009 and July 2009, respectively.

In August 2009, Enlaces relocated its corporate office to Rodolfo Gaona No 81, Piso 2, Colonia Lomas de Sotelo, Federal District of Mexico, C.P. 11200.

For the six months ended June 30, 2011 and the year ended December 31, 2010, Enlaces generated 10% and 10% of our total revenue, respectively. A customer representing approximately 20% of Enlaces’ revenue during those periods did not renew its agreement with Enlaces which expired on June 30, 2011.

“Alterna’TV” (Programming Distribution Services)

Alterna’TV International Corporation, a Delaware corporation, is a wholly owned subsidiary of ours formed in the State of Delaware on May 21, 2009.

Since January 1, 2010, Alterna’TV International Corporation has been carrying out the operations of “Alterna’TV,” our programming distribution services business unit with exclusive distribution rights of selected Spanish-language programming to diversify our revenue sources. “Alterna’TV” brings together Latin American programmers that have not previously accessed U.S. distribution channels for their programming. “Alterna’TV” distributes this programming to broadcast and pay-television operators, such as DirecTV and Comcast Cable

Communications (“Comcast”), CSC Holdings, Inc. and Time Warner Cable, Inc., which would like to offer a more comprehensive and authentic product to their growing Hispanic audiences. “Alterna’TV’s” largest customers are DirecTV and Comcast, which represented 54% and 21% for 2009, respectively, and 34% and 30% for 2010, respectively.

We have secured exclusive distribution rights in the U.S., Puerto Rico and Canada for Spanish-language programming with 10 carefully selected Latin American channels. Programming includes professional and amateur sports from Mexico and Puerto Rico, arts, Mexican movies and general programming from Argentina, Bolivia, Chile, the Dominican Republic, Ecuador, Paraguay, Uruguay and Venezuela. Because this programming originates in Latin America, we believe that it is desirable to Hispanics emigrating from the region and currently living in the U.S.

“Alterna’TV” also offers these Latin American programmers the sales and marketing activities necessary to promote their channels throughout the U.S. to broadcast, cable and satellite television companies as well as the technical platform necessary to distribute the signals across the U.S.

We transmit the programming via satellite from the regional programmer to our teleport partner, Encompass Digital Media, Inc., which provides signal origination services (including signal multiplexing, conditional access and signal quality monitoring) that meet industry standards. Broadcast, cable and satellite television operators in the U.S. (including DirecTV, Charter Communications Holding Company LLC, Comcast and others) can choose to receive any of these channels, which are then added to the operators’ Hispanic-oriented programming packages.

Through “Alterna’TV,” we provide programmers from across Latin America with a fully integrated solution to distribute their programming in the U.S. allowing them to take advantage of the growing opportunities in the U.S. Hispanic market with both cable and satellite operators. “Alterna’TV’s” choice of channels is geared to satisfy the preference for regionally-developed, Spanish-language programming among Hispanic audiences living in the U.S. Broadcast, cable and satellite TV operators can easily incorporate this regional programming into their current programming offering.

“Alterna’TV” has diversified its revenue sources by selling advertising space on our partners’ channels. In addition, “Alterna’TV” is trying to expand its services to Latin America.

Orbital Coordination

Our satellites are adjacent to each other working at 1.9° of separation. Although each of our orbital slots is currently occupied by one satellite, additional satellites can occupy the positions upon approval of the SCT. Other satellites adjacent to our satellites are also working at 1.9° of separation. As a result of the positioning of our satellites, international coordination is required and it is important that our clients’ infrastructures comply with international regulations in order to avoid adjacent satellite interference.

Most of Mexico’s geostationary orbital slots are directly adjacent to those of Canada. To avoid interference, in May 2000, the governments of Mexico and Canada entered into a coordination agreement specifying the operational parameters for Mexican and Canadian satellites in the C- and Ku- frequency bands in the geostationary orbit between the 107.3° W.L. and 118.7° W.L. orbital positions. The purpose of the coordination agreement was to establish a standard of reference for acceptable adjacent satellite frequency spectrum interference and to ensure the efficient operation of satellite networks licensed by both Mexico and Canada. As a result, satellites licensed by either nation have a framework within which they may serve their domestic markets and at the same time provide competitive services to the markets of the U.S. and Latin America without interference (assuming they obtain all required regulatory approvals, and coordinate with, or otherwise avoid harmful interference from, operators from other nations). In August 2003, we and the Mexican government favorably concluded a new revision of the coordination agreement with the Canadian government and its operator Telesat to include the radio frequency characteristics of Satmex 6. As a result of the negotiations between the Mexican and Canadian governments in 2003, we exchanged our right to the 109.2° W.L. orbital slot for the 114.9° W.L. orbital slot. In February 2005, the U.S., acting through the FCC, approved the trilateral (MEX-CAN-USA) agreement modification, which is subject to notification by the ITU, in order to effect the exchange of orbital positions. As part of these coordination discussions, the Mexican and Canadian governments also agreed to a new coordination agreement to reduce potential satellite signal interference and ensure that existing and future satellite networks licensed by either nation have sufficient room to expand their respective services to the markets of the U.S. and Latin America. This new coordination agreement has been implemented in accordance with the rules of the ITU.

We have coordination agreements with SES Americom, Inc., EchoStar, Telesat Canada, PanAmSat Corporation, Loral Skynet and SES Satellites (Gibraltar), Ltd., for the operation of our orbital positions.

Landing Rights

We are typically required to obtain landing rights to provide satellite services in countries in which we operate. We have secured landing rights to provide satellite services to more than 45 nations and territories.

In order to operate in the U.S., we must be authorized by the FCC to access the U.S. market. Currently, we hold such authority with respect to Solidaridad 2, Satmex 5 and Satmex 6, which are listed on the “Permitted Space Station List” of the FCC. Any U.S.-licensed earth station with an “ALSAT” designation is permitted to access any space stations on the Permitted Space Station List — including our satellites — in specified frequencies that we use to provide FSS and DTH in the C- and Ku- bands.

In December 2004, Industry Canada added Solidaridad 2 and Satmex 5 to its list of foreign satellites approved to provide FSS in Canada. Subsequently, in May 2010, Satmex 6 was added. In 2005, the Canadian Radio-Television and Telecommunications Commission granted us a license to provide basic international telecommunications services in Canada. In November 2010, pursuant to changes in the Canadian telecommunications law, we initiated the application to amend the Basic International Telecommunications Services, or BITS, license with Industry Canada. We obtained this license in March, 2011 and are now able to provide telecommunication services throughout Canada in addition to our satellite capacity.

In July 2002, our subsidiary in Brazil, Satmex do Brasil Ltda., began operations, and we currently have landing rights to deliver services with Satmex 5 and Satmex 6 in Brazil.

In February 2007, we registered a branch in Argentina in order to request landing rights for Satmex 5 and Satmex 6 pursuant to a reciprocity agreement. On July 22, 2008, the Argentine Comisión Nacional de Comunicaciones returned our file and provided a favorable opinion to the Secretaría de Comunicaciones. However, the landing rights have not yet been granted and may not be granted to us. Currently, we operate in Argentina through a commercial agreement in effect with Empresa Argentina de Soluciones Satelitales (“ArSat”).

Satellite Control Centers and Property Concession

Once a satellite is placed in its orbital location, specialized earth stations monitor its function, control and positioning through the end of its in-orbit lifetime. Under the terms of our Property Concession, we operate our satellites through two satellite control centers covering an aggregate of 34,052 square meters. The first, or “Primary Control Center,” is located in Iztapalapa, Mexico City, Mexico and, the second, or “Alternate Control Center,” is located in Hermosillo, Sonora, Mexico. These centers are designed to monitor user frequencies and to ensure that our satellites are operating within established parameters and are correctly positioned to generate the anticipated footprint. By law, control centers must be located within Mexico.

Each of our Primary and Alternate Control Centers is composed of buildings that house:

•	telemetry, tracking and control systems;

•	an equipment maintenance area;

•	a communications signal monitoring area;

•	a dynamic simulator, which allows for the simulation of spacecraft dynamics and control maneuvers; and

•	antennas for satellite control and carrier monitoring.

The Primary and Alternate Control Centers each form part of a building complex that also houses equipment owned and used for the Mexican government’s teleport and mobile satellite service systems. In addition, in Iztapalapa we are the only occupant of the buildings that house the Primary Control Center.

We own the equipment within the Primary and Alternate Control Centers and the Mexican government owns the land and buildings that house each center. The Property Concession granted to us by the Mexican government allows us to use these land and buildings. The term of the Property Concession, which was granted on October 15, 1997, is the longer of 40 years and the term of the Orbital Concessions. The Property Concession may be renewed. Under the terms of the Property Concession, we pay to the government an annual rental fee of 7.5% of the value of the property on which our Primary and Alternate Control Centers are located. The value of the property was originally determined in the Property Concession and that amount has been increased annually, consistent with changes in the Índice Nacional de Precios al Consumidor (Mexican Consumer Price Index). Pursuant to the terms of our Property Concession, a new appraisal of the value of the property must be performed every five years. The most recent appraisal was performed on September 28, 2007. The appraisal is performed by the Secretaría de la Función Pública (Ministry of Internal Control). The appraisal must be based on the value of the property at the time of our privatization, without taking into account any subsequent improvements to the property after such delivery. For the years ended 2010, 2009 and 2008, our rental expense under our Property Concession was $480,434, $504,229, and $433,806, respectively.

On May 14, 2010, the SCT issued an amendment to the Property Concession, according to which we may, with the prior authorization from the SCT, lease or give under a commodatum (i.e., rent-free lease) agreement, segments of the Primary and Alternate Control Centers to third parties, as long as such segments are used for activities related to the subject matter of the Property Concession. This amendment will allow us, among other things, to provide control and satellite operation services to other operators, with the prior authorization of the SCT.

Properties

We do not own any real property. As part of the Property Concession, we were granted the right to use the buildings and areas in which our two satellite control centers are located together with certain other related properties. See “Business — Satellite Control Centers and Property Concession” above.

We lease office space under a non-cancelable operating lease that will expire in December 2013. This office is located at Avenida Paseo de la Reforma 222, floors 20 and 21, Colonia Juárez, Federal District of Mexico and consists of approximately 15,800 square feet. We also lease office space to carry out the operations of “Alterna’TV” in the U.S. under a lease that will expire in May 2016.

Insurance

The Indenture requires that we and our restricted subsidiaries maintain in-orbit insurance and launch insurance. Our in-orbit insurance coverage for Satmex 5 is $90.0 million, subject to adjustment for partial loss claims, and provides coverage for a total loss of Satmex 5 or the constructive total loss of 75% or more of the satellite’s capacity. Consistent with market practice, our policy for Satmex 5 (a) takes into account the remaining useful life of the satellite to determine the maximum amount payable to us in connection with a partial loss claim (b) excludes coverage for loss caused by or resulting from the Channel 1C anomaly detected in October 2004 and (c) excludes coverage for the XIPS and any related systems. Accordingly, the XIPS failure of Satmex 5, experienced on January 27, 2010, was not insured. Satmex 5’s insurance policy expires on December 5, 2011 and is based on prevailing market terms and conditions.

The in-orbit insurance for Satmex 6 is $288.0 million and provides coverage for a total loss of Satmex 6 or the constructive total loss of 75% or more of the satellite’s capacity. It is based on prevailing market terms and conditions and also expires on December 5, 2011.

Our policy for Satmex 6, as is customary in the industry, takes into account the remaining useful life of the satellite to determine the maximum amount payable to us in connection with a partial loss claim.

The insurance policies on Satmex 5 and Satmex 6 include additional customary exclusions, including exclusions for losses related to:

•	military or similar actions;

•	anti-satellite devices;

•	governmental actions;

•	nuclear reaction or radiation contamination;

•	willful or intentional acts by us or our contractors;

•	loss of income, indirect and consequential damages; and

•	third-party claims against us.

We have not renewed the in-orbit insurance for Solidaridad 2 because a potential uninsured loss of this satellite would not have a significant effect on our results of operations and financial condition, as most clients of Solidaridad 2 have already been migrated to Satmex 6.

As required by the Indenture, we have obtained launch and one year in-orbit insurance for Satmex 8 for $325.0 million. We may, 24 months after Satmex 8 is operational, reduce the amount of insurance to the depreciated book value of Satmex 8.

The Primary and Alternate Control Centers are covered by insurance policies against risks to the buildings and their contents, including the antennas and equipment. To date, no significant claim has been made against the insurance policies covering the control centers or the insurance policies covering our current fleet of satellites.

Customers

We have a broad customer base that includes private and state-owned broadcasting networks, cable television programmers, DTH operators and public and private telecommunications networks belonging to customers in the financial, industrial and commercial, government, transportation and tourism, educational and media industries. A large portion of our revenues are derived from a small number of customers.

Our top 10 customers represented approximately 50%, 53%, 55% and 49% of our total revenues for the years ended 2010, 2009 and 2008 and the six months ended June 30, 2011, respectively. Our largest customer is HNS, representing 17%, 20%, 23% and 15% of our total revenue for the years ended 2010, 2009, and 2008 and the six months ended June 30, 2011, respectively. In order to connect end user satellite dishes to a satellite, DTH operators are required to point each of their satellite dishes at a particular satellite. We believe HNS has tens of thousands of customers that point their satellite dishes at our satellites. If HNS were to switch satellite providers, re-pointing each of those satellites could be logistically difficult and costly. Other significant customers include Telmex Perú, S.A., Teléfonos de México, S.A.B. de C.V., Hunter Communications, Inc. and Newcom International, Inc.

Approximately 35%, 37%, 47% and 36% of our total revenue for the years ended 2010, 2009 and 2008 and the six months ended June 30, 2011, respectively, was generated from customers in Mexico. For the years ended 2010, 2009 and 2008 and the six months ended June 30, 2011, approximately 38%, 40%, 44% and 37%, respectively, of our total revenue was generated from customers in the U.S. The remainder of our total revenue was generated primarily from South America.

The following table shows the total revenue generated by our U.S., Mexican, and other customers for the years ended 2010, 2009 and 2008 and the six months ended June 30, 2011:

	Six Months Ended
	June 30,	Year Ended December 31,
	2011	2010	2009	2008
	(In thousands of U.S. dollars)

U.S.	$23,377	$48,379	$50,742	$50,285
Mexico	23,469	45,660	43,702	42,032
Other	17,651	34,723	30,595	22,402

Total	$64,497	$128,672	$125,039	$114,719

For “Alterna’TV,” two customers (DirecTV and Comcast) represented 64%, 75%, 75% and 59% of its revenue for the fiscal years ended December 31, 2010, 2009 and 2008 and the six months ended June 30, 2011, respectively. For Enlaces, two customers (Globalstar de México, S. de R.L. de C.V. and Grupo Wal-Mart, S.A. de C.V.) represented 47%, 52%, 52% and 41% of its broadband services revenues for the years ended 2010, 2009 and 2008 and the six months ended June 30, 2011, respectively. Revenue from the Mexican government represented approximately 5.6% our total revenues for the year ended 2010, 4% for the years ended 2009 and 2008, and 5.9% for the six months ended June 30, 2011.

Sales and Marketing

Sales Force

Our sales force is divided into market segments and geographic markets. The division of our sales force along these lines results in a sales force that is highly knowledgeable about, and experienced in, a particular segment and geographic market. The majority of our sales force is fluent in Spanish and English, enabling them to communicate effectively with both domestic and English-speaking foreign customers. Because our satellites have broad international footprints and landing rights, our sales force is able to market our satellites’ capabilities effectively to the major broadcasting and telecommunications companies in various countries.

“Alterna’TV’s” service has a direct sales force to sell our programming to pay-television distributors.

Enlaces’ sales force is currently composed of one director and five sales managers servicing over 50 customers as well as retained commercial agents and authorized distributors. In addition, Enlaces has entered into sales agreements with most of the major terrestrial carriers in Mexico.

Pricing

We believe that our existing prices are competitive with those of other satellite operators and may vary depending on, among other things, the term of a contract and/or the capacity involved.

Under the Telecommunications Law, entities that are not deemed by Mexican law to be a dominant service provider are permitted to establish rates, terms and conditions for services in Mexico except that prior to rates becoming effective they must be filed with COFETEL. If an entity is deemed a dominant service provider, the Mexican government may specify maximum prices, minimum service quality and certain informational requirements. We are not deemed to be a dominant service provider and believe our space segment prices throughout the region are comparable to those offered by other satellite operators across the region. In addition, we believe that our existing “Alterna’TV” prices are comparable to those of other niche channels that target the U.S. Hispanic market.

Enlaces’ pricing structure is determined on a project-by-project basis based on specific network designs, the number of sites (VSATs) that the network will utilize and the bandwidth allocated to provide the requested services. We believe that this provides Enlaces with flexibility to offer prices that are competitive with other options available in the market, including terrestrial networks. As part of its strategy to start selling through authorized distributors, Enlaces has developed pricing rate cards for some standardized products.

Contracts

The terms of our customer contracts range from one year to the end of the useful life of the applicable satellite. Early termination of a contract has a related penalty payment associated with it except with respect to our Mexican government customers.

All of our customers have service contracts denominated in U.S. dollars that require payment during each month for which satellite service is provided. Mexican customers, including the Mexican government, may elect to pay in Mexican pesos in an equal amount to the applicable exchange rate. Any late payment is generally subject to an interest charge. Nearly all of our customers are required to make monthly payments in advance. Our U.S. dollar pricing mitigates the effect of potential devaluation in our Latin American markets. Nonetheless, in addition to any foreign exchange controls in the region, a significant devaluation of the Mexican peso or other Latin American currencies could adversely affect our customers’ demand for our services or their ability to pay for them.

The term of our current “Alterna’TV” contracts with programmers range from five to 10 years. Most contracts have an automatic three year extension. The term of our current “Alterna’TV” contracts with pay-television distributors range from five to 10 years. These customers pay per-subscriber between 45 and 60 days after the end of the billing period.

The term of Enlaces’ contracts with customers range from 12 to 36 months. The period is related to the size of the networks and the amount of space segments assigned. Typically, larger customers enter into long-term contracts. Our contract renewal rate is above 90%. The contracts include one-time charges related to hardware purchases and monthly fees associated with services. The equipment is invoiced and paid in advance prior to delivery. The market is beginning to drive a change in this business model as customers are requesting the option to lease, rather than purchase, the equipment. Some of Enlaces’ competitors have already begun offering this option. The services are billed monthly and generally at a flat rate. Enlaces is considering offering its prospective customers the option of leasing, rather than buying, the needed equipment. In these cases, it is anticipated that the leasing agreement will be executed through a third party. During the years ended 2010, 2009 and 2008 and the first six months of 2011, Enlaces faced a reduction in profit margin due to contract renewals and pricing competition.

Competition and Markets

Competition

We face competition from satellite operators in the Americas. As of December 31, 2010 there were more than 65 satellites offering services similar to ours to the Americas. The U.S. commercial satellite market is currently dominated by two major competitors: Intelsat (using the satellites it acquired from Loral Skynet and those it acquired in its merger with PanAmSat) and SES (through its SES World Skies division). Intelsat, Ltd. (including its wholly-owned subsidiary PanAmSat Corporation) has more than 50 satellites, of which more than 30 totally or partially serve the Americas market. SES, S.A. has a fleet of 40 satellites, of which more than 20 totally or partially serve the Americas. The Mexican government has initiated the Mexsat satellite system project, which contemplates one satellite (Mexsat-3) with 12 active extended C- and Ku-band transponders. Mexsat-3 will provide communications services to Mexico and its surrounding waters from the 114.9° W.L. orbital slot. Other competitors include Telesat Canada, Grupo Hispasat, S.A., Hispamar Satélites S.A., and Star One, S.A. (owned by Empresa Brasileira de Telecomunicações S.A., an affiliate of América Movil). We believe that an additional 377 36 MHz transponder equivalents in the C- and Ku-bands, including Mexsat-3, will be launched in the period between 2011 through 2014 in our market. In addition, these or other operators could make use of newly-available spectrum in the Ka-band to provide service to the Americas. For example, ViaSat, Inc., HNS and Hispasat already have announced plans to launch service using such frequencies.

We also face competition from land-based telecommunications services providers who can generally provide fiber optic services at a lower cost for point-to-point applications.

Enlaces and our “Alterna’TV” business division also operate in highly competitive environments. “Alterna’TV” faces competition from large media companies, such as News Corporation, Discovery Communications, Viacom, NBC Universal and Univisión, and from niche channels, such as Sur Corporation, that target very specific Hispanic communities in the U.S. The main competition is for available space within the pay-television distributors’ Spanish-language tiers.

In the government segment, Enlaces faces competition from Globalsat and Pegaso, which are in partnership with Intelsat for the provision of satellite capacity. Additionally, two new competitors, Red52, S.A. de C.V. and Elara Networks, S.A. de C.V., were granted a public network concession by the Mexican government.

In the corporate market segment, Enlaces faces competition from terrestrial network services providers such as Teléfonos de México, S.A.B. de C.V., Axtel, S.A.B. de C.V. and AT&T and, to a lesser extent, from companies such as British Telecom (formerly Comsat), Pegaso and Globalsat, which offer similar services but focus primarily on SOHO markets. Telmex and British Telecom both lease satellite capacity from Satmex. Enlaces also faces competition from terrestrial connectivity technologies, including Telmex’s Infinitum Internet access product and, recently, GPRS and 3G. However, VSAT network technology provides several advantages over terrestrial connectivity due to its independence from terrestrial networks. We believe that the corporate segment has strong growth potential and that Enlaces is strategically positioned to capitalize on such potential and further increase its current market share. Enlaces maintains its role as a major market participant by offering competitive prices, broader coverage and value-added services (i.e., video multicast and content delivery, among others).

Although we face competition from various satellite operators, we believe clients prefer to diversify their risk by contracting with more than one satellite operator. We believe our hemispheric coverage and high-powered satellites allow us to compete with other satellite operators in the segments and regions in which we operate.

Employees

We have two indirectly wholly-owned subsidiaries that we use to employ the persons providing services to Satmex. Our subsidiary SMVS Administración employs our management and administrative personnel while our subsidiary SMVS Servicios Técnicos (collectively, the “Employee Subsidiaries”) employs our technical personnel whom are members of the Sindicato de Trabajadores de la Industria de la Radiofusión, Televisión, Similares y Conexos de la República Mexicana (the “Television and Radio Labor Union”). As of June 30, 2011, the Employee Subsidiaries directly employed 160 employees, including our Chief Executive Officer, five members of our senior management, 108 administrative personnel and 46 members of the Television and Radio Labor Union. We pay our employees’ salaries and certain benefits through the Employee Subsidiaries. Additionally, our Alterna’TV subsidiary employs one individual in the United States.

In addition, in December 2007, we formed HPS Corporativo, S. de R.L. de C.V. (“HPS Corporativo”), an indirectly wholly-owned subsidiary, to provide human resources support to Enlaces by employing its personnel in all functions. The persons working at Enlaces are now employed through this subsidiary. HPS Corporativo’s number of employees, as of June 30, 2011, was 47.

We have two collective bargaining agreements with the Television and Radio Labor Union. Each collective bargaining agreement has an indefinite term. Under Mexican law, however, the collective bargaining agreements may be reviewed yearly by the parties for adjustments to salaries and once every two years for adjustments to other provisions of the agreement. These collective bargaining agreements currently provide for, among other things, union exclusivity; a maximum workweek of 40 hours; company medical and union life insurance; statutory retirement-related severance payments of 14 days pay for each year worked (in addition to general statutory severance benefits guaranteed by Mexican Labor Law); a statutory Christmas bonus equal to 34 days of pay; employer-funded social security contributions and a Sunday pay rate premium of 35%. The collective bargaining agreements also provide for benefits in addition to those statutory minimum benefits provided for under Mexican Labor Law, such as vacation premiums, transportation bonuses, education subsidies and medical expenses. However, we believe that all benefits are within industry standards.

Environmental Matters

We are subject to various laws and regulations relating to the protection of the environment and human health and safety (including those governing the management, storage and disposal of hazardous materials). Some of our operations require continuous power supply. As a result, current and historical operations at our ground facilities, (including our gateways) consist of storing propellant and batteries to power back-up generators. The storage of such propellant and batteries may contain hazardous materials. As an owner or operator of property and in connection with our current and historical operations, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims as a result of violations of, or in connection with, liabilities under environmental laws and regulations.

Legal Matters

Management is not aware of any pending litigation against Satmex nor are its assets subject to any legal action other than those that arise in the normal course of business. The liability for all legal actions or other claims against Satmex prior to October 15, 1997 has been retained by the Mexican Government.

On January 1, 2008, the IETU Law went into effect. Satmex, on the one hand, and Enlaces, the Service Companies and HPS, on the other hand, have submitted appeals against the IETU Law to minimize Satmex’s tax burden. On March 22, 2010, the appeals submitted by Enlaces, the services companies and HPS against the IETU were denied due to the fact that the IETU Law was considered constitutional. On June 14, 2010, through a court resolution, the appeal submitted by Satmex against the IETU Law was denied. Therefore, Satmex submitted a second appeal for review of such court resolution.

On December 15, 2010, we were notified of official communications number 2.1.8760, 2.1.8761 and 2.1.8762, dated December 10, 2010, issued by the Dirección General de Política de Telecomunicaciones y de Radiodifusión (Direction General for Telecommunications Policy and Broadcasting) of the SCT initiating procedures to impose sanctions for our alleged non-compliance with certain conditions of each of the Orbital Concessions, including evidence that the initial consideration payable for the Orbital Concessions was duly paid. On April 8, 2011, the SCT imposed a monetary fine, in an amount that is not material to Satmex, due to non-timely compliance with condition 4.2.1.2. of each of the Orbital Concessions. We paid the fine on April 8, 2011 and the SCT confirmed that we were in compliance with all other conditions of each Orbital Concession. In May 2011, the SCT granted extensions of the Orbital Concessions for an additional term until 2037.

In the ordinary course of our business, we are from time to time named as a defendant in legal proceedings brought by former employees claiming unjustified discharge or making similar complaints. We believe that these actions are not material, individually or in the aggregate, and therefore no reserves have been established in connection therewith.

REGULATION

Regulatory Framework Within Mexico

Providers of satellite services to or within Mexico and the use of orbital slots licensed by the Mexican government are subject to the requirements of the Telecommunications Law. Under the Telecommunications Law, a provider of satellite services, such as us, must operate under a concession granted by the SCT, pursuant to an auction process. Such concession may only be granted to a Mexican corporation and may not be transferred or assigned without the approval of the SCT. Foreign investors are permitted by law to hold up to a maximum of 49% of the full-voting stock of such a corporation; provided, however, that upon approval of the Ministry of Economy, these corporations may issue “neutral investment” shares, with limited voting rights, that may be held by foreign investors in excess of the 49% limitation. Under the Foreign Investment Law, the “neutral investment” shares are not considered when determining the level of foreign investment participation in a corporation.

In addition, our operations are subject to the regulations of (a) the Ley General de Bienes Nacionales (the General Law on National Assets), which regulates all assets that fall within the public domain, as well as the terms of the Rescate contained in our Property Concession; (b) the Ley General del Equilibrio Ecológico y Protección al Ambiente (the General Law on Ecology and Protection of the Environment) together with other Mexican environmental laws; (c) the Ley Federal de Competencia Económica (the Federal Economic Competition Law); (d) the Ley de Vías Generales de Comunicación (the Law of General Means of Communication) and (e) other international treaties, laws, rules, regulations and decrees.

Under the Telecommunications Law, the SCT is, among other things, responsible for issuing concessions and permits related to telecommunications and for formulating policies in the telecommunications area and otherwise taking all other actions on behalf of the Mexican government in connection with telecommunications. COFETEL is the telecommunications regulator responsible for, among other things, most day-to-day regulation of satellite communications services in Mexico.

The rules promulgated pursuant to the Telecommunications Law require licensees of satellites intending to provide telecommunications services through one or more transmitting earth stations of their own to obtain a separate license to construct and operate a public telecommunications network. Where the satellite operator intends to provide telecommunication services to any person not holding a public telecommunications network concession or permit, it must provide such services only through an affiliate or subsidiary that holds a separate concession or permit.

Mexican laws currently allow competition in the provision of (a) Mexican FSS by any duly licensed Mexican satellite operators and (b) any foreign licensed satellite operators in the provision of international FSS, DTH FSS and broadcast satellite services. The Mexican government has liberalized its regulatory environment to allow non-Mexican satellite companies to provide satellite services in Mexico.

The Orbital and Property Concessions

The Mexican government has awarded us the following concessions:

•	the Orbital Concessions providing the right to occupy each of three orbital slots (one concession per orbital slot) and the use of the associated C- and Ku- radio-frequency bands; and

•	the Property Concession providing the right to use the buildings and areas where the control centers are located.

The Orbital Concessions currently include the right to use the 113.0° W.L., 114.9° W.L. and 116.8° W.L. orbital slots and associated C- and Ku- radio-frequency bands. At the time of our privatization, we were granted a concession to use the 109.2° W.L. orbital slot and as a result of the negotiations between the Mexican and Canadian governments in 2003 we exchanged our right to the 109.2° W.L. orbital slot for the 114.9° W.L. orbital slot. As part of the Orbital Concessions, we may establish rates and terms for our services, which must be registered in order to become effective. However, if upon a specific procedure and upon a non-

appealable final resolution, the Comisión Federal de Competencia (Federal Competition Commission of Mexico), or COFECO, determines that we have substantial power in the relevant market, COFETEL may determine tariffs and specify conditions relating to service quality and information requirements. Additionally, we are prohibited from establishing cross-subsidies and engaging in discriminatory practices.

As part of the three Orbital Concessions, we are required by the SCT to allocate 362.88 MHz (156.11 MHz in C-band and 206.77 MHz in Ku-band) of capacity to the Mexican government, free of charge, for national security and certain social services. In the case of future satellites, the capacity reserved to the Mexican government will be defined by the SCT according to applicable law and regulations. Additionally, we are required to operate the L-band subsystem owned by the Mexican government (through Telecomunicaciones de México, or Telecomm) until the end of life of Solidaridad 2. Neither Satmex 5 nor Satmex 6 has any L-band transponders.

Solidaridad 2 has been operating in inclined orbit since March 1, 2008. As of June 30, 2011, the Mexican government has not procured an L-band replacement satellite and has confirmed that no L-band payload in Satmex 7 would be required.

Under the Orbital Concessions, we are required to, among other things:

•	carry out research and development in Mexico;

•	maintain satellite control centers within Mexico and preferentially staff them with Mexican nationals; and

•	maintain satellite services continuously and efficiently.

As security for the performance of our obligations under each Orbital Concession, we were required to post and must maintain a surety bond payable to the Federal Treasury of Mexico with respect to each Orbital Concession. The amount of this surety bond is adjusted each year in order to reflect inflation variations in Mexico.

In May 2011 the Mexican Government extended the Concessions until 2037 without payment to the Government and maintaining Satmex’s same conditions for continuing exclusive use of the C and Ku bands now used by us, but eliminating the explicit right to request the future use of “planned or extended” C and Ku bands. We have initiated a process with the SCT either to recover such right to request or to replace it with the right to use a Ka band in certain conditions. We cannot assure you that such request will be resolved favorably to us.

Except in limited circumstances, pursuant to the terms of the Orbital Concessions, we must notify the SCT and COFECO prior to issuing and selling any shares that represent 10% or more of our outstanding common stock and must identify the potential purchaser. Within 30 days of receipt of such notification, the SCT may object to the issuance or sale.

Under the Telecommunications Law, an Orbital Concession will terminate if:

•	the term of any such Orbital Concession expires;

•	we resign our rights under any such Orbital Concession;

•	the SCT revokes any such Orbital Concession;

•	the Mexican government, through the SCT, terminates any such Orbital Concession through a proceeding called “Rescate;” or

•	we become subject to liquidation or bankruptcy (quiebra).

The SCT may revoke any of the Orbital Concessions upon the occurrence of certain events, including:

•	unjustified or unauthorized interruption of our operations or the services that may be provided under such Orbital Concession, whether in whole or in part;

•	our taking any action or refraining from taking any action that affects the rights of other licensees or concessionaires;

•	our failure to satisfy the terms or conditions set forth in the Orbital Concessions (including the failure to deliver the free satellite capacity reserved to the Mexican government);

•	our unjustified failure to interconnect other concessionaires or licensees that have the right to provide telecommunications services;

•	change of nationality; or

•	the assignment, transfer or encumbrance of rights granted under the Orbital Concessions in contravention of the terms of applicable Mexican law.

In the event any of the Orbital Concessions is revoked by the SCT, no compensation will be paid to us. In addition, we would not be eligible to receive new telecommunications concessions or permits for a five-year period from the date the resolution of revocation becomes final and non-appealable.

The SCT also has the right to terminate any of the Orbital Concessions for reasons of public interest or national security pursuant to a “Rescate,” in which case we would be entitled to receive compensation pursuant to article 19 of the Ley General de Bienes Nacionales (the General Law on National Assets). As of the date of any such Rescate, the orbital slots and the assets used in connection with the Orbital Concessions would be subject to the ownership and operation of the Mexican government. In the event of a Rescate, we would be entitled to keep our assets, equipment and installations used in connection with the Orbital Concessions only to the extent such assets, equipment and installations are not useful to the Mexican government; however, the value of such assets, equipment and installations would not be included in the compensation.

Pursuant to the terms of the Orbital Concessions, upon their termination, the orbital slots revert to the Mexican government. In addition, pursuant to the Telecommunications Law, the Mexican government has a preemptive right to purchase the facilities, equipment and other assets directly used by us to provide services under the Orbital Concessions. Alternatively, upon termination of the Orbital Concessions, the Mexican government may lease such assets for up to five years at a rate to be determined by expert appraisers appointed by the SCT and us, or by a third appraiser jointly appointed by these appraisers in the event of a discrepancy between their appraisals.

Pursuant to the Telecommunications Law, the SCT may also effect a Requisa of the Orbital Concessions in the event of a natural disaster, a war, the substantial breach of the public peace and order or the imminent danger to national security, internal peace or the Mexican economy. In the past, the Mexican government has used this power to ensure continued service during labor disputes. Mexican law requires that the Mexican government must pay compensation to us if it effects a Requisa, except in the case of a temporary seizure due to war. If we were to become subject to a Requisa, the Mexican government would indemnify us in an amount equal to our damages and losses reflecting their real value. In the event of a dispute regarding such damages and losses, the amount of losses would be determined by appraisers mutually appointed by us and the SCT and the amount of damages would be determined on the basis of the average net income generated by us in the year prior to the Requisa.

The Property Concession was granted on October 15, 1997 and includes two plots of land, buildings and fixtures built thereon, together with the right to use the property in connection with the operation of our satellites at the assigned orbital slots and the associated C- and Ku-radio frequency bands.

Under the Property Concession, we are required to:

•	pay an annual fee in an amount equal to 7.5% of the assessed property value, through twelve installments; and

•	maintain the premises in good condition.

The value of the property was originally determined in the Property Concession and it has subsequently appreciated in increments consistent with changes in the Índice Nacional de Precios al Consumidor (the Mexican Consumer Price Index). Pursuant to current regulations, a new appraisal of the value of the property must be performed every five years. The latest appraisal was performed in December 2007 by the Instituto de Administración y Avalúos de Bienes Nacionales (the Mexican Institute of Administration and National Property Appraisal) (“INDAABIN”). The appraisal must consider the value of the property as it was originally delivered to us, without taking into account any work performed on the property after such delivery. For the years ended 2010, 2009 and 2008, our rental expense under our Property Concession was $480,434, $433,806 and $504,229, respectively. The duration of the Property Concession is either 40 years or the length of the Orbital Concessions. The Property Concession duration may be extended at the discretion of the SCT.

Under our Property Concession, we are required to use our Primary and Alternate Control Centers only to operate our satellites. Each of the Primary and Alternate Control Centers forms part of a building complex that also houses equipment owned and used by the Mexican government’s teleport and mobile satellite services systems.

On May 14, 2010, the SCT issued an amendment to the Property Concession under which we may, with prior authorization from the SCT, lease or give under a commodatum (i.e., rent-free lease) agreement certain segments of the Primary and Alternate Control Centers to third parties as long as such segments are used for activities related to the subject matter of the Property Concession. This amendment will allow us, among other things, to provide control and satellite operation services to other operators, with prior authorization of the SCT.

Enlaces’ teleport is housed at the Primary Control Center. In June 2005 and March 2009, Enlaces requested an approval of such teleport’s location, but no official response has been received as of the date hereof.

We filed a new authorization request for Enlaces’ teleport to be housed at our Primary Control Center on May 17, 2010.

The Property Concession will terminate if:

•	the Property Concession term expires;

•	we resign our rights to any of the Orbital Concessions or the Property Concession;

•	its purpose or the object of the Property Concession disappears;

•	the Property Concession is nullified, revoked or expired;

•	the Mexican government decrees a Rescate on the Property Concession for reasons of public interest;

•	the Orbital Concessions are terminated;

•	the property and the buildings on it are inadequately maintained or are used for a different purpose than the purpose for which the Property Concession was granted; and

•	terminated pursuant to terms and conditions generally applicable to Property Concessions of this type under applicable Mexican law.

The Mexican government may revoke the Property Concession for various reasons, including, without limitation, the following:

•	failure to use the Property Concession for the purpose for which it was granted;

•	failure to comply with the terms of the Property Concession;

•	the occurrence of activities interfering with satellite operations on the premises for which the Property Concession was granted, without prior permission of the SCT; or

•	pursuant to terms and conditions generally applicable to Property Concessions of this type under applicable Mexican law.

Enlaces’ Network Concession and Value-Added Services Certificate

The Mexican government granted Enlaces the Network Concession, at no cost, together with the Value-Added Services Certificate.

Under the Network Concession and subject to its terms, Enlaces is authorized, among other things, to install a public telecommunications network and to stream analog and digital voice, data, video and audio to authorized public telecommunications networks, certain private networks and value-added services providers.

Enlaces’ telecommunications network is composed of a central node (Teleport), which must be installed and maintained at all times within Mexico, and an indefinite number of VSATs operating as remote stations. While the Network Concession requires that the central node include two terrestrial main stations, Enlaces has requested COFETEL to waive the requirement for the installation of a second terrestrial main station (in the C-band). This request remains pending before COFETEL. However, no major implications have been identified if it is denied.

Pursuant to the Network Concession, Enlaces is required, among other things, to meet certain coverage requirements (e.g., its services must be available in any part of Mexico) and to render its services pursuant to the technical specifications set forth in the Network Concession through Mexican satellites.

The term of the Network Concession is 30 years and may be renewed in accordance with the provisions of the Telecommunications Law. The Network Concession terminates if:

•	its term expires;

•	Enlaces resigns its rights contained therein;

•	the Mexican government, acting through the SCT, decrees a Rescate on the Network Concession;

•	Enlaces becomes subject to liquidation or bankruptcy; or

•	the SCT revokes the Network Concession (in which case no compensation will be paid to us).

At the date any Rescate procedure is implemented, the assets used in connection with the Network Concession would be subject to the ownership and management of the Mexican government.

The Value-Added Services Certificate was granted to Enlaces on November 9, 2000 together with updates in 2005 and in 2009 for an indefinite term. Pursuant to the Value-Added Services Certificate, Enlaces is authorized to provide, through various public networks, Internet access services (including hybrid satellite/terrestrial services and direct satellite two-way services), e-mail and multimedia services (including content delivery, commercial kiosks and television private channels) using Web, IP Multicast, and DVB technologies, excluding in all cases real time delivery, for which an additional license or concession would need to be obtained.

U.S. Regulation and ITU Requirements

FCC Regulation of Satellite Services and Foreign Ownership of FCC Licenses

As of June 30, 2011, all of our satellites have been included on the U.S. Permitted Space Station List.

The U.S. satellite and telecommunications industries are highly regulated. The FCC regulates satellite operators in the U.S. as well as the provision of satellite services to, from and within the U.S. market by U.S. and non-U.S. licensed satellite systems.

Any satellite operator wishing to provide services to or within the U.S. via a non-U.S. licensed satellite generally must obtain the prior approval of the FCC. In considering applications for the provision of service-specific or blanket satellite landing rights within the U.S. market, the FCC will consider various factors such as the effect on competition in the U.S. market, spectrum availability, eligibility requirements (such as foreign ownership, legal, technical and financial qualifications), operating requirements and national security, law enforcement, foreign policy and trade concerns, as appropriate. Depending on the nature of the services to be offered in the U.S., foreign-licensed satellites may be subject to a variety of additional regulatory requirements.

If approved by the FCC, a non-U.S. licensed satellite system serving the U.S. will be subject to the same ongoing requirements that apply to U.S.-licensed satellites. For instance, the FCC rules prohibit an international satellite provider from entering into exclusionary arrangements with other countries for satellite capacity for a particular service. The FCC regulations also provide that in order for non-U.S. satellite operators to serve the U.S. market they must obtain the FCC authorization by:

•	obtaining a satellite license by participating in a U.S. space station processing round or filing an application in accordance with the FCC’s “first-come, first-served” filing procedures;

•	having a U.S. earth station operator apply for authority to communicate with the non-U.S. satellite; or

•	otherwise petitioning the FCC to reserve spectrum rights for, or provide market access for, the foreign satellite (e.g., by listing the satellite on the “Permitted Space Station List” of non-U.S. licensed satellites that any U.S.-authorized earth station with an “ALSAT” designation may communicate with, subject to any condition the FCC may impose).

International Telecommunications Union Coordination and Registration Requirements

Our use of orbital slots and associated C- and Ku-radio frequency bands is subject to the frequency coordination and registration process of the ITU, an international treaty organization established under the sponsorship of the United Nations. The ITU is responsible for allocating the use by different countries of a limited number of orbital locations and radio frequency spectrum available for use by commercial communication satellites. The ITU’s Radio Regulations set forth the processes that governments must follow to establish their priority to use specific orbital locations, and the obligations and restrictions that govern such use. Countries establish their priority with respect to many orbital locations and associated radio frequencies through a “first in time, first in right” system, which establishes time limits for bringing orbital locations into use. Representation at the ITU for satellite system coordination and registration purposes is limited to national governmental agencies; private companies are not entitled to participate in their own right in coordination and registration activities. Consequently, we must rely on the government administration of Mexico to represent our interests there, including filing and coordinating our orbital locations within the ITU process, obtaining new orbital locations and revolving disputes.

All ITU filings are made through ITU member states, also referred to as “notifying administrations.” Therefore, companies must work within the constraints established by the notifying administration representing their interests. Factors such as national interests and foreign relations concerns often affect positions that a notifying administration is willing to take on behalf of commercial entities.

Nations are required by treaty to give notice of their proposed use of satellite orbital slots and frequencies to the ITU Radio Communications Bureau (the “ITU-BR”). After such notification is received by the ITU-BR, other nations are afforded the opportunity to apprise the ITU-BR of any potential harmful interference with their existing or planned satellite systems. When potential harmful interference is noted, nations are obligated to negotiate in an effort to coordinate the proposed uses and resolve any interference concerns. The ITU, however, has no power to resolve disputes formally.

The process is ultimately subject to enforcement by national regulatory authorities acting pursuant to international treaty obligations. The ITU has limited power to enforce or police its rules; it relies on the goodwill and cooperation of the notifying administrations.

The ITU’s Radio Regulations also govern the process used by satellite operators to coordinate their operations with other satellites, so as to avoid harmful interference. Under current international practice, satellite systems are entitled to protection from harmful radio frequency interference from later-filed satellite systems and other transmitters in the same frequency band if the operator’s authorizing state government registers the orbital location, frequency and use of the satellite system in the ITU’s Master International Frequency Register, or MIFR, in accordance with the ITU’s rules. Each member state is required to give notice of, coordinate and register its proposed use of radiofrequency assignments and associated orbital locations with the ITU-BR.

Once a member state has advised the ITU-BR that it desires to use a given frequency at a given orbital location, other member states notify that state and the ITU-BR of any use or intended use that would conflict with the original proposal. These nations are then obligated to negotiate with each other in an effort to coordinate the proposed uses and resolve interference concerns. If all outstanding issues are resolved, the member state governments so notify the ITU-BR and the frequency use is registered in the MIFR. Following this notification, the registered satellite networks are entitled under international law to interference protection from subsequent or nonconforming uses. A state is not entitled to invoke the protections in the ITU Radio Regulations against harmful interference if that state decided to operate a satellite at the relevant orbital location without completing the coordination process.

The SCT and COFETEL are responsible for fulfilling and coordinating requests by Mexican companies to coordinate orbital slots and frequency assignments with the ITU-BR and for resolving interference concerns. Use of our orbital slots remains subject to the continuing oversight of the SCT and to a variety of regulations generally applicable to all satellite and radio licensees, including the ITU Radio Regulations.

We have been a member of the Radio Communications and Development sectors of the ITU since 1997.

Status of Our Satellites

On October 31, 2000, the ITU added the Solidaridad 1 and Solidaridad 2 frequency assignments to the MIFR. Satmex 5 was added to the MIFR on August 23, 2005 and Satmex 6 on November 30, 2010.

Most of Mexico’s geostationary orbital slots are directly adjacent to those of Canada. To avoid interference, in May 2000, the governments of Mexico and Canada entered into a coordination agreement specifying the operational parameters for Mexican and Canadian satellites in the C- and Ku-frequency bands in the geostationary orbits between the 107.3° W.L. and 118.7° W.L. orbital positions. The purpose of the coordination agreement was to establish a standard of reference for acceptable adjacent satellite frequency spectrum interference and ensure the efficient operation of satellite networks licensed by both Mexico and Canada. As a result, satellites licensed by either nation have a framework within which they may serve their domestic markets and, at the same time, provide competitive services to the markets of Mexico, the U.S. and South and Central America without interference (assuming they obtain all required regulatory approvals, and coordinate with, or otherwise avoid harmful interference from, operators from other nations).

In August 2003, the Mexican government and Satmex favorably concluded coordination negotiations with the Canadian government and Telesat, with respect to the radio-frequency spectrum characteristics of Satmex 6. As part of these negotiations, the Mexican and Canadian governments agreed to a new coordination agreement to reduce potential satellite frequency harmful interference and ensure that existing and future satellite networks licensed by either nation have sufficient space to expand their respective services to the Mexican, U.S. and South and Central American markets. We have had discussions with Telesat concerning an amendment to this coordination agreement.

Treaties and International Accords

Reciprocity Agreement between the U.S. and Mexico

In April 1996, Mexico and the U.S. entered into an agreement concerning the provision of satellite services to users in Mexico and the U.S. (the “Reciprocity Agreement”). Among other things, the Reciprocity Agreement provides that Mexican and U.S. satellites are permitted to provide services to, from and within the U.S. and Mexico, subject to applicable laws and regulations, and neither Mexico nor the U.S. may require a satellite licensed by the other government to obtain an additional license in order to provide the satellite services described in the protocols to the agreement (as described below).

Direct-to-Home Protocol

In November 1996, Mexico and the U.S. signed a protocol (the “DTH Protocol”) to the Reciprocity Agreement for the provision of DTH satellite services. DTH satellite services are defined to include DTH fixed satellite service and broadcasting satellite service, which include one-way, encrypted video or video/audio broadcast services for direct reception by subscribers who pay a periodic fee, distribution of video/audio to cable television head-ends and multipoint distribution service (“MDS”) or wireless cable facilities. The U.S. and Mexico have each agreed to permit satellites licensed by the other government to provide DTH FSS and broadcasting satellite services to, from and within the other country’s territory. Entities seeking to transmit or receive DTH FSS or broadcasting satellite services signals via a satellite licensed by the other administration (e.g., through an earth station in the non-licensing jurisdiction) must still comply with the non-licensing jurisdiction’s other applicable laws (e.g., the earth station licensing process).

Fixed Satellite Services Protocol

In October 1997, Mexico and the U.S. signed another protocol (the “FSS Protocol”) to the Reciprocity Agreement for the provision of international and domestic FSS. The definition of FSS includes, but is not limited to, signals carrying video or video/audio distributed to cable television head-end and multipoint distribution service (restricted microwave television service) facilities and excludes the DTH FSS and broadcasting satellite services governed by the DTH Protocol. Subject to the terms of the FSS Protocol, each of the U.S. and Mexico has agreed to permit satellites licensed by the other to provide domestic and international FSS to, from and within the other country’s territory.

Reciprocity Agreement between Canada and Mexico

In April 1999, Mexico and Canada entered into an agreement similar to the Reciprocity Agreement between Mexico and the U.S. In January 2001, the two countries signed the FSS Protocol.

In December 2004, Industry Canada added Solidaridad 2 and Satmex 5, and in May 2010, Satmex 6, to the list of foreign satellites approved to provide FSS in Canada.

Brazilian Agreement

As of June 30, 2011, no treaties exist between Mexico and Brazil related to ensuring open skies concerning satellite systems in both countries. In order for us to obtain landing rights in Brazil, we are required to establish a subsidiary in Brazil. Consequently, on June 17, 2002, we created a subsidiary named Satmex do Brasil Ltda. Satmex do Brasil was created in order to obtain landing rights in Brazil and commercialize the capacity of our satellites in Brazil.

Presently, we have not entered into any agreements for our services in Brazil due to our limited available capacity on Satmex 6. We believe the potential exists to obtain customers for our services in Brazil.

Argentine Agreement

In November 1997, the Mexican and Argentine governments entered into a bilateral agreement to afford reciprocal treatment for satellite service providers licensed under the laws of each government. The agreement provides that satellite service providers licensed in Mexico may transmit certain DTH FSS, broadcasting satellite services and other fixed satellite service signals to satellite customers in Argentina, and vice versa. The Mexican and Argentine governments each further agreed to cooperate in assuring compliance with each of the two countries’ applicable laws and regulations.

In February 2007, we registered a branch in Argentina in order to request landing rights for Satmex 5 and Satmex 6 satellites pursuant to the reciprocity agreement. On July 22 2008, the Comisión Nacional de Comunicaciones (“CNC”) returned the Satmex file and provided a favorable opinion to the Secretaría de Comunicaciones (“SECOM”). However, the landing rights have not yet been granted, and may not be granted to us. Currently, we operate in Argentina through a commercial agreement in effect with ArSat.

DESCRIPTION OF THE EXCHANGE NOTES

The Original Notes were issued under the Original Notes Indenture. Satmex assumed the obligations of Satmex Escrow pursuant to the Assumption Indenture. In addition, Satmex Escrow was merged into Satmex on May 26, 2011 with Satmex as the the surviving entity. The Original Notes Indenture and the Assumption Indenture are together referred to as the “Indenture”. The Exchange Notes will also be issued under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or TIA.

You can find the definitions of certain terms used in this description under the subheading ‘‘— Certain Definitions”. The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Security Documents referred to below under the caption “— Security” define the terms of the agreements that secure the Exchange Notes and Guarantees.

The following description is a summary of the material provisions of the Indenture, the registration rights agreement and the security documents. It does not restate those agreements in their entirety. We urge you to read the Indenture, the registration rights agreement and the Security Documents because they, and not this description, will define your rights as Noteholders. Copies of the Indenture, the registration rights agreement and the security documents will be available as set forth below under “— Additional Information”. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture, the registration rights agreement and the Security Documents.

The registered holder of an Exchange Note is treated as the owner of it for all purposes. Only registered holders have rights under the Indenture.

Brief Description of the Exchange Notes and the Note Guarantees

The Exchange Notes

The Exchange Notes:

•	will be general obligations of Satmex;

•	will be secured, equally and ratably, on a first-priority basis with all other Priority Lien Obligations, by Liens on the assets of Satmex that constitute Collateral;

•	will be effectively junior to all other Indebtedness of Satmex that is secured by Liens on other assets of Satmex that do not constitute Collateral, to the extent of the value of those other assets;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of Satmex and effectively senior to any future senior unsecured Obligations or Junior Lien Obligations of Satmex to the extent of the value of the Collateral;

•	will be structurally subordinated to any existing and future Indebtedness and other liabilities of Satmex’s non-Guarantor Subsidiaries;

•	will be senior in right of payment to any future subordinated Indebtedness of Satmex; and

•	will be guaranteed by the Guarantors.

The Note Guarantees

The Exchange Notes will be jointly, severally and unconditionally guaranteed by each of Satmex’s current Guarantors and each of its future New Subsidiaries (other than Immaterial Subsidiaries and Satellite Subsidiaries).

Each guarantee of the Exchange Notes:

•	will be a general obligation of the Guarantor;

•	will be secured, equally and ratably, on a first-priority basis with all other Priority Lien Obligations, by Liens on the assets of such Guarantor that constitute Collateral;

•	will be effectively junior to all other Indebtedness of such Guarantor that is secured by Liens on other assets of such Guarantor that do not constitute Collateral, to the extent of the value of those other assets;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and effectively senior to any future senior unsecured Obligations or Junior Lien Obligations of such Guarantor to the extent of the value of the Collateral; and

•	will be senior in right of payment to any future subordinated Indebtedness of such Guarantor.

Not all of our Subsidiaries will guarantee the Exchange Notes. In the event of a bankruptcy, liquidation, concurso mercantil, quiebra or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-Guarantor Subsidiaries generated 10.0% of our consolidated revenues in the six-month period ended June 30, 2011 (after intercompany eliminations) and held 1.1% of our consolidated assets as of June 30, 2011 (after intercompany eliminations).

All of our Subsidiaries are “Restricted Subsidiaries”. However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries”. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Exchange Notes.

Principal, Maturity and Interest

Satmex will issue $325.0 million in aggregate principal amount of Exchange Notes in this offering. Satmex may issue additional Notes under the Indenture from time to time. Any issuance of additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”. The Exchange Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Satmex will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000; provided, however, that Notes may be issued in denominations of less than $2,000 solely to the extent necessary to accommodate book-entry positions that have been created in denominations of less than $2,000 by DTC (as defined below) and provided further that denominations cannot be below $1.00. The Exchange Notes will mature on May 15, 2017.

Interest on the Exchange Notes will accrue at the rate of 9.5% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2011. Interest on overdue principal and interest and Special Interest, if any, will accrue at a rate that is 1.0% higher than the then applicable interest rate on the Exchange Notes. Satmex will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

Satmex will make payments, through its paying agent, in respect of the Exchange Notes represented by the Global Notes, including principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Satmex will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Paying Agent and Registrar for the Exchange Notes

The trustee will initially act as paying agent and registrar. Satmex may change the paying agent or registrar without prior notice to the noteholders, and Satmex or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A noteholder may transfer or exchange Exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Exchange Notes; provided, however, that the trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions or transfer that may be imposed under the Indenture. Noteholders will be required to pay all taxes due on transfer. Satmex will not be required to transfer or exchange any note selected for redemption. Also, Satmex will not be required to transfer or exchange any note for a period of 15 days before a selection of Exchange Notes to be redeemed.

Additional Amounts

All payments made under or with respect to the Exchange Notes or the Note Guarantee (whether or not in the form of definitive Notes in registered certificated form) will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, fines, assessments or other governmental charges of whatever nature (including any penalties and interest related thereto) (“Taxes”), unless the withholding or deduction of such Taxes is then required by applicable law or by the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which Satmex or any Guarantor (including any successor or other surviving entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of Satmex or any Guarantor (including, without limitation, the jurisdiction of any paying agent) (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Exchange Notes or with respect to any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, Satmex or the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each noteholder (including Additional Amounts) after such applicable withholding, deduction or imposition (including any withholding or deduction imposed on the Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction.

Satmex is required under current Mexican law to deduct Mexican withholding Taxes, and pay such Taxes to the Mexican tax authorities, from payments of interest (or other amounts that are treated as “interest” under Mexican Tax law) on the Exchange Notes made to investors who are not residents of Mexico for tax purposes. Accordingly, Satmex will pay Additional Amounts as described above, subject to limitations described herein.

Notwithstanding the foregoing, no Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been imposed but for the noteholder or beneficial owner of a note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such noteholder or beneficial owner if such noteholder or beneficial owner is an estate, trust corporation or partnership) being a citizen or resident or national of, incorporated in, maintaining an office, permanent establishment, fixed base, branch, or otherwise carrying on a trade or business, in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Exchange Notes or with respect to any Guarantee;

(2) any Taxes that are imposed, withheld, or deducted as a result of the failure of the eligible noteholder or beneficial owner of the Exchange Notes to comply with any applicable certification, identification, documentation, or other reporting requirements (including, without limitation, with respect to the nationality, residence, or identity or connection with a Tax Jurisdiction of the noteholder or beneficial owner of the Exchange Notes) (“Documentation”), if (i) such compliance would, under applicable law, administrative decision of the taxing or government authority, or published administrative practice of the relevant Tax Jurisdiction, have entitled the noteholder, beneficial owner, Satmex or any of the Guarantors to an exemption from or reduction of deduction or withholding or the requirement to deduct or withhold all or part of any such Taxes and (ii) Satmex or any of the Guarantors notifies the noteholder in writing and reasonably requests such Documentation at least 60 days prior to the due date of such Documentation;

(3) any note presented for payment (where Exchange Notes are in definitive form and presentation is required) more than 30 days after the relevant payment is first made available for payment to the noteholder (except to the extent that the noteholder would have been entitled to Additional Amounts had the note been presented on any day during such 30-day period);

(4) any estate, inheritance, gift, sales, transfer, personal property Taxes or any similar tax, duty, assessment or other governmental charge;

(5) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Exchange Notes or with respect to any Guarantee;

(6) any Additional Amounts required to be paid as a result of the beneficial owner of the Exchange Notes not being the sole beneficial owner of such payments or being a fiduciary or partnership, to the extent that a beneficial owner, beneficiary or settlor with respect to such fiduciary or any partner or member of such partnership would not have been entitled to such Additional Amounts with respect to such payments had such beneficial owner, beneficiary, settlor, partner or member held such Exchange Notes directly;

(7) any incremental Taxes that would not have been imposed but for the noteholder being a more than 10% owner, directly or indirectly, individually or collectively with related persons of the voting stock in Satmex and being a beneficial owner, directly or indirectly, individually or collectively with related persons of more than 5% of the interest arising from the Exchange Notes; provided that notwithstanding the foregoing, such noteholder shall continue to be entitled to any Additional Amounts that otherwise would have been payable to such noteholder had such noteholder’s direct or indirect ownership remained below the ownership levels specified in this paragraph;

(8) any combination of items (1) through (7) above.

The limitations stated in Clause (2) above will not apply if the provision of the Documentation described in Clause (2) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a noteholder or beneficial owner of a note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States-Mexico Income Tax Treaty), regulation (including proposed regulations) and administrative practice.

Applicable Mexican regulations currently allow Satmex to withhold at a reduced rate, provided Satmex complies with certain information reporting requirements. Accordingly, the limitations on the obligations to pay Additional Amounts in Clause (2) above also will not apply unless (a) the provision of the Documentation described in Clause (2) is expressly required by the applicable Mexican statutes, regulations and the Administrative Tax Rules (Resolución Miscelánea Fiscal), (b) Satmex cannot obtain the Documentation or other evidence necessary to comply with the applicable Mexican regulations on Satmex’s own through reasonable diligence, and (c) Satmex otherwise would meet the requirements for application of the reduced Mexican tax rate.

In addition, Clause (2) above does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

If Satmex or any Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Exchange Notes or any Guarantee, Satmex or the relevant Guarantor, as the case may be, will deliver to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case Satmex or the relevant Guarantor shall notify the trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the paying agents to pay Additional Amounts to noteholders on the relevant payment date. The trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary and may assume that no Additional Amounts are due in the absence of delivery of such Officer’s Certificate. Satmex will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

Satmex or the relevant Guarantor will make all withholdings and deductions required by applicable law and will remit the full amount deducted or withheld to the relevant Tax Jurisdiction in accordance with applicable law. Upon request, Satmex or the relevant Guarantor will provide to the trustee an official receipt or, if official receipts are not obtainable using reasonable efforts, other documentation reasonably satisfactory to the trustee evidencing the payment of any Taxes so deducted or withheld. Satmex or the relevant Guarantor will attach to each official receipt or other document a certificate stating the amount of such Taxes paid per $1,000 principal amount of the Exchange Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the trustee to the noteholders. If Satmex or any Guarantor pays Additional Amounts with respect to the Exchange Notes that are based on rates of deduction or withholding taxes that are higher than the applicable rate, and the noteholder or beneficial owner is entitled to make a claim for a refund or credit of this excess, then by accepting the Exchange Notes, the noteholder and the beneficial owner will be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of this excess to Satmex or the Guarantor. However, by making this assignment, noteholders make no promise that Satmex or any Guarantor will be entitled to that refund or credit and will not incur any other obligation with respect to that claim.

Satmex will pay any present or future stamp, documentary or other similar excise Taxes, governmental charges or levies that arise in a Tax Jurisdiction from the execution, issuance, delivery, offering, enforcement or registration of the Exchange Notes or any other document or instrument related to them (including, without limitation, any such Taxes that are referred to as “court” or “property” Taxes), and will agree to indemnify the holders for any such Taxes paid by such holders.

Whenever in the Indenture or in this “Description of the Exchange Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Exchange Notes or of principal, interest or of any other amount payable under or with respect to any of the Exchange Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the Indenture, any transfer by a noteholder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction which is a Tax Jurisdiction with respect to a successor person to Satmex or any Guarantor and any department or political subdivision thereof or therein.

Affiliate Purchase/Voting

The Indenture provides that in determining whether the noteholders of the required principal amount of the Original Notes or Exchange Notes have concurred in any direction, waiver or consent, Notes owned by Satmex or any of its subsidiaries shall be disregarded, provided that notwithstanding the provisions of Section 315(d)(3) and 316(a)(1) of the Trust Indenture Act and to the extent permitted by the Trust Indenture

Act, Notes held by affiliates of Satmex which are not subsidiaries of Satmex shall be included in determining whether the noteholders of the required principal amount of the Exchange Notes have concurred or consented.

An affiliate of Satmex has purchased Original Notes. The Indenture does not restrict voting rights of affiliates of Satmex. Affiliates that may acquire Original Notes or Exchange Notes in the future may be able to exercise some control over Satmex by virtue of their equity ownership in Satmex or other arrangements. Circumstances may occur in which the interest of these affiliates could be in conflict with those of other noteholders.

Note Guarantees

The Exchange Notes are guaranteed by each U.S. Subsidiary and each of its future New Subsidiaries (other than Immaterial Subsidiaries and Satellite Subsidiaries). These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks Related to this Offering — It is possible that the guarantees by our Guarantors may not be enforceable” and “Risk Factors — Risks Related to this Offering — Fraudulent transfer statutes may limit your rights as a Noteholder”.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Satmex or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) (i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor”) unconditionally assumes all the obligations of such Guarantor under its Note Guarantee, the Indenture, the registration rights agreement and the Security Documents pursuant to a supplemental Indenture and appropriate Security Documents satisfactory to the trustee, (ii) the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens under the applicable Security Documents on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements (or other filings) as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or other filings or registrations under the Uniform Commercial Code, filings or registrations under any Mexican public registries or other registries or the applicable law of any other relevant jurisdiction; (iii) the Collateral owned by or transferred to the Successor Guarantor shall: (A) continue to constitute Collateral under the Indenture and the applicable Security Documents, (B) be subject to Liens in favor of the Collateral Trustee for the benefit of the Secured Parties and (C) not be subject to any Lien other than Permitted Liens; and (iv) the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the applicable Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in the Indenture and the Security Documents; or

(b) the Net Proceeds of such sale, disposition or other transaction are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) Satmex or a Restricted Subsidiary of Satmex, if the sale or other disposition does not violate the “Asset Disposition” provisions of the Indenture;

(2) in connection with any sale or other disposition of Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Satmex or a Restricted Subsidiary of Satmex, if the sale or other disposition does not violate the “Asset Disposition” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of Satmex as a result of the sale or other disposition;

(3) if Satmex designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”; or

(5) upon the dissolution of a Guarantor if its assets are distributed to Satmex or another Guarantor.

See “— Repurchase at the Option of Noteholders — Asset Dispositions”.

Security

The Exchange Notes, the Note Guarantees and all future Priority Lien Obligations will be secured, equally and ratably, by a first-priority Lien on all assets of Satmex and any Guarantor that constitute Collateral, subject to Permitted Liens. All Liens securing Priority Lien Obligations will be held by the Collateral Trustee on behalf of the Secured Parties and administered pursuant to the collateral trust agreement described below. The Liens securing Junior Lien Obligations, if any, will also be held by the Collateral Trustee. The Collateral comprises substantially all of the assets of Satmex and each Guarantor (in each case, whether owned as of the date of the Indenture or thereafter acquired or arising) as described in the Security Documents, other than the Excluded Assets. The Collateral will include a pledge of all of the Capital Stock of each future and existing Subsidiary of Satmex owned by Satmex or any Guarantor, subject to certain exceptions and Permitted Liens. None of Satmex or its Subsidiaries shall be required to provide any guarantee, pledge or asset support arrangement that would result in adverse tax consequences that are material to Satmex or any of its Subsidiaries, as reasonably determined by Satmex.

Priority Lien Debt

The Exchange Notes offered hereby will be considered to be Priority Lien Debt for purposes of the collateral trust agreement referred to below. The Indenture and the Security Documents will provide that Satmex may incur additional Priority Lien Debt in the future secured by the Collateral as well as certain other Priority Lien Obligations (including certain additional Hedging Obligations and Banking Product Obligations, to the extent not prohibited by the documentation in respect of each Series of Priority Lien Debt). All additional Priority Lien Obligations will be secured, equally and ratably with the Exchange Notes by Priority Liens held by the Collateral Trustee for the benefit of all current and future holders of Priority Lien Obligations.

The Equity Interests of a Subsidiary of Satmex will constitute Collateral only to the extent that such Equity Interests can secure the Exchange Notes and Note Guarantees without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary of Satmex to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of Satmex due to the fact that such Subsidiary’s Equity Interests secure the Exchange Notes and Note Guarantees, then the Equity Interests of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any noteholder, to the extent necessary to release the Liens for the benefit of the noteholders on the Equity Interests that are so deemed to no longer constitute part of the Collateral, all at the written request and certification of Satmex upon which the trustee may conclusively rely.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests to secure the Exchange Notes and Note Guarantees without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary shall automatically be deemed to be a part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any noteholder, to the extent necessary to subject such Equity Interests to the Liens under the Security Documents.

Collateral Trust Agreement

Satmex and each Guarantor have entered into a collateral trust agreement with the Collateral Trustee and each Secured Debt Representative. The collateral trust agreement sets forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon the Collateral at any time held by it, in trust for the benefit of the present and future holders of the Secured Obligations.

Collateral Trustee

Wells Fargo Bank, National Association has been appointed pursuant to the collateral trust agreement to serve as the Collateral Trustee for the benefit of the holders of:

(1) the Exchange Notes;

(2) all other Priority Lien Obligations outstanding from time to time; and

(3) all Junior Lien Obligations outstanding from time to time.

The Collateral Trustee holds (directly or through co-trustees or agents), and is entitled to enforce, all Liens on the Collateral created by the Security Documents in accordance with the terms of the collateral trust agreement. Neither the Grantors nor their respective Affiliates may serve as Collateral Trustee.

Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the Collateral Trust Agreement, the Collateral Trustee will not be obligated to:

(1) act upon directions purported to be delivered to it by any Person;

(2) foreclose upon or otherwise enforce any Lien; or

(3) take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Satmex will deliver to each Secured Debt Representative copies of all Security Documents delivered to the Collateral Trustee.

Enforcement of Liens

If the Collateral Trustee at any time receives written notice that any event has occurred that constitutes an event of default under any Secured Debt Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce any of its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, subject to clause (ii) of the third paragraph under “— Restrictions on Enforcement of Junior Liens,” the Collateral Trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an

Act of Required Debtholders. No holder of Priority Lien Debt other than the Collateral Trustee will be able to exercise rights or remedies with respect to the Collateral.

Restrictions on Enforcement of Junior Liens

Until the Discharge of Priority Lien Obligations, whether or not any insolvency or liquidation proceeding has been commenced by or against Satmex or any Guarantor, the Priority Lien Representatives will have, subject to the exceptions set forth below in clauses (1) through (4), the provisions of clause (ii) of the third paragraph of this caption and the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to authorize and direct the Collateral Trustee with respect to the Security Documents and the Collateral including, without limitation, the exclusive right to authorize or direct the Collateral Trustee in writing to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral (including, without limitation, the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver, or bailee’s letter or similar agreement or arrangement) and neither the trustee, the Junior Lien Representatives nor the holders of any Junior Lien Obligations may authorize or direct the Collateral Trustee with respect to such matters. Notwithstanding the foregoing, the Junior Lien Representative may, subject to the rights of the holders of other Permitted Prior Liens, direct the Collateral Trustee in writing with respect to Collateral:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3) as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Prior Liens) of the Junior Liens upon any Collateral; provided that, unless otherwise provided in the Security Documents, the trustee and the holders of Junior Lien Obligations and the Junior Lien Representatives may not require the Collateral Trustee to take any action to perfect any Collateral through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Junior Liens upon any Collateral.

Subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” until the Discharge of Priority Lien Obligations, none of the holders of Junior Lien Obligations, the Collateral Trustee (unless acting pursuant to an Act of Required Debtholders) on behalf of the Junior Lien Obligations or any Junior Lien Representative will:

(1) request judicial relief, in an insolvency, concurso mercantil, quiebra or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Junior Liens or grant the Junior Liens equal ranking to the Priority Liens;

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency, concurso mercantil, quiebra or liquidation proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale of Collateral in foreclosure of Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien;

(5) contest, protest or object to any foreclosure proceeding or action brought by the Collateral Trustee, any Priority Lien Representative or any holder of Priority Lien Obligations or any other exercise by the Collateral Trustee, any Priority Lien Representative or any holder of Priority Lien Obligations of any rights and remedies relating to the Collateral under the Priority Lien Documents or otherwise and each Junior Lien Representative on behalf of itself and each holder of Junior Lien Obligations waives any and all rights it may have to object to the time or manner in which the Collateral Trustee, any Priority Lien Representative or any holder of Priority Lien Obligations seek to enforce the Priority Lien Obligations or the Priority Liens; or

(6) contest or support any other Person in contesting, in any proceeding (including an insolvency, concurso mercantil, quiebra or liquidation proceeding) the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing, both before and during an insolvency, concurso mercantil, quiebra or liquidation proceeding, (i) the holders of Junior Lien Obligations and the Junior Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency, concurso mercantil, quiebra or liquidation proceeding against Satmex or any Guarantor in accordance with applicable law; provided that, each holder of Junior Lien Obligations will agree not to take any of the actions prohibited under clauses (1) through (6) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “— Insolvency or Liquidation Proceedings” and (ii) after a period of 120 days has elapsed (which period will be tolled during any period in which the Collateral Trustee will not be entitled to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay in any insolvency, concurso mercantil, quiebra or liquidation proceeding) since the date on which the Exchange Notes trustee has delivered to the Collateral Trustee written notice of the acceleration of the Exchange Notes (the “Standstill Period”), the holders of Junior Lien Obligations and the Junior Lien Representatives may enforce or exercise any rights or remedies with respect to any Collateral; provided, however that notwithstanding the expiration of the Standstill Period or anything in the collateral trust agreement to the contrary, in no event may the Collateral Trustee on behalf of any holder of Junior Lien Obligations or any Junior Lien Representative enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the Collateral Trustee on behalf of the holders of Priority Lien Obligations and the Priority Lien Representatives shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from modification of the automatic stay or any other stay in any insolvency or liquidation proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to such Collateral or any such action or proceeding (prompt written notice thereof to be given to the Junior Lien Representatives by the Collateral Trustee).

After (a) the commencement of any insolvency, concurso mercantil, quiebra or liquidation proceeding in respect of Satmex or any Guarantor or (b) the Collateral Trustee and each Junior Lien Representative have received written notice from any Priority Lien Representative at the direction of an Act of Required Debtholders stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of an event of default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by Satmex or any Guarantor to the Collateral Trustee (other than payments to the Collateral Trustee for the benefit of the holders of Priority Lien Obligations or payments to the Collateral Trustee (including but not limited to the reasonable and out-of-pocket fees and expenses of its agents or counsel) pursuant to the compensation, expense reimbursement and indemnification provisions of the Collateral Trust Agreement), any Junior Lien

Representative, or any holder of Junior Lien Obligations (including, without limitation, payments and prepayments made for application to Junior Lien Obligations and all other payments and deposits made pursuant to any provision of the Indenture, the Exchange Notes, the Guarantees or any other Junior Lien Document).

Subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” all proceeds of Collateral received by the Collateral Trustee, any Junior Lien Representative, any holder of Junior Lien Obligations in violation of the immediately preceding paragraph will be held in trust by the Collateral Trustee, the applicable Junior Lien Representative or the applicable holder of Junior Lien Obligations for the account of the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Junior Liens will remain attached to and, subject to the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Junior Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the Collateral Trustee, any Junior Lien Representative or any holder of Junior Lien Obligations not in violation of the immediately preceding paragraph will be received by the Collateral Trustee, such Junior Lien Representative or such holder of Junior Lien Obligations free from the Priority Liens but subject to the Junior Liens.

Waiver of Right of Marshalling

The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of Junior Lien Obligations, each Junior Lien Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Lien Obligations and the Priority Lien Representative (in their capacity as priority lienholders). Following the Discharge of Priority Lien Obligations, the holders of Junior Lien Obligations, any Junior Lien Representative and the Collateral Trustee may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

Insolvency, Concurso mercantil, quiebra or Liquidation Proceedings

If in any insolvency, concurso mercantil, quiebra or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency, concurso mercantil, quiebra or liquidation proceeding;

(3) granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4) relating to a sale of assets of Satmex or any Guarantor that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Priority Liens and Junior Liens will attach to the proceeds of the sale;

then, the holders of Junior Lien Obligations, in their capacity as holders of secured claims, and each Junior Lien Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of Junior Lien Obligations or a Junior Lien Representative for the grant to the Collateral Trustee, for the benefit of the holders of Junior Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Junior Liens”) to, such Lien and all Priority Liens on such property; provided, however, that the foregoing shall not prevent the holders of Junior Lien Obligations and the Junior Lien Representatives, in their capacity as holders or representatives of secured claims, from participating on a pro rata basis in any such debtor-in-possession financing or from proposing any other debtor-in-possession financing to Satmex or any Guarantor or to a court of competent jurisdiction.

Notwithstanding the foregoing, both before and during an insolvency, concurso mercantil, quiebra or liquidation proceeding, the holders of Junior Lien Obligations and the Junior Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency, concurso mercantil, quiebra or liquidation proceedings against Satmex or any Guarantor in accordance with applicable law; provided that, each holder of Junior Lien Obligations will agree not to take any of the actions prohibited under clauses (1) through (6) of the second paragraph of the provisions described above under the caption “— Restrictions on Enforcement of Junior Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

Neither the holders of any Junior Lien Obligations nor any Junior Lien Representative will file or prosecute in any insolvency, concurso mercantil, quiebra or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Junior Liens, except that:

(1) they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Junior Liens”) to, all Liens granted in the insolvency, concurso mercantil, quiebra or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Order of application of proceeds; deficiency claims

The collateral trust agreement provides that (1) if the Collateral Trustee receives any proceeds of any title insurance with respect to any Collateral or any other insurance with respect to any Collateral, in each case, not arising from an Event of Loss, or (2) if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the Collateral Trustee in the Security Documents, the proceeds (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, concurso mercantil, quiebra, reorganization or similar proceedings) received by the Collateral Trustee from such insurance or foreclosure, collection, sale or other enforcement will be distributed by the Collateral Trustee in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the Collateral Trustee’s fees and expenses and any reasonable and out-of-pocket legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any Security Document (including, but not limited, to, indemnification payments and reimbursements);

SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Indebtedness or Obligation is required to be discharged in connection with such sale;

THIRD, equally and ratably, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency, concurso mercantil, quiebra or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is found not enforceable, allowable or allowed as a claim in such proceeding, and including, if applicable, the discharge or cash collateralization (at the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt (including the furnishing of back-up letters of credit or the deemed issuance under a new agreement that is not in respect of any Priority Lien Debt and that is not a Priority Lien Document with the consent of the issuing bank of such outstanding letters of credit);

FOURTH, equally and ratably, to the respective Junior Lien Representatives for application to the payment of all outstanding Junior Lien Debt and any other Junior Lien Obligations that are then due and payable in such order as may be provided in the Junior Lien Documents in an amount sufficient to pay in full in cash all outstanding Junior Lien Debt and all other Junior Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency, concurso mercantil, quiebra or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Junior Lien Documents, even if such interest is found not enforceable, allowable or allowed as a claim in such proceeding, and including, if applicable, the discharge or cash collateralization (at the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Junior Lien Document) of all outstanding letters of credit constituting Junior Lien Debt (including the furnishing of back-up letters of credit or the deemed issuance under a new agreement that is not in respect of any Junior Lien Debt and that is not a Junior Lien Document with the consent of the issuing bank of such outstanding letters of credit); and

FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

If any Junior Lien Representative or any holder of a Junior Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of an insolvency, concurso mercantil, quiebra or liquidation proceeding or otherwise, such Junior Lien Representative or such holder of a Junior Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Trustee, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions set forth above under this caption “— Order of Application.” Until so delivered, such proceeds will be held by that Junior Lien Representative or that holder of a Junior Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

The provisions set forth above under this caption “— Order of application of proceeds; deficiency claims” are intended for the benefit of each current and future holder of Secured Obligations, each current and future Secured Debt Representative and the Collateral Trustee as holder of all Priority Liens and Junior Liens, and will be enforceable as a third party beneficiary by each current and future Secured Debt Representative and the Collateral Trustee as holder of Priority and Junior Liens.

The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation pursuant to the terms of the collateral trust agreement to the Collateral Trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of liens on collateral

The collateral trust agreement provides that the Collateral Trustee’s Liens on the Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Document (including the furnishing of back-up letters of credit or the deemed issuance under a new agreement that is not in respect of any Secured Debt and that is not a Secured Debt Document with the consent of the issuing bank of such outstanding letters of credit);

(2) as to any Collateral that is sold, transferred or otherwise disposed of by the Grantors to a Person that is not (either before or after such sale, transfer or disposition) another Grantor in either (a) a foreclosure sale or other transaction approved of by an Act of Required Debtholders or (b) a transaction or other circumstance that complies with the “Asset Disposition” provisions of the Indenture and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(3) as to a release of less than all or substantially all of the Collateral, if (a) consent to the release of all Priority Liens on such Collateral has been given by an Act of Required Debtholders, (b) such release is in connection with a transaction or circumstance that complies with the “Asset Disposition” provisions of the Indenture and is permitted by all of the other Secured Documents at the time of such sale, transfer or other disposition, or (c) a Guarantor’s Note Guarantee is released as described under the caption “— Note Guarantees”, at the time such Note Guarantee is released; and

(4) as to a release of all or substantially all of the Collateral, if consent to the release of such Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Documents.

If the Collateral Trustee is required to take any action in connection with, or to evidence, the release of any Collateral pursuant to paragraphs 1, 2(b), 3(b), 3(c) or 4 above, Satmex will deliver to the Collateral Trustee an Officer’s Certificate certifying that all conditions precedent to such release have been met, and/or consents have been obtained, and the Collateral Trustee shall sign and permit the Issuer to file all required documents provided to it, at Satmex’s sole cost and expense, to effectuate or evidence the release of the Collateral Trustee’s Liens upon such Collateral.

The Security Documents provide that the Liens securing the Secured Debt will extend to the proceeds (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, concurso mercantil, quiebra, reorganization or similar proceedings) of any sale of Collateral. As a result, the Collateral Trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Release of liens in respect of Notes

The Indenture and the collateral trust agreement provide that the Collateral Trustee’s Priority Liens upon the Collateral will no longer secure the Exchange Notes outstanding under the Indenture, the Note Guarantees or any other Obligations under the Indenture, and the right of the noteholders and such Obligations to the benefits and proceeds of the Collateral Trustee’s Priority Liens on the Collateral will terminate and be discharged, in which case the Collateral Trustee shall sign and permit the Issuer to file all required documents provided to it, at Satmex’s sole cost and expense, to effectuate the release of the Collateral Trustee’s Liens upon the Collateral upon the receipt by the Collateral Trustee from the trustee of written notice as to:

(1) satisfaction and discharge of the Indenture as set forth under the caption “— Satisfaction and discharge;”

(2) a Legal Defeasance or Covenant Defeasance of the Exchange Notes as set forth under the caption “— Legal defeasance and covenant defeasance;”

(3) payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time such Exchange Notes are paid in full and discharged; or

(4) such termination or discharge, in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under the caption ‘‘— Amendment, supplement and waiver”.

Amendment of security documents

The collateral trust agreement provides that no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Trustee acting as directed in writing by an Act of Required Debtholders, except that:

(1) any amendment or supplement that has the effect solely of:

(a) adding or maintaining Collateral (including providing for entering into additional, supplemental or replacement Security Documents, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Trustee therein;

(b) curing any ambiguity, omission, mistake, defect or inconsistency;

(c) providing for the assumption of any Grantor’s obligations under any Secured Debt Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Grantor to the extent permitted by the terms of the Indenture and the other Secured Debt Documents, as applicable;

(d) releasing Collateral or a Grantor in accordance with the terms of the Indenture and any other Secured Debt Document;

(e) making any change that would provide any additional rights or benefits to the Secured Parties or the Collateral Trustee or that does not adversely affect the rights under the Indenture or any other Secured Debt Document (including any increase in the amount of the Secured Debt secured thereby) of any noteholder, any other Secured Party or the Collateral Trustee,

(f) to evidence the replacement of the Collateral Trustee as provided for in the collateral trust agreement; or

(g) to add additional guarantors with respect to the Secured Obligations will, in each case become effective when executed and delivered by the applicable Grantor party thereto and the Collateral Trustee at the direction of the Grantor and upon receipt of an officers’ certificate and an opinion of counsel;

(2) except as provided for in clause (1) above, any amendment or supplement of or waiver of the collateral trust agreement will not be effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Document and such consent is confirmed to the Collateral Trustee by the applicable Secured Debt Representatives;

(3) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(a) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders, an act of the Required Priority Lien Debtholders or an act of Required Junior Lien Debtholders (or amends the provisions of this clause (3) or the definition of “Act of Required Debtholders” or “Required Priority Lien Debtholders” or “Required Junior Lien Debtholders”);

(b) to share in the order of application described above under “— Order of Application of Proceeds; Deficiency of Claims” in the proceeds of enforcement of or realization on any Collateral, or

(c) to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(4) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative or adversely affects the rights of the Collateral Trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Trustee or such Secured Debt Representative, respectively.

Any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the caption “— Release of liens on collateral”. Any amendment or supplement that results in the Collateral Trustee’s Liens upon the Collateral no longer securing the Exchange Notes and the other Obligations under the Indenture may only be effected in accordance with the provisions described above under the caption “— Release of liens in respect of Notes”.

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt by a notice delivered by the applicable Secured Debt Representative to the Collateral Trustee. Hedging Obligations and Banking Product Obligations will not be considered for purposes of voting by holders of Secured Debt under the collateral trust agreement unless the only Secured Debt outstanding are Hedging Obligations or Banking Product Obligations and documents evidencing such Hedging Obligations and Banking Product Obligations that are equally and ratably secured with the other Secured Debt expressly provide that such Hedging Obligations and Banking Product Obligations remain secured by the Collateral when they are the only Secured Debt remaining. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including, if provided for in the applicable Secured Debt Document, outstanding letters of credit whether or not then available or drawn), plus (2) if provided for in the applicable Secured Debt Document, the aggregate principal amount of unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series of Secured Debt as a block in respect of any vote under the collateral trust agreement.

Provisions of the Indenture Relating to Security

Equal and ratable sharing of collateral by holders of Priority Lien Obligations

The Collateral Trustee, each Priority Lien Representative and each holder of Priority Lien Obligations will agree that, notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Priority Lien Debt or any Priority Lien Obligations;

(3) the order or method of attachment or perfection of any Liens securing any Series of Priority Lien Debt;

(4) the time or order of filing of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens:

(a) all Priority Liens granted at any time by any Grantor will secure, equally and ratably, all current and future Priority Lien Obligations; and

(b) all proceeds of all Priority Liens granted at any time by any Grantor will be allocated and distributed equally and ratably on account of the Priority Lien Debt and all other Priority Lien Obligations, in accordance with the collateral trust agreement.

These provisions are intended for the benefit of each current and future holder of Priority Lien Obligations, each current and future Priority Lien Representative and the Collateral Trustee as holder of Priority Liens, and will be enforceable as a third party beneficiary by each current and future Priority Lien Representative and the Collateral Trustee as holder of Priority Liens. Satmex and the Priority Lien Representative of each future Series of Priority Lien Debt will be required to deliver, among other things, a Lien Sharing and Priority Confirmation to the Collateral Trustee and the trustee at the time of incurrence of such Series of Priority Lien Debt.

Ranking of Junior Liens

The Indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Junior Liens at any time granted by Satmex or any Guarantor will be subject and subordinate to all Priority Liens securing Priority Lien Obligations.

The provisions under the caption “— Ranking of Junior Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representatives and the Collateral Trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Junior Lien Representative of each future Series of Junior Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee and each Priority Lien Representative at the time of incurrence of such Series of Junior Lien Debt.

In addition, the provisions under the caption “— Ranking of Junior Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Junior Lien Debt as against the Priority Liens. Neither any Junior Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

Nothing in the Note Documents:

(1) impairs, as between Satmex and the holders of the Exchange Notes, the obligation of Satmex to pay principal of, premium and interest, if any, on the Exchange Notes in accordance with their terms or any other obligation of Satmex or any Guarantor;

(2) affects the relative rights of holders of Notes as against any other creditors of Satmex or any Guarantor (other than holders of Junior Liens, Permitted Liens or other Priority Liens);

(3) restricts the right of any holder of Notes to sue for payments that are then due and owing;

(4) restricts or prevents any holder of any Priority Lien Obligations, the Collateral Trustee or any Priority Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above under the captions (a) “— Collateral Trust Agreement — Restrictions on Enforcement of Junior Liens” or (b) “— Collateral Trust Agreement — Insolvency and Liquidation Proceedings”; or

(5) restricts or prevents any holder of Notes or other Priority Lien Obligations, the Collateral Trustee or any Priority Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the provisions described above under the captions (a) “— Collateral Trust Agreement — Restrictions on Enforcement of Junior Liens” or (b) “— Collateral Trust Agreement — Insolvency and Liquidation Proceedings.”

Further assurances; Insurance

The collateral trust agreement provides that each of the Grantors will do, or cause to be done, all acts and things that may be required, or that the Collateral Trustee when acting in accordance with an Act of the Required Debtholders, from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral, in each case, as contemplated by, and with the lien priority required under, the Secured Debt Documents. Satmex and the other Grantors will:

(1) keep their properties insured as is customary with companies in the same or similar businesses and industry by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against as is customary with companies in the same or similar businesses and industry, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law; and

(4) maintain such other insurance as may be required by the Indenture and the Security Documents, if any, to the extent such insurance is available on commercially reasonable terms.

Satmex or the applicable Grantor shall use its reasonable best efforts to provide evidence that (x) the Collateral Trustee, on behalf of the Secured Parties, is named as additional insured, with a waiver of subrogation, on all insurance policies of Satmex and the other Grantors and (y) the Collateral Trustee, on behalf of the Secured Parties, is named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of Satmex and the other Grantors, in each case, subject to the limitations set forth in the Security Documents and the Indenture.

Without limiting the foregoing, the collateral trust agreement will provide that, substantially concurrently with the acquisition by any Grantor of any assets that would constitute Collateral, such Grantor shall:

(1) take such other actions as shall be necessary or (in the reasonable opinion of any Secured Debt Representative) desirable to perfect and protect the Collateral Trustee’s security interest in such assets or property for the benefit of the present and future holders of the Secured Obligations, including without limitation, and to the extent applicable, the execution of additional Security Documents (or supplements or joinders thereto); the filing and/or recordation of Uniform Commercial Code financing statements, filings before the applicable Mexican registries, and other filings; the delivery of stock certificates endorsed in pledge or with accompanying stock powers, as the case may be; intellectual property security agreements to be filed with the United States Patent & Trademark Office and the United States Copyright Office and/or the Mexican Institute of Industrial Property (Instituto Mexicano de la Propiedad Industrial); mortgages; landlord waivers; control agreements; evidence of title insurance, flood insurance and surveys and other assurances and instruments (or, in each of the foregoing cases, the applicable foreign equivalent); and

(2) promptly deliver to the Collateral Trustee opinions of counsel, subject to customary qualifications, assumptions and exclusions, relating to the creation, validity and perfection of security interests relating to any material assets or property with a book value or fair market value in excess of $2,000,000.

For further information on the insurance obligations of Satmex, see “— Insurance.”

Optional Redemption

At any time prior to May 15, 2014, Satmex may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 109.5% of the principal amount of the Exchange Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by Satmex; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by Satmex and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to May 15, 2014, Satmex may on any one or more occasions redeem all or a part of the Exchange Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date.

The Exchange Notes will not be redeemable at Satmex’s option prior to May 15, 2014.

On or after May 15, 2014, Satmex may on any one or more occasions redeem all or a part of the Exchange Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Exchange Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

Unless Satmex defaults in the payment of the redemption price, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption on the applicable redemption date.

Notice of any redemption, whether in connection with an Equity Offering or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at Satmex’s discretion, be subject to one or more conditions precedent

Redemption for Changes in Withholding Taxes

Satmex may redeem the Exchange Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the noteholders (which notice will be irrevocable and given in accordance with the procedures described in “— Selection and Notice”) at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by Satmex for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of noteholders on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if (a) on the next date on which any scheduled amount would be payable in respect of the Exchange Notes, Satmex is or would be required to pay Additional Amounts (provided, however, that if the Additional Amounts are payable due to Mexican withholding Taxes imposed on interest (or other amounts that are treated as “interest” under Mexican Tax law) payable on the Exchange Notes, the Additional Amount shall be in excess of the Additional Amounts that would be payable were the payments of such interest subject to a 10% withholding tax (“Excess Additional Amounts”)), (b) Satmex cannot avoid any such payment obligation taking reasonable measures available (and, for avoidance of doubt, reasonable measures include changing jurisdiction of any paying agent), and (c) the requirement to pay such Excess Additional Amounts, as the case may be, arises as a result of:

(1) any change in, or amendment to, the laws, rules or regulations of the relevant Tax Jurisdiction (as defined above) affecting taxation, which change or amendment has not been announced before and becomes effective on or after the Issue Date of the Exchange Notes (or, if the relevant Tax Jurisdiction has changed since the Issue Date of the Exchange Notes, the date on which the then-current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or

(2) any change in, or amendment to, the existing official position regarding the application, administration or interpretation of such laws, rules or regulations (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application, administration or interpretation has not been announced before and becomes effective on or after the Issue Date of the Exchange Notes (or, if the relevant Tax Jurisdiction has changed since the Issue Date of the Exchange Notes, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).

Satmex will not give any such notice of redemption earlier than 60 days prior to the earliest date on which Satmex would be obligated to the Excess Additional Amount if a payment in respect of the Exchange Notes were then due, and at the time such notice is given, the obligation to pay Excess Additional Amounts must remain in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the Exchange Notes pursuant to the foregoing, Satmex will deliver to the trustee an opinion of independent tax counsel, the choice of such counsel to be subject to the prior written approval of the trustee (such approval not to be unreasonably withheld), to the effect Satmex has or will become obligated to pay Additional Amounts as a result of such change, interpretation, application or amendment which would entitle the Issuer to redeem the Exchange Notes hereunder. In addition, before Satmex publishes or mails notice of redemption of the Exchange Notes as described above, it will deliver to the trustee an Officers’ Certificate to the effect that it has met all the conditions for the redemption described above, including that it cannot avoid its obligation to pay Excess Additional Amounts by Satmex taking reasonable measures available to it and all other conditions for such redemption have been met.

Mandatory Redemption; Open Market Purchases

Satmex is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes. Satmex may at any time and from time to time purchase Notes in the open market or otherwise in accordance with applicable laws.

Repurchase at the Option of Noteholders

Change of Control

If a Change of Control occurs, each noteholder will have the right to require Satmex to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof or smaller denominations as described under the caption “Principal, Maturity and Interest”) of that noteholder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Satmex will offer to repurchase all of the Exchange Notes at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Exchange Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Satmex will mail a notice to each noteholder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Satmex will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Satmex will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Satmex will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Exchange Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being purchased by Satmex.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Exchange Notes, and the trustee will promptly authenticate, after receiving from Satmex an order to so authenticate, and mail (or cause to be transferred by book entry) to each noteholder a new note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any. Satmex will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Satmex to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable as a result of the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the noteholders to require that Satmex repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

Satmex will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Satmex and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, so long as a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Satmex by increasing the capital required to effectuate such transactions. The definition of Change of Control also includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Satmex and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require Satmex to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Satmex and its Subsidiaries taken as a whole to another Person or group may be uncertain.

If a Change of Control Offer occurs, Satmex may not have available funds sufficient to make the Change of Control Payment for all the Exchange Notes that might be delivered by noteholders seeking to accept the Change of Control Offer. In the event Satmex is required to purchase outstanding Notes pursuant to a Change of Control Offer, Satmex expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations it may have. However, we cannot assure you that Satmex would be able to obtain necessary financing, and the terms of the Indenture may restrict the ability of Satmex to obtain such financing.

Covenants in the Indenture restricting the ability of Satmex and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on property, to make Restricted Payments and to make Asset Dispositions may also make more difficult or discourage a takeover of Satmex, whether favored or opposed by the management or its Board of Directors. Consummation of any Asset Disposition may, in certain circumstances, require redemption or effect such redemption or repurchase. In addition, restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Satmex. While these restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the noteholders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or other similar transaction.

Asset Dispositions

Satmex will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Disposition (which includes the sale of the interests of Satmex in a subsidiary) unless:

(1) with respect to any Asset Disposition not constituting an Event of Loss, Satmex (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) with respect to any Asset Disposition not constituting an Event of Loss or a Permitted Asset Swap, at least 75% of the consideration received in the Asset Disposition by Satmex or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities (as shown on Satmex’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on Satmex’s or any Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Satmex (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any Note Guarantee), that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Satmex or any applicable Restricted Subsidiary from or indemnifies against further liability;

(c) any securities, Notes or other obligations received by Satmex or any Restricted Subsidiary from such transferee that are, within 90 days of the Asset Disposition, converted by Satmex or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion;

(d) any stock or assets of the kind referred to in clause (2) or (4) of the third paragraph of this covenant; and

(e) any Designated Non-cash Consideration received by Satmex or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $5.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(3) in the case of an Asset Disposition that constitutes a sale of Collateral, Satmex or the applicable Restricted Subsidiary, as the case may be, promptly deposits the Net Proceeds therefrom upon receipt thereof as Collateral into one or more accounts (each, a “Collateral Proceeds Account”) held by or under the “control” of (within the meaning of the Uniform Commercial Code) the Collateral Trustee for the benefit of the Secured Parties or its agent as security for the Obligations evidenced by the Exchange Notes and Note Guarantees pursuant to arrangements reasonably satisfactory to the Collateral Trustee pending application in accordance with the following paragraph; provided that no such deposit will be required except to the extent the aggregate Net Proceeds from all sales of Collateral that are not held in a Collateral Proceeds Account exceeds $10.0 million.

Within 360 days after the receipt of any Net Proceeds from an Asset Disposition (with respect to Collateral), Satmex (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes, or is merged with or is consolidated with or into, a Guarantor (or with respect to Collateral consisting of Equity Interests of a non-Guarantor Subsidiary, the Equity Interests of which constitute Collateral);

(2) to make a capital expenditure with respect to assets that are or will constitute Collateral;

(3) to acquire other assets that are not classified as current assets under GAAP, that will become Collateral and that are used or useful in a Permitted Business;

(4) solely in the case of the sale of the Capital Stock of Enlaces Integra, S. de R.L. de C.V., or Alterna’TV International Corporation, to make an Investment pursuant to clause (13) of the definition of Permitted Investment, provided that if Satmex may not make further Investments pursuant to such clause, such Net Proceeds will be applied in accordance with the other provisions of this covenant; or

(5) any combination of the foregoing;

provided that Satmex or the applicable Guarantor will be deemed to have complied with the provision described in clauses (1), (2), (3) or (4) of this paragraph if and to the extent that, within the 360 days after the Asset Disposition that generated the Net Proceeds, Satmex or such Guarantor has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, make a capital expenditure or Permitted Investment or acquire other assets used or useful in a Permitted

Business in compliance with the provision described in clauses (1), (2), (3) or (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 360-day period.

Within 360 days after the receipt of any Net Proceeds from an Asset Disposition (other than an Asset Disposition with respect to Collateral), Satmex (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay other Indebtedness (other than Junior Lien Obligations) secured by a Permitted Lien on any Collateral that was sold in such Asset Disposition;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes, or is merged with or is consolidated with or into, a Restricted Subsidiary of Satmex;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) or any combination of the foregoing;

provided that Satmex or the applicable Restricted Subsidiary will be deemed to have complied with the provision described in clauses (2), (3), or (4) of this paragraph if and to the extent that, within the 360 days after the Asset Sale that generated the Net Proceeds, Satmex or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business or make a capital expenditure in compliance with the provision described in clauses (2), (3), or (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 360-day period.

Pending the final application of any Net Proceeds (other than with respect to Collateral), Satmex (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the second or third paragraphs of this covenant will constitute “Excess Proceeds.” Notwithstanding any other provision of this covenant, in the event that Satmex or any Restricted Subsidiary receives Net Proceeds from any insured Event of Loss with respect to Satmex 6 or Satmex 8, all such Net Proceeds shall constitute Excess Proceeds, provided that Net Proceeds from any Event of Loss with respect to Satmex 6 or Satmex 8 will constitute Excess Proceeds pursuant to this sentence only if received prior to the end of the second full fiscal quarter after the Satmex 8 Operation Date. When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 15 days thereof, Satmex will make an offer (an “Asset Disposition Offer”) to all noteholders and all holders of other Priority Lien Obligations containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Priority Lien Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid, repaid or redeemed out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, Satmex may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Priority Lien Obligations tendered in (or required to be prepaid or redeemed in connection with) such Asset Disposition Offer exceeds the amount of Excess Proceeds, the trustee will select the Exchange Notes and the applicable trustee or agent for other Priority Lien Obligations shall select such other Priority Lien Obligations to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by

Satmex so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof or smaller denominations as described under the caption “Principal, Maturity and Interest”, will be purchased). Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

Satmex will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Disposition provisions of the Indenture, Satmex will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Disposition provisions of the Indenture by virtue of such compliance.

Future agreements governing Satmex’s other Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Disposition and including repurchases of or other prepayments in respect of the Exchange Notes. The exercise by the noteholders of their right to require Satmex to repurchase the Exchange Notes upon a Change of Control or an Asset Disposition could cause a default under these other agreements, even if the Change of Control or Asset Disposition itself does not, due to the financial effect of such repurchases on Satmex. In the event a Change of Control or Asset Disposition occurs at a time when Satmex is prohibited from purchasing Notes, Satmex could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Satmex does not obtain a consent or repay those borrowings, Satmex will remain prohibited from purchasing Notes. In that case, Satmex’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, Satmex’s ability to pay cash to the noteholders upon a repurchase may be limited by Satmex’s then existing financial resources. See “Risk Factors — Risks Related to this Offering — We may not be able to make the change of control offer required by the Indenture.”

Selection and Notice

If less than all of the Exchange Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis to the extent practicable or by any other method customarily authorized by the clearing systems (subject to DTC procedures).

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Exchange Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the noteholder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Restricted Payments

Satmex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Satmex’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Satmex or any of its Restricted Subsidiaries) or to the direct or indirect holders of Satmex’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Satmex and other than dividends or distributions payable to Satmex or a Restricted Subsidiary of Satmex);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Satmex) any Equity Interests of Satmex or any direct or indirect parent of Satmex (other than purchases, redemptions, defeasances and other acquisitions or retirements of Equity Interests in each case held by a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Satmex or any Guarantor that is unsecured, secured by a Lien that is junior to the Liens securing the Exchange Notes or any Note Guarantee or contractually subordinated to the Exchange Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Satmex and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) Satmex would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—  Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Satmex and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (12), and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of Satmex for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Satmex’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by Satmex since the Release Date as a contribution to its common equity capital (other than any such amounts used for Investments in the Satellite Subsidiaries pursuant to clause (13) of the definition of Permitted Investments) or from the issue or sale of Equity Interests of Satmex (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of Satmex or convertible or exchangeable debt securities of Satmex, in each case that have been converted into or exchanged for such Equity Interests of Satmex (other than Equity Interests (or convertible or exchangeable Disqualified Stock or debt securities) sold (a) to a Subsidiary of Satmex or (b) in an Equity Offering prior to the third anniversary of the Issue Date that are eligible to be used to support an optional redemption of Notes pursuant to the “Optional Redemption” provisions of the Indenture); plus

(3) to the extent that any Restricted Investment that was made after the Release Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment, less cost of disposition or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Satmex that is a Guarantor, the Fair Market Value of such Restricted Investment as of the date of such designation; plus

(4) to the extent that any Unrestricted Subsidiary of Satmex designated as such after the Release Date is redesignated as a Restricted Subsidiary after the date of the Indenture the Fair Market Value of Satmex’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(5) 50% of any dividends received in cash by Satmex or a Restricted Subsidiary of Satmex that is a Guarantor after the Release Date from an Unrestricted Subsidiary of Satmex, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Satmex for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Satmex) of, Equity Interests of Satmex (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Satmex (other than any such amounts used for Investments in the Satellite Subsidiaries pursuant to clause (13) of the definition of Permitted Investments) or from the issue or sale of Equity Interests of Satmex (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will excluded from clause (c)(2) of the preceding paragraph, and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Satmex to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Satmex or any Guarantor that is unsecured, secured by a Lien that is junior to the Liens securing the Exchange Notes or contractually subordinated to the Exchange Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Satmex or any Restricted Subsidiary of Satmex or any distribution, loan or advance to any direct or indirect parent company of Satmex for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any direct or indirect parent company of Satmex, in each case, held by any current or former officer, director or employee of Satmex or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period (plus the net cash proceeds from the issuance of Equity Interests to any current or former officer, director or employee of Satmex or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph, and clause (2) of this paragraph, will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture); provided further that Satmex may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-

month period (plus the net cash proceeds from the issuance of Equity Interests to any current or former officer, director or employee of Satmex or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph, and clause (2) of this paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture); it being understood that the cancellation of Indebtedness owed by management to Satmex in connection with such repurchase or redemption will not be deemed to be a Restricted Payment; provided, further, that each of the amounts in any twelve-month period under this clause may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Satmex or its Restricted Subsidiaries (including proceeds of such insurance policies of any direct or indirect parent contributed to Satmex) after the Issue Date;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price or required withholding or similar taxes in respect of those stock options or warrants;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Satmex or any preferred stock of any Restricted Subsidiary of Satmex issued on or after the date of the Indenture in accordance with the Consolidated Leverage Ratio test described below under the caption “—  Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) any payments made, or the performance of any of the transactions contemplated, in connection with the Transactions;

(9) Permitted Payments;

(10) payments of cash, dividends, distributions, advances or other Restricted Payments by Satmex or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(11) dividends in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by, or contributed to, Satmex in connection with any Public Equity Offerings occurring after the Release Date;

(12) payments made by Satmex or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, members of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Satmex or any Restricted Subsidiary or any direct or indirect parent company of Satmex; or

(13) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Satmex or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Satmex whose resolution with respect thereto will be delivered to the trustee. Except with respect to securities traded on a U.S. national securities exchange, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million. For the avoidance of doubt, the net cash proceeds from the Rights Offering will be excluded from clause (c)(2) of the first paragraph of this covenant and clauses (2) and (5) of the second paragraph of this covenant, and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture or clause (5) of the definition of “Permitted Investments.

Incurrence of Indebtedness and Issuance of Preferred Stock

Satmex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Satmex will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Satmex may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Consolidated Leverage Ratio on the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been no greater than 3.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Satmex and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the incurrence by Satmex and the Guarantors of (i) up to $35.0 million of additional notes and (ii) additional Priority Lien Debt in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (2), at any one time outstanding not to exceed the Priority Lien Cap;

(3) the incurrence by Satmex and the Guarantors of Junior Lien Debt in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), at any one time outstanding not to exceed the Junior Lien Cap;

(4) the incurrence by Satmex or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Satmex or any of the Guarantors, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5) the incurrence by Satmex or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5) or (14) of this paragraph;

(6) the incurrence by Satmex or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Satmex and any of its Restricted Subsidiaries; provided, however, that:

(a) if Satmex or any Guarantor is the obligor on such Indebtedness and the payee is not Satmex or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Exchange Notes, in the case of Satmex, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Satmex or a Restricted Subsidiary of Satmex and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Satmex or a Restricted Subsidiary of Satmex, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Satmex or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Satmex’s Restricted Subsidiaries to Satmex or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Satmex or a Restricted Subsidiary of Satmex; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Satmex or a Restricted Subsidiary of Satmex, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Satmex or any of its Restricted Subsidiaries of Hedging Obligations or Banking Product Obligations in the ordinary course of business (including such Hedging Obligations and Banking Product Obligations incurred in respect of Priority Lien Debt or Junior Lien Debt);

(9) the guarantee by Satmex or any of its Restricted Subsidiaries of Indebtedness of Satmex or any of its Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Exchange Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Satmex or the Guarantors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations or similar obligations, bankers’ acceptances, performance bonds, appeal bonds and surety bonds, customs bonds and other similar bonds and reimbursement obligations in the ordinary course of business;

(11) Indebtedness arising from agreements of Satmex or a Restricted Subsidiary of Satmex providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Satmex, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Satmex and its Restricted Subsidiaries in connection with such disposition provided that such contingent Indebtedness is not reflected on the balance sheet of Satmex or any Restricted Subsidiary (obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12) the incurrence by Satmex or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13) the incurrence by a Satellite Subsidiary of Non-Recourse Debt to finance the design, construction, launch and insurance of Satmex 7 or other satellites (other than Satmex 8) to place or replace satellites occupying any orbital slot of Satmex or any Restricted Subsidiary and any refinancing with Non-Recourse Debt by a Satellite Subsidiary to finance or refinance any Non-Recourse Debt previously incurred in reliance on this exception; and

(14) the incurrence by Satmex or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $5.0 million.

Satmex will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Satmex or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Exchange Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Satmex solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant and the covenant described under the caption “—  Liens”, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Satmex will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Notwithstanding the foregoing, all Priority Lien Debt will be deemed to have been incurred in reliance on the exception provided by clause (2) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Satmex or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Satmex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Satmex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Satmex or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Satmex or any of its Restricted Subsidiaries;

(2) make loans or advances to Satmex or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Satmex or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Exchange Notes, the Note Guarantees and the Security Documents;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—  Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture, the Exchange Notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Satmex or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in contracts, leases or licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—  Liens” and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of Satmex’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(14) agreements not described in clause (1) in effect on the date of the Indenture or executed on the Release Date in connection with the Transactions;

(15) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(16) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(17) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(18) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; and

(19) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (18) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Satmex, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Satmex will not, directly or indirectly:  (A) consolidate or merge with or into another Person (whether or not Satmex is the surviving corporation), or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Satmex and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Satmex is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Satmex) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor Person”) is an entity organized or existing under the laws of Mexico, the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Exchange Notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than Satmex) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Satmex under the Exchange Notes, the Indenture, the registration rights agreement and the Security Documents, pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Satmex or the Person formed by or surviving any such consolidation or merger (if other than Satmex), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—  Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) the Successor Person promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens of the Security Documents on the Collateral owned by or transferred to the Successor Person, together with such financing statements or other filings as may be required to perfect any security interests in such Collateral which may be perfected by filing of a financing statement under the Uniform Commercial Code of the relevant jurisdictions or such other filings under other applicable law;

(6) the Collateral owned by or transferred to the Successor Person shall: (A) continue to constitute Collateral under the Indenture and the Security Documents, (B) be subject to the Liens in favor of the Collateral Trustee for its benefit and the benefit of the noteholders and any other Secured Debt, and (C) not be subject to any Lien other than Permitted Liens; and

(7) the property and assets of the Person which is merged or consolidated with or into the Successor Person, to the extent that they are property or assets of the types that would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture and the Security Documents.

In addition, Satmex will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Satmex and the Guarantors. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Satmex with or into one of its Restricted Subsidiaries for any purpose or (2) any merger or consolidation of Satmex with or into an Affiliate solely for the purpose of reincorporating Satmex in another jurisdiction.

Transactions with Affiliates

Satmex will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Satmex (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Satmex or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Satmex or such Restricted Subsidiary with an unrelated Person; and

(2) Satmex delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Satmex certified by an Officers’ Certificate stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Satmex; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion from an accounting, appraisal, or investment banking firm of national standing in the applicable jurisdiction (i) stating that its terms are not materially less favorable to Satmex or any of the Restricted Subsidiaries than would have been obtained in a comparable transaction with an unrelated Person or (ii) as to the fairness to Satmex or any of its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee service agreements, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Satmex or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Satmex and/or its Restricted Subsidiaries; provided that any such transactions between Satmex or any Guarantor and a Satellite Subsidiary shall be on terms that are not materially less favorable to Satmex or any applicable Guarantor than that which would have been obtained in a comparable transaction within an unrelated Person;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Satmex) that is an Affiliate of Satmex solely because Satmex owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary compensation, fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Satmex or any of its Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Satmex to Affiliates and any contribution to the capital of Satmex and the granting of registration rights in connection therewith;

(6) Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—  Restricted Payments;”

(7) any transaction pursuant to any agreement in existence on the date of the Indenture or any amendment or replacement thereof that, taken in its entirety, is no less favorable to Satmex than the agreement as in effect on the date of the Indenture;

(8) any agreements entered into in connection with the Transactions;

(9) the payment of indemnities provided for by Satmex’s charter, by-laws and written agreements and reasonable fees to directors of Satmex and Satmex’s Restricted Subsidiaries who are not employees of Satmex or Satmex’s Restricted Subsidiaries;

(10) loans or advances to directors, officers and employees of Satmex and its Restricted Subsidiaries (a) in the ordinary course of business or outstanding or (b) to finance the purchase by such person of Capital Stock of Satmex (or any of its direct or indirect parent companies) and any of its Restricted Subsidiaries; in each of clauses (a) and (b), not to exceed $1.0 million in the aggregate at any one time outstanding; and

(11) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case, in the ordinary course of business; provided that as determined in good faith by the Board of Directors or senior management of Satmex, such transactions are on terms that are not materially less favorable, taken as a whole, to Satmex or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Satmex or such Restricted Subsidiary with an unrelated Person.

Business Activities

Satmex will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Satmex and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Satmex or any of its Restricted Subsidiaries acquires or creates another New Subsidiary after the date of the Indenture (other than a Satellite Subsidiary), then that newly acquired or created New Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created, and such entity will also become a Grantor in accordance with the terms of the Security Documents; provided that any New Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor or a Grantor until such time as it ceases to be an Immaterial Subsidiary; provided, further, that no New Subsidiary need become a Guarantor or a Grantor if it would result in adverse tax consequences that are material to Satmex or any of its Subsidiaries, as reasonably determined by Satmex.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Satmex may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the satellites known as Satmex 5, Satmex 6, Satmex 7, Satmex 8 or any successor satellite occupying orbital slots 113.0° W.L., 114.9° W.L. and 116.8° W.L. or any assets reasonably necessary for the operation of such satellites be transferred to or held by an Unrestricted Subsidiary unless the Board of Directors of Satmex reasonably determines that such satellite has no remaining useful life, which shall be certified in writing by Satmex in an Officers’ Certificate delivered to the trustee and Collateral Trustee. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Satmex and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—  Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Satmex. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Satmex may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Satmex as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—  Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Satmex as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—  Incurrence of Indebtedness and Issuance of Preferred Stock,” Satmex will be in default of such covenant. The Board of Directors of Satmex may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Satmex; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Satmex of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—  Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Satmex will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Satmex or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Satmex or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidated Leverage Ratio test in the first paragraph of the covenant described above under the caption “—  Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—  Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Satmex and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Satmex applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—  Repurchase at the Option of Noteholders — Asset Dispositions.”

A sale and leaseback transaction between or among Satmex and any of the Guarantors, or between or among any Restricted Subsidiaries that are non-Guarantors, will not be subject to the provisions of the prior paragraph.

Payments for Consent

Satmex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any noteholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid and is paid to all noteholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Insurance

Satmex shall cause each Restricted Subsidiary to, keep in effect launch and in-orbit insurance, as applicable, issued by insurance companies that are internationally recognized in the satellite telecommunications industry as reputable space insurance carriers in amounts not less than:

(1) $90.0 million on the satellite known as “Satmex 5” until the earlier of (i) the Satmex 8 Operation Date or (ii) the date that Satmex 5 has been fully depreciated as reflected in Satmex’s financial statements which shall be certified in writing by Satmex in an Officers’ Certificate delivered to the trustee and Collateral Trustee; provided that, following the Satmex 8 Operation Date, Satmex may reduce such insurance on Satmex 5 to the depreciated book value of Satmex 5;

(2) $288.0 million on the satellite known as “Satmex 6” until the earlier of (i) the Satmex 8 Operation Date and (ii) the date that Satmex 6 has been fully depreciated as reflected in Satmex’s financial statements which shall be certified in writing by Satmex in an Officers’ Certificate delivered to the trustee and Collateral Trustee; provided that following the Satmex 8 Operation Date, Satmex may reduce such insurance on Satmex 6 to the depreciated book value of Satmex 6; and

(3) the lesser of (i) $350.0 million and (ii) the costs incurred in connection with the design, construction, launch and initial operation of the satellite to be named “Satmex 8” in the 116.8° W.L. orbital slot prior to the Satmex 8 Operation Date as reasonably determined by the Directors of Satmex which shall be certified in writing by Satmex in an Officers’ Certificate delivered to the trustee and Collateral Trustee; provided that in no event shall such insurance be in an amount less than the then aggregate principal amount of the Exchange Notes outstanding; provided further that 24 months after the Satmex 8 Operation Date, Satmex may reduce such insurance on Satmex 8 to the depreciated book value of Satmex 8.

Satmex shall not, and shall not permit any Restricted Subsidiary to, launch Satmex 8 unless the requirements of this clause (3) have been satisfied.

Notwithstanding the foregoing, Satmex’s failure to comply with insurance requirements set forth in this paragraph will not result in a Default or Event of Default if such insurance (i) is not available from insurance companies that are internationally recognized in the satellite telecommunications industry as reputable space insurance carriers or (ii) is available only on terms materially in excess of those provided to comparable satellite telecommunications companies in the satellite telecommunications industry.

Within thirty (30) days following any date on which Satmex is required or permitted to obtain insurance pursuant to the foregoing paragraph, Satmex shall deliver to the trustee and Collateral Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect. In addition, Satmex shall cause to be delivered to the trustee and Collateral Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried and in full force and effect, which insurance certificate shall entitle the trustee and Collateral Trustee to: (y) notice of any claim in excess of $1.0 million under any such insurance policy; and (z) at least thirty (30) days’ notice from the provider of such insurance prior to the cancellation of any such insurance.

Any insured loss with respect to Satmex 5, Satmex 6 or Satmex 8, whether a partial loss, total loss, or otherwise, shall constitute an Event of Loss, and all Net Proceeds received by Satmex or any Restricted Subsidiary in respect of any such Event of Loss shall be applied in the manner provided for in the covenant described under “—  Repurchase at the Option of Holders — Asset Dispositions” and shall be held by the Collateral Trustee in a Segregated Account as Collateral pending such application. Satmex will use commercially reasonable efforts to provide that all policies of insurance insuring Collateral (including Satmex 5, Satmex 6 or Satmex 8) against damage or loss will name the Collateral Trustee as loss payee and additional insured.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Satmex will furnish to the noteholders and the trustee (or file or furnish with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1) within 180 days after the end of the financial year of Satmex ended prior to 2012, and 120 days after the end of each financial year of Satmex thereafter, all annual reports on Form 20-F that would be required to be filed with the SEC by a foreign private issuer if Satmex were required to file such reports;

(2) within 45 days after the end of each of the first three financial quarters in each fiscal year of Satmex, reports on Form 6-K containing unaudited quarterly consolidated financial statements of Satmex for each quarter and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(3) promptly (but not necessarily in the time frames provided in Form 8-K) from time to time after the occurrence of an event required to be reported on Form 8-K, reports on Form 6-K containing substantially the same information required to be filed or furnished on Form 8-K if Satmex were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, Satmex will file a copy of each of the reports referred to in clauses (1), (2) and (3) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website promptly thereafter. Satmex will at all times comply with TIA § 314(a).

If, at any time, Satmex is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Satmex will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Satmex will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Satmex’s filings for any reason, Satmex will (1) post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Satmex were required to file those reports with the SEC and (2) furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Exchange Notes are not freely transferable under the Securities Act.

To the extent that any such information is not delivered within the time periods specified above and such information is subsequently furnished prior to the time such failure would result in an Event of Default,

Satmex will be deemed to have satisfied its obligations with respect thereto and any Default or Event of Default with respect thereto shall be deemed to have been cured.

If Satmex has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Immaterial Subsidiaries), then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Satmex and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Satmex.

If any deliverable under this covenant is due on a date that is a Legal Holiday, such deliverable will be due on the next succeeding business day.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest and Special Interest, if any, on the Exchange Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Exchange Notes;

(3) failure by Satmex or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—  Repurchase at the Option of Noteholders — Change of Control,” “—  Repurchase at the Option of Noteholders — Asset Dispositions,” “—  Certain Covenants — Merger, Consolidation or Sale of Assets” or the last sentence of clause (3) of the provisions described under the caption “—  Insurance”;

(4) failure by Satmex or any of its Restricted Subsidiaries for 30 days after written notice to Satmex by the trustee, the Collateral Trustee or the holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding voting as a single class to comply with the provisions described under the captions “—  Certain Covenants — Restricted Payments,” “—  Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “Insurance” (other than the last sentence of clause (3) of the provisions described thereunder);

(5) failure by Satmex or any of its Restricted Subsidiaries for 60 days after written notice to Satmex by the trustee, the Collateral Trustee or the holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding voting as a single class to comply with any of the other obligations, covenants or agreements in the Indenture or the Security Documents;

(6) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Satmex or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Satmex or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default

(a) is caused by a failure to pay principal, premium on, if any, or interest, if any, on, such Indebtedness and such failure is not cured prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $15.0 million or more;

(7) failure by Satmex or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amount covered by insurance issued by an insurance company that has not contested coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(8) the occurrence of any of the following:

(a) except as permitted by the terms of the Indenture or any Security Document, any Security Document ceases for any reason to be fully enforceable with respect to Collateral having a Fair Market Value in excess of $10.0 million individually or in the aggregate;

(b) Satmex or any Guarantor fails to grant any security interest required by the Security Documents to be granted with respect to Collateral having a Fair Market Value in excess of $10.0 million individually or in the aggregate; or

(c) the repudiation by Satmex or any Guarantor of any of their material obligations under any Security Document with respect to Collateral having a Fair Market Value in excess of $10.0 million;

(9) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or Satmex or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of Satmex or any Guarantor that is a Significant Subsidiary, denies or disaffirms its obligations under its Note Guarantee; and

(10) certain events of bankruptcy, insolvency, concurso mercantil or quiebra described in the Indenture with respect to Satmex or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency, concurso mercantil or quiebra, with respect to Satmex, any Restricted Subsidiary of Satmex that is a Significant Subsidiary or any group of Restricted Subsidiaries of Satmex that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Exchange Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from noteholders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest and Special Interest, if any.

In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any noteholders unless such noteholders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no noteholder may pursue any remedy with respect to the Indenture or the Exchange Notes unless:

(1) such noteholder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the trustee to pursue the remedy;

(3) such noteholder or noteholders offer and, if requested, provide to the trustee reasonable security or reasonable indemnity against any loss, liability or expense;

(4) the trustee does not comply with such request within 60 days after receipt of the request and the offer of satisfactory security or indemnity; and

(5) during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding Notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the trustee may, on behalf of all noteholders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Exchange Notes.

Satmex will be required to deliver to each of the trustee and the Collateral Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Satmex is required to deliver to each of the trustee and the Collateral Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Satmex or any Guarantor, as such, will have any liability for any obligations of Satmex or the Guarantors under the Exchange Notes, the Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each noteholder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. The waiver may not be effective to waive liabilities under U.S. federal securities laws.

Legal Defeasance and Covenant Defeasance

Satmex may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such Exchange Notes when such payments are due from the trust referred to below;

(2) Satmex’s obligations with respect to the Exchange Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and Satmex’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Satmex may, at its option and at any time, elect to have the obligations of Satmex and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Disposition Offers) that are described in the Indenture and the Security Documents (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—  Events of Default and Remedies” (except those relating to payments on the Exchange Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Exchange Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Satmex must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants (the form and substance of such opinion and the party delivering such opinion being subject to the trustee’s reasonable acceptance) to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Satmex must specify whether the Exchange

Notes are being defeased to such stated date for payment or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of the redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, Satmex must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, (a) Satmex has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Satmex must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings and any provision contained in the financing documentation related to such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Satmex or any of the Guarantors is a party or by which Satmex or any of the Guarantors is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), the granting of Liens to secure such borrowings and any provision contained in the financing documentation related to such borrowings);

(6) Satmex must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by Satmex with the intent of preferring the noteholders over the other creditors of Satmex with the intent of defeating, hindering, delaying or defrauding any creditors of Satmex or others; and

(7) Satmex must deliver to the trustee an Officers’ Certificate and an opinion of counsel, subject to customary assumptions, limitations, qualifications and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

The Collateral will be released from the Liens securing the Exchange Notes, as provided under the caption “—  Collateral Trust Agreement — Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next four succeeding paragraphs, the Indenture, the Exchange Notes, the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Exchange Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the Exchange Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Exchange Notes, the Note Guarantees or the Security Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each noteholder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting noteholder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the Exchange Notes (except those provisions relating to the covenants described above under the caption “—  Repurchase at the Option of Noteholders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the Exchange Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of noteholders to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the Exchange Notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—  Repurchase at the Option of Noteholders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any security agreement that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Exchange Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Exchange Notes then outstanding.

Notwithstanding the preceding, without the consent of any noteholder, Satmex, the Guarantors and the trustee may amend or supplement the Indenture, the Exchange Notes or the Note Guarantees or the Security Documents:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the Assumption and the assumption of Satmex’s or a Guarantor’s obligations to noteholders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Satmex’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights, security or benefits to the noteholders or that does not adversely affect the legal rights under the Indenture of any noteholder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Exchange Notes, the Note Guarantees or the Security Documents to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Exchange Notes, the Note Guarantees or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect;

(7) to enter into additional or supplemental Security Documents;

(8) to confirm and evidence the release, termination and discharge of any Guarantee, Lien or Collateral in accordance with the terms of the Indenture and the Security Documents;

(9) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(10) to comply with the covenant relating to mergers, consolidations and sales of assets;

(11) to evidence and provide for the acceptance and appointment (x) under the Indenture of a successor trustee thereunder pursuant to the requirements thereof or (y) under the Security Documents of a successor collateral agent thereunder pursuant to the requirements thereof;

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of the Exchange Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Exchange Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in the Exchange Notes being transferred in violation of the Securities Act or any applicable securities laws and (ii) such amendment does not materially and adversely affect the rights of the noteholders to transfer the Exchange Notes;

(13) to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Exchange Notes;

(14) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents;

(15) to provide for the issuance of exchange Notes in accordance with the terms of the Indenture and the registration rights agreement; or

(16) to modify the Security Documents to reflect additional extensions of credit and additional secured creditors holding Secured Obligations, so long as such Secured Obligations are not prohibited by the Indenture or any other Secured Debt Document.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Satmex, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Satmex or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the noteholders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Exchange Notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on, the Exchange Notes to the date of maturity or redemption;

(2) in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings and any provision contained in the financing documentation related to such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Satmex or any Guarantor is a party or by which Satmex or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings); provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of the redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(3) Satmex or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Satmex has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Exchange Notes at maturity or on the redemption date, as the case may be.

In addition, Satmex must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the Exchange Notes, as provided under the caption “—  Collateral Trust Agreement — Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the trustee becomes a creditor of Satmex or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any noteholder, unless such noteholder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture, the registration rights agreement and the Security Documents without charge by writing to Paseo de la Reforma No. 222, Piso 20 y 21, Col. Juárez, 06600, México, D.F., Mexico, Attention: Pablo Manzur y Bernabéu, General Counsel.

Book-Entry, Delivery and Form

The Exchange Notes will initially be represented by one or more Notes in registered, global form without interest coupons, (the “Global Notes”) and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes and Transfers of Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Satmex takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Satmex that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Satmex that, pursuant to the procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Satmex and the trustee will treat the

Persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Satmex, the trustee nor any agent of Satmex or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Satmex that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Satmex. Neither Satmex nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Exchange Notes, and Satmex and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Exchange Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Satmex that it will take any action permitted to be taken by a noteholder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Exchange Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Satmex, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Satmex that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Satmex fails to appoint a successor depositary;

(2) Satmex, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Exchange Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Exchange Notes. See “Notice to Investors.”

Same Day Settlement and Payment

Satmex will make payments in respect of the Exchange Notes represented by the Global Notes, including principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Satmex will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Exchange Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. Satmex expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Satmex that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Special Interest

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as noteholders. See “— Additional Information.”

Pursuant to the registration rights agreement, Satmex and the Guarantors agreed to file with the SEC the Exchange Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Registration Statement, Satmex and the Guarantors will offer to the holders of Registrable Notes pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Registrable Notes for Exchange Notes.

If:

(1) Satmex and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any holder of Registrable Notes notifies Satmex prior to the 20th business day following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without restrictions under federal Securities laws (other than due solely to the status of such holder as an affiliate of Satmex); or

(c) it is a broker-dealer and owns Notes acquired directly from Satmex or an affiliate of Satmex, Satmex and the Guarantors will file with the SEC a Shelf Registration (as defined in the registration rights agreement) to cover resales of the Exchange Notes by such noteholders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration.

For purposes of the preceding, “Registrable Notes” means each note until the earliest to occur of:

(1) the date on which such note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration; or

(3) the date on which such note is actually sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend on such note relating to restrictions on transfer is removed by the Company pursuant to the Indenture.

The registration rights agreement provides that:

(1) Satmex and the Guarantors will file an Exchange Registration Statement with the SEC on or prior to September 7, 2011;

(2) Satmex and the Guarantors will use all commercially reasonable efforts to have the Exchange Registration Statement declared effective by the SEC on or prior to December 6, 2011;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, Satmex and the Guarantors will:

(a) commence the Exchange Offer; and

(b) use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by applicable securities laws, after the date on which the Exchange Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration, Satmex and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after such obligation arises.

If:

(1) Satmex and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3) Satmex and the Guarantors fail to consummate the Exchange Offer within 30 business days, or longer if required by applicable law, of the Effectiveness Target Date with respect to the Exchange Registration Statement; or

(4) the Shelf Registration or the Exchange Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Registrable Notes during the periods specified in the registration rights agreement without being immediately succeeded by an additional registration statement covering the Registrable Notes that is declared effective during the period specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then Satmex and the Guarantors will pay Special Interest to each holder of Registrable Notes until all Registration Defaults have been cured.

Satmex shall notify the trustee of the occurrence of a Registration Default. With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Special Interest will be paid in an amount equal to 0.25% per annum of the principal amount of Registrable Notes outstanding. The amount of the Special Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.0% per annum of the principal amount of the Registrable Notes outstanding.

All accrued Special Interest will be paid by Satmex and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

Noteholders will be required to make certain representations to Satmex (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration and to provide comments on the Shelf Registration within the time periods set forth in the registration rights agreement in order to have their Notes included in the Shelf Registration and benefit from the provisions regarding Special Interest set forth above. By acquiring Registrable Notes, a noteholder will be deemed to have agreed to indemnify Satmex and the Guarantors against certain losses arising out of information furnished by such noteholder in writing for inclusion in any Shelf Registration. Noteholders will also be required to suspend their use of the prospectus included in the Shelf Registration under certain circumstances upon receipt of written notice to that effect from Satmex.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture, the registration rights agreement and the Security Documents for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by the Priority Lien Representative or Priority Lien Representatives of the holders of more than 50.0% of the sum of:

(x) the aggregate outstanding principal amount of Priority Lien Debt (including, if provided for in the applicable Priority Lien Document, the face amount of outstanding letters of credit whether or not then available or drawn); and

(y) if provided for in the applicable Priority Lien Document, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by the Junior Lien Representative or Junior Lien Representatives of the holders of Junior Lien Debt representing the Required Junior Lien Debtholders;

provided, however, that (x) each such written direction delivered by a Priority Lien Representative or a Junior Lien Representative shall set forth the aggregate principal amount of the applicable Series of Priority Lien Debt or Series of Junior Lien Debt, as the case may be, outstanding as of the date of such written direction and (y) after (1) the termination or expiration of all commitments to extend credit that would constitute Secured Debt, (2) the payment in full in cash of the principal of and interest and premium (if any) on all Secured Debt (other than any undrawn letters of credit), and (3) the discharge or cash collateralization (at the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Document) of all outstanding letters of credit constituting Secured Debt (including the furnishing of back-up letters of credit or the deemed issuance under a new agreement that is not in respect of any Secured Debt and that is not a Secured Debt Document with the consent of the issuing bank of such outstanding letters of credit), the “Act of Required Debtholders” shall mean a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of more than 50.0% of the sum of the aggregate “settlement amount” (or similar term) (as defined in the applicable Secured Debt Document relating to Secured Obligations consisting of a Hedging Obligation) or, with respect to any Hedging Obligation that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedging Obligation, under all Secured Obligations consisting of Hedging Obligations; provided that the “settlement amount” (or similar term) as of the last business day of the month preceding any date of determination shall be calculated by the appropriate swap counterparties and reported to the Collateral Trustee in writing; provided further that any Hedging Obligation with a “settlement amount” (or similar term) that is a negative number shall be disregarded for purposes of determining the direction of the Act of the Required Debtholders. If the only Secured Obligations outstanding are Banking Product Obligations, then the “Act of the Required Debtholders” shall mean the holders of more than 50.0% of the sum of such Banking Product Obligations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at May 15, 2014, (such redemption price being set forth in the table appearing above under the caption

“— Optional Redemption”) plus (ii) all required interest payments due on the note through May 15, 2014, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Disposition” means:

(1) (i) any Event of Loss or (ii) the sale, lease, conveyance or other disposition of any assets or rights by Satmex or any of Satmex’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Satmex and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Noteholders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Disposition covenant; and

(2) the issuance of Equity Interests by any of Satmex’s Restricted Subsidiaries or the sale by Satmex or any of Satmex’s Restricted Subsidiaries of Equity Interests in any of Satmex’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Disposition:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.5 million;

(2) a transfer of assets (a) constituting Collateral between or among Satmex and the Guarantors, including any New Subsidiary that Satmex shall cause to become a Guarantor within the applicable time period set forth in the Indenture and (b) not constituting Collateral between Satmex and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Satmex to Satmex or to a Restricted Subsidiary of Satmex;

(4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the positioning of satellites in an inclined orbit or abandonment or other disposition of intellectual property that is, in the reasonable judgment of Satmex, no longer economically practicable to maintain or useful in the conduct of the business of Satmex and its Restricted Subsidiaries taken as whole);

(5) licenses and sublicenses by Satmex or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(8) any issuance or sale of Equity Interests in, or Indebtedness or other Securities in, an Unrestricted Subsidiary, solely to the extent that the Investment in such Unrestricted Subsidiary was made pursuant to clause (c) of the first paragraph of, or clause (2) or (13) of the second paragraph of, the covenant described under “— Certain Covenants — Restricted Payments”;

(9) the granting of Liens not prohibited by the covenant described above under the caption “— Liens;”

(10) the sale or other disposition of cash or Cash Equivalents; and

(11) a Restricted Payment that does not violate the covenant described above under the caption ‘‘— Certain Covenants — Restricted Payments” or a Permitted Investment.

“Asset Disposition Offer” has the meaning assigned to that term in the Indenture governing the Exchange Notes.

“Assumption” means the consummation of the transactions whereby (a) Satmex has assumed all of the obligations of the Escrow Issuer under the Indenture, the registration rights agreement, and the Security Documents and (b) each of the Guarantors will guarantee the Exchange Notes and become a party to the registration rights agreement, and the Security Documents.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Banking Product Obligations” means with respect to Satmex or any of its Restricted Subsidiaries, any obligations of Satmex or such Restricted Subsidiary owed to any provider of treasury or cash management services, automated clearing house transfer services, services on account of credit or debit cards or related merchant services.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of managers of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board of directors or managers of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation or a sociedad anónima, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership, sociedad de responsabilidad limitada or limited liability company, partnership interests (whether general or limited), equity quota (parte social) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) Mexican peso;

(3) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any U.S. commercial bank or non-U.S. bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four months after the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or readily marketable direct obligations issued by any state of Mexico or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (10) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) any Person or group (other than the Initial Holdsat Stockholders or any of their Related Parties or Permitted Replacement Mexican Partners or any groups controlled by the Initial Holdsat Stockholders, Permitted Replacement Mexican Partners or their respective Related Parties) shall acquire (through a single transaction or a series of related transactions, whether voluntarily or by operation of law, by merger or consolidation, or otherwise) or own, or become the beneficial owner of, directly or indirectly, forty-nine percent (49%) or more of voting Capital Stock of either (a) Satmex or (b) any surviving Person into or with which Satmex is merged or consolidated;

(2) the Initial Holdsat Stockholders, any Permitted Replacement Mexican Partner(s) and their respective Related Parties cease to hold, in the aggregate, power to elect a majority of the Board of Directors of Satmex (any surviving Person into or with which Satmex is merged or consolidated) and any entity that directly or indirectly controls Satmex;

(3) any transfer of all or substantially all material assets of Satmex and its Subsidiaries taken as a whole, other than to one or more Restricted Subsidiaries of Satmex;

(4) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Satmex and its Subsidiaries taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than any such “person” that is a Restricted Subsidiary of Satmex;

(5) the adoption of a plan related to the liquidation or dissolution of Satmex; or

(6) the first day on which a majority of the members of the Board of Directors of Satmex are not Continuing Directors.

For purposes of this definition and related definitions used in this definition, with respect to any investment, hedge or other fund or other collective investment vehicle, such entity shall be considered to be the ultimate beneficial owner of any Voting Stock beneficially owned by such entity.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Exchange Notes.

“Collateral” means all of the assets of Satmex and each Guarantor constituting real, personal or mixed property, whether owned as of the date of the Indenture or thereafter acquired or arising, and all of the Capital Stock of each future and existing Subsidiary of Satmex owned by Satmex or any Guarantor, other than:

(1) Excluded Assets;

(2) any properties and assets in which the Collateral Trustee is required to release its Liens pursuant to the provisions described above under the caption “— Collateral Trust Agreement — Release of Liens on Collateral;” and

(3) any properties and assets that no longer secure the Exchange Notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “— Collateral Trust Agreement — Release of Liens in Respect of Notes,”

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of Satmex or any Guarantor, such assets or properties will cease to be excluded from the Collateral if Satmex or any Guarantor thereafter acquires or reacquires such assets or properties.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary, unusual, or non-recurring expenses or losses to the extent such losses were deducted in computing such Consolidated Net Income for such period and losses on sales of assets outside of the ordinary course of business; plus

(2) taxes paid and without duplication, provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (and amounts paid in respect of interest pursuant to the provisions under the caption “— Additional Amounts”), to the extent that such Consolidated Interest Expense were deducted in computing such Consolidated Net Income; plus

(4) the Restructuring Costs for such period, to the extent that such Restructuring Costs were deducted in computing such Consolidated Net Income; plus

(5) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses including, without limitation, non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of Satmex and its Subsidiaries (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(7) any expenses, costs or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), and deducted in computing Consolidated Net Income; plus

(8) for periods prior to the date of the Indenture, any other charges, costs, losses or expenses described in the reconciliation of Adjusted EBITDA to EBITDA in this prospectus; plus

(9) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(10) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(11) an amount equal to any extraordinary, unusual or non-recurring income or gains to the extent such income or gains were taken into account in computing such Consolidated Net Income for such period; minus

(12) for period prior to the date of the Indenture any other income or gain described in the reconciliation of Adjusted EBITDA to EBITDA in this prospectus;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Satmex will be added to Consolidated Net Income to compute Consolidated EBITDA of Satmex only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Satmex by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP, minus (iv) the amount of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of Satmex and its Subsidiaries as of such date up to $15.0 million.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of payment associated with all Capital

Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called Upon) and (iv) the product of (a) all dividends payments on any series of preferred stock of such Person or any of its Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date, the ratio of

(1) the Consolidated Indebtedness of Satmex (other than Non-Recourse Debt of Satellite Subsidiaries) as of such date to

(2) the Consolidated EBITDA of Satmex for the most recent four-quarter period for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Satmex and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

In addition, for purposes of calculating the Consolidated Leverage Ratio:

(1) acquisitions and Investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect (as determined in good faith by Satmex’s chief financial officer and shall be reasonably identifiable and factually supportable, as certified in an Officers’ Certificate delivered to the trustee) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date will be excluded;

(3) any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period; and

(4) any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries, for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that the following will be excluded:

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary (or of any Subsidiary prior to the date it becomes a Restricted Subsidiary) or that is accounted for using the equity method of accounting in which the Person or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Person or such Restricted Subsidiary in the form of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the net income (or loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than Credit Facilities whose sole restriction on such declaration or payment occurs only upon the occurrence of or during the existence or continuance of a Default or Event of Default), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or its Restricted Subsidiary during such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to GAAP will be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Satmex who:

(1) was a member of such Board of Directors on the date of the Indenture or on the date of the Assumption or promptly thereafter as contemplated by the Reorganization Plan; or

(2) was nominated with the approval of, at the time of such nomination or election, Holdsat, Permitted Replacement Mexican Partners or their respective Related Parties.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Satmex or other companies.

“Credit Facility” means, any debt facility or commercial paper facility, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Satmex or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt (including the furnishing of back-up letters of credit or the deemed issuance under a new agreement that is not in respect of any Priority Lien Debt and that is not a Priority Lien Document with the consent of the issuing bank of such outstanding letters of credit); and

(4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Notes mature; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Satmex or its Subsidiaries or by any such plan to such employees such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of Satmex, any of its Subsidiaries or any direct or indirect parent entity of Satmex in each case upon the termination of employment or death of such person pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Satmex to repurchase such Capital Stock upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Stock if the terms of such Capital Stock provide that Satmex may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Satmex and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Satmex by Satmex (other than Disqualified Stock and other than to a Subsidiary of Satmex) or (2) of Equity Interests of a direct or indirect parent company of Satmex (other than to Satmex or a Subsidiary of Satmex) to the extent that the net proceeds therefrom are contributed to the common equity capital of Satmex.

“Escrow Issuer” means Satmex Escrow, S.A. de C.V.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(1) any material loss, destruction or damage of such property or asset;

(2) any actual condemnation, expropriations, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(3) any settlement in lieu of clause (2) above.

“Excluded Account” shall mean each of the following “deposit accounts” (as defined in the Uniform Commercial Code, if applicable, or the applicable foreign equivalent): (i) any deposit account used solely for (A) funding payroll or segregating payroll taxes or (B) segregating 401k contribution or contributions to an employee stock purchase plan and other health and benefit plans, in each case for payment in accordance with any applicable laws and (ii) any deposit account holding customer deposits which by its terms or applicable law (including, without limitation, orders of government agencies) may not be pledged by a Grantor, provided that the deposit accounts referred to in clause (ii) above shall only be Excluded Accounts if, and only so long as, the terms thereof or applicable law prevents a security interest being taken in such deposit accounts.

“Excluded Assets” means: (i) any Excluded Account, (ii) any contract, license, agreement, instrument, document, permit or franchise that validly prohibits, restricts or requires the consent not obtained of a third party (after the use of commercially reasonable efforts) for the creation by such Grantor of a security interest in such contract, license, agreement, instrument, document, permit or franchise (or in any rights or property obtained by such Grantor under such contract, license, agreement, instrument, document, permit or franchise) except to the extent such prohibition, restriction or consent requirement would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code or any similar provisions under foreign law, in each case to the extent applicable thereto; provided that, at such time as the condition causing such limitation shall be remedied, whether by contract, change of law or otherwise, the contract, license, lease, agreement, instrument, document, permit or franchise shall immediately cease to be excluded, shall immediately be included in the Collateral, and any security interest that would otherwise be granted herein shall attach immediately to such contract, license, lease, agreement, instrument, document, permit or franchise, or to the extent severable, to any portion thereof that does not result in such limitation, (iii) any “intent-to-use” application for registration of intellectual property filed, if applicable, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, to the extent the Lanham Act is applicable or controlling, prior to the filing or a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto or any similar provision under foreign law, in each case to the extent applicable thereto and solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal or similar foreign law, (iv) any assets with respect to which each Priority Lien Representative reasonably determines that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefit to the holders of the Priority Lien Debt, (v) any rights or property (including any Equity Interests in any Subsidiaries of Satmex) to the extent that any valid and enforceable law or statute or rule, regulation, guideline, order or directive of a governmental authority or agency applicable to such rights or property prohibits, restricts, or requires the consent of a third party for, or would result in the termination of such rights or property as a result of, the creation of a security interest therein except to the extent such law, statute, rule, regulation, guideline, order or directive would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code or any similar provision under foreign law, in each case to the extent applicable thereto, (vi) any assets related solely to the Satmex 7 Subsidiary (including the Satmex 7 ATP); (vii) after the successful launch and operation of Satmex 7, assets of Satmex related solely to the Solidaridad 2 Concession and any assets related thereto and (vii) Equity Interests of Immaterial Subsidiaries to the extent any additional Security Document, physical delivery, recordation or filing is required for the perfection thereof; provided that, notwithstanding anything to the contrary set forth above, the grant of the security interest shall not exclude any proceeds (or the right to receive proceeds, including from the sale, assignment or transfer of any such assets), substitutions or replacements of any such assets excluded from the Collateral pursuant to the foregoing clauses (i) through (vii) (unless such proceeds, substitutions or replacements would constitute assets specifically covered by the foregoing clauses (i) through (vii)).

“Existing Indebtedness” means all Indebtedness of Satmex and its Subsidiaries in existence from and after May 26, 2011 other than the Exchange Notes and the Note Guarantees), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, as determined in good faith by the Board of Directors of Satmex (unless otherwise provided in the Indenture).

“Final Order” means an order, ruling, judgment, the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture or (2) if elected by Satmex by written notice to the trustee in writing in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which Satmex is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided, after such election pursuant to the Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall, unless not required to do so by applicable SEC rules or regulations, provide comparable consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the date of the Indenture and (y) for delivery of audited annual financial information, it shall, provide comparable consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the date of the Indenture.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof.

“Grantors” means Satmex, each Guarantor and any other Person that pledges any Collateral under the Security Documents for any Secured Obligation.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means any Restricted Subsidiary of Satmex that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the terms of the Indenture. For the avoidance of doubt, none of the following shall be required to be Guarantors: (1) Enlaces Integra, S. de R.L. de C.V.; (2) SMVS Administración S. de R.L. de C.V.; (3) SMVS Servicio Técnicos S. de R.L. de C.V.; (4) Satmex do Brasil Ltda; and (5) HPS Corporativo S. de R.L. de C.V.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, (i) SMVS Administración S. de R.L. de C.V. (or any successor thereto or other Subsidiary formed solely to provide payroll services); (ii) SMVS Servicios Técnicos S. de R.V. de C.V. (or any successor thereto or other Subsidiary formed solely to provide payroll services); or (iii) any other Restricted Subsidiary whose total assets, as of that date, are less than $2.0 million and whose total revenues for the most recent 12-month period do not exceed $1.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Satmex.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations.

If and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. Notwithstanding the foregoing, in no event shall the reclassification of any lease as Indebtedness due to a change in accounting principles after the date of the Indenture be deemed to be an incurrence of Indebtedness for any purpose under the Indenture.

“Initial Holdsat Stockholders” means (i) the stockholders of Holdsat Mexico, S.A.P.I. de C.V., a sociedad anónima promotora de inversión de capital variable, organized under the laws of the United Mexican States, on the date of the Indenture and (ii) any other ultimate beneficial owners of the Voting Stock of Satmex upon the consummation of the transactions contemplated by the Reorganization Plan.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Satmex or any Restricted Subsidiary of Satmex sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Satmex such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Satmex, Satmex will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Satmex’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Satmex or any Restricted Subsidiary of Satmex of a Person that holds an Investment in a third Person will be deemed to be an Investment by Satmex or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date the Exchange Notes are first issued under the Indenture.

“Junior Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of any Grantor to secure Junior Lien Obligations.

“Junior Lien Cap” means as of any date of determination, the principal amount of Junior Lien Debt that may be incurred by Satmex or any Guarantor such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom, the Total Secured Leverage Ratio would not exceed 3.75 to 1.0.

“Junior Lien Debt” means:

(1) Second Lien Debt; and

(2) Indebtedness incurred by Satmex under clause (3) of the covenant under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” that is secured by a Junior Lien, and on a junior basis to the Priority Lien Debt, that was permitted to be incurred and so secured under each applicable Secured Debt Document;

provided, that

(a) on or before the date such Indebtedness is incurred by Satmex, such Indebtedness is designated by Satmex as “Junior Lien Debt” for purposes of the Secured Debt Documents and the collateral trust agreement pursuant to the procedures set forth in the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Junior Lien Debt and Priority Lien Debt;

(b) such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Satmex delivers to the Collateral Trustee an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such Exchange Notes or such Indebtedness is “Junior Lien Debt”).

“Junior Lien Documents” means any Indenture, credit facility or other agreement pursuant to which Junior Lien Debt is incurred and the Security Documents related thereto (other than any Security Documents that do not secure Junior Lien Obligations).

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means, in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and (a) is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the Indenture, the credit facility or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, the place of payment or Mexico.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security trust, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means as to any

(a) Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt or their authorized representative, for the benefit of all holders of Priority Lien Debt and each Priority Lien Representative:

(1) that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by any Grantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Priority Lien Obligations;

(2) that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(3) consenting to the terms of the collateral trust agreement and the Collateral Trustee’s performance of, and directing in writing the Collateral Trustee to perform its obligations under, the collateral trust agreement and the other Security Documents; and

(b) Series of Junior Lien Debt, the written agreement of the holders of such Series of Junior Lien Debt or their authorized representative, for the benefit of all holders of Junior Lien Debt and each Junior Lien Representative:

(1) that all Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by any Grantor to secure any Obligations in respect of such Series of Junior Lien Debt, whether or not upon property otherwise constituting Collateral, and that all such Junior Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Junior Lien Obligations;

(2) that the holders of Obligations in respect of such Series of Junior Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Junior Liens and the order of application of proceeds from enforcement of Junior Liens; and

(3) consenting to the terms of the collateral trust agreement and the Collateral Trustee’s performance of, and directing in writing the Collateral Trustee to perform its obligations under, the collateral trust agreement and the other Security Documents.

“Loral Grant” means the usufruct under Articles 908 and other related provisions of Mexico’s Federal Civil Code granted by Satmex to Loral Skynet Corporation with respect to those certain three (3) transponders on the Satmex 5 satellite and those certain four (4) transponders on the Satmex 6 satellite, pursuant to the applicable agreements between Loral Skynet Corporation and Satmex.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to their rating agency businesses.

“Net Proceeds” means (i) from an Asset Disposition that constitutes an Event of Loss, the aggregate cash proceeds and Cash Equivalents received by Satmex or any Restricted Subsidiary in respect of such Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), and any taxes paid or payable as a result thereof and (ii) from any other Asset Disposition, the aggregate cash proceeds and Cash Equivalents received by Satmex or any of its Restricted Subsidiaries in respect of such Asset Disposition, including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Disposition, net of the direct costs relating to such Asset Disposition and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, discounts and sales commissions, and any relocation expenses incurred as a result of the Asset Disposition, taxes paid or payable as a result of the Asset Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Subsidiary” means any Restricted Subsidiary of Satmex that is formed or acquired after the date of the Indenture; provided that no Person shall be deemed to be a New Subsidiary to the extent that such Person is not permitted by applicable law to become a Guarantor or that the provision of a Guarantee by such Person would result in adverse tax consequences that are material to Satmex or any of its Restricted Subsidiaries, as reasonably determined by Satmex.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Satmex nor any of its Restricted Subsidiaries (other than a Satellite Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that, pursuant to the terms of the applicable agreement, they will not have any recourse to the stock or assets of Satmex or any of its Restricted Subsidiaries (other than assets of the applicable Satellite Subsidiary and the Equity Interests of an Unrestricted Subsidiary).

“Note Documents” means the Indenture, the Exchange Notes and the Security Documents (to the extent related to the obligations under the Exchange Notes).

“Note Guarantee” means the Guarantee by each Guarantor of Satmex’s obligations under the Indenture and the Exchange Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the General Counsel, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Satmex.

“Officers’ Certificate” means a certificate signed on behalf of Satmex by any two Officers of Satmex, one of whom must be the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of Satmex.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between Satmex or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Noteholders — Asset Dispositions”; provided further that the assets received are pledged as Collateral to the extent required by the Security Documents to the extent that the assets disposed of constituted Collateral.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which Satmex and its Restricted Subsidiaries are engaged on the date of the Indenture.

“Permitted Investments” means:

(1) any Investment in Satmex or in a Restricted Subsidiary of Satmex that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by Satmex or any Restricted Subsidiary of Satmex in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Satmex and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Satmex or a Restricted Subsidiary of Satmex that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Noteholders — Asset Dispositions” or from a sale of assets not constituting a Asset Disposition;

(5) any acquisition of assets or Capital Stock solely in exchange for, or out of the net proceeds from, the issuance of Equity Interests (other than Disqualified Stock) of Satmex;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Satmex or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers, or employees of Satmex and its Restricted Subsidiaries (A) made in the ordinary course of business or (B) to finance the purchase by such person of Capital Stock of Satmex (or any of its direct or indirect parent companies) and any of its Restricted Subsidiaries; in each of clauses (a) and (b), not to exceed $2.0 million in the aggregate at any one time outstanding;

(9) repurchases of the Exchange Notes;

(10) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of Satmex that is not a Restricted Subsidiary of Satmex;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investments made in Satmex 7 or related assets prior to the Assumption and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(12) Investments acquired after the date of the Indenture as a result of the acquisition by Satmex or any Restricted Subsidiary of Satmex of another Person, including by way of a merger, amalgamation or consolidation with or into Satmex or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “— Merger, Consolidation or Sale of

Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) Investments made after January 1, 2012 in a Satellite Subsidiary in an aggregate amount not to exceed the sum of (a) the aggregate amount of all Satellite Subsidiary Capital Contributions made on or prior to the date such Investment is made plus (b) the lesser of (i) the amount specified in the immediately preceding clause (a) or (ii) $40.0 million minus (c) 100% of the aggregate amount of all Restricted Payments made by Satmex and its Restricted Subsidiaries since the date of the Indenture in reliance upon clause (c) of the first paragraph of the covenant described under “— Certain Covenants — Restricted Payments”; provided that, no Investments may be made in a Satellite Subsidiary under subclause (b) of this clause (13) unless the amounts to be invested under subclause (b) in such Satellite Subsidiary, together with (i) amounts invested in such Satellite Subsidiary under subclause (a) of this clause (13) on or prior to the date of such investment under subclause (b) plus (ii) the proceeds of any Non-Recourse Indebtedness of such Satellite Subsidiary received on or prior to the date of such investment under subclause (b), would be sufficient to provide for the total costs to develop, construct, launch and deploy the satellite or satellites to be owned and operated by such Satellite Subsidiary, as determined in good faith by Satmex’s chief financial officer, as certified in an Officers’ Certificate delivered to the trustee;

(14) other Investments in any Person other than an Affiliate of Satmex that is not a subsidiary of Satmex having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $2.0 million;

(15) receivables owing to Satmex or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(16) Investments in the nature of deposits with respect to leases provided to third parties in the ordinary course of business;

(17) prepaid expenses, deposits, advances or extensions of trade credit in the ordinary course of business by Satmex or any of its Restricted Subsidiaries.

The amount of Investments outstanding at any time pursuant to clause (14) above shall be reduced by (A) the net reduction after the date of the Indenture in Investments made after the date of the Indenture pursuant to such clause relating from dividends, repayments of loans or advances or other transfers of property, net cash proceeds realized on the sale of any such Investments and net cash proceeds representing the return of the capital, in each case, to Satmex or any of its Restricted Subsidiaries in respect of any such Investment, less the cost of the disposition of any such Investment (provided that, in each case, the amount of any such net cash proceeds that are applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (c)(3) or (c)(5), as applicable, of the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”), and (B) the portion (proportionate to Satmex’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary that was designated after the date of the Indenture as an Unrestricted Subsidiary pursuant to clause (14) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that, in each case, the amount applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (c)(4) of the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”); provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by Satmex or any of its Restricted Subsidiaries pursuant to clause (14).

“Permitted Liens” means:

(1) Liens on assets of Satmex or any of its Restricted Subsidiaries securing (a) Priority Lien Debt that was permitted by the terms of the Indenture to be incurred pursuant to clause (2) or (5) of the definition of Permitted Debt; (b) Junior Lien Debt that was permitted by the terms of the Indenture to be incurred pursuant to clause (3) or (5) of the definition of Permitted Debt, (c) all of the Priority Lien Obligations, and (d) all of the Junior Lien Obligations;

(2) Liens in favor of Satmex or the Guarantors, or Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of another Restricted Subsidiary that is not a Guarantor;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Satmex or is merged with or into or consolidated with Satmex or any Restricted Subsidiary of Satmex; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Satmex or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Satmex or is merged with or into or consolidated with Satmex or any Restricted Subsidiary of Satmex;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Satmex or any Subsidiary of Satmex; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, unemployment insurance and other types of security and deposits securing liability to insurance carriers, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Release Date (other than with respect to the Exchange Notes, the Note Guarantees or any other Priority Lien Debt);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, and mechanics’ Liens and performance bonds, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(13) filing of Uniform Commercial Code financing statements (or other similar filings under the applicable laws of a relevant jurisdiction) as a precautionary measure in connection with operating leases;

(14) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(16) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) grants of software and other technology licenses in the ordinary course of business;

(18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) Liens securing Non-Recourse Debt of Satmex or any Restricted Subsidiary incurred in reliance on clause (13) of Permitted Debt;

(20) Liens incurred in the ordinary course of business of Satmex or any Restricted Subsidiary of Satmex with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(21) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(22) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (a) interfere in any material respect with the business of Satmex or any of its Restricted Subsidiaries or (b) secure any Indebtedness;

(23) Liens solely on any cash earnest money deposits made by Satmex or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) The Loral Grant;

(25) Liens on equipment of Satmex or any of its Restricted Subsidiaries granted in the ordinary course of business to Satmex’s clients not related to Indebtedness;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of Satmex or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Satmex and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of Satmex or any of its Restricted Subsidiaries in ordinary course of business; and

(28) Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under the Indenture, provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness.

“Permitted Payment” means:

(1) payments to Satmex or any direct or indirect parent company of, or any direct or indirect equity holder in, Satmex to permit such Person to pay its reasonable accounting, legal and administrative expenses when due or to purchase directors and officers insurance on behalf of themselves or any Restricted Subsidiary, to pay reasonable out-of-pocket costs of directors for attending board meetings, to pay any director fee, or to pay any indemnification claims to any director or officer of such direct or indirect parent company of, or any direct or indirect equity holder in, Satmex;

(2) payments to Satmex or any direct or indirect parent company of, or any direct or indirect equity holder in, Satmex to permit such Person to pay reasonable out-of-pocket costs incurred by such Person in connection with the preparation of tax returns, reports and filings;

(3) payments by Satmex and its Subsidiaries pursuant to tax sharing agreements among Satmex (and any direct or indirect parent company of, or any direct or indirect equity holder in, Satmex) and its Subsidiaries; provided that, in each case, the amount of such payments in any fiscal year does not exceed the amount that Satmex, its Restricted Subsidiaries and its Unrestricted Subsidiaries (but only to the extent of amounts received from such Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Satmex, its Restricted Subsidiaries and its Unrestricted Subsidiaries (but only to the extent described above) to pay such taxes separately from any such parent entity and equity holder); and

(4) payments to any direct or indirect parent company of, or any equity holder in, Satmex to permit such Person to pay the reasonable professional fees and expenses of (i) any unsuccessful debt offering by any direct or indirect parent company of Satmex, the proceeds of which are intended to be contributed to Satmex or (ii) any restructuring of equity ownership or employee based equity incentive or equity compensation programs of any direct or indirect parent company of, or any equity holder in, Satmex in connection with such offerings.

“Permitted Prior Liens” means Liens described in clauses (1)(a), (1)(c), (3), (4) (excluding Liens on Capital Stock), (5), (6), (7), (8), (9), (10) and (11) (to the extent replacing a Permitted Lien incurred pursuant to one of the foregoing clauses) of the definition of “Permitted Liens” and Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of Satmex or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance replace, defease or discharge other Indebtedness of Satmex or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Exchange Notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes on terms at least as favorable to the noteholders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Satmex or by the Restricted Subsidiary of Satmex that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Replacement Mexican Partners” means any replacement Mexican holder of Series A Shares of Satmex or the equivalent of Series A Shares of any surviving Person into or with which Satmex is merged or consolidated approved by Satmex Investment Holdings L.P., a Cayman limited partnership, as a replacement Mexican partner to take the place of any Initial Holdsat Stockholder; provided that as a result of the transfers to such replacement Mexican partner such person and its Affiliates would continue to own less than 50% of the economic interests in Satmex.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Priority Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of any Grantor to secure Priority Lien Obligations.

“Priority Lien Cap” means as of any date of determination, the principal amount of Priority Lien Debt that may be incurred by Satmex or any Guarantor such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom, the Priority Lien Leverage Ratio would not exceed 3.25 to 1.0.

“Priority Lien Debt” means:

(1) the Exchange Notes initially issued by Satmex under the Indenture; and

(2) additional Notes issued under any Indenture or other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of Satmex that is secured equally and ratably with Indebtedness referred to in clause (1) above on a priority basis by a Lien that was permitted to be incurred and so secured under each applicable Priority Lien Document; provided, that, in the case of any Indebtedness referred to in this clause (2), that:

(a) on or before the date such Indebtedness is incurred by Satmex, such Indebtedness is designated by Satmex as “Priority Lien Debt” for purposes of the Secured Debt Documents and the collateral trust agreement pursuant to the procedures set forth in the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Priority Lien Debt and Junior Lien Debt;

(b) such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Satmex delivers to the Collateral Trustee an Officer’s Certificate stating that such requirements and other provisions have been satisfied and that such Exchange Notes or such Indebtedness is “Priority Lien Debt”).

For the avoidance of doubt, Hedging Obligations and Banking Product Obligations shall not constitute Priority Lien Debt, but may constitute Priority Lien Obligations.

“Priority Lien Documents” means collectively, the Note Documents and the Indenture, any Credit Facility or other agreement pursuant to which any Priority Lien Debt is incurred and the Security Documents (other than any Security Documents that do not secure Priority Lien Obligations).

“Priority Lien Leverage Ratio” means, as of any date, the ratio of

(1) the Consolidated Indebtedness of Satmex secured by Priority Liens (other than Non-Recourse Debt of Satmex and its Subsidiaries) as of such date to

(2) the Consolidated EBITDA of Satmex for the most recent four-quarter period for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Satmex and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

In addition, for purposes of calculating the Priority Lien Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Priority Lien Leverage Ratio is made (the “Priority Lien Leverage Calculation Date”) will be given pro forma effect (as determined in good faith by Satmex’s chief financial officer and shall be reasonably identifiable and factually supportable as certified in an Officers’ Certificate delivered to each of the trustee and Collateral Trustee) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Priority Lien Leverage Calculation Date will be excluded;

(3) any Person that is a Restricted Subsidiary on the Priority Lien Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period; and

(4) any Person that is not a Restricted Subsidiary on the Priority Lien Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, together with Hedging Obligations and Banking Product Obligations that are secured, or intended to be secured, under the Priority Lien Documents if such provider of such Hedging Obligations has agreed to be bound by the terms of the collateral trust agreement or such provider’s interest in the Collateral is subject to the terms of the collateral trust agreement.

“Priority Lien Representative” means (1) in the case of the Exchange Notes, the trustee and (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains (or causes to be maintained) the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Satmex or any direct or indirect parent company thereof, as the case may be, pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S- 8 or otherwise relating to equity securities issuable under any employee benefit plan of Satmex or any direct or indirect parent company thereof).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by Satmex or a Restricted Subsidiary in exchange for assets transferred by Satmex or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary (and, in the case of such securities received in a Permitted Asset Swap with respect to Collateral other than Equity Interests of a non-Guarantor Subsidiary, a Guarantor).

“Related Party” means:

(1) any controller person or entity, at least 80% owned (and controlled) subsidiary, or immediate family member (in the case of an individual) of any Initial Holdsat Stockholder; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding at least an 80% (and controlling) interest of which consist of any one or more Initial Holdsat Stockholders and/or such other Persons referred to in the immediately preceding clause (1).

“Release Date” means May 26, 2011.

“Reorganization Plan” means the Joint Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code relating to Satmex and its debtor Subsidiaries (which does not include the Escrow Issuer) substantially consistent with the description of the Plan as set forth in this prospectus.

“Required Junior Lien Debtholders” means, at any time, the holders of more than 50% of the sum of;

(1) the aggregate outstanding principal amount of Junior Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(2) the aggregate unfunded commitments to extend credit which, when funded, would constitute Junior Lien Debt.

“Required Priority Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(1) the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(2) the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Restructuring Costs” means all fees, costs and expenses incurred in connection with the Transactions.

“Rights Offering” means the private sale of Equity Interests in Satmex Investment Holdings GP Ltd., a limited company organized under the laws of the Cayman Islands, and Satmex Investment Holdings L.P., a limited partnership organized under the laws of the Cayman Islands, as set forth under the Reorganization Plan, where up to $90.0 million of net cash proceeds shall be contributed to the common equity capital of Satmex substantially simultaneously with the release of the proceeds in the escrow account.

“S&P” means Standard & Poor’s Ratings Group.

“Satellite Subsidiary” means (i) the Satmex 7 Subsidiary and (ii) any non-Guarantor Restricted Subsidiary formed after the Issue Date and solely to design, construct, launch and own one or more satellites, together with its related assets.

“Satellite Subsidiary Capital Contribution” shall mean a capital contribution to, or public or private sale of Equity Interests (other than Disqualified Stock) in, Satmex which is designated as a “Satellite Subsidiary Capital Contribution” pursuant to an Officers’ Certificate on the date it is made. A Satellite Subsidiary capital Contribution will not be considered to be a capital contribution or sale of Equity Interests, and will be disregarded for purposes of calculations, or baskets under the covenant described under “— Certain Covenants — Restricted Payments” and will not be considered to be an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture.

“Satmex 7” has the meaning ascribed to such term under the definition of “Satmex 7” Subsidiary.

“Satmex 7 ATP” means that certain Authorization to Proceed, dated June 20, 2008, between Satmex and Space Systems/Coral, Inc.

“Satmex 7 Subsidiary” a non-Guarantor Restricted Subsidiary formed solely to design, construct, launch and own a satellite known as “Satmex 7” for operation in the 114.9° W.L. orbital slot and related assets. For the purposes of clause (13) of Permitted Investments and the definition of Excluded Assets, Investments made in Satmex 7 and related assets prior to the formation of the Satmex 7 Subsidiary and the contribution of such assets to the Satmex 7 Subsidiary shall be deemed made directly into the Satmex 7 Subsidiary; provided that, prior to the Assumption, such Investments shall be deemed made under clause (11) of the definition of Permitted Investments.

“Satmex 8” has the meaning ascribed to such term under the caption “Certain Covenants — Insurance.”

“Satmex 8 Operation Date” means the date on which a new 64 transponder, C- and Ku-band satellite known as Satmex 8 is fully operational in the 116.8° W.L. orbital slot as determined in good faith by Satmex.

“Second Lien Debt” means Indebtedness of Satmex that is secured on a junior basis to the Priority Lien Debt and constitutes Junior Lien Debt.

“Secured Debt” means Priority Lien Debt and Junior Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents and the Junior Lien Documents.

“Secured Debt Representative” means each Priority Lien Representative and each Junior Lien Representative.

“Secured Obligations” means Priority Lien Obligations and Junior Lien Obligations.

“Secured Parties” means the holders of Secured Obligations and the Secured Debt Representatives.

“Security Documents” means the collateral trust agreement, each Lien Sharing and Priority Confirmation and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Grantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral in favor of the Collateral Trustee for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “— Collateral trust agreement — Amendment of security documents.”

“Segregated Account” means a bank account containing cash and Cash Equivalents and held by and in the name of the Collateral Trustee, in which account and its contents the Collateral Trustee has a valid, enforceable and perfected first-priority Liens for the benefit of the noteholders.

“Series of Junior Lien Debt” means, severally, any credit facility and other Indebtedness that constitutes Junior Lien Debt.

“Series of Priority Lien Debt” means, severally, the Exchange Notes and other Indebtedness that constitutes Priority Lien Debt.

“Series of Secured Debt” means, severally, each Series of Junior Lien Debt and each Series of Priority Lien Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Solidaridad 2 Concession” means the concession granted by the Mexican government to operate a satellite in the orbital slot currently occupied by the Solidaridad 2 satellite.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Secured Leverage Ratio” means, as of any date, the ratio of

(1) the Consolidated Indebtedness of Satmex secured by a Lien (other than Non-Recourse Debt of Satmex and its Subsidiaries) as of such date to

(2) the Consolidated EBITDA of Satmex for the most recent four-quarter period for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Satmex and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period.

In addition, for purposes of calculating the Total Secured Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Total Secured Leverage Ratio is made (the “Total Secured Leverage Calculation Date”) will be given pro forma effect (as determined in good faith by Satmex’s chief financial officer and shall be reasonably identifiable and factually supportable as certified in an Officers’ Certificate delivered to each of the trustee and the Collateral Trustee) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Total Secured Leverage Calculation Date will be excluded;

(3) any Person that is a Restricted Subsidiary on the Total Secured Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period; and

(4) any Person that is not a Restricted Subsidiary on the Total Secured Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period.

“Transactions” means the transactions contemplated by the Reorganization Plan.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2014; provided, however, that if the period from the redemption date to May 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of Satmex that is designated by the Board of Directors of Satmex as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Satmex or any Restricted Subsidiary of Satmex unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Satmex or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Satmex;

(3) is a Person with respect to which neither Satmex nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Satmex or any of its Restricted Subsidiaries.

“U.S. Subsidiary” means each of Alterna’TV Corporation and Alterna’TV International Corporation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On May 5, 2011, we completed the issuance of the Original Notes in a private placement to qualified institutional buyers in the United States in reliance on rule 144A under the Securities Act and outside the U.S. in reliance on Regulation S under the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise transferred in the U.S. absent registration under the Securities Act or pursuant to an available exemption from registration thereunder. On May 5, 2011, we entered into a registration rights agreement with the initial purchaser of the Original Notes, pursuant to which we agreed to use our commercially reasonable efforts to file and to have declared effective an exchange offer registration statement under the Securities Act with respect to a registered offer to exchange the Original Notes for the Exchange Notes and to consummate the exchange offer.

In addition, we agreed to keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the Original Notes. We are offering the Exchange Notes pursuant to this prospectus to satisfy our obligations under the registration rights agreement.

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We have not, however, sought our own no-action letter. Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of Exchange Notes issued in the exchange offer may transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of Satmex within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering Original Notes acquired directly from Satmex for its own account;

•	acquired the Original Notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the Original Notes and has made representations to Satmex to that effect.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that we will make this prospectus available to broker-dealers for use in connection with any resales for such period as this prospectus must be delivered by such persons under the prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue-sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be as soon as practicable following the expiration date (unless extended as described in this prospectus). Promptly following the exchange date, we will issue an aggregate principal amount of up to $325.0 million of Exchange Notes for a like principal amount of outstanding

Original Notes tendered and accepted in connection with the exchange offer. The Exchange Notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in minimum amounts of $2,000 and $1,000 increments of principal amount.

The terms of the Exchange Notes will be identical in all material respects to the terms of the Original Notes, except that:

•	the Exchange Notes will have been registered under the Securities Act, and thus the Exchange Notes will generally not be subject to the restrictions on transfer applicable to the Original Notes, nor will they bear restrictive legends;

•	the Exchange Notes will have a different CUSIP number from the Original Notes;

•	the Exchange Notes will not be entitled to registration rights; and

•	the Exchange Notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the Indenture and entitled to the same benefits under the Indenture as the Original Notes. As of the date of this prospectus, $325.0 million in aggregate principal amount of the Original Notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.

In connection with the issuance of the Original Notes, we arranged for the Original Notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will be issued in the form of Global Notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of the Exchange Notes — Transfer and Exchange.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Original Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights or additional interest under the registration rights agreement. See “— Issuances of Exchange Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes to the tendering holder, without expense to such holder, promptly after the expiration date.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on October 28, 2011, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended. We reserve the right, in our sole discretion, to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to Wilmington Trust, National Association, the exchange agent, and by timely public announcement. During any extension of the exchange offer, all Original Notes previously tendered in the exchange offer will remain subject to the exchange offer.

We reserve the right, in our sole discretion:

•	to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied and shall not have been waived by us; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the Exchange Notes

The Exchange Notes will bear interest at 9.5% per annum from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from the Issue Date. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange Exchange Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before acceptance of the Original Notes, if prior to the expiration date:

•	the exchange offer violates any applicable law; or

•	the exchange offer violates any applicable interpretation of the staff of the SEC.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (see “— Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

In addition, we will not accept any Original Notes tendered for exchange, and no Exchange Notes will be issued in exchange for any Original Notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus forms a part; or

•	the qualification of the Indenture under the Trust Indenture Act.

Procedures For Tendering

Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or an agent’s message from DTC), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution. In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

o	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.;

o	a commercial bank or trust company having an office or correspondent in the United States; or

o	an “eligible guarantor institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer”, to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:

•	the Exchange Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;

may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

o	a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

o	the name and address of the holder, and

o	the certificate number(s) of the Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Original Notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount of such Original Notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no Exchange Notes will be issued in exchange for such withdrawn Original Notes unless such Original Notes are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered at any time prior to the expiration date by following one of the procedures described above under the caption “— Procedures for Tendering.”

Information Regarding the Registration Rights Agreement; Additional Interest

As noted, we are effecting this exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to use our commercially reasonable efforts to:

•	file with the SEC a registration statement for the exchange offer;

•	cause such registration statement to be declared effective under the Securities Act;

•	have such registration statement remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC; and

•	consummate the exchange offer not later than January 5, 2012.

In addition, if because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer or under certain other circumstances, we must use our commercially reasonable efforts to file a shelf registration statement for the resale of the Original Notes cause such registration statement to be declared effective under the Securities Act.

If the exchange offer for the Original Notes is not completed on or prior to January 5, 2012, the interest rate on the Original Notes will increase by 0.25% per annum for the first 90-day period thereafter, and the amount of such Special Interest will increase by an additional 0.25% per annum for each subsequent 90-day period, up to a maximum of 1.0% per annum over the original interest rate on the Original Notes. Special Interest will also become payable if any of the following occurs: if (i) any required shelf registration statement is not timely filed with the SEC, (ii) any required shelf registration statement is not timely declared effective by the SEC or (iii) any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose, each of the foregoing as prescribed by the terms of the registration rights agreement. Additional Interest would cease to be payable upon consummation of the exchange offer or upon cure of all applicable registration defaults as described above.

This foregoing description of the registration rights agreement is only a summary and is qualified in its entirety by reference to the full text of the registration rights agreement, which we have previously filed with the SEC and which is incorporated by reference herein. See “Where You Can Find More Information.”

Exchange Agent

We have appointed Wilmington Trust, National Association as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at: Wilmington Trust, National Association, c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1626, Attention: Sam Hamed. The exchange agent’s phone number is (302) 636-6181 and facsimile number is (302) 636-4139, Attention: Sam Hamed.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees. We will pay all transfer taxes, if any, applicable to the exchange of the outstanding Original Notes under the exchange offer, except as set forth under “— Transfer Taxes.”

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs and will be amortized over the term of the Exchange Notes in accordance with generally accepted accounting principles.

Issuance of Exchange Notes; Consequences of Failure to Properly Tender Original Notes in the Exchange Offer

Issuance of the Exchange Notes in exchange for the Original Notes in the exchange offer will be made only after timely receipt by the exchange agent of the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom.

We do not anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Related to the Exchange Notes and the Exchange Offer — If you do not exchange your Original Notes, they may be difficult to resell.”

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding Original Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

•	tendered outstanding Original Notes are registered in the name of any other person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to the tendering holder.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

CERTAIN MEXICAN TAX CONSIDERATIONS

The following summary contains a description of the principal Mexican tax consequences of the purchase, ownership and disposition of the Exchange Notes. This summary is based on the tax laws in force as of the date hereof and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Mexico.

The below discussion does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

The U.S. and Mexico have entered into the Convention for the Avoidance of Double Taxation (the “Tax Treaty”). Provisions of the Tax Treaty that may affect the taxation of certain U.S. Noteholders are summarized below. The U.S. and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexico withholding tax to which payments of interest on the Second Priority Old Notes may be subject.

This summary of certain Mexican tax considerations deals with Noteholders that (a) are not residents of Mexico for Mexican tax purposes and (b) do not conduct a trade or business through a permanent establishment in Mexico (each, a “Foreign Holder”). For purposes of Mexican Taxation, tax residency is a highly technical definition which involves several factual situations.

An individual is a resident of Mexico if he or she has established his or her home in Mexico. When such person also has a home in another country different from Mexico, the individual will be considered a resident of Mexico for tax purposes if his/her center of vital interests is located in Mexico, which is deemed to occur if (i) more than 50% of such individual’s total income, in any calendar year, is from a Mexican source, or (ii) such individual’s principal center of professional activities is located in Mexico. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which his/her income is considered as subject to a preferential tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless proven otherwise, a Mexican national is deemed a resident of Mexico for tax purposes.

A corporation is considered a resident of Mexico for tax purposes if it maintains the principal administration of its business or the effective location of its management in Mexico.

A permanent establishment of a foreign person in Mexico will be treated as a resident of Mexico for tax purposes and will be required to pay taxes in Mexico in accordance with applicable tax laws, for income attributable to such permanent establishment.

However, any determination of residence should be made considering the particular situation of each person or legal entity.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE MEXICAN AND FOREIGN CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND HOLDING, AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN (NON-MEXICAN), STATE, LOCAL OR MUNICIPAL TAX LAWS.

The tax implications described herein may vary depending on the applicability of a treaty for the avoidance of double taxation in effect. Mexico has entered into or is negotiating several treaties regarding the avoidance of double taxation with various countries that may have an impact on the tax treatment of the purchase, ownership and holding or disposition of notes.

PROSPECTIVE PURCHASERS OF THE EXCHANGE NOTES, WHO ARE NON-MEXICAN RESIDENTS, SHOULD CONSULT THEIR TAX ADVISORS IN RESPECT OF THE ENTITLEMENT TO BENEFITS AFFORDED BY TAX TREATIES EXECUTED BY MEXICO, IF ANY.

Taxation of Interest and Principal

Under the Mexican Income Tax Law, interest, regardless of the name used, is subject to Mexican withholding tax.

Among others, interest for Mexican tax purposes refers to yields of credit of any nature, secured or unsecured, and whether entitled or not to participate in the benefits; yields of public debt, bonds and debentures (including premiums and prizes assimilated to such yields), premiums paid on loans of securities, discounts for placement of negotiable securities, bonds or debentures, commissions or payments for the opening or guarantee of credits (regardless of such credits being contingent), payments to a third party for opening or guaranteeing of credits (regardless of such credits being contingent), payments to a third party for accepting to guarantee negotiable instruments or to furnish a guarantee or accept a liability of any other nature, profit from the sale of instruments placed with the general public as referred to in Article 9th of the Mexican Income Tax Law, as well as the profit from a non-Mexican resident’s sale of credits charged upon a Mexican resident or upon a non-Mexican resident with a permanent establishment in Mexico, when acquired by a Mexican resident or by a non-Mexican resident with a permanent establishment in Mexico.

Under the Mexican Income Tax Law, payments of interest made in respect of the Exchange Notes (including payments of principal in excess of the issue price of such Exchange Notes, which, under Mexican law, are deemed to be interest) to a Foreign Holder, will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (a) the Exchange Notes are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation and such tax treaty is in effect; (b) with respect to the Exchange Notes, the notice referred in the second paragraph of article 7 of the Mexican Securities Law (Ley del Mercado de Valores) is filed with the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and (c) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) (the “SHCP”) under its general rules are satisfied. If such requirements are not met, the applicable withholding tax rate will be 10%. As described under “Description of the Exchange Notes — Additional Amounts,” we will pay Additional Amounts so that the net amount received by each Noteholder after the payment of such withholding tax will equal the amount that would have been received by such holder if no such withholding had applied.

As of the date of this prospectus, neither the Tax Treaty nor any other tax treaty currently in force, provides a lower withholding tax rate than the 4.9% for interest income earned by non-Mexican residents provided under Mexico’s Income Tax Law, therefore neither the Tax Treaty nor other treaties are expected to have any effect on the Mexican tax consequences described in this summary.

A higher income tax withholding rate (30% from 2010 to 2012, 29% for 2013, and 28% for 2014 and thereafter) will be applicable when the beneficial owners of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, receive more than 5% of the aggregate amount of such payments on the Exchange Notes and such beneficiaries are (a) shareholders of Satmex who own, directly or indirectly, individually or collectively with related persons, more than 10% of Satmex’s voting stock or (b) entities more than 20% of whose stock is owned, directly or indirectly, individually or collectively with related persons, by Satmex or by persons related to Satmex. For such purposes, under the Mexican Income Tax Law, persons are considered related if one possesses an interest in the business of the other, common interests exist between them or a third person holds an interest in the business or property of both persons.

Payments of interest made with respect to the Exchange Notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided, that any such fund is (a) the beneficial owner of the interest payment with respect to the Exchange Notes, (b) duly incorporated pursuant to the laws of its country of origin, (c) exempt from income tax in such country, (d) registered with the Ministry of Finance for that purpose and (e) the relevant interest income is exempt from taxes in such country.

Noteholders may be required to, subject to specific exceptions and limitations, provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate on interest payments under the Exchange Notes made by us to such holders. In the event that the specified information or documentation concerning the holder, if requested, is not timely provided, we may withhold Mexican tax from interest payments on the Exchange Notes to that holder at the maximum applicable rate.

Payments of Principal

Under the Mexican Income Tax Law, principal paid to Noteholders who are non-resident of Mexico for tax purposes is not subject Mexican withholding taxes or any other similar taxes.

Taxation of Acquisitions and Dispositions

Pursuant to Mexican Income Tax Law, a tax is imposed upon the acquisition at a discount of a note by a purchaser that is a non-resident of Mexico for tax purposes, to the extent that the seller is a resident of Mexico or a non-resident with a permanent establishment in Mexico. In such case, the difference between the sale price and the aggregate face value and accrued but unpaid interest not previously subject to withholding tax will be deemed interest for Mexican tax purposes and thereby subject to 10% tax. The seller resident of Mexico or a non-resident with a permanent establishment in Mexico will be required to collect the 10% tax over the deemed interest income from the purchaser and remit it to the Tax Administration Service.

Gains resulting from the sale or other disposition of the Exchange Notes by a foreign holder when the purchaser is a resident of Mexico or a non-resident with a permanent establishment in Mexico will be characterized as interest for Mexican tax purposes and thus subject to income tax in Mexico. As a result, the purchaser resident of Mexico or a non-resident with a permanent establishment in Mexico will make the withholding tax at the rates mentioned above. In any case, the difference between the sales price over the face value of the Exchange Notes will be considered as interest.

Transfer and Other Taxes

There are no Mexican stamp, registration or similar taxes payable by a Foreign Holder in connection with the purchase, ownership or disposition of the Exchange Notes. A Foreign Holder of the Exchange Notes will not be liable for Mexican estate, gift, inheritance or any similar tax with respect to the Exchange Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders (defined below) of the purchases, ownership and disposition of a note. This discussion does not purport to be a complete analysis of all the potential tax considerations. It is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary deals only with holders that purchase notes at their original issuance at their issue price (as defined below) and that will hold the Exchange Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of the holder’s particular circumstances or status, nor does it address tax considerations applicable to an investor that may be subject to special tax rules, like a financial institution, tax-exempt organization, S corporation, partnership or other pass-through entity or investors in those entities, regulated investment company, real estate investment trust, insurance company, broker, dealer or trader in securities or currencies, a person who holds a note as part of a hedge, straddle, synthetic security, conversion transaction or other risk reduction transaction, a person whose “functional currency” is not the U.S. dollar, persons who own First Priority Old Notes or a taxpayer subject to the alternative minimum tax. Moreover, it does not describe any tax consequences arising under the tax laws of any state, local or non-U.S. jurisdiction, any estate or gift tax consequences or any consequences arising from the newly enacted Medicare tax on investment income.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. AN INVESTOR CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT HIS OWN TAX ADVISER WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO HIS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE, INHERITANCE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the law of the U.S., any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if (a) a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

If an entity treated as partnership for U.S. federal income tax purposes holds a note, the tax treatment of a partner or member generally will depend upon the status of the partner or member, and the activities of the partnership. A holder that is a partner of a partnership purchasing a note should consult his own tax advisers about the U.S. federal income tax consequences of the partnership purchasing, owning and disposing of the note.

Effect of the merger of Escrow Issuer into Satmex.  We believe that the addition of Satmex as a co-obligor, the subsequent merger of the Escrow Issuer with and into Satmex, and the related transactions whereby Satmex became the sole issuer should not have resulted in a taxable event to U.S. holders for U.S. federal income tax purposes. It is possible, however, that the IRS could take a contrary view, and seek to treat the holders as exchanging the Exchange Notes for “new” notes in a deemed taxable exchange occurring in connection with such merger and related transactions. If such a view were to be sustained, a U.S. holder would recognize capital gain or loss in an amount equal to the difference between the issue price of the “new” notes and such holder’s adjusted tax basis in the Exchange Notes. The issue price of the “new” notes would equal their principal amount, or, if the Exchange Notes or “new” notes are treated as “publicly traded” for U.S. federal income tax purposes, the fair market value of such Exchange Notes on the date of the deemed exchange. The remainder of this discussion assumes that the transactions that will occur in connection with the merger of Escrow Issuer with and into Satmex will not be a taxable event to U.S. holders. U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of such merger and related transactions.

Additional Interest; Redemptions at a Premium.  We are required to pay Additional Amounts as described under “Description of the Exchange Notes — Additional Amounts.” In addition, in certain circumstances (see “Description of the Exchange Notes — Optional Redemption” and “Description of the Exchange Notes — Repurchase at the Option of Noteholders — Change of Control” and “Description of the Exchange Notes — Registration Rights; Special Interest”) we may be obligated to pay amounts in excess of stated interest or principal on the Exchange Notes. We believe (and the rest of this discussion assumes) that the amount of Additional Amounts we will be required to pay on the Exchange Notes will generally be constant throughout the term of the Exchange Notes and that there is only a remote possibility that we will be obligated to make any other additional payments. Accordingly, we believe that the Exchange Notes should not be treated as contingent payment debt instruments. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the Exchange Notes were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than their yield to maturity and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. This disclosure assumes that the Exchange Notes will not be considered contingent payment debt instruments. U.S. holders are urged to consult their own tax advisors regarding the potential application to the Exchange Notes of the contingent payment debt instrument rules and the consequences thereof.

Payment of Stated Interest.  The stated interest (including any Mexican or other foreign income tax withheld and any Additional Amounts paid in respect of withholding taxes) on a note will be taken into account by a U.S. holder as foreign source ordinary income at the time that interest is accrued or received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Foreign Tax Credit.  Interest income and OID, if any, on a note generally will constitute foreign source income and generally will be considered “passive category income” or, in the case of certain U.S. holders, “general category income” in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws. Any non-U.S. withholding tax paid by a U.S. holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. U.S. tax rules governing the foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit and relevant limitations.

Sale, exchange, redemption, retirement or other taxable disposition of a note.  Upon the sale, exchange, redemption, retirement or other taxable disposition of a note (other than an exchange of the note in the exchange offer, as described above under “Description of the Exchange Notes — Registration Rights; Special Interest”), a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on the sale, exchange, redemption, retirement or other taxable disposition of the note and (2) the holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received on the disposition of the note (not including the amount allocable to accrued and unpaid stated interest, which will be treated as ordinary income to the extent not previously included in gross income). A U.S. holder’s adjusted tax basis in a note will, in general, be the U.S. holder’s cost thereof, increased by any OID previously includible in income by the U.S. holder. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the note exceeds one year on the date of disposition. Long-term capital gains of non-corporate U.S. holders (including individuals) generally are eligible for a 15% reduced rate of U.S. federal income tax for dispositions occurring in taxable years ending on or prior to December 31, 2012 and such rate is currently scheduled to increase to 20% thereafter. The deductibility of capital losses is subject to limitations. This gain or loss will generally be U.S.-source for foreign tax credit purpose.

Information reporting and backup withholding.  In general, we must report to the IRS and to certain non-corporate U.S. holders certain information with respect to payments of interest (including any OID) on a note (including the payment of liquidated damages) and payments of the proceeds of the sale or other disposition of a note (including a retirement or redemption). The payer (which may be an intermediate payer or us) will be required to backup withhold, currently at a rate of 28 percent, if (1) the payee fails to furnish a taxpayer identification number (“TIN”) to the payer or establish an exemption from backup withholding, (2) the IRS notifies the payer that the TIN furnished by the payee is incorrect, (3) there has been a notified payee underreporting with respect to interest or dividends described in section 3406(c) of the Code or (4) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS. Certain U.S. holders (including, among others, corporations) generally are exempt from backup withholding. U.S. holders should consult their own tax advisers regarding their qualification for an exemption from backup withholding.

Information with respect to foreign financial assets.  For taxable years beginning after March 18, 2010, new legislation requires certain U.S. holders who are individuals and, to the extent provided in future regulations, entities, to report information relating to an interest in our notes if the aggregate value of their notes and their other “specified foreign financial assets” exceeds $50,000, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). Significant penalties may be applied if a U.S. holder fails to disclose its “specified foreign financial assets.” For purposes hereof, “specified foreign financial assets” means any financial accounts maintained by “foreign financial institutions” as well as any of the following (but only if they are not held in accounts maintained by certain financial institutions): (1) stocks and securities issued by non-U.S. persons (such as the Exchange Notes); (2) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (3) interests in foreign entities. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Exchange Notes. In addition, “foreign financial institutions” is defined broadly and means foreign banks, foreign custodians, foreign depositories and foreign entities primarily engaged in the business of investing, reinvesting or trading in securities, partnership interests or commodities or any interest in such items, including hedge funds and private equity funds formed outside the U.S.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY PERSON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THAT PERSON; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE EXCHANGE NOTES AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

PLAN OF DISTRIBUTION

The staff of the SEC has taken the position that any broker-dealer that receives Exchange Notes for its own account in the exchange offer in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any broker-dealer that holds Original Notes that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than Original Notes acquired directly from Satmex or any affiliate of Satmex) may exchange such Original Notes pursuant to the exchange offer.

Each broker-dealer that receives Exchange Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We will make this prospectus, as amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale for such period as this prospectus must be delivered by such persons under the prospectus delivery requirements of the Securities Act.

We will not receive any proceeds from any sale of Exchange Notes by any holder. Exchange Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the Exchange Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE EXCHANGE NOTES

The validity of the Exchange Notes offered hereby will be passed upon by Greenberg Traurig LLP, our United States counsel. Certain matters of Mexican law relating to the Exchange Notes will be passed upon by Cervantes Sainz, S.C., our Mexican counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (Member of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph regarding the fact that Satmex has a working capital deficiency, recurring net losses, a shareholders’ deficit, and an inability to generate sufficient cash flow to meet its short-term obligations and sustain its operations, all of which raise substantial doubt about its ability to continue as a going concern and that although management’s plans concerning these matters are discussed in the notes to the financial statements, such consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty). Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

SATÉLITES MEXICANOS, S.A. DE C.V. AND SUBSIDIARIES
INDEPENDENT AUDITORS’ REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

Page

Unaudited Condensed Consolidated Financial Statements:
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2011 (Successor Registrant) and December 31, 2010 (Predecessor Registrant)	F-2
Unaudited Condensed Consolidated Statements of Operations for the period from May 26, 2011 to June 30, 2011 (Successor Registrant), for the period from January 1, 2011 to May 25, 2011 (Predecessor Registrant), for the six months ended June 30, 2010 (Predecessor Registrant), for the period from May 26, 2011 to June 30, 2011 (Successor Registrant), for the period from April 1, 2011 to May 25, 2011 (Predecessor Registrant) and the three months ended June 30, 2010 (Predecessor Registrant)
F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the period from May 26, 2011 to June 30, 2011 (Successor Registrant) (Restated), for the period from January 1, 2011 to May 25, 2011 (Predecessor Registrant) (Restated) and for the six months ended June 30, 2010 (Predecessor Registrant)
F-4
Notes to the Unaudited Condensed Consolidated Financial Statements	F-5
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-34
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-35
Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F-36
Consolidated Statements of Changes in Shareholders’ Deficit for the years ended December 31, 2010, 2009 and 2008	F-37
Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-38
Notes to Consolidated Financial Statements	F-39
Schedule of Valuation and Qualifying Accounts	F-74

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

	Successor
	Registrant	Predecessor
	June 30,	Registrant
	2011	December 31, 2010
	(In thousands of U.S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$150,815	$75,712
Accounts receivable — net	16,384	13,126
Due from related parties	—	840
Inventories — net of allowance for obsolescence	539	494
Prepaid insurance	2,750	4,911

Total current assets	170,488	95,083
Satellites and equipment — net	258,632	202,045
Construction in-progress — Satmex 8	191,489	63,113
Concessions — net	44,565	38,185
Intangible assets	97,671	7,156
Guarantee deposits and other assets	855	873
Deferred financing costs	17,994	—
Goodwill	—	32,502

Total	$781,694	$438,957

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term portion of debt obligations	$—	$238,237
Accounts payable and accrued expenses	52,534	14,630
Deferred revenue	2,271	2,344
Accrued interest	3,002	1,781
Due to related parties	4	—
Income tax payable	34	101
Deferred income taxes	479	325

Total current liabilities	58,324	257,418
Debt obligations	325,000	197,873
Deferred revenue	57,540	60,666
Accounts payable and accrued expenses	2,737	2,677
Labor obligations	943	943
Deferred income taxes	11,593	5,413

Total liabilities	456,137	524,990
Contingencies and commitments (Note 14)
Shareholders’ equity (deficit):
Satélites Mexicanos, S.A. de C.V. shareholders’ equity (deficit)
Common stock:
Class I, no par value (authorized, issued and outstanding as of December 31, 2010: 10,312,499 shares; as of June 30, 2011: 50,000 shares)
Class II, no par value (authorized, issued and outstanding as of December 31, 2010: 36,562,500 shares; as of June 30, 2011: 129,950,000 shares)	326,585	46,764
Accumulated deficit	—	(136,320)
Accumulated deficit since May 26, 2011	(4,623)	—

Total Satélites Mexicanos, S.A. de C.V. shareholders’ equity (deficit)	321,962	(89,556)
Noncontrolling interest	3,595	3,523

Total shareholders’ equity (deficit)	325,557	(86,033)

Total	$781,694	$438,957

See accompanying notes to these unaudited condensed consolidated financial statements.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

	Six Months			Quarterly
	Successor			Successor
	Registrant	Predecessor Registrant		Registrant	Predecessor Registrant
	Period from	Period from		Period from	Period from	Three
	May 26, 2011	January 1, 2011	Six Months	May 26, 2011	April 1, 2011	Months Ended
	through	through	Ended	through	through	June 30,
	June 30, 2011	May 25, 2011	June 30, 2010	June 30, 2011	May 25, 2011	2010
	(In thousands of U.S. dollars)
Revenues:
Satellite services	$8,555	$43,734	$53,056	$8,555	$17,100	$26,626
Broadband satellite services	1,237	5,190	6,204	1,237	2,004	3,201
Programming distribution services	996	4,786	4,641	996	1,978	2,267

Total revenues	10,788	53,710	63,901	10,788	21,082	32,094
Costs and expenses
Satellite services(1)	776	4,401	5,563	776	1,829	2,832
Broadband satellite services(1)	306	685	1,141	306	244	649
Programming distribution services(1)	596	2,625	2,475	596	1,070	1,252
Selling and administrative expenses(1)	2,087	7,716	7,579	2,087	2,955	3,922
Depreciation and amortization	7,598	17,078	21,414	7,598	6,856	10,971
Restructuring and reorganization expenses, net(2)	3	28,766	9,057	3	19,920	5,182

Total costs and expenses	11,366	61,271	47,229	11,366	32,874	24,808
Operating (loss) income	(578)	(7,561)	16,672	(578)	(11,792)	7,286
Other (expenses) income:
Interest expense and financing costs	(1,591)	(17,206)	(22,446)	(1,591)	(6,533)	(11,901)
Interest income	65	150	160	65	56	73
Net foreign exchange (loss) gain	(57)	349	6	(57)	176	38

Loss before income tax	(2,161)	(24,268)	(5,608)	(2,161)	(18,093)	(4,504)
Income tax expense (benefit)	2,390	2,199	511	2,390	2,011	(2,044)

Net loss	(4,551)	(26,467)	(6,119)	(4,551)	(20,104)	(2,460)
Less: Net income attributable to noncontrolling interest	72	3	171	72	10	41

Net loss attributable to Satélites Mexicanos, S.A. de C.V.	$(4,623)	$(26,470)	$(6,290)	$(4,623)	$(20,114)	$(2,501)

(1)	Exclusive of depreciation and amortization shown separately.

(2)	Restructuring and reorganization expenses consist of costs incurred by Satmex as part of its activities to restructure its capital structure (including principally financial advisory, professional and regulatory fees)

See accompanying notes to these unaudited condensed consolidated financial statements.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months
	Successor
	Registrant	Predecessor Registrant
	Period from	Period from
	May 26, 2011	January 1, 2011
	through	through
	June 30, 2011	May 25, 2011	Six Months
	(As Restated;	(As Restated;	Ended
	See Note 2)	See Note 2)	June 30, 2010
	(In thousands of U.S. dollars)
Cash flows from operating activities:
Net loss	$(4,551)	$(26,467)	$(6,119)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,598	17,078	21,414
Deferred income taxes	2,406	1,575	(342)
Deferred revenue	(189)	(977)	(1,172)
Amortization of deferred financing costs	253	—	—
Interest accrued to principal on debt obligations	—	4,020	7,569

Changes in operating assets and liabilities:
Accounts receivable	3,228	(6,486)	(7,042)
Due from related parties	4	840	(297)
Inventories	121	(166)	127
Prepaid insurance	280	1,881	2,686
Guarantee deposits and other assets	150	(132)	(86)
Accounts payable, accrued expenses and income tax	(13,077)	11,070	1,249
Guarantee deposits and accrued expenses	(44)	665	(129)
Accrued interest	587	5,630	15

Net cash (used in) provided by operating activities	(3,234)	8,531	17,873

Cash flows from investing activities:
Construction in-progress Satmex 8 (including capitalized interest)	(45,357)	(42,731)	(16,046)
Acquisition of equipment	12	(634)	(2,708)

Net cash used in investing activities	(45,345)	(43,365)	(18,754)

Cash flows from financing activities:
Proceeds from issuance of common stock	90,000	—	—
Repayment of First Priority Old Notes	(238,237)	—	—
Issuance of New Notes	—	325,000	—
Deferred financing cost	—	(18,247)	—

Net cash (used in) provided by financing activities	(148,237)	306,753	—

Cash and cash equivalents:
Net (decrease) increase for the period	(196,816)	271,919	(881)
Beginning of period	347,631	75,712	102,393

End of period	$150,815	$347,631	$101,512

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest paid	$617	$11,811	$13,725

Capitalized interest	$1,374	$4,199	$—

Income taxes paid	$272	$528	$4,079

Non-cash investing activities:
Construction in-progress Satmex 8 incurred not yet paid	$40,667	$35,678	$—

Non-cash financing activities:
Common stock issued upon conversion of debt	$78,619	$—	$—

See accompanying notes to these unaudited condensed consolidated financial statements.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands of U.S. dollars)

1.	Nature of business

Satélites Mexicanos, S.A. de C.V. and subsidiaries (“Satmex” or together with its subsidiaries, the “Company”) is a significant provider of fixed satellite services (“FSS”) in the Americas, with coverage of more than 90% of the population of the region across more than 45 nations and territories. Our current fleet is comprised of three satellites, Satmex 6, Satmex 5, and Solidaridad 2 in contiguous orbital slots that enable our customers to effectively serve our entire coverage footprint utilizing a single satellite connection. Our business provides mission-critical communication services to a diverse range of high-quality customers, including large telecommunications companies, private and state-owned broadcasting networks, cable and direct-to-home satellite (“DTH”) television operators, and public and private telecommunications networks operated by financial, industrial, transportation, tourism, educational and media companies as well as governmental entities. We provide our services primarily to three types of customers: data and voice-over IP networks, video and government.

We primarily provide commercial FSS through Satmex 6 and Satmex 5, which have a total of 108 C- and Ku-band 36 MHz transponder equivalents. We have started construction and entered into a launch services agreement for a new satellite, Satmex 8, which will replace Satmex 5. We anticipate that construction on Satmex 8 will be completed by July 2012 and that Satmex 8 will be in-service by the end of 2012. In March 2008, Solidaridad 2, was placed in inclined orbit. It primarily provides L-band service to the Mexican government for national security and social services. As of December 31, 2010, we estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011 we began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, we received the results of an independent study and based on such study we have decided to de-orbit the satellite which we plan to commence in October 2011. We intend to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, we anticipate transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit.

We operate and monitor our satellite fleet from two specialized earth stations, or satellite control centers, located in Iztapalapa, Mexico, and Hermosillo, Mexico. The Mexican government granted us a concession (the “Property Concession”) to use the land and buildings on which our satellite control centers are located for an initial term expiring in October 2037, which Property Concession may be renewed.

In addition to our core FSS business, which we report as our “Satellite services” segment, we also offer broadband satellite services through our 75%-owned subsidiary Enlances Integra, S. de R.L. de C.V. (“Enlaces”) and programming distribution services through our “Alterna’TV” digital distribution platform.

2.	Basis of presentation

The accompanying condensed consolidated financial statements, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated and effect has been given to the recapitalization transactions discussed below and to the adoption of push-down accounting.

The accounting policies applied in the accompanying unaudited interim condensed consolidated financial statements are consistent with those of the annual consolidated financial statements for the year ended December 31, 2010. In the opinion of the Company’s management, all normal and recurring adjustments necessary for a fair presentation of the accompanying interim condensed consolidated financial statements have been properly included. The results of the three and six months are not necessarily indicative the results for the full year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and related notes as of and for the year

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

ended December 31, 2010, as certain information and disclosures included in a full set of annual financial statements prepared in accordance with U.S. GAAP has been condensed or omitted.

Restatement of cash flow statement — The unaudited consolidated statements of cash flows for the period from January 1, 2011 to May 25, 2011 (Predecessor Registrant) and for the period from May 26, 2011 to June 30, 2011 (Successor Registrant), as previously presented in our Form 6-K, furnished on August 5, 2011, have been restated as follows: (i) $18,647 of deferred financing costs paid by the Predecessor Registrant, which were previously presented within operating cash flows, have been presented within financing cash flows for the period from January 1, 2011 to May 25, 2011; (ii) Repayment of First Priority Old Notes and proceeds from the Primary Rights Offering were previously presented as financing cash outflows within the Predecessor Registrant; such amounts were repaid by the Successor Registrant on May 26, 2011, and have been reclassified to the Successor Registrant; and (iii) the supplemental disclosures of non-cash financing activities which disclosed the capitalization of $206,890 of debt into common stock of Satmex in the Predecessor Registrant has been reclassified in the amount of $78,619 to the non-cash financing activity disclosures in the statement of cash flows of the Successor Registrant as the capitalization took place on May 26, 2011.

Recapitalization transactions — In an effort to address certain liquidity needs, Satmex reached an agreement with certain holders of (i) the notes (the “First Priority Old Notes”) issued under the indenture (the “Old First Priority Indenture”), dated as of November 30, 2006, among Satmex, each of the First Priority Guarantors named therein, as first priority guarantors, and U.S. Bank, National Association, a national banking association, as first priority indenture (successor) trustee, and (ii) the notes (the “Second Priority Old Notes”) issued under the indenture (the “Old Second Priority Indenture”, and together with the Old First Priority Indenture, the “Old Indentures”), dated as of November 30, 2006, among Satmex, each of the Second Priority Guarantors named therein, as second priority guarantors, and Wells Fargo Bank, National Association, a national banking association, as trustee, regarding a comprehensive recapitalization of Satmex effected through various transactions, including the solicitation of the voluntary filling on April 6, 2011 by Satmex, Alterna’TV Corporation and Alterna’TV International for protection under Chapter 11 of the U.S. Bankruptcy Code, and the confirmation (received on May 11, 2011) and consummation (which occurred on May 26, 2011) of a prepackaged plan of reorganization filed in the United States Bankruptcy Court (the “Plan of Reorganization”) to provide Satmex resources to (i) repay the First Priority Old Notes through the issuance of $325.0 million of 9.5% Senior Secured Notes due 2017 (the “New Notes”) (which occurred on May 5, 2011; such funds were held in escrow and released on May 26, 2011), and (ii) to timely finance the completion of Satmex 8 satellite, through a rights offering to eligible holders of the Second Priority Old Notes in the indirect parent of reorganized Satmex in an aggregate amount of up to $96,250 (the “Primary Rights”) (which occurred on May 26, 2011). Eligible holders of Second Priority Old Notes also had the right to invest in their pro rata share of a follow-on issuance of equity securities in an aggregate amount of up to $40,000 (the “Follow-On Rights”), which may be called by reorganized Satmex for purposes of funding the construction and launch of its Satmex 7 satellite.

The terms of the Plan contemplated that holders of claims against and interests in Satmex receive the following treatment:

•	Holders of Satmex’s First Priority Old Notes were paid out in cash at par plus accrued interest at the non default rate without premium or penalty, which occurred on May 26, 2011.

•	Holders of Satmex’s Second Priority Old Notes received as consideration for the cancellation of the Second Priority Old Notes, their pro rata share of (i) either direct interests in reorganized Satmex or equity interests in the indirect parent of reorganized Satmex, which occurred on May 26, 2011, (ii) the Primary Rights to invest in additional interests in Satmex or the indirect parent of reorganized Satmex, which occurred on May 26, 2011, and (iii) the Follow-On Rights, but only to the extent that holders exercised their Primary Rights.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

On May 11, 2011, the Bankruptcy Court entered an order confirming the Plan of Reorganization. The Plan of Reorganization became effective on May 26, 2011 (the “Plan Effective Date”).

The Plan of Reorganization resulted in a change in control of Satmex upon the effectiveness of a separate share purchase agreement. Although consummation of the share purchase agreement took place concurrently with the other Transactions, as was contemplated in the Plan of Reorganization, such agreement, which is governed by Mexican Law, was a separate legal agreement apart from the Plan of Reorganization. The enforceability of the agreement and the change in control that occurred as a result of such agreement, were not contingent on the confirmation of the Plan of Reorganization or the successful completion of the other Transactions. Change in control was executed among an interested group of investors acting together to mutually promote the Transactions and subsequently collaborate on the control of Satmex. Given this fact and as a result of becoming substantially wholly-owned, in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805-50-S99, New Basis of Accounting, Satmex is required to apply push-down accounting in its consolidated financial information to reflect its acquisition by the collaborative investors and reflect the basis for its assets and liabilities. Accordingly, acquisition accounting adjustments are applied on a push-down basis to the accompanying unaudited consolidated financial statements. Acquisition accounting adjustments include adjustments necessary to allocate the value of the consideration paid to the identifiable tangible and intangible assets and liabilities of Satmex based on their fair values, including the related deferred income tax effects. A more detailed description of each of these acquisition accounting adjustments is described in Note 4.

Preliminary Fair Value Adjustments — The unaudited condensed consolidated financial statements reflect the allocation of the consideration paid to the fair value assigned to the net assets acquired. Fair market values included in the unaudited condensed consolidated financial statements were determined based on projections specific to our operations, reference to market rates and certain industry trends.

These values determined are considered preliminary, as Satmex is still in the process of identifying and measuring the amount of the consideration transferred, the fair value of the net assets acquired and the identification of all potential intangible assets as a result of the acquisition, for which reason such values, including the resulting bargain purchase amount, may fluctuate.

Consolidation of financial statements — The unaudited consolidated financial statements include the financial statements of Satmex and those of its subsidiaries. The financial statements of the subsidiaries are consolidated from their respective dates of acquisition or incorporation. All intercompany transactions and balances have been eliminated in consolidation.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

The activities of the entities in the consolidated group are described below:

	Direct and
	Indirect
	Ownership
Company(1)	Percentage		Activity

Enlaces Integra, S. de R. L. de C. V. (“Enlaces”)	75.00%		Acquired on November 30, 2006. Enlaces offers private networks for voice, video and data as well as other value-added satellite services to retailers financial institutions and other commercial, government, educational and non-profit organizations, primarily in Mexico.
HPS Corporativo, S. de R. L. de C. V. (“HPS”)	75.00	%(2)	Incorporated on December 20, 2007 to provide administrative services exclusively to Enlaces.
Alterna’TV Corporation (“Alterna’TV Corporation”)	100.00%		Incorporated on December 19, 2008, to be a vehicle to contract the procurement of the Satmex 7 satellite with a third party.
Alterna’TV International Corporation (“Alterna’TV International”)	100.00%		Incorporated on May 21, 2009. This entity is engaged in programming distribution services.
SMVS Administración, S. de R. L. de C. V. (“SMVS Administración”)	100.00%		Incorporated on June 30, 2006, to provide administrative services exclusively to Satmex.
SMVS Servicios Técnicos, S. de R. L. de C. V. (“SMVS Servicios” and, together with SMVS Administración, the “Service Companies”)	100.00%		Incorporated on June 30, 2006, to provide operating services exclusively to Satmex.

(1)	Satmex Escrow, S.A. de C.V., was incorporated on March 8, 2011 solely to act as the issuer of the New Notes and was merged into Satmex on May 26, 2011.

(2)	HPS Corporativo, S.de R.L. de C.V. is owned 99.97% by Enlaces and 0.03% by SMVS Administración, S. de R. L. de C. V.

Foreign currency transactions — For statutory purposes, accounting records are maintained in Mexican pesos, in the Spanish language and under Mexican Financial Reporting Standards. For US GAAP purposes, Satmex keeps separate accounting records in its functional currency, the U.S. dollar. Transactions denominated in Mexican pesos and other foreign currencies are recorded at the rate of exchange in effect at the date of the transactions. Monetary assets and liabilities denominated in Mexican pesos and other foreign currencies are converted into Satmex’s functional currency at the rate of exchange in effect at the balance sheet date (Mexican pesos per one U.S. dollar as of June 30, 2011 and December 31, 2010, were $11.8103 and $12.3571, respectively), with the resulting effect included in other income and expense within results of operations.

3.	Significant accounting policies

A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

a. Cash and cash equivalents — This line item consists mainly of bank deposits in checking accounts and readily available daily investments of cash surpluses. Cash equivalents are composed of highly liquid investments with original maturities of three months or less. This line item is stated at nominal value plus accrued yields, which are recognized in results as they accrue.

b. Concentrations of credit risk — Financial assets which potentially subject Satmex to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Satmex’s cash and cash equivalents are maintained with high-credit quality financial institutions.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Satmex’s customers are several companies of the private domestic sector and certain foreign companies. Management considers that its credit evaluation, approval and monitoring processes combined with negotiated billing arrangements mitigate potential credit risks with regard to its current customer base. The principal customers of Satmex are as follows: for Satellite services — broadcasting: Grupo Televisa and Productora y Comercializadora de Televisión, S.A. de C.V.; for Satellite services — telecommunications: Teléfonos de México, S.A. de C.V. and Telmex Perú, S.A. (“Telmex”); and for Satellite services — data transmission and Internet: Hughes Network Systems, LLC. For Programming distribution services (Alterna’TV International) Satmex’s principal customers are Direct TV and Comcast Cable Communications. For Broadband satellite services (Enlaces), the principal customers are Globalstar de México, S. de R. L. de C. V. and Grupo Wal-Mart de México.

Revenues provided by Satellite services, Broadband satellite and Programming distribution were obtained from:

	Six Months
	Ended	Year Ended
	June 30, 2011	December 31, 2010

	%	%
Hughes Networks Systems, LLC.	15	17
Telmex	15	14
Other foreign customers	38	37
Other Mexican customers	32	32

c. Inventories — Inventories consist mainly of antennas and are stated at the lower of cost or market value. Cost is determined using the average cost method.

d. Satellites and equipment — As of May 26, 2011, Satmex applied push-down accounting as a result of the recapitalization transactions, under which its satellites and equipment were recorded at fair values based upon the appraised values of such assets and were assigned new lives. Satmex determined the fair value of the satellites and equipment using the planned future use of each asset or group of assets and/or quoted market prices for assets where a market exists for such assets. In the determination of fair value, Satmex also considered whether an asset would be sold either individually or with other assets and the proceeds Satmex could expect to receive from such sale. As of December 31, 2010, satellites and equipment were also valued at their fair value as of November 30, 2006, when Satmex had applied fresh start reporting resulting from a previous reorganization of Satmex that became effective on such date.

Assumptions relating to the expected future use of individual assets could affect the fair value of such assets and the depreciation expense recorded related to such assets in the future. Depreciation is provided using the straight-line method for satellites, related equipment and other owned assets over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. The estimated useful lives of the satellites as of June 30, 2011 are as follows:

	Average Years	Remaining Useful Life

Satellites in-orbit — original estimated useful life as determined by engineering analysis:
Satmex 6	15	11.69 years
Satmex 5	15	1.43 years
Solidaridad 2	14.5	0.25 years(1)

(1)	In March 2008, Solidaridad 2 was placed in inclined orbit to conserve propellant. Since then, it has primarily provided L-band service to the Mexican Government for national security and social services and

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

makes no material contribution to Satmex’s operating income. It concluded its depreciation period based upon its original estimated design life at the end of 2009. As of December 31, 2010, Satmex estimated that Solidaridad 2 could remain in inclined orbit for 2.5 years but in early 2011, began to suspect that it had less propellant than needed to continue to operate in inclined orbit for that period. On June 1, 2011, Satmex received the results of an independent study and based on that study, decided to de-orbit the satellite which Satmex plans to commence in October 2011. Satmex has advised the Mexican Secretary of Communications and Transportation of its plans. Satmex intends to pursue plans for a new satellite, Satmex 7, to occupy the orbital slot of Solidaridad 2 and offer both C- and Ku-band services. In the interim, Satmex anticipates transferring Satmex 5 to the Solidaridad 2 orbital slot once Satmex 8 is in orbit.

The estimated useful lives of Satmex’s other equipment as of June 30, 2011 are as follows:

Average Years

Equipment:
Satellite equipment	3
Furniture and fixtures	10
Leasehold improvements	5
Teleport, equipment and antennas	10

Depreciation of satellites commences on the date on which the satellite is placed in orbit. Satmex 6 was launched on May 27, 2006 and commenced operations in July 2006. Satmex 5 was launched on December 5, 1998 and commenced operations in January 1999. Solidaridad 2 concluded its depreciation period based upon its estimated useful life during 2009.

Costs incurred in connection with the construction and successful deployment of the satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, in-orbit test insurance and construction period interest.

Satmex insures its satellites to cover any possible loss, except for that mentioned in Note 14. The amounts of contracted coverage are based on satellite industry standards. When a new satellite is launched, Satmex procures insurance to cover both the launch risk and a period of in-orbit risk. The premium paid for these concepts is capitalized within the cost of the satellite. The premium paid to renew in-orbit coverage is recorded as a prepaid insurance and amortized over the related policy period.

e. Concessions — As of May 26, 2011, Satmex applied push-down accounting as a result of the recapitalization transactions, under which its orbital concessions were recorded at fair value and are amortized over 40 years using the straight-line method. Their remaining useful life at such date was 26 years. The concession to operate a telecommunications public network is amortized over 18 years, which was the remaining useful life at the date of grant to Satmex. As of December 31, 2010, concessions were also valued at their fair value as of November 30, 2006, when Satmex had applied fresh start reporting resulting from a previous reorganization of Satmex that became effective on such date.

f. Valuation of satellites and long-lived assets — The carrying value of the satellites, amortizable intangible assets and other long-lived assets is reviewed for impairment wherever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the expected undiscounted future cash flows are less than the carrying value of the long-lived assets, an impairment charge is recorded based on such asset’s estimated fair value. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows from Satmex’s satellites could be impacted by, among other things:

•	Changes in estimates of the useful life of the satellite.

•	Changes in estimates of Satmex’s ability to operate the satellite at expected levels.

•	Changes in the manner in which the satellite is to be used.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

•	The loss of one or several significant customer contracts on the satellite.

g. Deferred financing costs — Satmex incurred certain issuance costs with respect to the issuance of the New Notes issued in May 2011. Specific and identifiable direct financing costs were capitalized in accordance with the provisions of FASB ASC 310-20-25-2 and are amortized using the effective interest method over the term of the New Notes.

h. Goodwill and other intangible assets — Goodwill was written-off on May 26, 2011 as a result of the adoption of push-down accounting stemming from the recapitalization transactions. A bargain purchase gain resulted from acquisition accounting for the 2011 recapitalization transactions. See further detail in Note 4. As of December 31, 2010, goodwill represented the amount by which Satmex’s reorganization equity value, stemming from its 2006 reorganization, exceeded the fair value of Satmex’s net assets (exclusive of debt obligations) in accordance with the provisions of FASB ASC 805-10, Business Combinations. Pursuant to the provisions FASB ASC 350-10, Intangibles — Goodwill and Other, goodwill is not amortized and is subject to an annual impairment test that Satmex performs in the fourth quarter of each fiscal year. Goodwill was fully allocated to the satellite services segment level (operating segment or one level below an operating segment). FASB ASC 350-10, Intangibles — Goodwill and Other, requires a two-step approach with respect to the goodwill impairment analysis. Satmex completed its annual goodwill impairment test in the fourth quarter of 2010 and determined that goodwill was not impaired.

Intangible assets as of December 31, 2010 consisted primarily of customer relationships, landing rights, contract backlog and internally developed software and technology, all of which were recorded in connection with the adoption of fresh-start reporting. The value of intangible assets was adjusted on May 26, 2011 as a result of the adoption of push-down accounting stemming from the recapitalization transactions. Intangible assets as of June 30, 2011 preliminarily represents contracted backlog, the fair value of which was calculated using the discounted cash flow approach. This intangible is amortized in accordance with the various contract maturities.

As Satmex’s acquisition price allocation is still in its preliminary stages, the value of goodwill and intangible assets may be subject to change.

i. Labor obligations — In accordance with Mexican Labor Law, Satmex provides seniority premiums benefits to its employees under certain circumstances. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee’s most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit.

Satmex also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause. Costs associated with these benefits are provided for based on actuarial computations using the projected unit credit method.

j. Provisions — Are recognized for current obligations that are the result of a past event, are probable to result in the use of economic resources and can be reasonably estimated.

k. Income taxes — Satmex recognizes deferred income tax assets and liabilities for the future consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective income tax bases, measured using enacted rates. For statutory purposes, books and records are maintained in Mexican pesos, the Spanish language and Mexican Financial Reporting Standards. The enactment of IETU (Business Flat Tax) required management to project the estimated taxable income applicable to future fiscal years in order to determine the appropriate tax rate to measure deferred tax assets and liabilities. Based on Satmex’s projections, it determined that in certain

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

fiscal years it will pay ISR (regular Mexican income tax), while in others, it will pay IETU. Accordingly, Satmex scheduled the reversal of the temporary differences for both ISR and IETU purposes, determined by year whether the applicable temporary differences should be those under ISR or those under IETU, and applied the applicable rates. Deferred income tax assets are also recognized for the estimated future effects of tax loss carryforwards and tax asset credit carryforwards. A valuation allowance is applied to reduce deferred income tax assets to the amount of future net benefits that are more likely than not to be realized, which is computed based on projected tax results. Based on Satmex’s projections of anticipated tax liability, it estimates that the tax loss carryforwards will not be fully utilized before their expiration.

l. Statutory employee profit sharing — Statutory employee profit sharing (“PTU”) is recorded in the results of the year in which it is incurred and presented within operating expenses in the accompanying unaudited condensed consolidated statements of operations. Deferred PTU liabilities are derived from temporary differences that result from comparing the accounting and PTU values of assets and liabilities.

m. Revenue recognition — Fixed satellite service revenues are recognized as the satellite capacity is provided according to service lease agreements. Satellite transmission capacity is sold through permanent and temporary contracts, which stipulate the agreed capacity. Lease agreements are accounted for either as operating or sales-type leases.

Operating lease revenues are recognized on a straight-line basis over the lease term. Revenues for temporary services are recognized as services are performed.

Revenues from end-of-life leases for transponders are usually collected in advance. Satmex does not provide insurance and/or guarantee of any kind for the related transponders to these customers. Total revenues and related costs are accounted as sales-type leases and recognized in income when the risk and rewards of the transponders are transferred to the customer in accordance with the agreements.

The public and private network signal and value-added services (“Broadband satellite services”) are recognized when services are rendered.

To calculate the monthly revenue attributable to purchasers of “Alterna’TV” programming distribution services, Satmex estimates, on a monthly basis, the number of “Alterna’TV” subscribers per purchaser according to the contractual value of each subscriber. Approximately 45 to 60 days after the end of each month, Satmex receives a definitive report from each purchaser and reconcile the definitive revenue with the estimated amount, issuing an invoice to such purchaser based on the definitive report. Variations between the estimated and actual revenue amounts are not material.

Public and private net signal and value-added services are recognized when rendered. The sale of antennas and installation services are recognized in the period in which risk and rewards are transferred to the customers, which generally coincides with the completion of the installation of the antennas and acceptance by the customer.

n. Deferred revenue — Satmex is required to provide the Mexican federal government, at no charge, approximately 362.88 MHz of its available transponder capacity for the duration of the concessions. This obligation was recognized as deferred revenue with a corresponding increase in the value of the concessions, and was adjusted to its fair value in 2006 as a result of fresh-start accounting and again on May 26, 2011, as a result of adoption of the push-down accounting. Deferred revenue is amortized over 40 years using the straight-line method.

o. Use of estimates — The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses reported during the periods reported. Such estimates include the allowance for doubtful accounts, the revenue recognition of programming

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

distribution services, the valuation of long-lived assets and goodwill, the valuation allowance on deferred income tax assets, the scheduling of reversal of the temporary differences under different tax regimes, the estimated useful lives of each satellite and estimates of fair values. Although management believes the estimates and assumptions used in the preparation of these consolidated financial statements were appropriate in the circumstances, actual results could differ from those estimates and assumptions.

p. Recently issued accounting pronouncements — On December 17, 2010, the FASB issued ASU 2010-28, Intangibles — Goodwill and Other (Topic 350) — When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires that they perform Step 2 of such test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples in FASB Accounting Standards Codification 350-20-35-30, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the ASU is effective for impairment tests performed during entities’ fiscal years that begin after December 15, 2010. Early application will not be permitted. The adoption of this standard did not have a material effect on the accompanying consolidated financial information.

4.	Recapitalization transactions and business combination

To address future liquidity needs and enhance Satmex’s long-term growth and competitive position, the following actions have been taken:

•	the voluntary filing by Satmex and the Guarantors for protection under Chapter 11 of the Bankruptcy Code and confirmation of the Plan of Reorganization, which occurred on May 11, 2011;

•	the consummation of the Plan of Reorganization on substantially the terms described in this prospectus, which occurred on May 26, 2011;

•	the conversion of our then existing the Second Priority Old Notes into direct or indirect equity interests in reorganized Satmex, which occurred on May 26, 2011;

•	the offering to holders of the Second Priority Old Notes of rights to purchase direct or indirect equity interests in reorganized Satmex (the “Rights Offering”), which closed on May 26, 2011;

•	the offering and sale of the Original Notes, which were initially offered on May 2, 2011 to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside of the U.S. in compliance with Regulation S of the Securities Act, and which notes we are offering to exchange for the Exchange Notes registered under the Securities Act hereby;

•	the release of the net proceeds from the offering and sale of the Original Notes, with Satmex becoming a co-obligor for the obligations for the notes through the execution of a supplemental indenture, which occurred on May 26, 2011;

•	the payment of distributions and reserves for distributions under the Plan, including the repayment of our then existing the First Priority Old Notes, which occurred on May 26, 2011; and

•	the payment of fees and expenses related to the foregoing.

The consummation of the transactions discussed above on May 26, 2011 have significantly de-leveraged Satmex’s balance sheet, reduced its interest expense and have aided in the funding of the majority of the Satmex 8 program. As of December 31, 2010, Satmex had approximately $436,110 of total consolidated debt, as compared to $325,000 of total consolidated debt, after giving effect to the Transactions.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Under the terms of the Plan of Reorganization (which was approved by the Bankruptcy Court on May 11, 2011 and became effective on the Plan Effective Date), holders of claims against and interests in Satmex received the following treatment:

•	holders of the First Priority Old Notes received payment in full in cash of all outstanding principal and accrued but unpaid interest at the applicable non-default rate of 12% per annum under the terms of the First Priority Old Notes, without penalty or premium, as of May 26, 2011;

•	holders of Second Priority Old Notes received, subject to the execution and delivery of the applicable limited partnership and equityholders’ agreements:

o	their pro rata share of direct or indirect equity interests representing 7.146% of the economic interests in reorganized Satmex (subject to dilution by any equity issued under any management incentive plan, as determined, adopted and approved by the board of directors of reorganized Satmex on the Plan Effective Date and any future issuances of equity, including pursuant to the Follow-On Rights by the holders of Second Priority Old Notes who properly exercised their Primary Rights) (the “Conversion Interests”);

o	the right to subscribe for Primary Rights to invest in their pro rata share of direct or indirect equity interests representing 85.753% of the economic interests in reorganized Satmex (subject to dilution by any management incentive plan equity, as determined, adopted and approved by the board of directors of reorganized Satmex on the Plan Effective Date and any future issuances of equity, including pursuant to the Follow-On Rights); and

o	the right to subscribe for Follow-On Rights to invest in their pro rata share of direct or indirect equity interests issued in respect of the Follow-On Equity Funding Amount;

•	alternatively, holders of Second Priority Old Notes (other than the Backstop Parties) had the right to elect to receive, in lieu of the Conversion Interests, Primary Rights and Follow-On Rights, a cash payment of 38 cents for every U.S. dollar in principal amount of the Second Priority Old Note claims (including accrued paid-in-kind interest through the earlier of the Plan Effective Date and May 31, 2011) held by such electing holders (the “Liquidity Distribution Option”), which payment was funded by certain of the Supporting Second Priority Holders, who then succeeded to the rights of such electing holders (the “Liquidity Option Backstop Parties”);

•	aside from holders of the First Priority Old Notes and the Second Priority Old Notes which received the treatment described above, all holders of allowed claims against the Debtors, including employees, trade creditors and other priority and non-priority creditors, were paid in the ordinary course during the resolution of our bankruptcy petition or in full on, or as soon as possible after, the Plan Effective Date; and

•	Satmex’s shareholders on May 26, 2011, received their pro rata share of $6,250 from Holdsat México and Investment Holdings BV as part of the stock purchase recapitalization transactions.

Business combination

In conformity with FASB ASC Topic 805-50-S99, New Basis of Accounting, Satmex is required to apply push-down accounting to its consolidated financial statements to reflect its acquisition by the collaborative investors and to reflect the new basis for its assets and liabilities. Acquisition accounting was applied as of May 26, 2011, whereby the value of the consideration paid was allocated to the fair value of identifiable tangible and intangible assets and liabilities of Satmex.

Fair values assigned to identifiable tangible and intangible assets and liabilities were determined based on preliminary projections specific to Satmex’s operations, reference to market rates and certain industry trends.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Adjustments reflected in the unaudited consolidated financial statements may be subject to significant revision and adjustments pending finalization of those valuation studies.

The total estimated consideration transferred, at fair value, for the acquisition of 100% of Satmex’s common stock was as follows:

Unaudited

Cash paid	$1,000
Executive bonuses	6,303
Cash consideration upon completion of the share purchase agreement	5,250

Total estimated purchase price at fair value	12,553

The following table summarizes the preliminary estimates of the net assets acquired and subsequently pushed-down in order to be reflected in Satmex’s financial information, including the preliminary allocation of the consideration paid.

Unaudited

Fair value of net assets:
Satellite and equipment	$402,805
Intangibles	102,099
Concessions	44,709
Deferred financing cost	18,247
Financial liabilities — net	303,255
Deferred income taxes	(9,668)
Deferred revenue	(59,998)
New debt obligations	(325,000)
Second Priority Old Notes	(76,720)
First Priority Old Notes	(238,237)

Total fair value of net assets	161,492
Estimated purchase price at fair value	12,553

Bargain purchase	$148,939

Since Satmex is still in the process of finalizing fair value calculations and identifying all potential intangible assets as a result of the acquisition, the values set forth above are considered preliminary and such values, including the resulting bargain purchase amount, may fluctuate.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

The following information has been provided to disclose the financial information of the Predecessor registrant at May 25, 2011 and the effects of the acquisition and other reorganization transactions on the Successor registrant at May 26, 2011.

				Successor
	Predecessor			Registrant			Successor
	Registrant	Push Down		Adjusted	Capitalization		Registrant
	May 25, 2011	Adjustments		May 26, 2011	Adjustment		May 26, 2011
	Unaudited	Unaudited		Unaudited	Unaudited		Unaudited

ASSETS
Current assets:
Cash and cash equivalents	$347,631	$—		$347,631	$(246,525	)(d)	$191,106
					90,000	(c)
Accounts receivable — net	19,612	—		19,612	—		19,612
Inventories — net of allowance for obsolescence	660	—		660	—		660
Prepaid insurance	3,030	—		3,030	—		3,030

Total current assets	370,933	—		370,933	(156,525)		214,408
Satellites and equipment — net	187,045	74,636	(a)	261,681	—		261,681
Construction in-progress — Satmex 8	141,124	—		141,124	—		141,124
Concessions — net	37,597	7,112	(a)	44,709	—		44,709
Intangible assets	5,856	96,243	(a)	102,099	—		102,099
Guarantee deposits and other assets	1,005	—		1,005	—		1,005
Deferred financing costs	18,247	—		18,247	—		18,247
Goodwill	32,502	(32,502	)(a)	—	—		—

Total	$794,309	$145,489		$939,798	$(156,525)		$783,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Old debt	$238,237	$—		$238,237	$(238,237	)(d)	$—
Accounts payable and accrued expenses	60,485	9	(a)	60,494	(6,303	)(d)	54,191
Deferred revenue	2,344	(73	)(a)	2,271	—		2,271
Accrued interest:
FPSSN	1,985	—		1,985	(1,985	)(d)	—
SPSSN	4,997	(3,098	)(a)	1,899	(1,899	)(e)	—
HB	429	—		429	—		429
Income tax payable	152	—		152	—		152
Deferred income taxes	156	—		156	—		156

Total current liabilities	308,785	(3,162)		305,623	(248,424)		57,199

Old Debt	201,893	(125,173	)(a)	76,720	(76,720	)(e)	—
New Debt	325,000	—		325,000	—		325,000
Deferred revenue	59,689	(1,961	)(a)	57,728	—		57,728
Accounts payable and accrued expenses	3,342	(561	)(a)	2,781	—		2,781
Labor obligations	943	—		943	—		943
Deferred income taxes	7,157	2,354	(a)	9,511	—		9,511

Total liabilities	906,809	(128,503)		778,306	(325,144)		453,162
Shareholders’ (deficit) equity:
Common stock	46,764	111,202	(a)	157,966	78,619	(c)	326,585
Issuance of common stock under Rights Offering	—	—			90,000	(c)
Accumulated deficit	(162,790)	162,790	(b)	—	—		—

	(116,026)	273,992		157,966	168,619		326,585
Noncontrolling interest	3,526	—		3,526	—		3,526

Total shareholders’ (deficit) equity	(112,500)	273,992		161,492	168,619		330,111

Total	$794,309	$145,489		$939,798	$(156,525)		$783,273

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

(a)	Amount reflects the push-down to Satmex of the adjustments necessary to recognize the fair value of its net assets acquired by the collaborative investors. Such acquisition resulted in a bargain purchase gain recognized by the collaborative investors in Satmex. See calculation of the bargain purchase gain in the accompanying notes.

(b)	Amount reflects the reversal of the accumulated results of Satmex generated prior to its acquisition (as a Predecessor entity). As a result of push-down accounting applied in Satmex’s consolidated financial statements, a new basis of accounting is established for Satmex as a Successor entity. Accordingly, the accumulated results of the Predecessor should not be carried forward and are reversed through this adjustment.

(c)	Amount reflects the issuance of common stock in the Successor entity as a result of the Primary Rights Offering.

(d)	Amount reflects the use of the proceeds from the offering and sale of the new $325.0 million notes to pay the existing First Priority notes and the related accrued interest. The proceeds from the offering and sale of the new notes were also used to pay transaction costs of $46,763, of which $18,247 was capitalized within other assets on the date of issuance of the new notes (May 5, 2011).

(e)	Amount reflects the capitalization of the Second Priority notes into common stock of the Successor entity, per the terms of the unanimous resolutions adopted by the shareholders.

5.	Cash and cash equivalents

		Predecessor
	Successor	Registrant
	Registrant	December 31,
	June 30, 2011	2010

Cash	$2,458	$3,648
Cash equivalents(1)	148,357	72,064

	$150,815	$75,712

(1)	Satmex’s cash equivalents consist mainly of treasury bills with original maturities of less than 20 days.

6.	Accounts receivable

		Predecessor
	Successor	Registrant
	Registrant	December 31,
	June 30, 2011	2010

Customers	$11,807	$8,315
Allowance for doubtful accounts	(685)	(532)

	11,122	7,783
Recoverable income taxes	2,076	3,665
Recoverable value-added tax and tax withholdings	2,468	1,023
Other	718	655

	$16,384	$13,126

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

7.	Satellites and equipment

		Predecessor
	Successor	Registrant
	Registrant	December 31,
	June 30, 2011	2010

Satellites in-orbit	$246,751	$314,136
Satellite equipment, teleport and antennas	6,257	13,518
Furniture and fixtures	4,398	6,323
Leasehold improvements	286	2,704

	257,692	336,681
Accumulated depreciation and amortization	(4,694)	(140,348)

	252,998	196,333
ATP advanced payment for Satmex 7 (Note 14j)	2,600	2,600
Other construction in-progress	3,034	3,112

	$258,632	$202,045

For the periods from May 26, 2011 to June 30, 2011 (Successor Registrant), January 1, 2011 to May 25, 2011 and January 1 to June 30, 2010 (Predecessor Registrant), the depreciation and amortization expense related to satellites and equipment was $3,031, $15,185, and $17,817, respectively.

Satmex estimates that the Satmex 8 construction will be completed by July 2012. For the periods from May 26, 2011 to June 30, 2011 (Successor Registrant) and from January 1, 2011 to May 25, 2011 (Predecessor Registrant), interest expense of $1,374 and $4,199 respectively, was capitalized.

8.	Concessions

		Predecessor
	Successor	Registrant
	Registrant	December 31,
	June 30, 2011	2010

Orbital concessions	$41,740	$41,700
Public telecommunications network	2,968	2,248

	44,708	43,948
Accumulated amortization	(143)	(5,763)

	$44,565	$38,185

For the periods from May 26, 2011 to June 30, 2011 (Successor Registrant), January 1, 2011 to May 25, 2011 and January 1 to June 30, 2010 (Predecessor Registrant), amortization of concessions was $143, $588, and $706 respectively.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

9.	Intangible assets

Intangible assets are as follows:

	Weighted
	Average
	Remaining	Successor Registrant		Predecessor Registrant
	Amortization	June 30, 2011		December 31, 2010
	Period		Accumulated		Accumulated
	(Years)	Gross Amount	Amortization	Gross Amount	Amortization

Contract backlog(1)	10	$100,392	$4,405	$67,990	$61,660
Customer relationships(1)	7	1,704	20	2,128	1,307
Internally developed software and technology(2)	—	—	—	270	270
Landing rights(1)	1	—	—	60	55

		$102,096	$4,425	$70,448	$63,292

(1)	Using the income approach to determine fair values as of November 30, 2006, as a result of a previous reorganization and as of May 26, 2011, as a result of the recent recapitalization transactions.

(2)	Using the cost approach to determine fair values as of November 30, 2006, as a result of a previous reorganization and as of May 26, 2011, as a result of the recent recapitalization transactions.

For the period from May 26, 2011 to June 30, 2011 (Successor Registrant), January 1, 2011 to May 25, 2011 and January 1 to June 30, 2010 (Predecessor Registrant), amortization expense for these intangible assets was $4,425, $1,305, and $2,891, respectively. Future annual amortization expense for intangible assets is estimated to be as follows:

2011 six months	$26,550
2012	36,669
2013	23,683
2014	5,554
2015	2,790
Thereafter	2,425

$97,671

10.	Old Debt — Predecessor Registrant

The balances, interest rates and due dates of the First Priority Old Notes and Second Priority Old Notes are as follows:

Predecessor Registrant
December 31, 2010

First Priority Old Notes at variable rate (10.50% plus the greater of the quarterly Eurodollar rate and 1.50%), due in 2011	$238,237
Second Priority Old Notes at annual fixed rate of 10.125%, due in 2013 (aggregate interest added to the principal is $57,873 at December 31, 2010)	197,873

Total debt	436,110
Less: Short-term maturity	238,237

$197,873

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

The First Priority Old Notes were repaid on May 27, 2011 and the Second Priority Old Notes were converted into direct or indirect equity interests in reorganized Satmex on May 27, 2011. See Note 4.

11.	New debt obligations

The balance, interest rate and due date of the New Notes are as follows:

Successor Registrant
June 30, 2011

New Notes at annual fixed rate of 9.5%, due in 2017	$325,000

The principal characteristics of the New Notes are as follows:

•	Maturity is on May 15, 2017.

•	Fixed annual interest of 9.5%, payable semi-annually in arrears on May 15 and November 15 of each year.

•	Fully and unconditionally guaranteed, jointly and severally, on a first priority senior secured basis by all of the existing U.S. subsidiaries and all future material subsidiaries of Satmex, subject to certain exceptions.

•	Optional redemption at any time prior to May 15, 2014 pursuant to which Satmex may redeem up to 35% of the aggregate principal amount of the New Notes, plus accrued an unpaid interest.

•	In the event of a change of control, the noteholders have the right to require Satmex to repurchase the New Notes at 101% of their issue price, plus accrued and unpaid interest.

•	If Satmex consummates an asset disposition and does not use the proceeds for the purposes specified in the indenture or receives insurance proceeds as a result of certain events, Satmex is required to use such proceeds to offer to repurchase a portion of the notes at 100% of their issue price plus accrued and unpaid interest.

The indenture related to the debt obligations issued by Satmex establishes other affirmative and negative covenants, common for this type of transaction.

Given the recent issuance of the new debt at its market value on such date, the Company considers that the carrying value of the debt at June 30, 2011 approximates its fair value.

12.	Shareholders’ equity

Successor Registrant

As a result of the recapitalization transactions and the application of the proceeds therefrom:

a. Satmex is authorized to issue three types of shares: Series A shares, Series B shares, and Series N shares.

The Series A shares entitle holders to 51.0% of Satmex’s voting rights and 5.1% of its economic rights of all shares. The Series A shares may be owned only by Mexican individuals, Mexican entities that are owned only by Mexican individuals or entities or Mexican entities in which 51.0% of the capital is owned by Mexican individuals or entities (if entities, only if 51.0% of the capital of such entities is also owned by Mexican individuals or entities). All Series A shares of reorganized Satmex are owned by Holdsat México, S.A.P.I. de C.V., a variable capital investment promoting society (sociedad anónima promotora de inversión de capital variable) organized and existing under the laws of Mexico (“Holdsat México”).

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Series B shares entitle holders to 49.0% of Satmex’s voting rights and 4.9% of the economic rights. The Series B shares may be owned by any person including foreign investors. Over 99% of the Series B shares are owned by Satmex International B.V., a limited liability company organized under the laws of the Netherlands (“Investment Holdings BV”); certain holders of the Second Priority Old Notes not eligible to invest through Investment Holding BV directly hold less than 1% of Series B Shares. Less than 0.03% of Series B shares are deposited in Satmex’s treasury for those non-qualified holders of the Second Priority Old Notes who failed to respond to the solicitation under the Plan of Reorganization.

Series N shares entitle holders to 90.0% of the economic rights and limited voting rights. The holders of Series N shares may vote only on the following matters: (i) extension of Satmex’s corporate existence; (ii) dissolution; (iii) change of corporate purpose; (iv) change of nationality; (v) transformation of Satmex from one type of entity to another; and (vi) merger of Satmex with and into another entity. The Series N shares may be owned by any person, including foreign investors. Under Mexican law, foreign investment in Satmex’s capital, represented by full voting rights shares, may not exceed 49.0%. The Series N shares, however, are not taken into account in determining the level of foreign investment. Over 99% of the Series N shares are owned by Investment Holdings BV. Less than 1% of the Series N shares are owned by certain holders of the Second Priority Old Notes who were not eligible to invest in Satmex through Investment Holding BV. Less than 0.03% of Series N shares are deposited in Satmex’s treasury for those non-qualified holders of the Second Priority Old Notes who failed to respond to the solicitation under the Plan of Reorganization.

b. The common stock of Satmex represented by 130,000,000 shares is divided as follows: (i) 117,000,000 Series N (or of “neutral investment”) shares representing 90% of the economic rights of Satmex; (ii) 6,370,000 Series B shares, representing 4.9% of the economic rights and 49% of the voting rights of Satmex; and (iii) 6,630,000 Series A shares, representing 5.1% of the economic rights and 51% of the voting rights of Satmex.

Shares
Fixed	Variable Capital
Class I	Class II			Rights %
Series A	Series A	Series B	Series N	Voting	Economic

50,000	6,580,000	—	—	51.00000	5.10000
—	—	6,363,339	116,877,651	48.94876	94.80076
—	—	1,113	20,448	0.00856	0.01659
—	—	4,081	74,963	0.03139	0.06080
—	—	1,467	26,938	0.01128	0.02185

50,000	6,580,000	6,370,000	117,000,000	100%	100%

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Predecessor Registrant

a. As of December 31, 2010 and through May 25, 2011, the authorized, issued and outstanding common stock was as follows (the capital structure of Satmex changed as a result of the recent recapitalization transactions):

Shares
Fixed Capital			Variable Capital
Class I			Class II		Rights %
Series A	Series B	Series N	Series B	Series N	Voting	Economic

7,500,000	—	—	—	—	45.00	16.00
—	221,667	401,770	—	—	1.33	1.33
—	111,667	202,395	—	—	0.67	0.67
—	—	—	7,166,667	29,395,833	43.00	78.00
1,666,667	—	208,333	—	—	10.00	4.00

9,166,667	333,334	812,498	7,166,667	29,395,833	100%	100%

b. The shareholding structure of Satmex consisted of ordinary, nominative Class I and Class II shares at no-par value, which are fully subscribed and paid in. The shares were divided into three series: Series A, which could only be subscribed or acquired by Mexican nationals under certain mechanisms established in Satmex’s bylaws; Series B and Series N, which could be freely subscribed, including by foreign investors.

c. Through the unanimous resolutions approved during the shareholders’ meeting held on November 30, 2006, the shareholders agreed to reduce the common stock of Satmex by absorbing accumulated losses of $317.5 million. Following this reduction, the common stock of Satmex was fully assigned to minimum fixed capital as required by Mexican General Corporate Law. Additionally, through the unanimous resolutions approved during the shareholders’ meeting held on November 30, 2006, the shareholders agreed to increase variable capital by capitalizing the portion of the principal and interest balance of the Second Priority Old Notes which exceeded the principal ($140 million). The capitalization process involved the amount of $273.8 million and resulted in the issuance of 7,166,667 new Class II, Series B ordinary, nominative shares without par value and 29,395,833 Class II, Series N ordinary, nominative shares without par value. As of December 31, 2010 and through May 25, 2011, the common stock of Satmex amounted to $46.8 million.

d. Prior to May 26, 2011, Deutsche Bank Mexico, S.A., Institución de Banca Múltiple, División Fiduciaria, in its capacity as trustee, was the owner and holder of shares representing 96% of common stock with economic rights (including neutral investment shares) and 90% of the ordinary voting stock of Satmex.

e. Prior to May 26, 2011, Nacional Financiera, S. N. C., Institución de Banca de Desarrollo, Dirección Fiduciaria, in its capacity as trustee, was the registered owner and holder of shares representing 4% of the common stock with economic rights (including neutral investment shares) and 10% of the ordinary voting stock of Satmex.

f. Shareholders’ equity, except restated tax contributed capital and tax-retained earnings, will be subject to income tax at the rate in effect upon distribution of such equity. Any tax paid on this distribution may be credited against annual and estimated income taxes of the year in which the tax on dividends is paid and the following two fiscal years.

g. As of December 31, 2010, the balance of the tax contributed capital account is $1,893,365, which is higher than shareholders’ deficit according to the consolidated balance sheets.

h. After giving effect to the recapitalization transactions and the application of the proceeds therefrom, Satmex is owned principally by Holdsat México and Investment Holdings BV. Investment Holdings BV equity interests are owned indirectly by Satmex Investment Holdings L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Investment Holdings LP”), which owns 99.99% of such equity interests, and Satmex Investment Holdings GP Ltd., an exempted limited company organized under the laws of

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

the Cayman Islands (“Investment Holdings GP” and together with Investment Holdings LP, “Investment Holdings”), which is the general partner of Investment Holdings LP and owns 0.01% of such equity interests. Eligible former holders of the Second Priority Old Notes own 100.00% of the interests in Investment Holdings. Holders that are not eligible to hold their interests through Investment Holdings hold shares of reorganized Satmex directly.

13.	Income taxes

a. Enacted tax law changes in 2010 — On December 7, 2009, Mexico enacted new tax laws that became effective January 1, 2010 (the “2010 Tax Reform”). Among other things, the new laws:

•	Provide for a temporary increase in the ISR rate.

•	Disallow crediting IETU loss credit carryforwards against ISR liabilities.

The effects of these changes did not have a material effect on Satmex’s financial information.

b. Statutory income tax rates — Mexican companies are subject to a dual tax system comprised of ISR and IETU. Mexican entities pay the greater of the corporate flat tax or regular income tax and therefore determine their deferred income taxes based on the tax regime expected to be paid to in the future.

In 2010, the ISR rate was 30%, while in 2009 and 2008, the ISR rate was 28%. As a result of the 2010 Tax Reform, the ISR rate will be 30% from 2010 until 2012, 29% for 2013 and 28% for 2014 and thereafter. Taxpayers who file tax reports and meet certain requirements may obtain a tax credit equivalent to 0.5% or 0.25% of taxable income.

The IETU rate was 17.5% in 2011 and 2010.

Based on its projections, Satmex determined that in certain fiscal years it will pay ISR, while in others, it will pay IETU. Accordingly, Satmex scheduled the reversal of the temporary differences for both ISR and IETU purposes, determined by year, and applied the respective rates to temporary differences.

c. As of December 31, 2010, Satmex has tax loss carryforwards, which are available to offset future taxable income, as follows:

Expiration Date	Amount

2012	$69,095
2013	81,099
2014	29,881
2016	223,052
2017	24,143
2018	77,802

$505,072

The amounts presented above have been adjusted for Mexican inflation as permitted by Mexican tax law. Satmex has utilized tax loss carryforwards of $53,758 as of December 31, 2010.

Due to uncertainties regarding Satmex’s ability to realize the full benefit from these tax loss carryforwards, Satmex has established a valuation allowance of $146,562 as of December 31, 2010, against the deferred tax assets.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

14.	Contingencies and commitments

Satellite and insurance matters

a. In December 2010, Satmex renewed the in-orbit insurance policy for Satmex 6, which expires on December 5, 2011, and provides coverage for $288 million. The insurance companies have the right to review the terms and conditions of the insurance policy, including the right to terminate the insurance coverage.

The insurance policy terms and conditions are in accordance with current industry standards. Any uninsured loss of Satmex 6 would have a material adverse effect on Satmex’s results of operations and financial position.

b. In December 2010, Satmex renewed the in-orbit insurance policy for Satmex 5, which expires on December 5, 2011, and provides coverage for $90 million. The Satmex 5 insurance policy excludes coverage for the Xenon Ion Propulsion System (“XIPS”) and any other anomaly related to this system. It also has another exclusion related to the anomaly from the channel 1C. Satmex 5 is operating using its chemical propellant subsystem. Due to such XIPS failure, the estimated remaining life of the satellite is 1.43 years as of June 30, 2011. Such failure does not have an impact on the service capacity of Satmex 5. The insurance policy terms and conditions are in accordance with current industry standards. Any uninsured loss of Satmex 5 could have a material adverse effect on Satmex’s results of operations and financial position.

c. The in-orbit insurance for Solidaridad 2 was not renewed primarily because the satellite’s geostationary end of life was expected in 2009. Any uninsured loss of Solidaridad 2 would not have a material adverse effect on Satmex’s results of operations and financial condition.

Legal matters

d. Management is not aware of any pending litigation against Satmex nor are its assets subject to any legal action other than those that arise in the normal course of business. The liability for all legal actions or other claims against Satmex prior to October 15, 1997 has been retained by the Mexican Government.

e. On January 1, 2008, the IETU Law went into effect. Satmex, on one hand, and Enlaces, the Service Companies and HPS, on the other hand, have submitted appeals against the IETU Law to minimize Satmex’s tax burden.

On March 22, 2010, the appeals submitted by Enlaces, the Service Companies and HPS against the IETU were denied due to the fact that the IETU Law was considered constitutional. Enlaces and other subsidiaries of Satmex decided not to file any further appeal of the ruling of the First District Judge.

On June 14, 2010, through a court resolution, the appeal submitted by Satmex against the IETU Law was denied. Satmex has submitted a second appeal for review of such court decision. The Final Administrative Appeal was sent to the Third Multimember Administrative Tribunal of the First Region. Resolution of the appeal is still pending.

Commitments

f. Satmex entered into a contract with Space Systems/Loral, Inc. (“SS/L”) and granted to SS/L a usufruct right which gives SS/L the right to use, and benefit from, certain transponders until the end of the life of the Satmex 6 and Satmex 5 satellites. SS/L was not required to post a bond related to the usufruct arrangement.

In the event that Satmex or a new shareholder decides not to continue with the usufruct arrangement, SS/L has the right to receive the higher of a percentage of the net sale value of Satmex 6 and Satmex 5 or an amount equal to the market value related to the transponders granted under the usufruct arrangement.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

g. Under the orbital concessions granted by the Mexican federal government, Satmex must provide satellite capacity of approximately 362.88 MHz to the Mexican federal government in C- and Ku- bands.

h. On October 15, 1997, the Mexican government granted a property concession that relates to Satmex’s use of the land and buildings on which its satellite control centers are located and allows Satmex to base its ground station equipment within telecommunication facilities that belong to the Mexican government. Under such concession Satmex is obliged to pay an annual fee, equivalent to 7.5% of the total value of the land, which is determined by appraisal experts assigned by the Mexican federal government. For the six months ended June 30, 2011 and 2010, the fees paid were for an amount equivalent to $269 and $241, respectively.

i. On May 7, 2010, but effective as of April 1, 2010, Satmex entered into a construction contract for Satmex 8 (the “Construction Agreement”) with SS/L for the design and construction of a new, 64 transponder, C- and Ku- band satellite, which will replace Satmex 5.

The Construction Agreement provides that SS/L will have the satellite ready for shipment to the launch site prior to July 1, 2012. The Construction Agreement contemplates a fixed price for the construction of Satmex 8 and specified support services, plus additional costs depending on the launch vehicle selected and Satmex 8’s achievement of orbital performance. Payments are due from Satmex upon SS/L achieving specified milestones.

On December 23, 2010, Satmex entered into a Launch Services Agreement (the “Launch Services Agreement”) with ILS International Launch Services, Inc. (“ILS”) for the launch of Satmex 8. The Launch Services Agreement provides for the launch of Satmex 8 in the third quarter of 2012. Amounts due to ILS for launch services under the agreement are payable prior to the launch date.

Satmex estimates that the total Satmex 8 program, including construction, launch and insurance, will cost approximately $331.6 million.

j. On June 20, 2008, SS/L and Satmex entered into an Authorization to Proceed (“ATP-S7”) for Satmex 7.

On October 2, 2009, Satmex, with the approval of SS/L, assigned ATP-S7 to Alterna’TV Corporation Satmex agreed to be jointly and severally liable for Alterna’TV Corporation’s obligations under ATP-S7 and unconditionally guaranteed to SS/L the due and timely performance by Alterna’TV Corporation of all the present and future undertakings and obligations to SS/L under ATP-S7.

On December 3, 2010, Alterna’TV Corporation and SS/L entered into a Second Amendment to ATP-S7, to extend the term of the ATP-S7 to December 31, 2011.

We have no obligations beyond the $2.6 million already paid to SS/L.

k. Satmex leases two floors in the building where its headquarters are located. The corresponding lease agreement establishes a mandatory period of five years and three months as of October 2008 and ending in December 2013. For the six months ended June 30, 2011 and 2010, the rental expense was $249 and $246, respectively. The minimum future payments are as follows:

Years	Amount

2011 six months	$249
2012	498
2013	498

$1,245

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

l. Future minimum revenues due from customers under non-cancelable operating lease contracts, which include penalty clauses in case of early termination, for transponder capacity on satellites in-orbit as of June 30, 2011, are as follows:

Years	Amount

2011 six months	$50,565
2012	76,602
2013	53,805
2014	13,773
2015	5,919
Thereafter	2,737

$203,401

Other Matters

m. Additional taxes payable could arise in transactions with related parties if the tax authorities, during a review, believe that the prices and amounts used by Satmex are not similar to those used with or between independent parties in comparable transactions.

n. The primary and alternate control centers used by Satmex to operate its satellites form part of a building complex that also houses equipment owned and used by the Mexican federal government’s teleport and mobile satellite services systems. Under its property concession, Satmex can only use these control centers for the operation of satellites. However, the teleport of Enlaces is also housed at the primary control center. A request for approval to use the control center for the operation of Enlaces’ teleport was filed with SCT in July 2000. In March 2009, Enlaces provided the SCT with a list of the equipment and antennas being used at the control center that are independent of Satmex’s satellite operations.

On May 14, 2010, the SCT issued an amendment to the property concession granted on October 15, 1997, according to which Satmex may, with prior authorization from the SCT, lease or give under a commodatum agreement, segments of the primary and alternate control centers to third parties, as long as such segments are used for activities related to the subject matter of the property concession. Such amendment allows Satmex, among other things, to provide control and satellite operation services to other operators, with the prior authorization of the SCT. Therefore, on May 17, 2010, Satmex filed an authorization request to lease segments of the primary and alternate control centers to Enlaces, in order for the latter to locate their teleport as discussed above. Satmex is awaiting a response from the applicable governmental authority.

o. On December 15, 2010, Satmex was notified of official communications number 2.1.8760, 2.1.8761 and 2.1.8762, dated December 10, 2010, issued by the Dirección General de Política de Telecomunicaciones y de Radiodifusión (Direction General for Telecommunications Policy and Broadcasting) of the SCT initiating procedures to impose sanctions for its alleged non-compliance with certain conditions of each of the Orbital Concessions, including evidence that the initial consideration payable for the Orbital Concessions was duly paid. On April 8, 2011, the SCT imposed a monetary fine, in an amount that is not material to Satmex, due to non-timely compliance with condition 4.2.1.2. of each of the Orbital Concessions. Satmex paid the fine on April 8, 2011 and the SCT confirmed that it was in compliance with all other conditions of each Orbital Concession. In May 2011, the SCT granted extensions of the Orbital Concessions for an additional term until 2037.

15.	Supplemental Guarantor Condensed Consolidating Financial Statements

Satmex offered up to $325,000 in aggregate principal amount of New Notes as part of its Plan of Reorganization discussed in Note 2. Satmex is planning to offer to exchange the New Notes for $325.0 million

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

of new registered 9.5% Senior Secured Notes due 2017 (the “Exchange Notes”). The Exchange Notes will be guaranteed by all of Satmex’s U.S. domiciled subsidiaries existing on the issue date (which as of the date of these financial statements includes Alterna’TV Corp. and Alterna’TV Int. (the “Guarantors”)). Future guarantor subsidiaries are contemplated in the offering. The guarantees will be full and unconditional and will be joint and several obligations of the guarantors and will be secured by first priority liens on the collateral securing the notes, subject to certain permitted liens.

Satmex’s investments in subsidiaries are accounted for under the equity method, representing acquisition cost adjusted for Satmex’s share of the subsidiary’s cumulative results of operations capital contributions and distributions and other equity changes. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions.

The following tables have been prepared in accordance with Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered in order to present the (i) unaudited condensed consolidating balance sheets as of June 30, 2011 (Successor registrant) and as of May 25, 2011 (Predecessor Registrant), (ii) unaudited condensed consolidating statements of operations and statements of cash flows for the periods from (a) May 26, 2011 to June 30, 2011 (Successor registrant) and (b) January 1, 2011 to May 25, 2011 (Predecessor Registrant) of Satmex, which is the issuer of the New Senior Secured Notes, the Guarantors (which are combined for this purpose), the Non-Guarantors, and the elimination entries necessary to consolidate the issuer with the Guarantor and Non-Guarantor subsidiaries.

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF JUNE 30, 2011

	Successor
			Non-
	Satmex	Guarantor	Guarantor		As of June 30,
	Issuer	Subsidiaries	Subsidiaries	Eliminations	2011
	(In thousands of U. S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$137,619	$927	$12,269	$—	$150,815
Accounts receivable — net	11,338	2,273	2,773	—	16,384
Due from related parties	620	3	5,129	(5,752)	—
Inventories — net of allowance for obsolescence	—	—	539	—	539
Prepaid insurance	2,450	14	286	—	2,750

Total current assets	152,027	3,217	20,996	(5,752)	170,488
Satellites and equipment — net and construction in-progress — Satmex	447,848	56	2,310	(93)	450,121
Concessions — net	41,608	—	2,957	—	44,565
Due from related parties	6,023	—	814	(6,837)	—
Intangible assets	95,984	5,296	1,684	(5,293)	97,671
Investment in subsidiaries	18,813	—	—	(18,813)	—
Guarantee deposits and other assets	815	16	24	—	855
Deferred financing cost	17,994	—	—	—	17,994

Total	$781,112	$8,585	$28,785	$(36,788)	$781,694

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$47,263	$1,272	$3,999	$—	$52,534
Due to related parties	3,760	622	1,374	(5,752)	4
Deferred revenue	2,271	—	—	—	2,271
Accrued interest	3,002	—	—	—	3,002
Income tax payable	—	—	34	—	34
Deferred income taxes	—	—	479	—	479

Total current liabilities	56,296	1,894	5,886	(5,752)	58,324
Debt obligations	325,000	—	—	—	325,000
Deferred revenue	57,540	—	—	—	57,540
Guarantee deposits and accrued expenses	2,704	33	—	—	2,737
Due to related parties	814	6,116	—	(6,930)	—
Labor obligations	—	—	943	—	943
Deferred income taxes	10,911	—	682	—	11,953

Total liabilities	453,265	8,043	7,511	(12,682)	456,137
Shareholders’ equity:
Satélites Mexicanos, S. A. de C. V. shareholders’ equity:
Common stock	332,470	478	21,200	(27,563)	326,585
(Accumulated deficit) retained earnings	(4,623)	64	74	(138)	(4,623)
Noncontrolling interest	—	—	—	3,595	3,595

Total shareholders’ equity	327,847	542	21,274	(24,106)	325,557

Total	$781,112	$8,585	$28,785	$(36,788)	$781,694

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FROM MAY 26 TO JUNE 30, 2011

	Successor
			Non-
		Guarantor	Guarantor		From May 26 to
	Satmex Issuer	Subsidiaries	Subsidiaries	Eliminations	June 30, 2011
	(In thousands of U. S. dollars)

Revenues:
Satellite services	$9,085	$—	$—	$(530)	$8,555
Broadband satellite services	—	—	1,237	—	1,237
Programming distribution services	137	861	—	(2)	996
Services companies	—	—	2,068	(2,068)	—

	9,222	861	3,305	(2,600)	10,788
Cost of satellite services	1,014	—	390	(628)	776
Cost of broadband satellite services	—	—	736	(430)	306
Cost of programming distribution services	91	607	—	(102)	596
Selling and administrative expenses	1,739	140	1,648	(1,440)	2,087
Depreciation and amortization	7,521	33	77	(33)	7,598
Restructuring expenses	3	—	—	—	3

	10,368	780	2,851	(2,633)	11,366
Operating (loss) income	(1,146)	81	454	33	(578)
Other (expenses) income:
Interest expense	(1,590)	(18)	(1)	18	(1,591)
Interest income	44	—	39	(18)	65
Foreign exchange (loss) gain — net	5	1	(63)	—	(57)
Equity in earnings of subsidiaries	99	—	—	(99)	—

(Loss) income before income tax	(2,588)	64	429	(66)	(2,161)
Income tax expense	2,035	—	355	—	2,390

Net (loss) income	(4,623)	64	74	(66)	(4,551)
Less: Net income attributable to noncontrolling interest	—	—	—	72	72

Net (loss) income attributable to Satélites Mexicanos, S. A. de C. V.	$(4,623)	$64	$74	$(138)	$(4,623)

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FROM MAY 26 TO JUNE 30, 2011

	Successor
			Non-
	Satmex	Guarantor	Guarantor		From May 26 to
	Issuer	Subsidiaries	Subsidiaries	Eliminations	June 30, 2011
	(In thousands of U. S. dollars)

Cash flows from operating activities:
Net (loss) income	$(4,623)	$64	$74	$(66)	$(4,551)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,521	33	77	(33)	7,598
Equity in earnings of subsidiaries	(99)	—	—	99	—
Deferred income taxes	2,037	—	369	—	2,406
Deferred revenue	(189)	—	—	—	(189)
Amortization of deferred financing cost	253	—	—	—	253
Changes in operating assets and liabilities: (Increase) decrease in:
Accounts receivable	3,260	245	(277)	—	3,228
Related parties — net	(3,674)	(4,111)	3,659	4,130	4
Inventories	—	—	121	—	121
Prepaid insurance	261	2	17	—	280
Guarantee deposits and other assets	90	(1)	61	—	150
Increase (decrease) in:
Accounts payable, accrued expenses and income taxes	(6,677)	(157)	(2,113)	(4,130)	(13,077)
Guarantee deposits and accrued expenses	(55)	11	—	—	(44)
Accrued interest	587	—	—	—	587

Net cash (used in) provided by operating activities	(1,308)	(3,914)	1,988	—	(3,234)

Cash flows from investing activities:
Construction in-progress Satmex 8 (including capitalized interest)	(45,357)	—	—	—	(45,357)
Acquisition of equipment — net	14	(1)	(1)	—	12

Net cash used in investing activities	(45,343)	(1)	(1)	—	(43,345)

Cash flows from financing activities:
Proceeds from issuance of common stock	90,000	—	—	—	90,000
Repayment of First Priority Old Notes	(238,237)	—	—	—	(238,237)

Net cash used in financing activities	(148,237)	—	—	—	(148,237)

Cash and cash equivalents:
Net (decrease) increase for the period	(194,888)	(3,915)	1,987	—	(196,816)
Beginning of the period	332,507	4,842	10,282	—	347,631

End of the period	$137,619	$927	$12,269	$—	$150,815

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest paid	$617	$—	$—	$—	$617

Capitalized interest	$1,374	$—	$—	$—	$1,374

Income taxes paid	$—	$—	$272	$—	$272

Non-cash investing activities:
Construction in-progress for Satmex 8 incurred not yet paid	$40,677	$—	$—	$—	$40,677

Non-cash financing activities:
Common stock issuance upon conversion of debt	$78,619	$—	$—	$—	$78,619

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF MAY 25, 2011

	Predecessor
			Non-
	Satmex	Guarantor	Guarantor		As of May 25,
	Issuer	Subsidiaries	Subsidiaries	Eliminations	2011
	(In thousands of U. S. Dollars)

ASSETS
Current assets:
Cash and cash equivalents	$332,507	$4,842	$10,282	$—	$347,631
Accounts receivable — net	14,598	2,518	2,496	—	19,612
Due from related parties	605	10	8,524	(9,139)	—
Inventories — net of allowance for obsolescence	—	—	660	—	660
Prepaid insurance	2,711	16	303	—	3,030

Total current assets	350,421	7,386	22,265	(9,139)	370,933
Satellites and equipment — net and construction in-progress — Satmex	329,982	55	2,355	(4,223)	328,169
Concessions — net	35,789	—	1,808	—	37,597
Due from related parties	6,023	—	814	(6,837)	—
Intangible assets	5,159	5,329	694	(5,326)	5,856
Investment in subsidiaries	17,149	—	—	(17,149)	—
Guarantee deposits and other assets	905	15	85	—	1,005
Deferred financing cost	18,247	—	—	—	18,247
Goodwill	32,502	—	1,327	(1,327)	32,502

Total	$796,177	$12,785	$29,348	$(44,001)	$794,309

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Short-term portion of debt obligations	$238,237	$—	$—	$—	$238,237
Accounts payable and accrued expenses	53,062	1,429	5,994	—	60,485
Due to related parties	7,419	610	1,110	(9,139)	—
Deferred revenue	2,344	—	—	—	2,344
Accrued interest	7,411	—	—	—	7,411
Income tax payable	—	—	152	—	152
Deferred income taxes	—	—	156	—	156

Total current liabilities	308,473	2,039	7,412	(9,139)	308,785
Debt obligations:
Old Debt (SPSSN)	201,893	—	—	—	201,893
New Debt	325,000	—	—	—	325,000
Deferred revenue	59,689	—	—	—	59,689
Guarantee deposits and accrued expenses	3,320	22	—	—	3,342
Due to related parties	814	10,246	—	(11,060)	—
Labor obligations	—	—	943	—	943
Deferred income taxes	7,129	—	28	—	7,157

Total liabilities	906,318	12,307	8,383	(20,199)	906,809
Shareholders’ deficit:
Satélites Mexicanos, S. A. de C. V. shareholders’ deficit:
Common stock	46,764	100	16,447	(16,547)	46,764
(Accumulated deficit) retained earnings	(156,905)	378	4,518	(10,781)	(162,790)
Noncontrolling interest	—	—	—	3,526	3,526

Total shareholders’ deficit	(110,141)	478	20,965	(23,802)	(112,500)

Total	$796,177	$12,785	$29,348	$(44,001)	$794,309

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE PERIOD OF JANUARY 1 TO MAY 25, 2011

	Predecessor
			Non-
		Guarantor	Guarantor		From January 1 to
	Satmex Issuer	Subsidiaries	Subsidiaries	Eliminations	May 25, 2011
		(In thousands of U. S. dollars)

Revenues:
Satellite services	$46,577	$—	$—	$(2,843)	$43,734
Programming distribution services	—	—	5,198	(8)	5,190
Broadband satellite services	761	4,040	—	(15)	4,786
Services companies	—	—	12,739	(12,739)	—

	47,338	4,040	17,937	(15,605)	53,710

Cost of satellite services	4,586	—	1,960	(2,145)	4,401
Cost of broadband satellite services	—	—	2,839	(2,154)	685
Cost of programming distribution services	454	2,875	—	(704)	2,625
Selling and administrative expenses	5,535	597	12,186	(10,602)	7,716
Depreciation and amortization	16,682	165	398	(167)	17,078
Restructuring expenses	28,766	—	—	—	28,766

	56,023	3,637	17,383	(15,772)	61,271

Operating (loss) income	(8,685)	403	554	167	(7,561)
Other (expenses) income:
Interest expense	(17,200)	(93)	(6)	93	(17,206)
Interest income	125	3	115	(93)	150
Foreign exchange (loss) gain — net	(12)	(3)	364	—	349
Equity in earnings of subsidiaries	1,619	—	—	(1,619)	—
(Loss) income before income tax	(24,153)	310	1,027	(1,452)	(24,268)
Income tax expense	2,317	1	(119)	—	2,199

Net (loss) income	(26,470)	309	1,146	(1,452)	(26,467)

Less: Net income attributable to noncontrolling interest	—	—	—	3	3
Net (loss) income attributable to Satélites Mexicanos, S. A. de C. V.	$(26,470)	$309	$1,146	$(1,455)	$(26,470)

SATÉLITES MEXICANOS, S.A. de C.V. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE PERIOD OF JANUARY 1 TO MAY 25, 2011

	Predecessor
			Non -		From
	Satmex	Guarantor	Guarantor		January 1 to
	Issuer	Subsidiaries	Subsidiaries	Eliminations	May 25, 2011
	(In thousands of U. S. dollars)

Cash flows from operating activities:
Net (loss) income	$(26,470)	$309	$1,146	$(1,452)	$(26,467)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,682	165	398	(167)	17,078
Equity in earnings of subsidiaries	(1,619)	—	—	1,619	—
Deferred income taxes	2,316	—	(741)	—	1,575
Deferred revenue	(977)	—	—	—	(977)
Interest accrued to principal on debt obligations	4,020	—	—	—	4,020
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(7,058)	(150)	722	—	(6,486)
Related parties — net	4,313	(35,726)	(3,524)	35,777	840
Inventories	—	—	(166)	—	(166)
Prepaid insurance	2,081	26	(226)	—	1,881
Guarantee deposits and other assets	(130)	2	(4)	—	(132)
Increase (decrease) in:
Accounts payable, accrued expenses and income taxes	44,566	(220)	2,501	(35,777)	11,070
Guarantee deposits and accrued expenses	643	22	—	—	665
Accrued interest	5,630	—	—	—	5,630

Net cash provided by (used in) operating activities	43,997	(35,572)	106	—	8,531

Cash flows from investing activities:
Construction in-progress Satmex 8 (including capitalized interest)	(42,731)	—	—	—	(42,731)
Acquisition of equipment	(512)	(55)	(67)	—	(634)

Net cash used in investing activities	(43,243)	(55)	(67)	—	(43,365)

Cash flows from financing activities:
Issuance of New Notes	325,000	—	—	—	325,000
Deferred financing costs	(18,247)	—	—	—	(18,247)

Net cash provided by financing activities	306,753	—	—	—	306,753

Cash and cash equivalents:
Net increase (decrease) for the period	307,507	(35,627)	39	—	271,919
Beginning of the period	25,000	40,469	10,243	—	75,712

End of the period	$332,507	$4,842	$10,282	$—	$347,631

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest paid	$11,811	$—	$—	$—	$11,811

Capitalized interest	$4,199	$—	$—	$—	$4,199

Income taxes paid	$—	$—	$528	$—	$528

Non-cash investing activities:
Construction in-progress Satmex 8 incurred not yet paid	$35,678	$—	$—	$—	$35,678

* * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Satélites Mexicanos, S. A. de C. V. and Subsidiaries:
Mexico City, Mexico

We have audited the accompanying consolidated balance sheets of Satélites Mexicanos, S. A. de C. V. and subsidiaries (“Satmex”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedules listed in the table of contents. These financial statements and financial statement schedules are the responsibility of Satmex’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Satmex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Satmex’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Satélites Mexicanos, S. A. de C. V. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements for the year ended December 31, 2010, have been prepared assuming that Satmex will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Satmex’s working capital deficiency, recurring net losses, shareholders’ deficit, inability to generate sufficient cash flow to meet its short-term obligations and sustain its operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Galaz, Yamazaki, Ruiz Urquiza, S. C.
Member of Deloitte Touche Tohmatsu Limited
C. P. C. Alejandro González Anaya
Mexico City, Mexico
February 22, 2011 (June 17, 2011 as to Note 21)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
	(In thousands of U.S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$75,712	$102,393
Accounts receivable — net	13,126	9,543
Due from related parties	840	464
Inventories — net of allowance for obsolescence	494	410
Prepaid insurance	4,911	5,695

Total current assets	95,083	118,505
Satellites and equipment — net	265,158	235,240
Concessions — net	38,185	39,597
Intangible assets	7,156	12,917
Guarantee deposits and other assets	873	646
Goodwill	32,502	32,502

Total	$438,957	$439,407

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Short-term portion of debt obligations	$238,237	$—
Accounts payable and accrued expenses	14,630	16,816
Deferred revenue	2,344	2,344
Accrued interest	1,781	1,641
Income tax payable	101	56
Deferred income taxes	325	146

Total current liabilities	257,418	21,003
Debt obligations	197,873	420,615
Deferred revenue	60,666	63,010
Guarantee deposits and accrued expenses	2,677	788
Labor obligations	943	735
Deferred income taxes	5,413	5,401

Total liabilities	524,990	511,552
Contingencies and commitments (Note 18)
Shareholders’ deficit:
Satélites Mexicanos, S. A. de C. V. shareholders’ deficit
Common stock:
Class I, no par value, 10,312,499 shares authorized, issued and outstanding	—	—
Class II, no par value, 36,562,500 shares authorized, issued and outstanding	—	—
Paid-in capital	46,764	46,764
Accumulated deficit	(136,320)	(121,988)

Total Satélites Mexicanos, S. A. de C. V. shareholders’ deficit	(89,556)	(75,224)
Noncontrolling interest	3,523	3,079

Total shareholders’ deficit	(86,033)	(72,145)

Total	$438,957	$439,407

See accompanying notes to these consolidated financial statements.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
	(In thousands of U.S. dollars)

Revenues (see Note 14):
Satellite services	$105,781	$102,061	$93,248
Broadband satellite services	12,910	12,384	13,335
Programming distribution services	10,071	10,594	8,136

	128,762	125,039	114,719
Cost of satellite services(1)	11,405	12,884	14,183
Cost of broadband satellite services(1)	2,821	2,249	2,186
Cost of programming distribution services(1)	5,387	5,331	4,162
Selling and administrative expenses(1)	17,040	16,893	21,223
Depreciation and amortization	43,402	47,657	59,807
Restructuring expenses	16,443	3,324	4,424
Reversal of provision for orbital incentive	—	—	(6,989)
Gain on recovery from customer	—	—	(4,610)

	96,498	88,338	94,386
Operating income	32,264	36,701	20,333
Other (expenses) income:
Interest expense	(45,789)	(43,708)	(48,498)
Interest income	345	480	1,481
Foreign exchange gain (loss) — net	71	12	(1,828)

Loss before income tax	(13,109)	(6,515)	(28,512)
Income tax expense	779	13,233	6,829

Net loss	(13,888)	(19,748)	(35,341)
Less: Net income attributable to noncontrolling interest	444	406	285

Net loss attributable to Satélites Mexicanos, S. A. de C. V.	$(14,332)	$(20,154)	$(35,626)

(1)	Exclusive of depreciation and amortization shown separately below.

See accompanying notes to these consolidated financial statements.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Common Stock				Total
	Shares		Accumulated	Noncontrolling	Shareholders’
	Issued	Amount	Deficit	Interest	Deficit
	(In thousands of U. S. dollars, except share data)

Balance, January 1, 2008	46,874,999	$46,764	$(66,208)	$2,388	$(17,056)
Net income (loss)	—	—	(35,626)	285	(35,341)

Balance, December 31, 2008	46,874,999	46,764	(101,834)	2,673	(52,397)
Net income (loss)	—	—	(20,154)	406	(19,748)

Balance, December 31, 2009	46,874,999	46,764	(121,988)	3,079	(72,145)
Net income (loss)	—	—	(14,332)	444	(13,888)

Balance, December 31, 2010	46,874,999	$46,764	$(136,320)	$3,523	$(86,033)

See accompanying notes to these consolidated financial statements.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
	(In thousands of U. S. dollars)

Cash flows from operating activities:
Net loss	$(13,888)	$(19,748)	$(35,341)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net periodic pension cost	208	274	8
Depreciation and amortization	43,402	47,657	59,807
Deferred income taxes	191	517	4,824
Deferred revenue	(2,344)	(2,344)	(2,344)
Interest accrued to principal on debt obligations (see Note 11b)	15,495	14,318	13,126
Write-off of satellite construction costs	—	1,256	—
Provision for (reversal of) allowance for doubtful accounts	172	(150)	136
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(3,755)	7,888	(9,236)
Due from related parties	(376)	(79)	194
Inventories	(84)	(223)	151
Prepaid insurance	784	(1,989)	348
Guarantee deposits and other assets	(227)	69	221
Accounts payable, accrued expenses and income tax	(597)	(2,058)	(4,537)
Guarantee deposits and accrued expenses	1,889	525	(17)
Accrued interest	140	81	209

Net cash provided by operating activities	41,010	45,994	27,549

Cash flows from investing activities:
Construction in-progress Satmex 8 (including capitalized interest)	(63,113)	—	—
Acquisition of equipment	(4,578)	(1,808)	(3,053)
Satellite construction cost	—	—	(3,465)

Net cash used in investing activities	(67,691)	(1,808)	(6,518)

Cash and cash equivalents:
Net (decrease) increase for the year	(26,681)	44,186	21,031
Beginning of year	102,393	58,207	37,176

End of year	$75,712	$102,393	$58,207

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest paid	$32,554	$28,912	$32,952

Capitalized interest	$2,582	$—	$—

Income taxes paid	$4,666	$9,008	$9,017

Non-cash investing activities:
Capital expenditures incurred not yet paid	$844	$2,391	$—

See accompanying notes to these consolidated financial statements.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008
(IN THOUSANDS OF U.S. DOLLARS)

1.	Nature of Business

Satélites Mexicanos, S. A. de C. V. and subsidiaries (collectively, “Satmex” or the “Company”) is a provider of fixed satellite services in the Americas, providing satellite transmission capacity for fixed and mobile telephone networks, internet, remote educational services, and maritime and aerial operating controls. It also markets the use of satellite transmission capacity for telecommunication transmission and broadcasting, which includes special events, sports, news and entertainment. Related to direct-to-home television service, the Company has created the programming distribution services segment to offer TV programs in Spanish for Hispanic communities living in the United States of America (“USA”). Through one of its subsidiaries, the Company also provides other broadband satellite transmission capacity services for various applications, such as internet access via satellite, telecommunication transmission and broadcasting.

In order to provide satellite transmission capacity, Satmex owns and operates three satellites, Satmex 6, Satmex 5, and Solidaridad 2, which operate in geostationary orbits at 113.0° W.L., 116.8° W.L., and 114.9° W.L., respectively. Satmex holds 108 (excluding those with respect to Solidaridad 2) 36-MHz transponder equivalents operating in the KU and C bands, mainly covering substantially the USA, Mexico, the Caribbean, and the rest of Latin American countries, excluding certain western regions of Brazil.

Solidaridad 2 has been placed in inclined orbit since March 2008, whereby it only provides L-band service to Mexican national security institutions. Thus, its ability to generate revenues as expected is limited.

2.	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Going concern — The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As of December 31, 2010, the Company’s consolidated financial statements show an accumulated deficit exceeding two-thirds of its paid-in capital. Under Mexican law, this condition permits the Company’s shareholders, creditors or other interested parties to force the Company into dissolution. In addition, as of December 31, 2010, the Company has a working capital deficit of $162,335 and incurred net losses of $13,888, $19,748 and $35,341 for the years ended December 31, 2010, 2009 and 2008, respectively. Furthermore, based on current cash levels, the Company would be unable to pay its First Priority Senior Secured Notes (“FPSSN”) due on November 30, 2011. The Company requires additional financing to service its indebtedness, fund its operations and invest in the growth of its business. However existing indentures restrict the ability to incur additional debt unless authorization from bondholders is obtained.

In an effort to address these issues, on January 13, 2011 (with retroactive effect as of December 22, 2010), the Company reached an agreement with holders (the “Supporting Holders”) of more than two-thirds of the outstanding principal amount of its Second Priority Senior Secured Notes due 2013 (“SPSSN”) regarding a comprehensive recapitalization of the Company to be effected through various transactions, including the solicitation of a prepackaged plan of reorganization to be filed in the United States Bankruptcy Court (the “Plan of Reorganization”). The recapitalization is intended to provide (i) the resources for the Company to repay its FPSSN via a new high-yield bond offering, and (ii) to timely finance the completion of Satmex 8 satellite, scheduled to be launched in 2012, via a rights offering to the Supporting Holders.

The Plan of Reorganization contemplates that the recapitalization will be financed with (i) the proceeds of an offering of up to $325,000 in aggregate principal amount of new senior secured debt financing (the “New Senior Secured Notes”) and (ii) the proceeds of a rights offering of equity securities in the indirect

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

parent of Reorganized Satmex to eligible holders of SPSSN in an aggregate amount of up to $96,250 (the “Primary Rights”). Eligible holders of SPSSN would also have the right to invest in their pro rata share of a follow-on issuance of equity securities in an aggregate amount of up to $40,000 (the “Follow-On Rights”), which may be called by Reorganized Satmex for purposes of funding the construction and launch of Satmex 7 satellite.

Under the terms of the Plan of Reorganization, it is contemplated that holders of claims against and interests in Satmex will receive the following treatment:

•	Holders of Satmex’s FPSSN due 2011 will be paid out in cash at par plus accrued interest.

•	Holders of Satmex’s SPSSN will receive their pro rata share of (i) a pool of equity interests in the indirect parent of Reorganized Satmex (the “Parent Interests”), (ii) the Primary Rights to invest in additional Parent Interests, and (iii) the Follow-On Rights, but only to the extent that holders have exercised their Primary Rights. As an alternative, such holders may elect to receive, in lieu of the Parent Interests, Primary Rights and Follow-On Rights, a cash payment of $0.38 for every dollar of SPSSN held by such electing holders, which payment will be funded by certain of the Supporting Holders.

Completion of the Plan of Reorganization will be subject to the Supporting Holders’ vote to approve the Plan of Re organization, obtain confirmation of the Plan of Reorganization by the United States Bankruptcy Court, such that it is final and not subject to appeal, and obtain certain regulatory approvals and other conditions precedent. See Note 21 with respect to recent developments regarding the Plan of Reorganization.

The Company’s ability to continue as a going concern is dependent on many events outside of Satmex’s direct control, including, among other things, ultimate approval of the Plan by the United States Bankruptcy Court, obtaining additional financing including seeking demand for the New Senior Secured Notes and obtaining Mexican governmental approvals for certain of the transactions associated with the proposed recapitalization of Satmex. The Company’s working capital deficiency, recurring net losses, shareholders’ deficit, inability to generate sufficient cash flow to meet its short-term obligations and sustain its operations, and the uncertainty of the successful execution of the Plan of Reorganization discussed above, among other factors, raise substantial doubt as to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fresh-start reporting — As a result of a reorganization process that took place during 2006, Satmex adopted fresh — start reporting as of November 30, 2006. Reorganization adjustments were made on that date in the consolidated financial information to reflect the effects of agreements in accordance with the Confirmation Order and adoption of fresh-start reporting. These adjustments reflected the relative fair values the Company’s assets and liabilities on the Effective Date. As a result of Satmex’s emergence from Chapter 11 of the USA Federal Bankruptcy Law on October 26, 2006, for financial reporting purposes a new economic entity was established as Satmex and subsidiaries; however, each of the legal entities preserves its rights and responds to its obligations individually in accordance with Mexican laws.

Consolidation of financial statements — The consolidated financial statements include the financial statements of Satélites Mexicanos, S. A. de C. V. and those of its subsidiaries. The financial statements of the subsidiaries are consolidated from their respective dates of acquisition or incorporation. All intercompany transactions and balances have been eliminated in consolidation.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activities of the entities in the consolidated group are described below:

	Ownership
Company	Percentage	Activity

Enlaces Integra, S. de R. L. de C. V. (“Enlaces”)	75.00%	Acquired on November 30, 2006. Its main activities are broadband satellite services (installation, operation, control and exploitation of public telecommunications networks in Mexico).

HPS Corporativo S. de R. L. de C. V. (“HPS”)	99.97%	Provides administrative services exclusively to Enlaces.

Alterna’TV Corporation (“Alterna’TV Corp.”)	100.00%	Incorporated on December 19, 2008, to be a vehicle to contract with a third party the procurement of the Satmex 7 satellite.

Alterna’TV International Corporation (“Alterna’TV Int.”)	100.00%	Incorporated on May 21, 2009. This entity is engaged in programming distribution services.

SMVS Administración, S. de R. L. de C. V. and SMVS Servicios Técnicos, S. de R. L. de C. V. (“Service Companies”)	99.97%	Incorporated on June 30, 2006, to provide administrative and operating services exclusively to Satmex.

Foreign currency transactions — For statutory purposes, accounting records are maintained in Mexican pesos, in the Spanish language and under Mexican Financial Reporting Standards. For US GAAP purposes, Satmex keeps separate accounting records in its functional currency, the U.S. dollar. Transactions denominated in Mexican pesos and other foreign currencies are recorded at the rate of exchange in effect at the date of the transactions. Monetary assets and liabilities denominated in Mexican pesos and other foreign currencies are converted into the Company’s functional currency at the rate of exchange in effect at the balance sheet date (Mexican pesos per one U.S. dollar as of December 31, 2010, and 2009, were Ps. 12.35 and Ps. 13.06, respectively), with the resulting effect included other income and expense within results of operations.

3.	Reorganization of 2006

a. Background

In February and March 1998, Satmex issued Fixed Rate Notes (the “FRNs”), and variable rate High Yield Bonds (the “HYBs”), respectively. The FRNs issued were $325,000, with quarterly payments through March 2004 and a final payment in June 2004. The HYBs issued were $320,000 with maturity on November 1, 2004. The contractual payment of the FRNs due in June 2004 was not made. Interest payments on the HYBs were not paid beginning August 2003 and the contractual principal payment due in November 2004 was not paid.

b. Concurso Mercantil

In an effort to restructure the FRNs and HYBs of Satmex, on June 29, 2005, Satmex voluntarily filed a petition for concurso mercantil. This proceeding was sent to the Second District Court in Mexico (the “Court”). A concurso mercantil is a Mexican reorganization proceeding based on the Ley de Concursos Mercantiles, or Law of Reorganization (the “LCM”).

On September 7, 2005, the Court declared Satmex to be in concurso mercantil under the LCM. Among other things, this order suspended the payment of any of Satmex’s debt obligations as of the date of the order, other than those obligations necessary for Satmex to continue its ordinary operations. Accordingly, as of that date the HYBs no longer accrued interest and were valued and recorded at the Mexican peso equivalent

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

translated to Investment Units (“UDI”). The unpaid FRNs were maintained in their original currency and only accrued ordinary interest in accordance with the indenture.

After the concurso mercantil declaration and as a result of the negotiations among the bondholders and Satmex, the main bondholders and the shareholders carried out a conciliation process. On March 31, 2006, the majority of the holders of the FRNs, approximately two-thirds of the holders of HYBs and Satmex’s former main shareholders, executed the “Restructuring Plan”, whose principal terms included the following matters: i) capitalizing a significant portion of the HYBs including related accrued interest; ii) emission of new bonds for $140,000 to replace the HYBs not capitalized; iii) emission of new bonds to replace the FRNs (principal and interest); iv) amending Satmex’s corporate bylaws; v) changing shareholder control of Satmex; vi) changing shareholder voting and financial rights in Satmex; and vii) changing Satmex’s management.

On May 8, 2006, the Board of Directors confirmed and approved the Restructuring Plan and the Convenio Concursal (reorganization agreement). As soon as the concurso mercantil process ended, the Board of Directors submitted a voluntary reorganization petition pursuant to chapter 11, title 11 of the USA Bankruptcy Code (“Chapter 11”). On June 23, 2006, the Secretaría de Comunicaciones y Transportes (The Ministry of Communications and Transportation or the “SCT”), as a regulator and the grantor of Satmex’s orbital concessions, filed a motion with the Court that allowed the Convenio Concursal to proceed on the terms agreed to by Satmex’s bondholders.

The Convenio Concursal was approved on July 17, 2006, in the concurso mercantil proceeding, which became final and not subject to appeal effective August 1, 2006.

c. Chapter 11

In order to complete the necessary formalities to implement the restructuring and to comply with the Board of Directors resolutions approved on May 8, 2006, Satmex filed a voluntary petition for reorganization under Chapter 11 in the Bankruptcy Court, on August 11, 2006.

The Restructuring Plan was accepted by the majority of the bondholders and the holders of each class of shares issued, in accordance with the Bankruptcy Code. The Bankruptcy Court issued an order (the “Confirmation Order”) dated October 26, 2006, which became final.

After the Confirmation Order became final and not subject to appeal effective November 21, 2006, Satmex, the bondholders and the shareholders initiated several actions to implement the agreements established in the Restructuring Plan, the Convenio Concursal and Restructuring Agreement. Such agreements were implemented on November 30, 2006 (the “Effective Date”), the date on which all the significant conditions established in the Restructuring Agreement and Convenio Concursal agreements were satisfied.

d. The main agreements for financial restructuring at the Effective Date were as follows:

First Priority Senior Secured Notes

In exchange for cancellation of the old debt, at the Effective Date the FRN holders received new bonds issued by Satmex, named First Priority Senior Secured Notes (“FPSSN”), due on November 30, 2011, with a principal amount of $238.2 million (see Note 11a).

Second Priority Senior Secured Notes

In exchange for cancellation of the old debt of $413.8 million, at the Effective Date the HYB holders received: i) new bond s issued by Satmex, named Second Priority Senior Secured Notes (“SPSSN”), due on November 30, 2013, with a principal amount of $140.0 million (see Note 11b) and ii) common stock in Satmex, in exchange for a portion of the old debt, in the amount of $273.8 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Significant Accounting Policies

A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

a. Cash and cash equivalents — This line item consists mainly of bank deposits in checking accounts and readily available daily investments of cash surpluses. Cash equivalents are composed of highly liquid investments with original maturities of three months or less. This line item is stated at nominal value plus accrued yields, which are recognized in results as they accrue.

b. Concentrations of credit risk — Financial assets, which potentially subject Satmex to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. Satmex’s cash and cash equivalents are maintained with high-credit quality financial institutions. Satmex’s customers are several companies of the private domestic sector and certain foreign companies. Management considers that its credit evaluation, approval and monitoring processes combined with negotiated billing arrangements mitigate potential credit risks with regard to its current customer base.

The main customers of the Company are as follows: for Satellite services — broadcasting: Grupo Televisa and Productora y Comercializadora de Televisión, S. A. de C. V.; for Satellite services — telecommunications: Teléfonos de México, S. A. de C. V. and Telmex Perú, S. A. (“Telmex”); and for Satellite services — data transmission and Internet: Hughes Network Systems, Inc. For Programming distribution services the Company’s main customers are Direct TV and Comcast LLC. For Broadband satellite services (Enlaces), main customers are Globalstar de México, S. de R. L. de C. V. and Grupo Wal-Mart.

For the years ended December 31, 2010, 2009 and 2008, revenues from Satellite services, Programming distribution services and Broadband satellite services were obtained from:

	2010	2009	2008
	%	%	%

Hughes Networks Systems, Inc.	17	20	23
Telmex	14	15	14
Other foreign customers	37	36	31
Other domestic customers	32	29	32

c. Inventories — Inventories consist mainly of antennas and are stated at the lower of cost or market value. Cost is determined using the average cost method.

d. Satellites and equipment — As of November 30, 2006, Satmex adopted fresh-start reporting, under which its satellites and equipment were recorded at fair values based upon the appraised values of such assets. Satmex determined the fair value of the satellites and equipment using the planned future use of each asset or group of assets and/or quoted market prices for assets where a market exists for such assets. In the determination of fair value, Satmex also considered whether an asset would be sold either individually or with other assets and the proceeds Satmex could expect to receive from such sale.

Assumptions relating to the expected future use of individual assets could affect the fair value of such assets and the depreciation expense recorded related to such assets in the future. Depreciation is provided using the straight-line method for satellites, related equipment and other owned assets over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the estimated useful life of the improvements. Below are the estimated useful lives of the satellites and equipment as of December 31, 2010 and 2009:

Design Life
in Years

Satellites in-orbit — original estimated useful life as determined by engineering analysis:
Satmex 6	15
Satmex 5	15
Solidaridad 2	14.5

Average
Years

Equipment:
Satellite equipment	3
Furniture and fixtures	10
Leasehold improvements	5
Teleport, equipment and antennas	10

Depreciation of satellites commences on the date on which the satellite is placed in orbit. Satmex 6 satellite was launched on May 27, 2006 and commenced operations in July 2006. Satmex 5 satellite was launched on December 5, 1998 and commenced operations in January 1999. Solidaridad 2 concluded its depreciation period based upon its estimated useful life during 2009.

Costs incurred in connection with the construction and successful deployment of the satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, in-orbit test insurance and construction period interest.

The Company insures its satellites to cover any possible loss, except for that mentioned in Note 18. The amounts of contracted coverage are based on satellite industry standards. When a new satellite is launched, Satmex procures insurance to cover both the launch risk and a period of in-orbit risk. The premium paid for these concepts is capitalized within the cost of the satellite. The premium paid to renew in-orbit coverage is recorded as a prepaid insurance and amortized over the related policy period.

e. Concessions — As of November 30, 2006, Satmex adopted fresh-start reporting, under which its orbital concessions were recorded at fair value and are amortized over 40 years using the straight-line method. Their remaining useful life at such date was 31 years. The concession to operate a telecommunications public network is amortized over 23 years, which was the remaining useful life at the date of grant to Satmex.

f. Valuation of satellites and long-lived assets — The carrying value of the satellites, amortizable intangible assets and other long-lived assets is reviewed for impairment wherever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the expected undiscounted future cash flows are less than the carrying value of the long-lived assets, an impairment charge is recorded based on such asset’s estimated fair value. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows from our satellites could be impacted by, among other things:

•	Changes in estimates of the useful life of the satellite.

•	Changes in estimates of our ability to operate the satellite at expected levels.

•	Changes in the manner in which the satellite is to be used.

•	The loss of one or several significant customer contracts on the satellite.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

g. Goodwill — Represents the amount by which the Company’s reorganization equity value exceeded the fair value of its net assets (exclusive of debt obligations), as of November 30, 2006, in accordance with fresh-start accounting. Goodwill was fully allocated to the Satellite services reporting unit. Satmex is required to assess goodwill for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs impairment tests in the fourth quarter of each fiscal year. Fair value of the reporting unit is estimated using a market approach, through a discounted cash flow model. The carrying value for the reporting unit is based on balances as of the end of the fourth quarter. The Company compares the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than its carrying value. Testing of goodwill for impairment requires significant subjective judgments by management. The Company completed its annual goodwill impairment test in the fourth quarter of 2010. As the carrying value of the reporting entity is negative, the fair value of the reporting unit exceeded its carrying value and thus passed Step 1 of the goodwill impairment test, indicating that goodwill was not impaired. Although the carrying value of the reporting unit is negative, this negative position has generally resulted from the significant interest expense incurred on the Company’s debt agreements. The Company has consistently for the past 3 years generated positive cash flows from operations. Additionally, as discussed in Note 2, the Company is currently seeking various restructuring transactions in an effort to raise capital via equity offerings as well as modify the terms of its existing debt and the related interest profile. The Company believes that its historical operations and its current restructuring efforts, coupled with the construction of Satmex 8 and Satmex 7 and the operations they are expected to generate provide evidence that despite the negative carrying value of the reporting unit to which goodwill is assigned, there is no impairment of its goodwill.

h. Intangible assets — Consist primarily of contract backlog, customer relationships, internally developed software and technology and landing rights, all of which were recorded in connection with the adoption of fresh-start reporting in 2006. The fair values were calculated using several approaches that encompassed the use of excess earnings, relief from royalty and the build-up methods. The excess earnings, relief from royalty and build-up approaches are variations of the income approach. The income approach, more commonly known as the discounted cash flow approach, estimates fair value based on the cash flows that an asset can be expected to generate over its useful life. Identifiable intangible assets with finite useful lives are amortized on a straight-line basis over the estimated useful lives of the assets, except for contract backlog and customer relationships, which are amortized based on the maturity of the related agreements. Intangible assets are also reviewed for impairment using the same methodology as discussed in note 4f. above.

i. Labor obligations — In accordance with Mexican Labor Law, the Company provides seniority premiums benefits to its employees under certain circumstances. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee’s most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit.

The Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause. Costs associated with these benefits are provided for based on actuarial computations using the projected unit credit method.

j. Provisions — Are recognized for current obligations that result of a past event, are probable to result in the use of economic resources and can be reasonably estimated.

k. Income taxes — Calculated as the higher of the regular Mexican income tax (“ISR”) or the Business Flat Tax (“IETU”), are recorded in the results of the year in which they are incurred. The Company, based on its financial projections, determines whether it expects to incur ISR or IETU in the future. Based on these projections, deferred income tax assets and liabilities are determined based on temporary differences between

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the financial statement carrying amounts of assets and liabilities and their respective ISR or IETU bases, measured using enacted ISR or IETU rate. The effects of changes in the statutory rates are accounted for in the period that includes the enactment date. Deferred income tax assets are also recognized for the estimated future effects of tax loss carryforwards and asset tax credit carryforwards. A valuation allowance is applied to reduce deferred income tax assets to the amount of future net benefits that are more likely than not to be realized.

Tax on assets (“IMPAC”) paid through 2007 that is expected to be recovered is recorded as an advanced payment of ISR and is presented in the consolidated balance sheets within the deferred income taxes.

l. Statutory employee profit sharing — Statutory employee profit sharing (“PTU”) is recorded in the results of the year in which it is incurred and presented within operating expenses in the accompanying consolidated statements of operations. Deferred PTU liabilities are derived from temporary differences that result from comparing the accounting and PTU values of assets and liabilities.

m. Revenue recognition — Fixed satellite service revenues are recognized as the satellite capacity is provided according to service lease agreements. Satellite transmission capacity is sold through permanent and temporary contracts, which stipulate the agreed capacity. Lease agreements are accounted for either as operating or sales-type leases.

Operating lease revenues are recognized on a straight-line basis over the lease term. Revenues for temporary services are recognized as services are performed.

Revenues from end-of-life leases for transponders are usually collected in advance. Satmex does not provide insurance and/or guarantee of any kind for the related transponders to these customers. Total revenues and related costs are accounted as sales-type leases and recognized in income when the risk and rewards of the transponders are transferred to the customer in accordance with the agreements.

The public and private network signal and value-added services (“Broadband satellite services”) are recognized when services are rendered.

The sale of antennas and installation services represent separate deliverables. The sale of antennas and installation services are recognized in the period which risk and rewards are transferred to the customers, which generally coincides with the completion of the installation of the antennas; the installation and testing of the antennas takes a few hours and occurs in the same day as delivery of the antennas. Sales and installation of antennas are subject to contractual customer acceptance provisions; consequently, the Company recognizes revenue at the date of customer’s formal acceptance of the equipment, which generally occurs on the same day as delivery and installation is completed.

For programming distribution services, on a monthly basis, Satmex estimates the number of subscribers for each purchaser of its programming. Satmex applies the contractual rate of each subscriber to calculate the monthly revenue attributable to the purchaser. Approximately 45 to 60 days after the end of each month, Satmex receives a definitive report from the purchaser and reconciles the definitive revenue with the estimated amount, issuing an invoice to the purchaser based on the definitive report. Variations between the estimated and actual revenue amounts are not material.

n. Deferred revenue — Satmex is required to provide the Mexican federal government, at no charge, approximately 362.88 MHz of its available transponder capacity for the duration of the concessions. This obligation was recognized as deferred revenue with a corresponding increase in the value of the concessions, and was adjusted to its fair value in 2006 as a result of fresh-start accounting. Deferred revenue is amortized over 40 years using the straight-line method. Annual amortization is $2,344.

o. Use of estimates — The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses reported during the periods reported. Such estimates include the allowance for doubtful accounts, the revenue recognition of programming distribution services, the valuation of long-lived assets and goodwill, the valuation allowance on deferred income tax assets, the scheduling of reversal of the temporary differences under different tax regimes, the estimated useful lives of each satellite and estimates of fair values. Although management believes the estimates and assumptions used in the preparation of these consolidated financial statements were appropriate in the circumstances, actual results could differ from those estimates and assumptions.

p. Recently adopted accounting pronouncements — In January 2010, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2010-02, Consolidation (Topic 810) — Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification. This ASU clarifies the scope of the decrease in ownership provisions in the consolidation guidance. There was no impact from the adoption of this guidance on the Company’s consolidated financial position or results of operations.

In 2010, the Company adopted ASU 2010-09, Subsequent Events (Topic 855) — Amendments to Certain Recognition and Disclosure Requirements. This ASU removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires new and revised disclosures for recurring or non-recurring fair value measurements, specifically related to significant transfers into and out of Levels 1 and 2, and for purchases, sales, issuances, and settlements in the rollforward of activity for Level 3 fair value measurements. ASU 2010-06 also clarifies existing disclosures related to the level of disaggregation and the inputs and valuation techniques used for fair value measurements. The new disclosures and clarifications of existing disclosures about fair value measurements were adopted by the Company on January 1, 2010, and did not have an impact on the accompanying consolidated financial statements. The guidance regarding disclosures about activity in Level 3 fair value measurements, will be effective for fiscal years beginning after December 15, 2010. The Company is currently evaluating the effects of adopting this guidance.

In October 2009, the FASB issued ASU No. 2009-13, — Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force, which contains new guidance on accounting for revenue arrangements with multiple deliverables. When vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The guidance in the ASU will be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted. The adoption of this guidance is not expected to have an impact on our consolidated financial statements and related disclosures.

q. Recently issued accounting pronouncements pending adoption — On December 17, 2010, the FASB issued ASU 2010-28, Intangibles — Goodwill and Other (Topic 350) — When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires that they perform Step 2 of such test if it is more likely than not that a goodwill impairment exists. In

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples in FASB Accounting Standards Codification 350-20-35-30, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the ASU is effective for impairment tests performed during entities’ fiscal years that begin after December 15, 2010. Early application will not be permitted. The Company is currently determining the effects of adopting this new standard.

5.	Cash and Cash Equivalents

As of December 31, cash and cash equivalents consist of:

	2010	2009

Cash	$3,648	$44,442
Cash equivalents(1)	72,064	57,951

	$75,712	$102,393

(1)	The Company’s cash equivalents consist mainly of treasury bills with original maturities less than 20 days.

6.	Accounts Receivable

As of December 31, accounts receivable consist of:

	2010	2009

Customers	$8,315	$8,078
Allowance for doubtful accounts	(532)	(360)

	7,783	7,718
Recoverable income taxes	3,665	125
Recoverable value-added tax and tax withholdings	1,023	1,058
Other	655	642

	$13,126	$9,543

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Satellites and Equipment

As of December 31, satellites and equipment consist of:

	2010	2009

Satellites in-orbit	$314,136	$314,136
Satellite equipment, teleport and antennas	13,518	11,986
Furniture and fixtures	6,323	5,836
Leasehold improvements	2,704	1,527

	336,681	333,485
Accumulated depreciation and amortization	(140,348)	(104,119)

	196,333	229,366
Construction in-progress for Satmex 8(1)	63,113	—
ATP advanced payment for Satmex 7 (Note 18k)	2,600	2,600
Other construction in-progress	3,112	3,274

	$265,158	$235,240

For the years ended December 31, 2010, 2009 and 2008, depreciation and amortization expense related to satellites and equipment was $36,229, $31,847 and $32,829, respectively.

Interest costs of $2,582 were capitalized during 2010 (1)

The Company originally estimated that the Satmex 8 construction will be completed by April 2012. See Note 21 for recent developments regarding Satmex 8.

8.	Concessions

As of December 31, concessions consist of:

	2010	2009

Orbital concessions	$41,700	$41,700
Public telecommunications network	2,248	2,248

	43,948	43,948
Accumulated amortization	(5,763)	(4,351)

	$38,185	$39,597

For the years ended December 31, 2010, 2009 and 2008, amortization expense related to concessions was $1,412 for each of the three years. Future annual amortization of concessions will be $1,412 per year through the end of the concession term.

a. Orbital Concessions and Facilities

In October 1997, the Mexican federal government granted to Satmex the rights to three concessions (the “Concessions”) for an initial 20-year term to operate in the orbital slots 113.0° W.L., 116.8° W.L., and 114.9° W.L. In November 2006, the SCT granted Satmex the rights to extend its orbital concession for an additional 20-year term at the end of the first 20-year period, without payment of any additional consideration to the Mexican federal government, as long certain conditions are met, as discussed below.

In order to extend the orbital concession term, Satmex must comply with all obligations established by the concession documents, solicit extension of the concession before the beginning of the fifth term of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

concession (i.e. before the last four years of the original concession term), must obtain approval from the SCT of the technical and operating characteristics of any new satellites, and must guarantee the occupation and use of the orbital slots during the concession’s original and extended terms.

In accordance with the Ley Federal de Telecomunicaciones (Federal Law of Telecommunications or “LFT”), concessionaries are required to maintain the satellite control centers within Mexican territory.

The satellites are controlled and operated through two control centers, one of them is located in the east side of Mexico City, and the other one is located in Hermosillo, Sonora. The land and related facilities of the first control center and the land of the second control center are the property of the Mexican federal government.

Use of the land and facilities where the control centers are located that are property of the Mexican federal government was granted to the Company through a concession for a 40-year term, for which the Company pays a fee, which is adjusted every five years by the Secretaría de la Función Pública (The Ministry of Public Administration) (see Note 18i).

b. Concessions for the Use and Exploitation of a Telecommunications Public Network

On January 20, 2000, the Mexican federal government granted to Enlaces a “Concession to Operate, Install, Exploit and Use a Public Telecommunications Network within Mexican Territory” at no charge, in order to provide services for private and public networks, and to provide value-added services. The concession term is for 30 years, with the possibility for an extension under certain conditions.

On November 9, 2000, Enlaces obtained from the SCT a registration of value-added services certificate, which allows it to offer internet access services, electronic data transfer and multimedia services (content delivery to kiosks and private television channels).

The terms of both concessions are subject to certain legal provisions regarding assignment or transfer of rights. According to Mexican Law, Satmex is not allowed to transfer the concessions to any foreign country or state. If the Mexican federal government expropriates them, the companies are entitled to liquidation or resignation of their rights. As of December 31, 2010, the Company has fully complied with the obligations established in the concession titles (See Note 18f).

9.	Intangible Assets

Intangible assets recognized in connection with the adoption of fresh-start reporting are as follows:

	Weighted Average
	Remaining	2010		2009
	Amortization Period		Accumulated		Accumulated
	(Years)	Gross Amount	Amortization	Gross Amount	Amortization

Contract backlog(1)	5	$67,990	$61,660	$67,990	$56,268
Customer relationships(1)	3	2,128	1,307	2,128	1,003
Internally developed software and technology(2)	—	270	270	270	209
Landing rights(1)	1	60	55	60	51

		$70,448	$63,292	$70,448	$57,531

The valuation methods used were the income approach (1) and cost approach (2).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended December 31, 2010, 2009 and 2008, amortization expense for these intangible assets was $5,761, $14,398 and $25,566, respectively. Future annual amortization expense for intangible assets is estimated to be as follows:

2011	$3,129
2012	2,204
2013	1,236
2014	451
2015	136

$7,156

10.	Accounts Payable and Accrued Expenses

As of December 31, accounts payable and accrued expenses consist of:

	2010	2009

Guarantee deposits and customer advances	$2,622	$5,349
Professional fees	3,849	1,440
Performance and sale bonuses	1,090	1,600
Taxes payable, other than income taxes	3,030	2,520
Programming provisions	1,793	2,534
Suppliers	889	2,371
Sundry creditors	1,357	1,002

	$14,630	$16,816

11.	Debt Obligations

The FPSSN and SPSSN comprise the following amounts, rates and periods, as of December 31:

	2010	2009

FPSSN at variable rate (10.50% plus the greater of the quarterly Eurodollar rate and 1.50%), due in 2011(a)	$238,237	$238,237
SPSSN at annual fixed rate of 10.125%, due in 2013(b) (aggregate interest accrued to the principal is $57,873 and $42,378 as of December 31, 2010 and 2009, respectively)	197,873	182,378

Total debt	436,110	420,615
Less: Short-term maturity	238,237	—

	$197,873	$420,615

As of December 31, 2010, the par value of Satmex bonds is $100 per title. During the last quarter of 2010, FPSSN titles were traded with an average price of $96.90 dollars per title and SPSSN titles were traded with an average price of $0.3853 dollars per title, for the same period.

a. The main characteristics for the FPSSN are as follows:

•	Maturity is on November 30, 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Interest accrues at a variable rate (10.50% plus the greater of the quarterly Eurodollar rate and one and one-half percent (1.50%)). This was increased from the previous interest rate on the FPSSN, effective on May 7, 2010, due to a covenant Waiver discussed below (see Note 18j).

•	Contain covenants that require the redemption of notes to the extent that the Company’s excess cash flow in any quarter exceeds $5,000 based on the formula established in the contract.

•	Impose limits on spending for capital expenditures. On May 7, 2010, the Company obtained a Waiver for certain indenture covenants from the holders of a majority of each of the FPSSN and SPSSN to allow Satmex to enter into a satellite construction and launch agreement for Satmex 8, giving Satmex the ability to use up to $100,000 of cash funds for the construction of Satmex 8 (see Note 18j).

•	In the event of any change in the control of Satmex, holders may redeem all or part of the debentures at 101% of the unpaid balance of principal and accrued interest.

•	In the event of debt payment noncompliance, the penalty interest rate applicable to the unpaid principal balance, until such situation is remedied, will be 2% higher than the regular interest rate applicable at that time.

•	Principal and interest are guaranteed by a first priority lien on substantially all of the assets of Satmex per article 92 and subsequent articles of the Ley de Vías Generales de Comunicación (Law of General Communications Media), and by a combination of guarantees over the shares held by Satmex in Enlaces and the Services Companies.

b. The main characteristics for the SPSSN are as follows:

•	Maturity is on November 30, 2013.

•	Quarterly interest at the annual rate of 10.125%.

•	In the first year, the interest at the annual 10.125% rate will not be paid but added to the principal amount of the SPSSN; from the second up to the fifth year, 2% of the 10.125% interest will be paid in cash, and the remaining 8.125% will continue to be added to the principal amount of the SPSSN; and beginning in the sixth year, total interest will be paid in cash until the SPSSN have been paid in full.

•	Contain covenants require the redemption of notes once the FPSSN have been fully paid, to the extent that the Company’s excess cash flow in any quarter exceeds $5,000 based on the formula established in the contract and impose limits on spending for capital expenditures.

•	In the event of a change in control of Satmex resulting from a buyer which is not included in the list of approved buyers, unless such buyer is approved by 66.66% of the SPSSN holders, the holders may redeem all or part of the unpaid balance of principal and accrued interest of the bonds, which may take place at the same time as the change of control.

•	Principal and interest are guaranteed by a second priority lien on substantially all the assets of Satmex per article 92 and subsequent articles of the Law of General Communications Media. Additionally, Satmex executed certain guarantees over the shares it holds in Enlaces and the Service Companies. Such guarantees are subject to the bankruptcy protection condition of the FPSSN.

The indentures related to the debt obligations issued by Satmex establish other affirmative and negative covenants, common for this type of transaction. As part of those covenants Satmex is committed to provide periodic information to the bondholders, through the fiduciary agents U.S. Bank National Association and Wells Fargo Bank, N. A. (First Priority Indenture Successor Trustee and Second Priority Indenture Trustee, respectively).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010, the Company has complied with all aspects of contractual agreements and is timely complying with interest payments.

12.	Labor Obligations

Net periodic cost associated with labor obligations was $208 in 2010, $274 in 2009 and $8 in 2008. Other disclosures required by US GAAP are not considered material.

13.	Shareholders’ Equity

a. The shareholding structure of Satmex consists of ordinary, nominative Class I and a Class II shares at no-par value which are fully subscribed and paid-in. The shares are divided into three series: Series A, which may only be subscribed or acquired by Mexican nationals under certain mechanisms established in the Company’s bylaws; Series B and Series N, which may be freely subscribed, including by foreign investors.

As of December 31, 2010 and 2009, the authorized, issued and outstanding common stock was as follows:

Common Stock — Shares
Fixed Capital Class I			Variable Capital Class II		Rights %
Series A	Series B	Series N	Series B	Series N	Voting	Economic

7,500,000	—	—	—	—	45.00	16.00
—	221,667	401,770	—	—	1.33	1.33
—	111,667	202,395	—	—	0.67	0.67
—	—	—	7,166,667	29,395,833	43.00	78.00
1,666,667	—	208,333	—	—	10.00	4.00

9,166,667	333,334	812,498	7,166,667	29,395,833	100.00	100.00

The LFT provides that foreign investors are not permitted to hold more than 49% of the Satmex’s common stock. However, in accordance with the Foreign Investment Law, the “neutral investment” shares (Series N) that Satmex may issue are not considered when determining the level of foreign investment participation in common stock.

In 1997, through its predecessor entity, Satmex was controlled by a Mexican government agency. In connection with the Mexican government’s privatization of satellite communications, Satmex was organized in as a variable capital corporation and was granted its Orbital Concessions. As part of this privatization, Satmex obtained authorization from the National Foreign Investment Commission to issue Series N neutral investment shares, and obtained authorization from the Comisión Federal de Competencia (the Federal Anti-Trust Board (or “CFC”) for the shareholding concentration derived from the capital increase described in b. below. Similarly, Satmex obtained authorization from the SCT to modify its common stock structure as required by the concession titles granted to occupy geostationary orbital positions.

Series A and B shares are ordinary. The Series N shares have limited voting rights and have no right to a preferred dividend since they are neutral investment shares. All shares are held in trusts whose constructive possession is held as follows: for the Mexican federal government, 20% of the economic rights and 55% of the voting rights and to Deutsche Bank Mexico S.A., 80% of the economic rights and 45% of the voting rights.

b. Through the unanimous resolutions approved during the shareholders’ meeting held on November 30, 2006, the shareholders agreed to reduce the common stock of Satmex by absorbing accumulated losses of $317.5 million. Following this reduction, the common stock of Satmex was fully assigned to minimum fixed capital as required by Mexican General Corporate Law. Additionally, through the unanimous resolutions

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approved during the shareholders’ meeting held on November 30, 2006, the shareholders agreed to increase variable capital by capitalizing the portion of the principal and interest balance of the HYBs exceeding the principal of the SPSSN ($140 million). The capitalization process involved the amount of $273.8 million and resulted in the issuance of 7,166,667 new Class II, Series B ordinary, nominative shares without par value and 29,395,833 Class II, Series N ordinary, nominative shares without par value. As of December 31, 2010 and 2009, the common stock of the Company amounted to $46.8 million.

c. Deutsche Bank Mexico, S. A., Institución de Banca Múltiple, División Fiduciaria, in its capacity as trustee, is the owner and holder of shares representing 96% of common stock with economic rights (including neutral investment shares) and 90% of the ordinary voting stock of Satmex.

d. Nacional Financiera, S. N. C., Institución de Banca de Desarrollo, Dirección Fiduciaria, in its capacity as trustee, is currently the registered owner and holder of shares representing 4% of the common stock with economic rights (including neutral investment shares) and 10% of the ordinary voting stock of Satmex.

e. Shareholders’ equity, except restated tax contributed capital and tax-retained earnings, will be subject to income tax at the rate in effect upon distribution of such equity. Any tax paid on this distribution may be credited against annual and estimated income taxes of the year in which the tax on dividends is paid and the following two fiscal years.

f. As of December 31, 2010 and 2009, the balance of the tax contributed capital account is $1,893,365 and $1,716,132, respectively, which is higher than shareholders’ deficit according to the consolidated balance sheets.

14.	Related Party Transactions and Balances

a. Related party transactions performed in the normal course of operations were as follows:

	2010	2009	2008

Revenues from:
Satellite services
Mexican federal government	$4,896	$2,633	$1,966
Satellite capacity to Mexican federal government (see Notes 4n and 18h)	2,344	2,344	2,344
Loral	287	1,089	2,018
Expenses from:
Rent of control centers — Mexican federal government	479	434	504
Capital expenditures for:
Construction Satmex 8- Loral	59,065	—	—
Construction Satmex 7- Loral	—	—	2,600

b. Related party receivable balances are as follows:

	2010	2009

Amounts receivable:
Loral	$—	$33
Mexican federal government	840	431

	$840	$464

15.	Gain on Recovery from Customer

In June 2004, Satmex filed Proof of Claim against a former customer, arising out of the former customer’s rejection of a contract. In 2008, Satmex recovered approximately $4,610 related to the claim.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Restructuring Expenses

This caption includes legal, financial and regulatory expenses and fees in connection with various attempts made by Satmex in each year to carry out a restructuring, reorganization or sale transaction and/or recapitalization of its outstanding indebtedness.

17.	Income Taxes

a. Income tax expense (benefit) was comprised as follows:

	2010	2009	2008

ISR:
Current	$58	$275	$959
Deferred	(73)	37	98
IETU:
Current	530	12,441	1,046
Deferred	264	480	4,726

	$779	$13,233	$6,829

b. The significant components of the net deferred asset (liability) are:

	2010	2009

Current assets:
Deferred revenue	$628	$628
Accrued expenses and other — net	2,413	1,670
Valuation allowance	(1,972)	(885)

Total current asset	1,069	1,413
Current liabilities:
Prepaid insurance	(1,394)	(1,559)

Net current deferred tax liability	$(325)	$(146)

Noncurrent assets:
Tax loss carryforwards	$143,613	$161,731
Concessions — net	29,665	33,311
Deferred revenue	13,540	12,124
Other — net	165	26
Valuation allowance	(144,590)	(163,587)

Total noncurrent asset	42,393	43,605
Noncurrent liabilities:
Satellites and equipment — net	(45,871)	(45,582)
Intangibles — net	(1,935)	(3,424)

Total noncurrent liabilities	(47,806)	(49,006)

Net noncurrent deferred tax liability	$(5,413)	$(5,401)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c. A reconciliation of the statutory income tax rate is as follows:

	2010	2009	2008

	%	%	%
Statutory income tax rate	30	28	28
Tax inflation effects, including statutory foreign exchanges	(14)	45	79
Nondeductible expenses	(2)	(10)	(5)
Effect of IETU tax	(4)	(191)	(20)
Change in valuation allowance	(16)	(75)	(106)

Effective income tax rate	(6)	(203)	(24)

d. Enacted tax law changes in 2010 — On December 7, 2009, Mexico enacted new tax laws that become effective January 1, 2010 (the “2010 Tax Reform”). Among other things, the new laws:

•	Provide for a temporary increase in the ISR rate.

•	Disallow crediting IETU loss credit carryforwards against ISR liabilities.

The effects of these changes did not have a material effect on the Company’s financial information.

Statutory income tax rates — Mexican companies are subject to a dual tax system comprised of ISR and IETU. Mexican entities pay the greater of the corporate flat tax or regular income tax and therefore determine their deferred income taxes based on the tax regime expected to be paid to in the future.

In 2010 and 2009, the ISR rate was 30% and 28%, respectively. As a result of the 2010 Tax Reform, the ISR rate will be 30% from 2010 to 2012, 29% for 2013 and 28% for 2014 and thereafter. Taxpayers who file tax reports and meet certain requirements may obtain a tax credit equivalent to 0.5% or 0.25% of taxable income.

The IETU rates are 17% in 2009 and 17.5% in 2010 and thereafter.

Based on its projections, the Company determined that in certain fiscal years it will pay ISR, while in others, it will pay IETU. Accordingly, the Company scheduled the reversal of the temporary differences for both ISR and IETU purposes, determined by year, and applied the respective rates to temporary differences.

e. As of December 31, 2010, Satmex has tax loss carryforwards, which are available to offset future taxable income, as follows:

Expiration Date	Amount

2012	$69,095
2013	81,099
2014	29,881
2016	223,052
2017	24,143
2018	77,802

$505,072

The amounts presented above have been adjusted for Mexican inflation as permitted by Mexican tax law. Satmex has utilized tax loss carryforwards of $53,758 and $31,056 as of December 31, 2010 and 2009 respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to uncertainties regarding Satmex’s ability to realize the full benefit from these tax loss carryforwards, Satmex has established a valuation allowance of $146,562 and $164,472 as of December 31, 2010 and 2009 respectively, against the deferred tax assets.

18.	Contingencies and Commitments

Satellite and Insurance Matters

a. In December 2010, Satmex renewed the in-orbit insurance policy for the Satmex 6, which expires on December 5, 2011, and provides coverage for $288 million. The insurance companies have the right to review the terms and conditions of the insurance policy, including the right to terminate the insurance coverage.

The insurance policy terms and conditions are in accordance with current industry standards. Any uninsured loss of Satmex 6 would have a material adverse effect on Satmex’s results of operations and financial position.

b. In December 2010, Satmex renewed the in-orbit insurance policy for the Satmex 5 satellite, which expires on December 5, 2011, and provides coverage for $90 million. The insurance companies have the right to review the terms and conditions of the insurance policy, including the right to terminate the insurance coverage.

Satmex 5 insurance policy excludes coverage for the Xenon Ion Propulsion System (“XIPS”) and any other anomaly related to this system. Because XIPS has experienced anomalies on other similar satellites, this exclusion has become a typical feature in insurance policies for satellites with the same propulsion system. It also has another exclusion related to the anomaly from the channel 1C.

Satmex 5 is operating using the chemical propellant subsystem. Due to such XIPS failure, the estimated remaining life of the satellite is 1.93 years as of December 31, 2010. Such failure does not have an impact in the service capacity of Satmex 5.

The insurance policy terms and conditions are according to current industry standards. Any uninsured loss of Satmex 5 would have a material adverse effect on Satmex’s results of operations and financial position.

c. The in-orbit insurance for Solidaridad 2 was not renewed primarily because the satellite’s useful life ended in 2009. Any uninsured loss of Solidaridad 2 would have a minor adverse effect on Satmex’s results of operations and financial position.

Legal Matters

d. Management is not aware of any pending litigation against Satmex nor are its assets subject to any legal action other than those that arise in the normal course of business. The liability for all legal actions or other claims against Satmex prior to October 15, 1997 has been retained by the Mexican Government.

e. On January 1, 2008, the IETU Law went into effect. Satmex, on the one hand, and Enlaces, the Service Companies and HPS, on the other hand, have submitted appeals against the IETU Law to minimize the Company’s tax burden.

On March 22, 2010, the appeals submitted by Enlaces, the services Companies and HPS against the IETU were denied due to the fact that the IETU Law was considered constitutional.

On June 14, 2010, through a court resolution, the appeal submitted by Satmex against the IETU Law was denied. Therefore, Satmex submitted a second appeal for review of such court resolution.

f. On December 15, 2010, Satmex was notified of official communication from the SCT, initiating a procedure to impose monetary sanctions for alleged non-compliance with certain conditions of the Orbital Concessions. The SCT requested Satmex show evidence and proof of compliance with the conditions as well

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as compliance with article 242 of the Ley Federal de Derechos (Federal Use Rights Law). Failure to show accurate evidence or proof of compliance with the foregoing conditions of the concession may result in the imposition of monetary sanctions. The monetary sanctions could be in any amount between 4,000 times the daily minimum wage in place in the Federal District of Mexico at the time the alleged non-compliance occurred (e.g., approximately MX$225,840 in current figures) to 40,000 times the daily minimum wage in place in the Federal District of Mexico at the time the alleged non-compliance occurred (e.g., approximately MX$2,258,400 in current figures) with respect to each condition allegedly breached. On December 21, 2010, Satmex responded to the SCT providing evidence supporting compliance with the alleged defaults and requesting the rejection of the administrative procedure.

On January 18, 2011, Satmex received a second letter from the SCT requesting certified copies of all evidence presented in the previous communication. No additional information has been required.

Commitments

g. Satmex entered into a contract with Space Systems/Loral, Inc. (“SS/L”) and granted to SS/L a usufruct right which give SS/L the right to use and benefit from certain transponders until the end of the life of the Satmex 6 and Satmex 5 satellites. SS/L was not required to post a bond related to the usufruct arrangement.

In the event that Satmex or a new shareholder decides not to continue with the usufruct arrangement, SSL has the right to receive the higher of a percentage of the net sale value of Satmex 5 and Satmex 6 or an amount equal to the market value related to the transponders granted under the usufruct arrangement.

h. The orbital concessions granted by the Mexican federal government establish that Satmex should assign, during the extension of the orbital concessions, satellite capacity to the Mexican federal government in band C and band Ku. The capacity assigned amounts to approximately 362.88 MHz.

i. Under its property concession, Satmex pays rights of use for the facilities where its control centers are located, which are property of the Mexican federal government. Accordingly, it is required to pay during the term of the concession, an equivalent of 7.5% of the value of the facilities determined by experts assigned by the Mexican federal government and updated periodically. In 2010, 2009 and 2008, the fees paid for the use of these control centers were $479, $434 and $504, respectively.

j. On April 1, 2010, SS/L and Satmex entered into an Authorization to Proceed (“ATP-S8”) by means of which Satmex wished to procure and SS/L wished to provide the Satmex 8 satellite. The ATP-S8 terminated upon the execution of the Construction Agreement (as such term is defined herein below).

On May 7, 2010, but effective as of April 1, 2010, Satmex entered into a construction contract (the “Construction Agreement”) with SS/L for the design and construction of a new, 64 transponder, C- and Ku- band satellite, Satmex 8, to replace Satmex’s exiting Satmex 5 satellite.

The Construction Agreement provides that SS/L will have the satellite ready for shipment to the launch site prior to July 1, 2012 (See Note 21 for recent developments regarding Satmex 8). The Construction Agreement contemplates a fixed price for the construction of Satmex 8 and specified support services, plus additional costs depending on the launch vehicle selected and Satmex 8’s achievement of orbital performance. Payments are due from Satmex upon SS/L achieving specified milestones.

On December 23, 2010, Satmex entered into a Launch Services Agreement (the “Launch Services Agreement”) with ILS International Launch Services, Inc. (“ILS”) for the launch of its Satmex 8 satellite. The Launch Services Agreement with ILS provides for a launch in the third quarter of 2012. Amounts due to ILS for launch services under the agreement are payable in installments on specified dates over the 19 month period following to the execution date of the agreement.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The payments to be made under the Construction Agreement and the Launch Services Agreement may be deemed to exceed the level of capital expenditures that Satmex may make or commit to make under the indentures governing its FPSSN and SPSSN. Satmex, therefore, obtained a Waiver for certain indenture covenants from the holders of a majority of each of the FPSSN and SPSSN to allow Satmex to enter into those agreements, giving Satmex the ability to use up to $100,000 of cash funds for the construction of Satmex 8 (the “Waiver”). In connection with the Waiver, Satmex agreed to an increase in the interest rate payable on the FPSSN to 10.50% plus the greater of the quarterly Eurodollar rate and one and one-half percent (1.50%). The increase in the interest rate was effective on May 7, 2010.

Satmex estimates that the total Satmex 8 program, including construction, launch and insurance, will cost approximately $350 million (See Note 21 for recent developments regarding Satmex 8). Therefore, Satmex will require further waivers from the holders of its FPSSN and SPSSN or alternative financing arrangements in order to make the contemplated payments under the Construction Agreement and the Launch Services Agreement in excess of the amounts permitted under the Waiver.

k. On June 20, 2008, SS/L and Satmex entered into an Authorization to Proceed (“ATP-S7”), by means of which Satmex wished to procure and SS/L wished to provide the Satmex 7 satellite. Initially, the termination date of the ATP-S7 was the earlier to occur of: (i) execution and delivery by the parties of the contract; (ii) December 20, 2009.

On October 2, 2009, Satmex assigned the ATP-S7 to Alterna’TV Corp. SS/L authorized and approved such assignment. Satmex agreed to be jointly and severally liable for Alterna’TV Corp.’s obligations under the ATP-S7 and unconditionally guaranteed to SS/L for due and timely performance by Alterna’TV Corp. of all the present and future undertakings and obligations to SS/L under the ATP-S7.

On December 3, 2010, Alterna’TV Corp. and SS/L, entered into the Second Amendment to the ATP-S7, by means of which, the term of the ATP-S7 was extended to December 31, 2011.

l. Satmex leases two floors in the building where its headquarters are located. The corresponding lease agreement establishes a mandatory period of five years and three months beginning October 2008 and ending in December 2013. Rental expense was $554 in 2010, $541 in 2009 and $394 in 2008. The minimum future payments are as follows:

Years	Amount

2011	$497
2012	497
2013	497

$1,491

m. Future minimum revenues due from customers under non-cancelable operating lease contracts, which include a penalty clause against customers in case of early termination, for transponder capacity on satellites in-orbit as of December 31, 2010, are as follows:

Years	Amount

2011	$95,334
2012	68,400
2013	44,726
2014	9,472
2015	3,816
Thereafter	3,820

$225,568

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Matters

n. Additional taxes payable could arise in transactions with related parties if the tax authorities, during a review, believe that the prices and amounts used by Satmex are not similar to those used with or between independent parties in comparable transactions.

o. The primary and alternate control centers used by Satmex to operate its satellites form part of a building complex that also houses equipment owned and used by the Mexican federal government’s teleport and mobile satellite services systems. Under its property concession, Satmex can only use these control centers for the operation of satellites. However, the teleport of Enlaces is also housed at the primary control center. A request for approval to use the control center for the operation of Enlaces’ teleport was filed with SCT in July 2000. In March 2009, Enlaces provided the SCT with a detail of the equipment and antennas being used at the control center that are independent of Satmex’s satellite operations.

On May 14, 2010, the SCT issued an amendment to the property concession granted on October 15, 1997, according to which Satmex may, with prior authorization from the SCT, lease or give under a bailment agreement, segments of the primary and alternate control centers to third parties, as long as such segments are used for activities related to the subject matter of the property concession. Such amendment will allow the Company, among other things, to provide control and satellite operation services to other operators, with prior authorization of the SCT. Therefore, on May 17, 2010, Satmex filed an authorization request to lease segments of the primary and alternate control centers to Enlaces, in order for the latter to locate their teleport as discussed above. Satmex is still awaiting the response from the authority.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Business Segments Information

The Company identifies its reportable segments as the following three segments, based on the information used by its chief operating decision maker with respect to resource allocation and performance of the Company: Satellite services, Broadband satellite services and Programming distribution services. Satmex’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of the Company’s remaining assets, substantially all are located in Mexico.

a. The following table presents the operating income (loss) items and assets information by reportable segment:

	For the Year Ended December 31, 2010
		Broadband	Programming
	Satellite	Satellite	Distribution	Corporate
	Services	Services	Services	and Other	Total

Revenues	$112,666	$12,924	$10,158	$13,957	$149,705
Eliminations	(6,885)	(14)	(87)	(13,957)	(20,943)

Operating revenues	105,781	12,910	10,071	—	128,762

Cost and expenses	37,326	10,556	9,714	—	57,596
Eliminations	(12,712)	(5,167)	(3,064)	—	(20,943)

	24,614	5,389	6,650	—	36,653

Depreciation and amortization	42,501	901	392	(392)	43,402
Restructuring expenses	16,443	—	—	—	16,443
Gain on sale of programming agreements	(5,885)	—	—	5,885	—

Operating income	28,108	6,620	3,029	(5,493)	32,264

Interest expense					(45,789)
Interest income					345
Foreign exchange gain — net					71

Loss before income tax					(13,109)
Income tax expense					779

Net loss					(13,888)
Less: Net income attributable to noncontrolling interest					444

Net loss attributable to Satélites Mexicanos, S. A. de C. V.					$(14,332)

Capital expenditures	$67,959	$576	$—	$—	$68,535

Total assets	$416,760	$17,537	$2,896	$1,764	$438,957

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2009
		Broadband	Programming
	Satellite	Satellite	Distribution	Corporate
	Services	Services	Services	and Other	Total

Revenues	$107,183	$12,396	$10,594	$13,172	$143,345
Eliminations	(5,122)	(12)	—	(13,172)	(18,306)

Operating revenues	102,061	12,384	10,594	—	125,039

Cost and expenses	38,323	9,898	7,442	—	55,663
Eliminations	(12,534)	(5,220)	(552)	—	(18,306)

	25,789	4,678	6,890	—	37,357

Depreciation and amortization	46,800	853	4	—	47,657
Restructuring expenses	3,324	—	—	—	3,324

Operating income	26,148	6,853	3,700	—	36,701

Interest expense					(43,708)
Interest income					480
Foreign exchange gain — net					12

Loss before income tax					(6,515)
Income tax expense					13,233

Net loss					(19,748)
Less: Net income attributable to noncontrolling interest					406

Net loss attributable to Satélites Mexicanos, S. A. de C. V.					$(20,154)

Capital expenditures	$3,522	$677	$—	$—	$4,199

Total assets	$418,644	$16,493	$3,340	$930	$439,407

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2008
		Broadband	Programming
	Satellite	Satellite	Distribution	Corporate
	Services	Services	Services	and Other	Total

Revenues	$98,074	$13,470	$8,136	$15,536	$135,216
Eliminations	(4,826)	(135)	—	(15,536)	(20,497)

Operating revenues	93,248	13,335	8,136	—	114,719

Cost and expenses	45,163	10,277	6,810	—	62,250
Eliminations	(14,893)	(4,826)	(777)	—	(20,496)

	30,270	5,451	6,033	—	41,754

Depreciation and amortization	59,083	722	2	—	59,807
Restructuring expenses	4,424	—	—	—	4,424
Reversal of provision for orbital incentive	(6,989)	—	—	—	(6,989)
Gain on recovery from customer	(4,610)	—	—	—	(4,610)

Operating income	11,070	7,162	2,101	—	20,333

Interest expense					(48,498)
Interest income					1,481
Foreign exchange loss — net					(1,828)

Loss before income tax					(28,512)
Income tax expense					6,829

Net loss					(35,341)
Less: Net income attributable to noncontrolling interest					285

Net loss attributable to Satélites Mexicanos, S. A. de C. V.					$(35,626)

Capital expenditures	$6,192	$326	$—	$—	$6,518

Total assets	$426,114	$16,064	$2,157	$1,159	$445,494

b. The following table presents revenues by region based on the locations of customers to which services are billed for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

United States of America	$48,379	$50,742	$50,285
Mexico	45,660	43,702	42,032
Central and South America	34,723	30,595	22,402

	$128,762	$125,039	$114,719

20.	Supplemental Guarantor Condensed Consolidating Financial Statements

Satmex is planning to offer up to $325,000 in aggregate principal amount of New Senior Secured Notes, as part of its Plan of Reorganization discussed in Note 2. The New Senior Secured Notes will be guaranteed by all of Satmex’s U.S. domiciled subsidiaries existing on the issue date (which as of the date of these financial statements includes Alterna’TV Corp. and Alterna’TV Int. (the “Guarantors”)). Future guarantor

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsidiaries are contemplated in the offering. The guarantees will be full and unconditional and will be joint and several obligations of the guarantors and will be secured by first priority liens on the collateral securing the notes, subject to certain permitted liens.

Satmex’s investments in subsidiaries are accounted for under the equity method, representing acquisition cost adjusted for Satmex’s share of the subsidiary’s cumulative results of operations, capital contributions and distributions and other equity changes. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions.

The following tables have been prepared in accordance with Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered in order to present the condensed consolidating balance sheets as of December 31, 2010 and 2009 and the condensed consolidating statements of operations and statements of cash flows for the years ended December 31, 2010, 2009 and 2008 of Satmex, which is the issuer of the New Senior Secured Notes, the Guarantors (which are combined for this purpose), the Non-Guarantors, and the elimination entries necessary to consolidate the issuer with the Guarantor and Non-Guarantor subsidiaries.

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2010

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands of U. S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$25,000	$40,469	$10,243	$—	$75,712
Accounts receivable — net	7,540	2,368	3,218	—	13,126
Due from related parties	1,526	—	3,884	(4,570)	840
Inventories — net of allowance for obsolescence	—	—	494	—	494
Prepaid insurance	4,792	42	77	—	4,911

Total current assets	38,858	42,879	17,916	(4,570)	95,083
Satellites and equipment — net	302,640	—	2,518	(40,000)	265,158
Concessions — net	36,336	—	1,849	—	38,185
Due from related parties	5,885	—	820	(6,705)	—
Intangible assets	6,335	5,493	821	(5,493)	7,156
Investment in subsidiaries	15,530	—	—	(15,530)	—
Guarantee deposits and other assets	775	17	81	—	873
Goodwill	32,502	—	1,327	(1,327)	32,502

Total	$438,861	$48,389	$25,332	$(73,625)	$438,957

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Short-term portion of debt obligations	$238,237	$—	$—	$—	$238,237
Accounts payable and accrued expenses	9,438	1,648	3,544	—	14,630
Due to related parties	3,883	40,687	—	(44,570)	—
Deferred revenue	2,344	—	—	—	2,344
Accrued interest	1,781	—	—	—	1,781
Income tax payable	—	—	101	—	101
Deferred income taxes	—	—	325	—	325

Total current liabilities	255,683	42,335	3,970	(44,570)	257,418
Debt obligations	197,873	—	—	—	197,873
Deferred revenue	60,666	—	—	—	60,666
Guarantee deposits and accrued expenses	2,677	—	—	—	2,677
Due to related parties	820	5,885	—	(6,705)	—
Labor obligations	—	—	943	—	943
Deferred income taxes	4,813	—	600	—	5,413

Total liabilities	522,532	48,220	5,513	(51,275)	524,990
Shareholders’ deficit:
Satélites Mexicanos, S. A. de C. V. shareholders’ déficit:
Paid-in capital	46,764	100	16,447	(16,547)	46,764
(Accumulated deficit) retained earnings	(130,435)	69	3,372	(9,326)	(136,320)
Noncontrolling interest	—	—	—	3,523	3,523

Total shareholders’ deficit	(83,671)	169	19,819	(22,350)	(86,033)

Total	$438,861	$48,389	$25,332	$(73,625)	$438,957

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2009

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands of U. S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$53,771	$40,088	$8,534	$—	$102,393
Accounts receivable — net	6,701	—	2,842	—	9,543
Due from related parties	467	—	3,896	(3,899)	464
Inventories — net of allowance for obsolescence	—	—	410	—	410
Prepaid insurance	5,644	—	51	—	5,695

Total current assets	66,583	40,088	15,733	(3,899)	118,505
Satellites and equipment — net	272,802	—	2,438	(40,000)	235,240
Concessions	37,650	—	1,947	—	39,597
Due from related parties	—	—	642	(642)	—
Intangible assets	11,792	—	1,125	—	12,917
Investment in subsidiaries	13,222	—	—	(13,222)	—
Guarantee deposits and other assets	570	—	76	—	646
Goodwill	32,502	—	1,327	(1,327)	32,502

Total	$435,121	$40,088	$23,288	$(59,090)	$439,407

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$14,202	$13	$2,601	$—	$16,816
Due to related parties	2,516	40,003	1,380	(43,899)	—
Deferred revenue	2,344	—	—	—	2,344
Accrued interest	1,641	—	—	—	1,641
Income tax payable	48	—	8	—	56
Deferred income taxes	—	—	146	—	146

Total current liabilities	20,751	40,016	4,135	(43,899)	21,003
Debt obligations	420,615	—	—	—	420,615
Deferred revenue	63,010	—	—	—	63,010
Accrued expenses	788	—	—	—	788
Due to related parties	642	—	—	(642)	—
Labor obligations	—	—	735	—	735
Deferred income taxes	4,539	—	862	—	5,401

Total liabilities	510,345	40,016	5,732	(44,541)	511,552
Shareholders’ deficit:
Satélites Mexicanos, S. A. de C. V. shareholders’ déficit:
Paid-in capital	46,764	100	16,447	(16,547)	46,764
(Accumulated deficit) retained earnings	(121,988)	(28)	1,109	(1,081)	(121,988)
Noncontrolling interest	—	—	—	3,079	3,079

Total shareholders’ deficit	(75,224)	72	17,556	(14,549)	(72,145)

Total	$435,121	$40,088	$23,288	$(59,090)	$439,407

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands of U. S. dollars)

Revenues:
Satellite services	$112,666	$—	$—	$(6,885)	$105,781
Broadband satellite services	—	—	12,924	(14)	12,910
Programming distribution services	1,935	8,223	—	(87)	10,071
Services companies	—	—	13,957	(13,957)	—

	114,601	8,223	26,881	(20,943)	128,762
Cost of satellite services	11,697	—	4,454	(4,746)	11,405
Cost of broadband satellite services	—	—	7,988	(5,167)	2,821
Cost of programming distribution services	1,117	6,075	—	(1,805)	5,387
Selling and administrative expenses	13,679	1,483	11,103	(9,225)	17,040
Depreciation and amortization	42,501	392	901	(392)	43,402
Restructuring expenses	16,443	—	—	—	16,443
Gain on sale of programming agreements	(5,885)	—	—	5,885	—

	79,552	7,950	24,446	(15,450)	96,498
Operating income	35,049	273	2,435	(5,493)	32,264
Other (expenses) income:
Interest expense	(45,773)	(204)	(16)	204	(45,789)
Interest income	335	25	189	(204)	345
Foreign exchange gain (loss) — net	(92)	3	160	—	71
Equity in earnings of subsidiaries	2,308	—	—	(2,308)	—

(Loss) income before income tax	(8,173)	97	2,768	(7,801)	(13,109)
Income tax expense	274	—	505	—	779

Net (loss) income	(8,447)	97	2,263	(7,801)	(13,888)
Less: Net income attributable to noncontrolling interest	—	—	—	444	444

Net (loss) income attributable to Satélites Mexicanos, S. A. de C. V.	$(8,447)	$97	$2,263	$(8,245)	$(14,332)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands of U. S. dollars)

Revenues:
Satellite services	$107,183	$—	$—	$(5,122)	$102,061
Broadband satellite services	—	—	12,396	(12)	12,384
Programming distribution services	10,594	—	—	—	10,594
Services companies	—	—	13,172	(13,172)	—

	117,777	—	25,568	(18,306)	125,039
Cost of satellite services	13,069	—	4,293	(4,478)	12,884
Cost of broadband satellite services	—	—	7,371	(5,122)	2,249
Cost of programming distribution services	5,331	—	—	—	5,331
Selling and administrative expenses	15,125	41	10,433	(8,706)	16,893
Depreciation and amortization	46,804	—	853	—	47,657
Restructuring expenses	3,324	—	—	—	3,324

	83,653	41	22,950	(18,306)	88,338
Operating (loss) income	34,124	(41)	2,618	—	36,701
Other (expenses) income:
Interest expense	(43,694)	—	(14)	—	(43,708)
Interest income	304	13	163	—	480
Foreign exchange gain (loss) — net	123	—	(111)	—	12
Equity in earnings of subsidiaries	1,236	—	—	(1,236)	—

(Loss) income before income tax	(7,907)	(28)	2,656	(1,236)	(6,515)
Income tax expense	12,247	—	986	—	13,233

Net (loss) income	(20,154)	(28)	1,670	(1,236)	(19,748)
Less: Net income attributable to noncontrolling interest	—	—	—	406	406

Net (loss) income attributable to Satélites Mexicanos, S. A. de C. V.	$(20,154)	$(28)	$1,670	$(1,642)	$(20,154)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(In thousands of U. S. dollars)

Revenues:
Satellite services	$98,074	$—	$—	$(4,826)	$93,248
Broadband satellite services	—	—	13,469	(134)	13,335
Programming distribution services	8,136	—	—	—	8,136
Services companies	—	—	15,536	(15,536)	—

	106,210	—	29,005	(20,496)	114,719
Cost of satellite services	14,569	—	5,828	(6,214)	14,183
Cost of broadband satellite services	—	—	7,012	(4,826)	2,186
Cost of programming distribution services	4,162	—	—	—	4,162
Selling and administrative expenses	18,687	—	11,992	(9,456)	21,223
Depreciation and amortization	59,086	—	721	—	59,807
Restructuring expenses	4,424	—	—	—	4,424
Reversal of provision for orbital incentive	(6,989)	—	—	—	(6,989)
Gain on recovery from customer	(4,610)	—	—	—	(4,610)

	89,329	—	25,553	(20,496)	94,386
Operating income	16,881	—	3,452	—	20,333
Other (expenses) income:
Interest expense	(48,485)	—	(13)	—	(48,498)
Interest income	1,158	—	323	—	1,481
Foreign exchange gain (loss) — net	(703)	—	(1,125)	—	(1,828)
Equity in earnings of subsidiaries	848	—	—	(848)	—

(Loss) income before income tax	(30,301)	—	2,637	(848)	(28,512)
Income tax expense	5,325	—	1,504	—	6,829

Net (loss) income	(35,626)	—	1,133	(848)	(35,341)
Less: Net income attributable to noncontrolling interest	—	—	—	285	285

Net (loss) income attributable to Satélites Mexicanos, S. A. de C. V	$(35,626)	$—	$1,133	$(1,133)	$(35,626)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2010

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net (loss) income	$(8,447)	$97	$2,263	$(7,801)	$(13,888)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net periodic pension cost	—	—	208	—	208
Depreciation and amortization	42,501	392	901	(392)	43,402
Equity in earnings of subsidiaries	(2,308)	—	—	2,308	—
Deferred income taxes	274	—	(83)	—	191
Deferred revenue	(2,344)	—	—	—	(2,344)
Interest accrued to principal on debt obligations	15,495	—	—	—	15,495
Provision for allowance for doubtful accounts	10	—	162	—	172
Changes in operating assets and liabilities: (Increase) decrease in:
Accounts receivable	(849)	(2,368)	(538)	—	(3,755)
Related parties — net	(5,399)	684	(1,546)	5,885	(376)
Inventories	—	—	(84)	—	(84)
Prepaid insurance	852	(42)	(26)	—	784
Guarantee deposits and other assets	(205)	(17)	(5)	—	(227)
Increase (decrease) in:
Accounts payable, accrued expenses and income taxes	(3,268)	1,635	1,036	—	(597)
Guarantee deposits and accrued expenses	1,889	—	—	—	1,889
Accrued interest	140	—	—	—	140

Net cash provided by operating activities	38,341	381	2,288	—	41,010

Cash flows from investing activities:
Construction in-progress Satmex 8 (including capitalized interest)	(63,113)	—	—	—	(63,113)
Acquisition of equipment	(3,999)	—	(579)	—	(4,578)

Net cash used in investing activities	(67,112)	—	(579)	—	(67,691)

Cash and cash equivalents:
Net (decrease) increase for the year	(28,771)	381	1,709	—	(26,681)
Beginning of year	53,771	40,088	8,534	—	102,393

End of year	$25,000	$40,469	$10,243	$—	$75,712

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest paid	$32,554	$—	$—	$—	$32,554

Capitalized interest	$2,582	$—	$—	$—	$2,582

Income taxes paid	$3,357	$205	$1,104	$—	$4,666

Non-cash investing activities:
Capital expenditures incurred not yet paid	$844	$—	$—	$—	$844

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2009

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net (loss) income	$(20,154)	$(28)	$1,670	$(1,236)	$(19,748)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net periodic pension cost	—	—	274	—	274
Depreciation and amortization	46,804	—	853	—	47,657
Deferred income taxes	207	—	310	—	517
Deferred revenue	(2,344)	—	—	—	(2,344)
Write-off of satellite construction costs	1,256	—	—	—	1,256
Equity in earnings of subsidiaries	(1,236)	—	—	1,236	—
Interest accrued to principal on debt obligations	14,318	—	—	—	14,318
Reversal of allowance for doubtful accounts	(32)	—	(118)	—	(150)
Changes in operating assets and liabilities:
(Increase) decrease in:			—
Accounts receivable	6,001	—	1,887	—	7,888
Related parties — net	(382)	3	300	—	(79)
Inventories	—	—	(223)	—	(223)
Prepaid insurance	(1,999)	—	10	—	(1,989)
Guarantee deposits and other assets	75	—	(6)	—	69
Increase (decrease) in:
Accounts payable, accrued expenses and income taxes	137	13	(2,208)	—	(2,058)
Guarantee deposits and accrued expenses	525	—	—	—	525
Accrued interest	81			—	81

Net cash provided by operating activities	43,257	(12)	2,749	—	45,994

Cash from investing activities:
Investment in shares of subsidiaries	(100)	—	—	100	—
Acquisition of equipment	(1,131)	—	(677)	—	(1,808)

Net cash used in investing activities	(1,231)	—	(677)	100	(1,808)

Cash from financing activities:
Issuance of common stock	—	100	—	(100)	—

Net cash flows from financing activities	—	100	—	(100)	—

Cash and cash equivalents:
Net (decrease) increase for the year	42,026	88	2,072	—	44,186
Beginning of year	11,745	40,000	6,462	—	58,207

End of year	$53,771	$40,088	$8,534	$—	$102,393

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest paid	$28,912	$—	$—	$—	28,912

Income taxes paid	$7,649	$—	$1,359	$—	$9,008

Non-cash investing activities:
Capital expenditures incurred not yet paid	$2,391	$—	$—	$—	$2,391

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008

			Non-
	Satmex	Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net (loss) income	$(35,626)	$—	$1,133	$(848)	$(35,341)
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Net periodic pension cost	—	—	8	—	8
Depreciation and amortization	59,087	—	720	—	59,807
Equity in earnings of subsidiaries	(848)	—	—	848	—
Deferred income taxes	4,332	—	492	—	4,824
Deferred revenue	(2,344)	—	—	—	(2,344)
Interest accrued to principal on debt obligations	13,126	—	—	—	13,126
Provision for allowance for doubtful accounts	49	—	87	—	136
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(7,183)	—	(2,053)	—	(9,236)
Related parties — net	(173)	40,000	367	(40,000)	194
Inventories	—	—	151	—	151
Prepaid insurance	363	—	(15)	—	348
Guarantee deposits and other assets	90	—	131	—	221
Increase (decrease) in:
Accounts payable, accrued expenses and income taxes	(4,772)	—	235	—	(4,537)
Guarantee deposits and accrued expenses	(17)				(17)
Accrued interest	209	—	—	—	209

Net cash provided by operating activities	26,293	40,000	1,256	(40,000)	27,549

Cash from investing activities:
Acquisition of equipment	(2,728)	—	(325)	—	(3,053)
Satellite construction in-progress	(43,465)	—	—	40,000	(3,465)

Net cash used in investing activities	(46,193)	—	(325)	40,000	(6,518)

Cash and cash equivalents:
Net (decrease) increase for the year	(19,900)	40,000	931	—	21,031
Beginning of year	31,645	—	5,531	—	37,176

End of year	$11,745	$40,000	$6,462	$—	$58,207

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest paid	$32,952	$—	$—	$—	$32,952

Income taxes paid	$7,782	$—	$1,235	$—	$9,017

Non-cash investing activities:
Capital expenditures incurred not yet paid	$—	$—	$—	$—	$—

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Subsequent Events

a. In an effort to address certain liquidity needs, as discussed in Note 2, subsequent to December 31, 2010, Satmex entered into a series of agreements (the “Transactions”) pursuant to which the following actions were taken:

•	The voluntary filing on April 6, 2011 by Satmex, Alterna’TV Corp and Alterna’TV Int. Corp. for protection under Chapter 11 of the Bankruptcy Code, and the confirmation (received on May 11, 2011) and consummation (which occurred on May 26, 2011) of a prepackaged plan of reorganization filed in the United States Bankruptcy Court to provide the Company resources to (i) repay the FPSSN and (ii) to finance the completion of Satmex 8 satellite through a new high-yield bond offering (see below) and a rights offering to certain holders of the SPSSN (see below)

•	The conversion of the SPSSN into direct or indirect equity interests in reorganized Satmex.

•	The offering to holders of the SPSSN of rights to purchase additional direct or indirect equity interests in reorganized Satmex, and

•	The offering and sale of $325.0 million in principal amount of 9.5% Senior Secured Notes due 2017 issued pursuant to an Indenture with Wilmington Trust FSB, as trustee, dated as of May 5, 2011

The FPSSN were repaid on May 27, 2011 and the SPSSN were converted into direct or indirect equity interests in reorganized Satmex on May 27, 2011.

b. As discussed in Notes 7 and 18, the Company previously estimated the completion and launch of Satmex 8 in April 2012 for an approximate cost of $350 million. Revised estimates schedule completion and launch of Satmex 8 by July 1, 2012 for an approximate cost of $331.6 million.

c. With respect to the claim issued by the SCT, discussed in Note 18.f, we paid the related fine on April 8, 2011 and the SCT confirmed that we were in compliance with all other conditions of the orbital concessions.

* * * * * *

SATÉLITES MEXICANOS, S. A. DE C. V. AND SUBSIDIARIES
SCHEDULES OF VALUATION AND QUALIFYING ACCOUNTS

		Additional
	Balance at	Charged			Balance at
	Beginning of	(Credited) to			Ending of
	Period	Expenses	Deductions		Period
	(In thousands of U.S. dollars)

Allowance for doubtful accounts
Year ended December 31, 2010	$360	$172	$—		$532
Year ended December 31, 2009	510	(150)	—		360
Year ended December 31, 2008	399	136	25	(1)	510
Valuation allowance on deferred income taxes
Year ended December 31, 2010	$164,472	$76	$17,986		$146,562
Year ended December 31, 2009	162,009	2,463	—		164,472
Year ended December 31, 2008	207,974	(45,965)	—		162,009

(1)	Write-offs of uncollectible accounts.

* * * * * *

Offer to Exchange
Up to $325,000,000 Aggregate Principal Amount of
9.50% Senior Secured Notes due 2017
For a Like Principal Amount of
New 9.50% Senior Secured Notes due 2017
of
SATÉLITES MEXICANOS, S.A. de C.V.

September 28, 2011